      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996

                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                  ACE LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    CAYMAN ISLANDS                    6331                           NOT
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL           APPLICABLE
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)              (I.R.S.
   INCORPORATION OR                                               EMPLOYER
     ORGANIZATION)                                             IDENTIFICATION
                                                                    NO.)

           THE ACE BUILDING                     CT CORPORATION SYSTEM
         30 WOODBOURNE AVENUE                       1633 BROADWAY
        HAMILTON, HM 08 BERMUDA                NEW YORK, NEW YORK 10019
            (441) 295-5200                          (212) 664-1666
   (ADDRESS, INCLUDING ZIP CODE, AND   (NAME, ADDRESS, INCLUDING ZIP CODE, AND
               TELEPHONE                              TELEPHONE
    NUMBER, INCLUDING AREA CODE, OF     NUMBER, INCLUDING AREA CODE, OF AGENT
             REGISTRANT'S                            FOR SERVICE)
    PRINCIPAL EXECUTIVE OFFICES)
                                   COPIES TO:
            EDWARD S. BEST                         NANCY H. CORBETT
         MAYER, BROWN & PLATT                MORGAN, LEWIS & BOCKIUS LLP
       190 SOUTH LASALLE STREET                    101 PARK AVENUE
        CHICAGO, ILLINOIS 60603             NEW YORK, NEW YORK 10178-0060
            (312) 782-0600                          (212) 309-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Amalgamation of TRCL Acquisition Limited, a wholly-owned subsidiary of ACE Limited, with Tempest Reinsurance Company Limited (as described in the Joint Proxy Statement/Prospectus) have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                AGGREGATE OFFERING         AMOUNT OF
          SECURITIES TO BE REGISTERED                  PRICE (1)         REGISTRATION FEE (2)
- ---------------------------------------------------------------------------------------------
Ordinary Shares.................................      $600,000,000             $206,897

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee calculated in accordance with Rule 457(0) under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(b) under the Securities Act, $120,000 of the registration fee was paid on April 4, 1996 in connection with the filing of preliminary joint proxy materials.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                                                    HEADING OR LOCATION IN JOINT PROXY
      FORM S-4 ITEM NUMBER AND CAPTIONS                    STATEMENT/PROSPECTUS
      ---------------------------------             ----------------------------------
 1.Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus..  Facing Page; Cross Reference Sheet; Outside
                                                Front Cover Page of Joint Proxy
                                                Statement/Prospectus
 2.Inside Front and Outside Back Cover Pages
     of Prospectus...........................  Available Information; Incorporation of
                                                Certain Documents By Reference; Inside
                                                Front and Outside Back Cover Pages of
                                                Joint Proxy Statement/Prospectus
 3.Risk Factors; Ratio of Earnings to Fixed
     Charges and Other Information...........  Summary
 4.Terms of the Transaction..................  Summary; The Special Meetings; The
                                                Amalgamation and Related Transactions; The
                                                Amalgamation Agreement; Comparison of
                                                Rights of Holders of ACE Ordinary Shares
                                                and Holders of Tempest Common Shares
 5.Pro Forma Financial Information...........  Summary; Unaudited Pro Forma Condensed
                                                Combined Financial Statements
 6.Material Contacts with the Company Being
     Acquired................................  The Amalgamation and Related Transactions
 7.Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters......................  *
 8.Interests of Named Experts and Counsel....  Experts; Legal Matters
 9.Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................  *
10.Information with Respect to S-3             Summary; Available Information;
     Registrants.............................   Incorporation of Certain Documents By
                                                Reference; Information Concerning ACE;
                                                Information Concerning Tempest; Beneficial
                                                Ownership of Tempest Common Shares;
                                                Selected Historical Financial Information
                                                of Tempest; Management's Discussion and
                                                Analysis of Results of Operations and
                                                Financial Condition of Tempest
11.Incorporation of Certain Information by     Incorporation of Certain Documents By
     Reference...............................   Reference
12.Information with Respect to S-2 or S-3
     Registrants.............................  *
13.Incorporation of Certain Information by
     Reference...............................  *
14.Information with Respect to Registrants
     Other Than S-2 or S-3 Registrants.......  *
15.Information with Respect to S-3 Companies.  *
16.Information with Respect to S-2 or S-3
     Companies...............................  Available Information; Incorporation of
                                                Certain Documents by Reference
17.Information with Respect to Companies
     Other Than S-2 or S-3 Companies.........  The Special Meetings

      FORM S-4 ITEM NUMBER AND CAPTIONS             HEADING OR LOCATION IN PROSPECTUS
      ---------------------------------             ---------------------------------
18.Information if Proxies, Consents or
     Authorization are to be Solicited.......  The Amalgamation and Related Transactions;
                                                ACE Letter to Shareholders; ACE Notice of
                                                Extraordinary General Meeting
19.Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.................  *

- --------
   *Not Applicable

ACE  [LOGO]
LIMITED                                                            May 22, 1996

Dear Shareholder:

  You are cordially invited to attend an Extraordinary General Meeting of Shareholders (the "ACE Special Meeting") of ACE Limited ("ACE") to be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:30 a.m. on Wednesday, June 19, 1996. At the ACE Special Meeting you will be asked to consider and approve the issuance (the "Share Issuance") of Ordinary Shares of ACE pursuant to the terms of an Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Amalgamation Agreement"), by and among ACE, TRCL Acquisition Limited ("Acquisition Subsidiary"), a wholly owned subsidiary of ACE, and Tempest Reinsurance Company Limited, a Bermuda company ("Tempest"). Pursuant to the Amalgamation Agreement, Acquisition Subsidiary will amalgamate (the "Amalgamation") with and into Tempest, Tempest will become a wholly owned subsidiary of ACE and Tempest's shareholders will receive Ordinary Shares of ACE. Your attention is directed to the attached Joint Proxy Statement/Prospectus for more detailed information concerning these transactions.

  Tempest is one of the premier Bermuda-based property catastrophe reinsurers. ACE's Board believes that the Amalgamation will significantly enhance shareholder value by combining ACE's historically strong core businesses with Tempest's historically profitable property catastrophe business. The Amalgamation will benefit ACE by providing ACE with increased opportunities in the reinsurance market and diversifying ACE's business, customer and distribution base and risk profile. Furthermore, ACE's Board believes that the Amalgamation generally will be accretive to ACE's future earnings per share. The reasons for the Amalgamation are described in greater detail in the attached Joint Proxy Statement/Prospectus.

  ACE'S BOARD OF DIRECTORS HAS DETERMINED THAT THE AMALGAMATION AND
THE SHARE ISSUANCE ARE FAIR TO AND IN THE BEST INTERESTS OF ACE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS APPROVED THE AMALGAMATION AGREEMENT AND THE SHARE ISSUANCE AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE ACE SPECIAL MEETING.

  In reaching its decision, ACE's Board of Directors has considered, among other things, the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to ACE in connection with the Amalgamation, that the consideration to be paid by ACE to the shareholders of Tempest was fair to ACE and its shareholders from a financial point of view. A copy of such opinion is attached as an annex to the attached Joint Proxy Statement/Prospectus.

  The Notice of Extraordinary General Meeting and the Joint Proxy Statement/Prospectus describing these transactions in greater detail are attached. Whether or not you plan to attend the ACE Special Meeting, it is important that your Ordinary Shares be represented. Please give this information your careful consideration and complete, date, sign and return promptly the WHITE proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,

                                          Brian Duperreault
                                          Chairman, President and Chief
                                          Executive Officer

                            YOUR VOTE IS IMPORTANT.
       PLEASE MARK, SIGN, DATE AND RETURN THE WHITE PROXY CARD PROMPTLY,
          WHETHER OR NOT YOU PLAN TO ATTEND THE ACE SPECIAL MEETING.

ACE      [LOGO]
LIMITED

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

                                                                   May 22, 1996
                                                                 Hamilton,
                                                                 Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

  NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders (the "ACE Special Meeting") of ACE Limited ("ACE") will be held on Wednesday, June 19, 1996 at 8:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda, to consider and vote upon a proposal to approve the issuance (the "Share Issuance") of Ordinary Shares, par value $0.125 per share, of ACE pursuant to the terms of the Agreement and Plan of Amalgamation, dated as of March 14, 1996, by and among ACE, TRCL Acquisition Limited, a wholly owned subsidiary of ACE, and Tempest Reinsurance Company Limited.

  Only shareholders of record, as shown by the transfer books of ACE, at the close of business on May 16, 1996 are entitled to notice of, and to vote at, the ACE Special Meeting or any adjournment or postponement thereof.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ACE SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE AMALGAMATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES.

  ACE'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman, President and Chief
                                          Executive Officer

[LOGO]TempestRe

                                                                    May 22, 1996

Dear Shareholder:

  You are cordially invited to attend a Special General Meeting of Members (the "Tempest Special Meeting") of Tempest Reinsurance Company Limited ("Tempest") to be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda on Wednesday, June 19, 1996, at 9:30 a.m., Bermuda time.

  At this important meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Amalgamation Agreement"), by and among Tempest, ACE Limited, a Cayman Islands corporation ("ACE"), and TRCL Acquisition Limited ("Acquisition Subsidiary"), a wholly owned subsidiary of ACE, pursuant to which Acquisition Subsidiary will amalgamate (the "Amalgamation") with and into Tempest, and Tempest will become a wholly owned subsidiary of ACE. Shareholders of Tempest will receive fully registered Ordinary Shares of ACE in exchange for their Tempest Common Shares. The "lock-up" requirement contained in the Amalgamation Agreement has been waived by ACE. Your attention is directed to the attached Joint Proxy Statement/Prospectus for more detailed information concerning the Amalgamation and transactions related thereto.

  ACE, through its subsidiaries, provides excess liability insurance, directors and officers liability insurance, satellite insurance, aviation insurance, excess property insurance, financial lines products and certain financial guarantee reinsurance. A Bermuda-based company whose shares are listed on the New York Stock Exchange, ACE provides insurance coverage to a diverse group of the world's largest enterprises. ACE also has recently acquired a controlling interest in Methuen Group Limited, the holding company for Methuen (Lloyd's Underwriting Agents) Limited, a leading Lloyd's of London managing agency, and is providing funds to support underwriting capacity on Methuen syndicates. Tempest's Board believes that the Amalgamation will provide Tempest with the diversification necessary for sustained growth beyond that achievable as a stand-alone, monoline property catastrophe reinsurance company and the prospect for participating in a dynamic financial enterprise having greater financial resources. The Tempest Board also believes that the Amalgamation will provide Tempest's shareholders with liquidity and enhanced shareholder value.

  Prior to the Amalgamation, holders of Tempest Common Shares will receive a cash dividend as described more fully in the Joint Proxy Statement/Prospectus. In addition, immediately prior and subject to the Amalgamation, all Tempest Common Shares owned by General Reinsurance Corporation ("General Re"), and all options held by General Re to acquire additional Tempest Common Shares, will be repurchased by Tempest. As a result, General Re currently intends to abstain from voting with regard to the approval of the Amalgamation Agreement. Details regarding such repurchase and the extent to which certain of General Re's subsidiaries will continue to be engaged in Tempest's operations are more fully described in the Joint Proxy Statement/Prospectus.

  Holders of Tempest Common Shares are also being asked to consider and consent to (i) the amendment of the Securityholders Agreement dated as of September 15, 1993, as amended, and (ii) the waiver of their appraisal rights (collectively, the "Tempest Transactions"), in each case as detailed in the attached Joint Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS HAS DETERMINED THAT THE AMALGAMATION AGREEMENT AND THE TEMPEST TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF TEMPEST AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS APPROVED THE AMALGAMATION AGREEMENT AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST TRANSACTIONS.

  The Notice of Special General Meeting of Members and the Joint Proxy Statement/Prospectus describing the proposed transactions in greater detail are attached. All shareholders are invited to attend the Tempest Special Meeting in person. Approval of the Amalgamation requires the affirmative vote of shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares. In addition, the amendment of the Securityholders Agreement requires the consent of shareholders holding two-thirds of the vote represented by the Tempest Common Shares. Under the Amalgamation Agreement, the waiver of appraisal rights requires the consent of holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General
Re). Because of the significance of the proposed transactions to Tempest, your participation in the Tempest Special Meeting, in person or by proxy, is especially important.

  In order that your shares may be represented at the Tempest Special Meeting, whether or not you plan to attend the Tempest Special Meeting, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING BLUE PROXY CARD BY FACSIMILE TO (441) 292-2790, ATTENTION: CORPORATE SECRETARY, to be confirmed by sending the original by air courier to: Tempest Reinsurance Company Limited, 4th Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda, Attention: Corporate Secretary. If you attend the Tempest Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Tempest Special Meeting even if you have previously returned your proxy card.

                                          Sincerely,

                                          Donald Kramer
                                          Co-Chairman

                            YOUR VOTE IS IMPORTANT.
            PLEASE MARK, SIGN, DATE AND RETURN THE BLUE PROXY CARD
                    PROMPTLY BY FACSIMILE AND AIR COURIER,
                       WHETHER OR NOT YOU PLAN TO ATTEND
                         THE TEMPEST SPECIAL MEETING.

[LOGO]TempestRe

                 NOTICE OF SPECIAL GENERAL MEETING OF MEMBERS

                                                                   May 22, 1996
                                                                 Hamilton,
                                                                 Bermuda

TO THE SHAREHOLDERS OF TEMPEST REINSURANCE COMPANY LIMITED:

  NOTICE IS HEREBY GIVEN that a Special General Meeting of Members (the "Tempest Special Meeting") of Tempest Reinsurance Company Limited ("Tempest") will be held on Wednesday, June 19, 1996 at 9:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda, to consider and vote upon a proposal to approve the terms of an Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Amalgamation Agreement"), by and among Tempest, ACE Limited and TRCL Acquisition Limited, a wholly owned subsidiary of ACE Limited.

  In connection with the Amalgamation, holders of Tempest Common Shares are also being asked to consent to (i) the amendment of the Securityholders Agreement dated as of September 15, 1993, as amended, and (ii) the waiver of their appraisal rights (collectively, the "Tempest Transactions"), in each case as detailed in the attached Joint Proxy Statement/Prospectus.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE TEMPEST SPECIAL MEETING, BY FACSIMILE TO (441) 292-2790, ATTENTION: CORPORATE SECRETARY, TO BE CONFIRMED BY SENDING THE ORIGINAL BY AIR COURIER, TO: TEMPEST REINSURANCE COMPANY LIMITED, 4TH FLOOR, PAR-LA-VILLE PLACE, 14 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA, ATTENTION:
CORPORATE SECRETARY. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE AMALGAMATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES.

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST
TRANSACTIONS.

                                          By Order of the Board of Directors,

                                          Charles G. Collis, Jr.
                                          Assistant Secretary

                   SUBJECT TO COMPLETION, DATED MAY 21, 1996

                                  ACE LIMITED
                                      AND
                      TEMPEST REINSURANCE COMPANY LIMITED

                             JOINT PROXY STATEMENT

     FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF ACE LIMITED
                          TO BE HELD ON JUNE 19, 1996

   FOR THE SPECIAL GENERAL MEETING OF MEMBERS OF TEMPEST REINSURANCE COMPANY
                                    LIMITED
                          TO BE HELD ON JUNE 19, 1996

                                ---------------

                                  ACE LIMITED
                                  PROSPECTUS

  This Joint Proxy Statement/Prospectus is being furnished to the shareholders of ACE Limited, a Cayman Islands corporation ("ACE"), and Tempest Reinsurance Company Limited, a Bermuda corporation ("Tempest"), in connection with the solicitation of proxies by the respective Boards of Directors of ACE and Tempest for use, respectively, at the extraordinary general meeting of shareholders of ACE to be held on Wednesday, June 19, 1996, at 8:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda (the "ACE Special Meeting"), and at the special general meeting of members of Tempest to be held on Wednesday, June 19, 1996, at 9:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda (the "Tempest Special Meeting" and, together with the ACE Special Meeting, the "Special Meetings").

  At the ACE Special Meeting, the holders of record of ordinary shares, par value $0.125 per share, of ACE ("ACE Ordinary Shares"), as shown by the transfer books of ACE, at the close of business on May 16, 1996 (the "ACE Record Date," and the holders of ACE Ordinary Shares on the ACE Record Date, the "ACE Shareholders"), will consider and vote upon a proposal, as more fully described herein, to approve the issuance (the "Share Issuance") of ACE Ordinary Shares pursuant to the Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Amalgamation Agreement"), by and among ACE, TRCL Acquisition Limited ("Acquisition Subsidiary"), a wholly owned subsidiary of ACE, and Tempest, which will effect the amalgamation of Acquisition Subsidiary with and into Tempest (together with the transactions contemplated thereby, and as more fully described herein, the "Amalgamation"). A copy of the Amalgamation Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

  At the Tempest Special Meeting, the holders of record of common shares, par value $10 per share, of Tempest ("Tempest Common Shares"), as shown in the register of members of Tempest, at the close of business on May 16, 1996 (the "Tempest Record Date," and the holders of Tempest Common Shares on the Tempest Record Date, the "Tempest Shareholders"), will consider and vote upon a proposal, as more fully described herein, to approve the Amalgamation Agreement and to consent to (i) the amendment of the Securityholders Agreement dated as of September 15, 1993, as amended (the "Securityholders Agreement") and (ii) the waiver of their appraisal rights (collectively, the "Tempest Transactions"), in each case as detailed herein. A copy of the Amalgamation Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

  If the Amalgamation is consummated, holders of Tempest Common Shares will receive ACE Ordinary Shares based upon the exchange ratio as determined pursuant to the Amalgamation Agreement and as described under "The Amalgamation and Related Transactions--Amalgamation Consideration." The consummation of the Amalgamation is subject, among other things, to: (i) the approval of the Share Issuance by the affirmative vote of the holders of a majority of the votes cast at the ACE Special Meeting, provided that the total votes cast represent over 50% in interest of all ACE Ordinary Shares entitled to vote at the ACE Special Meeting, and (ii) the approval of the Amalgamation Agreement by the affirmative vote of Tempest Shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares, the consent to the amendment of the Securityholders Agreement by Tempest Shareholders holding at least two-thirds of the votes represented by the Tempest Common Shares then held by the Tempest Shareholders and, under the Amalgamation Agreement, the consent to the waiver of their appraisal rights by holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Reinsurance Corporation ("General Re")).

  This Joint Proxy Statement/Prospectus also serves as a prospectus of ACE under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of ACE Ordinary Shares in the Amalgamation. ACE Ordinary Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "ACL." On May 21, 1996, the closing sale price of ACE Ordinary Shares on the
NYSE was $      per share. The Tempest Common Shares are not traded on any securities exchange or quoted on any inter-dealer quotation system.

  This Joint Proxy Statement/Prospectus is first being mailed to shareholders of ACE and Tempest on or about May 22 , 1996.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  JOINT   PROXY
      STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
       CRIMINAL OFFENSE.

                                ---------------

      The date of this Joint Proxy Statement/Prospectus is May   , 1996.

  FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NONE OF ACE, TEMPEST OR ANY OF THEIR RESPECTIVE SUBSIDIARIES ARE LICENSED AS INSURANCE COMPANIES IN NORTH CAROLINA NOR DO THEY MEET THE BASIC ADMISSION REQUIREMENTS FOR LICENSING AS INSURANCE COMPANIES IN NORTH CAROLINA.

  NO PERSON IS AUTHORIZED BY ACE OR TEMPEST TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS JOINT PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ACE OR TEMPEST SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of the Tempest Shareholders to approve the Amalgamation Agreement constitutes an offering of ACE Ordinary Shares to be issued in connection with the Amalgamation. Accordingly, ACE has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to such offering. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to such other document, each such statement being qualified in all respects by such reference.

  ACE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, ACE files proxy statements, reports and other information with the SEC. Material filed by ACE can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and in New York, Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The ACE Ordinary Shares are listed on the NYSE, 20 Broad Street, New York, New York 10005, and proxy statements, reports and other information concerning ACE can be inspected at such exchange.

  Tempest is not required to and does not file periodic reports with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC by ACE are incorporated herein by reference: (i) ACE's Annual Report on Form 10-K for the year ended September 30, 1995 (File No. 1-11778); (ii) ACE's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995 and March 31, 1996; and (iii) ACE's Current Report on Form 8-K dated March 15, 1996.

  All reports and definitive proxy or information statements filed by ACE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering of ACE Ordinary Shares to which this Joint Proxy Statement/Prospectus relates shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus incorporates by reference documents that are not presented herein or delivered herewith. There will be provided without charge to any person, to whom a Joint Proxy Statement/Prospectus is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated herein by reference (excluding exhibits, unless such exhibits are specifically incorporated therein by reference). Requests should be directed to Investor Relations, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda (telephone 441-295-5200). In order to ensure timely delivery of the documents in advance of the Special Meetings to which this Joint Proxy Statement/Prospectus relates, any such request should be made by June 5, 1996.

                               ----------------

  All information contained in this Joint Proxy Statement/Prospectus relating to ACE and Acquisition Subsidiary has been supplied by ACE, and all information relating to Tempest has been supplied by Tempest. Neither ACE nor Tempest warrants the accuracy or completeness of information relating to the other party.

  In this Joint Proxy Statement/Prospectus, amounts are expressed in United States dollars and financial statements contained or incorporated by reference herein and (unless otherwise indicated) related financial information derived therefrom have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

  References in this Joint Proxy Statement/Prospectus to "(Pounds)" are to English Pounds Sterling. For informational purposes only, U.S. dollar equivalents of such amounts have been provided based upon the noon buying rate on May 21, 1996 as announced by the Federal Reserve Bank of New York of
$    = (Pounds)1.

  References in this Joint Proxy Statement/Prospectus to "BD$" are to Bermuda dollars which are substantially equivalent in value to United States dollars.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAW

  ACE is a Cayman Islands corporation and certain of its officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of the assets of such officers and directors and ACE, at any one time, are or may be located in jurisdictions outside of the United States. Therefore, it ordinarily could be difficult for investors to effect service of process within the United States on any of the parties who reside outside of the United States or to recover against them on judgments of United States courts predicated upon civil liability under the United States federal securities laws. Notwithstanding the foregoing, ACE has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of ACE Ordinary Shares made hereby in the United States by serving CT Corporation System, 1633 Broadway, New York, New York 10019, its United States agent appointed for that purpose. ACE has been advised by Maples and Calder, its Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce (i) judgments of United States courts obtained in actions against such persons or ACE predicated upon the civil liability provisions of the United States federal securities laws and
(ii) original actions brought in the

Cayman Islands against such persons or ACE predicated solely upon United States federal securities laws. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which the Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's public policy.

                STATEMENT REGARDING FORWARD LOOKING DISCLOSURE

  Certain sections of this Joint Proxy Statement/Prospectus contain forward looking statements that involve risks and uncertainties, including those associated with the effect of U.S. and international economic conditions, interest rates, market share risk relating to underwriting criteria and changes in performance of the financial markets.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  iii
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
 LAW......................................................................  iii
STATEMENT REGARDING FORWARD LOOKING DISCLOSURE............................   iv
SUMMARY...................................................................    1
THE SPECIAL MEETINGS......................................................   17
THE AMALGAMATION AND RELATED TRANSACTIONS.................................   20
TAX CONSEQUENCES TO TEMPEST SHAREHOLDERS..................................   42
THE AMALGAMATION AGREEMENT................................................   45
INFORMATION CONCERNING ACE................................................   53
TAXATION OF ACE AND ITS SHAREHOLDERS......................................   64
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE...   71
INFORMATION CONCERNING TEMPEST............................................   77
BENEFICIAL OWNERSHIP OF TEMPEST COMMON SHARES.............................   87
SELECTED HISTORICAL FINANCIAL INFORMATION OF TEMPEST......................   89
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION OF TEMPEST...........................................   91
DESCRIPTION OF ACE CAPITAL STOCK..........................................   99
COMPARISON OF RIGHTS OF HOLDERS OF ACE ORDINARY SHARES AND HOLDERS OF
 TEMPEST COMMON SHARES....................................................  104
SHAREHOLDER PROPOSALS.....................................................  110
LEGAL MATTERS.............................................................  110
EXPERTS...................................................................  110
OTHER BUSINESS AT THE SPECIAL MEETINGS....................................  110
INDEX TO FINANCIAL STATEMENTS.............................................  F-1
ANNEX A--Agreement and Plan of Amalgamation...............................  A-1
ANNEX B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation...  B-1
ANNEX C--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated....  C-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated by reference. ACE Shareholders and Tempest Shareholders are urged to read carefully this Joint Proxy Statement/Prospectus and the attached Annexes in their entirety.

THE PARTIES

  ACE. ACE, through its principal operating subsidiaries, A.C.E. Insurance Company, Ltd. ("ACE Insurance") and Corporate Officers and Directors Assurance Ltd. ("CODA"), provides excess liability insurance, directors and officers liability insurance, satellite insurance, aviation insurance, excess property insurance, financial lines products and certain financial guarantee reinsurance. ACE provides insurance coverage to industrial, commercial and other enterprises, including more than one-half of the top 250 companies listed in the most recent Fortune 500 list of the largest industrial corporations in the United States.

  On March 27, 1996, a corporate subsidiary of ACE acquired a 51% interest in Methuen Group Limited ("Methuen"), the holding company for Methuen (Lloyd's Underwriting Agents) Limited, a leading Lloyd's of London ("Lloyd's") managing agency. ACE may acquire the remaining 49% interest in Methuen during the years 1999 and 2000 through various put and call arrangements. Methuen has six
syndicates with total underwriting capacity of (Pounds)367 million ($   ) in
1996. For the 1996 year of account, ACE has, through a newly formed corporate
subsidiary, provided funds at Lloyd's of (Pounds)12.25 million ($   )
supporting (Pounds)24.5 million ($   ) of underwriting capacity on Methuen
syndicates. ACE has agreed, subject to certain conditions, to provide funds at
Lloyd's of (Pounds)50 million ($   ) to support underwriting by Methuen
syndicates in 1997 and subsequent years. See "Information Concerning ACE-- Business--Methuen."

  ACE's executive offices are located at The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda and its telephone number is (441) 295-5200. See "Information Concerning ACE."

  Acquisition Subsidiary. Acquisition Subsidiary, a Bermuda corporation, is a wholly owned subsidiary of ACE formed solely for the purpose of effecting the Amalgamation.

  Tempest. Tempest underwrites property catastrophe reinsurance on a worldwide basis and emphasizes excess layer coverages. Tempest's property catastrophe reinsurance contracts protect insurers against the accumulation of losses from natural or man-made disasters. Tempest's business is generated through reinsurance intermediaries. Since beginning its operations in September 1993, Tempest has written a selective and geographically diverse portfolio of property catastrophe risks.

  At November 30, 1995, Tempest had 269 programs (consisting of all the layers of coverage for each reinsurance risk) in force with 224 clients. During fiscal 1995, approximately 94% of Tempest's programs were submitted for renewal. Of these, approximately 17% were declined by Tempest for underwriting reasons, such as rate reductions considered to be excessive by Tempest. Premiums written during the year ended November 30, 1995 totalled $177,580,000, of which 44.3% related to non-U.S. risks. Tempest's shareholders' equity at November 30, 1995 was $692,318,000. For the years ended November 30, 1995 and 1994, Tempest's combined ratios were 54.2% and 38.6%, respectively.

  Tempest's executive offices are located at 4th Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda and its telephone number is (441) 292-2603. See "Information Concerning Tempest."

THE SPECIAL MEETINGS AND VOTES REQUIRED

  Place, Date and Time. The ACE Special Meeting will be held on Wednesday, June 19, 1996 at 8:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda. The Tempest Special Meeting will be held on Wednesday, June 19, 1996 at 9:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

  Matters To Be Considered at the Special Meetings. At the ACE Special Meeting, ACE Shareholders will consider and vote upon a proposal to approve the Share Issuance. At the Tempest Special Meeting, Tempest Shareholders will consider and vote upon a proposal to approve the Amalgamation Agreement. In connection with the Amalgamation, Tempest Shareholders also are being asked to consent to
(i) the amendment of the Securityholders Agreement and (ii) the waiver of their appraisal rights, in each case as described herein.

  Required Vote. The approval of the Share Issuance by ACE Shareholders requires the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, at the ACE Special Meeting, provided that the total number of votes cast at the ACE Special Meeting represents over 50% in interest of all ACE Ordinary Shares entitled to vote at the ACE Special Meeting. The approval of the Amalgamation Agreement by Tempest Shareholders requires the affirmative vote of Tempest Shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares. Two or more persons present in person and representing in person or by proxy in excess of 50% of the votes represented by the issued and outstanding Tempest Common Shares are necessary to form a quorum at the Tempest Special Meeting. In addition, the amendment of the Securityholders Agreement requires the consent of Tempest Shareholders holding two-thirds of the votes represented by the Tempest Common Shares unless the rights, obligations or tax treatment of a Tempest Shareholder are materially and adversely affected by such amendment, in which case the consent of such Tempest Shareholder is also required. Under the Amalgamation Agreement, the consent to the waiver of their appraisal rights requires the consent of holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re).

  Record Date; Shares Outstanding and Entitled to Vote. May 16, 1996 has been set as the ACE Record Date. Accordingly, only holders of record of ACE Ordinary Shares at the close of business on that date will be entitled to notice of and to vote at the ACE Special Meeting. At the close of business on such date, there were 46,105,108 ACE Ordinary Shares outstanding. May 16, 1996 has been set as the Tempest Record Date. Accordingly, only holders of record of Tempest Common Shares at the close of business on that date will be entitled to notice of and to vote at the Tempest Special Meeting. At the close of business on such date, there were 5,237,625 Tempest Common Shares outstanding.

  Security Ownership of Management. As of the ACE Record Date, the directors and executive officers of ACE and their affiliates had the right to vote an aggregate of 162,392 ACE Ordinary Shares, representing less than 1% of the ACE Ordinary Shares then outstanding. In addition, three of ACE's directors are also officers or otherwise affiliated with shareholders of ACE, such shareholders having the right to vote as of the ACE Record Date an aggregate of 3,245,591 ACE Ordinary Shares, representing approximately 7.03% of the ACE Ordinary Shares outstanding as of the ACE Record Date. As of the Tempest Record Date, the directors and executive officers of Tempest and their affiliates had the right to vote an aggregate of 1,595,285 Tempest Common Shares, representing approximately 21.18% of the votes entitled to vote at the Tempest Special Meeting. ACE has agreed to indemnify all current and former directors, officers and employees of Tempest, as provided in the Amalgamation Agreement. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation." General Re, which is represented by three directors on the Board of Directors of Tempest and has the right to vote 9.99% of the votes entitled to vote at the Tempest Special Meeting, currently intends to abstain from voting with respect to the approval of the Amalgamation Agreement. As a result of the repurchase of General Re's ownership interest in Tempest, Tempest's Board understands that General Re considers it inappropriate to vote with respect to the Amalgamation when it will not participate therein.

THE AMALGAMATION AND RELATED TRANSACTIONS

  General. The Amalgamation Agreement provides that, at the effective time of the Amalgamation (the "Effective Time"), Acquisition Subsidiary will be amalgamated with and into Tempest, and Tempest will thereafter operate as a wholly owned subsidiary of ACE under the name "Tempest Reinsurance Company Limited" (the "ACE Reinsurance Subsidiary"). See "The Amalgamation Agreement-- The Amalgamation" and Annex A for a copy of the Amalgamation Agreement.

  Amalgamation Consideration. At the Effective Time, each Tempest Common Share issued and outstanding immediately prior to the Effective Time, other than Tempest Common Shares held by ACE or any of its wholly owned subsidiaries, will cease to be outstanding and will be converted into the right to receive that number of ACE Ordinary Shares (the "Amalgamation Consideration") obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Tempest Common Shares issued and outstanding (excluding certain Tempest Common Shares to be cancelled in connection with the Amalgamation) immediately prior to the Effective Time. As defined in the Amalgamation Agreement, the "Premium Amount" means an amount equal to 120% of the Net Assets (as defined herein) of Tempest immediately prior to the Effective Time; provided, however, that if the Net Assets of Tempest should exceed $500 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million and (ii) the dollar amount by which the Net Assets exceed $500 million. As defined in the Amalgamation Agreement, the "Average Closing Price" shall be an amount equal to the average per share closing price of the ACE Ordinary Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days (such third day being herein called the "Determination Date") prior to the date of the ACE Special Meeting; provided, further, that if the Average Closing Price is greater than $45.00, the exchange ratio will become fixed as if the Average Closing Price were $45.00 (resulting in ACE Ordinary Shares of greater aggregate market value being distributed) and if the Average Closing Price is less than $33.00, the exchange ratio will become fixed as if the Average Closing Price were $33.00 (resulting in ACE Ordinary Shares of lesser aggregate market value being distributed). The Average Closing Price will be determined on the third NYSE trading day prior to the ACE Special Meeting and will be publicly announced by ACE as soon as practicable after its determination. Interested parties may also contact ACE's investor relations department (441-295-5200) for the Average Closing Price beginning on the Determination Date. The maximum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $33.00 or lower) is 18,181,818 and the minimum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $45.00 or higher) is 13,333,333. The Amalgamation Agreement may be terminated at any time after the Determination Date and prior to the Effective Time by either party if the Average Closing Price shall be greater than $49.00 or less than $31.00. See "The Amalgamation and Related Transactions--Termination--Termination of the Amalgamation."

  For illustrative purposes only, if the Amalgamation had been consummated on March 31, 1996, the Average Closing Price would have been $44.475 and Tempest Shareholders would have been entitled to receive 3.2470 ACE Ordinary Shares for each Tempest Common Share held by them. Based on unaudited financial statements of Tempest as of March 31, 1996, the Dividend (as defined herein) would have been $9.66 per Tempest Common Share. There can be no assurance that, at the Effective Time, the number of ACE Ordinary Shares and Dividend amount which each Tempest Shareholder will be entitled to receive will not be less than the number of shares and amount disclosed above.

  Each holder of Tempest Common Shares who would otherwise have been entitled to receive a fraction of an ACE Ordinary Share will receive cash in lieu thereof. See "The Amalgamation and Related Transactions-- Amalgamation Consideration." In addition, the Amalgamation Agreement provides that each outstanding Tempest stock option will be canceled and replaced with an option to acquire ACE Ordinary Shares, in accordance with the applicable exchange ratio. See "The Amalgamation and Related Transactions--Tempest Options."

  The Exchange Agent (as defined herein) will send transmittal forms to each holder of Tempest Common Shares who is a holder of record of Tempest Common Shares at the Effective Time. Such transmittal forms will contain instructions with respect to the surrender of certificates representing Tempest Common Shares to be exchanged for ACE Ordinary Shares and cash in lieu of fractional shares. See "The Amalgamation and Related Transactions-- Conversion of Tempest Common Shares and Procedures for Exchange of Certificates" and "The Amalgamation and Related Transactions--Replacement of Options--Procedures for Exchange of Certificates and Tempest Options."

  Recommendation of the ACE Board of Directors. The ACE Board of Directors has determined that the Amalgamation and the Share Issuance are fair to and in the best interests of ACE and its shareholders and recommends that the ACE Shareholders vote in favor of the approval of the Share Issuance. ACE's Board believes that the Amalgamation will significantly enhance shareholder value by combining ACE's historically strong core businesses with Tempest's historically profitable property catastrophe business. ACE's Board believes that the Amalgamation will afford ACE significant new opportunities to utilize ACE's capital, experience and management. ACE's Board also believes that the size and prominence of the consolidated companies will attract new and increased attention to ACE and its diverse lines of coverage, further enhancing ACE's position as a leading worldwide property and casualty insurer. In addition, ACE's Board believes that (i) the Amalgamation will provide ACE with increased opportunities in the reinsurance market, (ii) the Amalgamation will further ACE's strategy of diversifying its business, customer and distribution base,
(iii) diversifying through the acquisition of Tempest will be more cost effective and less risky than starting a property catastrophe reinsurance business, (iv) the Amalgamation will diversify ACE's overall risk profile and
(v) the Amalgamation generally will be accretive to ACE's future earnings per share. See "The Amalgamation and Related Transactions--Recommendations of the ACE Board of Directors and ACE's Reasons for the Amalgamation."

  ACE'S BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

  Opinion of Financial Advisor to ACE. On March 14, 1996 and May 22, 1996, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the investment banking firm retained by ACE, issued to the ACE Board of Directors its written opinions that, as of such dates, the Amalgamation Consideration is fair to ACE and to the holders of ACE Ordinary Shares from a financial point of view. ACE has agreed to pay DLJ a fee for its services in connection with the Amalgamation, a significant portion of which is contingent upon consummation of the Amalgamation. Because a substantial portion of its fee is contingent upon the successful completion of the Amalgamation, DLJ may potentially have a conflict of interest. The full text of DLJ's written fairness opinion, dated May 22, 1996, is attached hereto as Annex B and ACE Shareholders are urged to read such opinion in its entirety. For additional information concerning the assumptions made, procedures followed and other matters considered, including certain limitations with respect to DLJ's written fairness opinions, see "The Amalgamation and Related Transactions--Opinions of Financial Advisor to ACE."

  Recommendation of the Tempest Board of Directors. The Tempest Board of Directors has determined that the Amalgamation will provide Tempest with the diversification necessary for sustained growth beyond that achievable as a stand-alone, monoline property catastrophe reinsurance company and the prospect for participating in a dynamic financial enterprise having greater financial resources. Tempest's Board also believes that the Amalgamation will provide Tempest Shareholders with shareholder liquidity and enhanced shareholder value. The Tempest Board of Directors also determined that the Amalgamation Agreement and the Tempest Transactions are fair to and in the best interests of Tempest and its shareholders. In particular, Tempest's Board of Directors has determined that the Amalgamation Consideration to be received by the holders of Tempest Common Shares in the Amalgamation represents a fair price to Tempest Shareholders. See "The Amalgamation and Related Transactions--Recommendations of the Tempest Board of Directors and Tempest's Reasons for the Amalgamation."

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT.

  Securityholders Agreement. In connection with the Amalgamation, Tempest Shareholders are being asked to consent to the amendment of the Securityholders Agreement. Under the Amalgamation Agreement, completion of the Amalgamation is subject to the amendment and termination of the Securityholders Agreement. The proposal to amend the Securityholders Agreement is based on the Tempest Board of Directors' recognition of the inappropriateness of maintaining, following the consummation of the Amalgamation, the Securityholders Agreement, or any agreement with provisions substantially similar to those contained in the Securityholders Agreement, in light of the fact that ACE Ordinary Shares are listed on the NYSE. Although it is not clear that, under the circumstances of the Amalgamation, these amendments are required, Tempest's Board of Directors has concluded that it is advisable to resolve the question by amending the Securityholders Agreement. Accordingly, the Tempest Board of Directors proposes to amend (i) Section 17 of the Securityholders Agreement to make it inapplicable in connection with transactions in which Tempest shareholders receive shares or other securities which have been registered under the Securities Act and which are listed on a national securities exchange or NASDAQ and (ii) Section 14 of the Securityholders Agreement to provide for the termination of the Securityholders Agreement effective upon the consummation of the Amalgamation. See "The Amalgamation and Related Transactions--The Tempest Transactions--Securityholders Agreement."

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS CONSENT TO THE AMENDMENT OF THE SECURITYHOLDERS AGREEMENT.

  Appraisal Rights. The Bermuda Companies Act 1981 provides that any Tempest Shareholder who does not vote in favor of the Amalgamation and who is not satisfied that he has been offered fair value for his Tempest Common Shares may within one month of the giving of the notice of the Tempest Special Meeting apply to have his shares appraised and to receive for his Tempest Common Shares the appraised fair value. The failure to vote against the Amalgamation does not constitute a waiver of the shareholder's appraisal rights. Under the Amalgamation Agreement, completion of the Amalgamation is subject to the holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re) waiving their appraisal and related rights. ACE may waive this closing condition in its sole discretion. See "The Amalgamation and Related Transactions--The Tempest Transactions--Appraisal Rights." The Tempest Board of Directors has determined that the Amalgamation Consideration represents a fair price to Tempest Shareholders. See "The Amalgamation and Related Transactions--Amalgamation Consideration." Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has provided an opinion that the Amalgamation Consideration is fair from a financial point of view to Tempest Shareholders that will be receiving such consideration. See "The Amalgamation and Related Transactions--Opinions of Financial Advisor to Tempest."

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS CONSENT TO THE WAIVER OF THEIR APPRAISAL RIGHTS.

  Opinions of Financial Advisor to Tempest. On March 12, 1996, Merrill Lynch, the investment banking firm retained by Tempest in connection with the Amalgamation, delivered its written opinion to Tempest's Board of Directors to the effect that, as of such date, the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders pursuant to the Amalgamation Agreement was fair from a financial point of view to such Tempest Shareholders. By letter dated March 14, 1996 and addressed to the Tempest Board, Merrill Lynch confirmed that its opinion applied to the definitive Amalgamation Agreement, dated March 14, 1996. Merrill Lynch has also delivered to the Tempest Board a substantially identical opinion, dated the date of this Joint Proxy Statement/Prospectus. Tempest has agreed to pay Merrill Lynch a fee for its services in connection with the Amalgamation, a significant portion of which is contingent upon consummation of the Amalgamation. See "The Amalgamation and Related Transactions--Opinions of Financial Advisor to Tempest." Because a substantial portion of its fee is contingent upon the successful completion of the Amalgamation, Merrill Lynch may potentially have a conflict of interest. The full text of Merrill Lynch's fairness opinion dated the date of this

Joint Proxy Statement/Prospectus is attached hereto as Annex C. Tempest Shareholders are urged to read such opinions in their entirety. For additional information concerning the assumptions made, procedures followed and other matters considered, including certain limitations with respect to Merrill Lynch's written fairness opinions, see "The Amalgamation and Related Transactions--Opinions of Financial Advisor to Tempest."

  NYSE Listing. At the Effective Time, the ACE Ordinary Shares to be issued in connection with the Amalgamation will have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ACL." See "The Amalgamation Agreement--Additional Agreements--Additional Covenants of ACE and Acquisition Subsidiary."

  Interests of Certain Persons in the Amalgamation. As a condition to the consummation of the Amalgamation, ACE has entered into employment arrangements, effective as of the Effective Time, pursuant to which (i) Donald Kramer, Co-Chairman of the Board of Tempest, will serve as (x) chairman and chief executive officer of the ACE Reinsurance Subsidiary on terms and conditions substantially similar to the terms and conditions (including compensation and benefits) currently applicable to his employment with Tempest and (y) vice-chairman of ACE, and (ii) certain employees of Tempest and one employee of General Re Underwriting Services Limited ("GRUS") shall continue as or may become, as the case may be, employees of the ACE Reinsurance Subsidiary. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--Employment Arrangements" and "Information Concerning Tempest-- Underwriting Policies and Procedures--Relationship with General Re."

  The Amalgamation Agreement provides that, from and after the Effective Time, ACE shall indemnify, defend and hold harmless the officers, directors and employees of Tempest against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by the Amalgamation Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). The Amalgamation Agreement provides that all rights to indemnification existing in favor of the directors, officers and employees of Tempest as provided in Tempest's Memorandum of Association and Bye-laws or existing indemnification agreements, as in effect as of the date of the Amalgamation Agreement, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six years from the Effective Time, and ACE will guaranty the obligations of Tempest in respect thereof. For not less than four years from the Effective Time, ACE will cause to be maintained Tempest's current directors' and officers' liability insurance. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--Indemnification by ACE; Officers' and Directors' Liability Insurance."

  Pursuant to a Share Purchase Agreement dated as of March 14, 1996 (the "General Re Agreement"), by and among Tempest, General Re, GRUS, and General Re-New England Asset Management, Inc. ("GRAM"), in each case subject to, and as of the time of, consummation of the Amalgamation, (i) Tempest will repurchase all Tempest Common Shares held by General Re, (ii) Tempest will purchase and cancel all options to purchase Tempest Common Shares held by General Re (the "Options"), (iii) the GRUS contract will be amended to terminate at June 30, 1996 in consideration of the payment of a termination fee of $20.3 million (the "GRUS Termination Fee"), (iv) the GRAM contract will be amended to terminate at April 30, 1999, (v) Tempest and General Re will enter into a stop loss reinsurance agreement, on terms specified therein, including a premium of $4 million paid by Tempest, (vi) General Re will consent to the amendment of the Securityholders Agreement as described herein, and (vii) Tempest will purchase continuation coverage in respect of Tempest's directors' and officers' indemnity policy for the period beginning as of the Effective Time and continuing to the fourth anniversary thereof. In consideration of the repurchase by Tempest of all the Tempest Common Shares held by General Re, Tempest will pay General Re $137.3 million, or $126.82 per share on a fully diluted basis (the "Share Purchase Price"). Tempest will pay General Re $7.5 million, netting out the exercise price of $100.00 per share, or $26.82 per share on a fully diluted basis, for the Options being purchased and cancelled (the

"Options Purchase Price") by Tempest. Tempest will pay General Re interest on the Share Purchase Price, the Options Purchase Price and the GRUS Termination Fee at a rate of 6% per annum computed from November 30, 1995 to the Effective Time. Tempest also has agreed to indemnify General Re and its directors, officers, employees and agents for any liability (other than liability arising from General Re's gross negligence) arising from the execution and delivery by Tempest of the Amalgamation Agreement or the performance by Tempest of the transactions contemplated therein. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--General Re Agreement."

  Accounting Treatment. ACE intends to treat the Amalgamation as a "purchase" for accounting purposes. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. See "The Amalgamation and Related Transactions--Accounting Treatment."

  Operations After the Amalgamation. After the Amalgamation, ACE and the ACE Reinsurance Subsidiary will continue to engage in their respective businesses, with the ACE Reinsurance Subsidiary operating as a wholly owned subsidiary of ACE. The current Board of Directors of Acquisition Subsidiary, which consists of individuals who are executives officers of ACE, and Donald Kramer, Tempest's Co-Chairman, will constitute the Board of Directors of the ACE Reinsurance Subsidiary. Certain of the officers of Tempest and one employee of GRUS will continue as or become, as the case may be, employees of the ACE Reinsurance Subsidiary. It is presently anticipated that each of ACE and the ACE Reinsurance Subsidiary will continue to operate at its current facilities.

THE AMALGAMATION AGREEMENT

  Conditions to the Amalgamation. The obligations of ACE, Acquisition Subsidiary and Tempest to consummate the Amalgamation are subject to various conditions, including, but not limited to, obtaining the required consent of the Minister of Finance of Bermuda (the "Minister") to the Amalgamation, obtaining requisite ACE Shareholder and Tempest Shareholder approval, the absence of material breaches of representations and warranties by the other party, the performance by the other party in all material respects of its obligations under the Amalgamation Agreement, authorization for trading on the NYSE, subject to official notice of issuance, of the ACE Ordinary Shares to be issued in connection with the Amalgamation and the receipt by each of ACE and Tempest of certain opinions of counsel with respect to certain legal matters. There are other conditions to the obligations of each party to consummate the Amalgamation. See "The Amalgamation Agreement--Conditions to Consummation of the Amalgamation." ACE Shareholders and Tempest Shareholders are urged to read the Amalgamation Agreement in its entirety.

  Termination of the Amalgamation and the Termination Fee. The Amalgamation Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of ACE and Tempest or (ii) by either party if (a) the Amalgamation is not consummated on or before September 30, 1996, (b) the other party materially breaches any representation, warranty, covenant or agreement contained in the Amalgamation Agreement and such breach shall not have been cured, (c) any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Amalgamation Agreement, (d) the Minister shall have failed to approve the Amalgamation by September 30, 1996, or (e) the Average Closing Price shall be greater than $49.00 or less than $31.00. See "The Amalgamation Agreement--Termination-- Termination of the Amalgamation."

  In addition, the Amalgamation Agreement provides that: (i) Tempest may terminate the Amalgamation Agreement, to the extent not performed, upon payment to ACE of $12 million (the "Termination Fee") and (a) five business days shall have elapsed following ACE's receipt of a Notice of Superior Proposal (as defined herein) and the Superior Proposal (as defined herein) described therein continues to be a Superior Proposal in light of any improved transaction proposed by ACE, or (b) the Tempest Board of Directors shall have withdrawn, modified or changed in a manner adverse to ACE its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, in any case, as it deems necessary in the exercise of its fiduciary obligations to Tempest Shareholders after being so advised in writing, with a copy to ACE, by outside legal counsel, or (c) the approval of Tempest Shareholders of this Agreement, the Amalgamation and the transactions contemplated hereby shall not have been obtained and there shall be existing a Superior Proposal, or (d) a Third Party Acquisition (as defined herein) shall have occurred or any person shall have entered into a definitive agreement or agreement in principle with Tempest with respect to a Third Party Acquisition; or (ii) ACE and Acquisition Subsidiary may terminate the Amalgamation Agreement, to the extent not performed, upon payment to Tempest of the Termination Fee, if the Board of Directors of ACE shall have withdrawn, modified or changed in a manner adverse to Tempest its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or shall have recommended another offer contemplated thereby, or shall have adopted any resolution to effect any of the foregoing. See "The Amalgamation Agreement--Termination--Termination Fee."

TAX CONSEQUENCES TO TEMPEST SHAREHOLDERS.

  Bermuda. Under current Bermuda law, no income tax, capital gains or withholding tax will be payable by Tempest or any Tempest Shareholder as a consequence of the Amalgamation.

  United States. It is anticipated that the distributions to Tempest Shareholders by Tempest of the Dividend in connection with the Amalgamation will be paid out of current or accumulated earnings and profits of Tempest, and that as a result the full amount of these distributions will be treated as taxable ordinary income when received by U.S. Tempest Shareholders (as defined herein). Although the matter is not free from doubt, it is intended that the Amalgamation will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that the Amalgamation so qualifies as a reorganization, a U.S. Tempest Shareholder that exchanges its Tempest Common Shares for ACE Ordinary Shares pursuant to the Amalgamation will not recognize gain or loss on the exchange (except with respect to cash received in lieu of a fractional ACE Ordinary Share). See "Tax Consequences to Tempest Shareholders-- Tax Consequences of the Amalgamation--United States."

TAXATION OF ACE AND ITS SUBSIDIARIES

  Taxation of ACE and its Subsidiaries. ACE is a Cayman Islands corporation, and each of ACE Insurance, CODA, and Tempest is a Bermuda corporation. ACE believes that none of it, ACE Insurance, CODA or the ACE Reinsurance Subsidiary will be required to pay U.S. corporate income tax (other than withholding tax on certain U.S. source investment income) because either they will continue to operate their business in a manner that will not cause them to be engaged in the conduct of a trade or business in the United States or, in the case of ACE Insurance, CODA or the ACE Reinsurance Subsidiary, because none of these corporations have a permanent establishment in the United States and each of them should be able to claim the benefits of the United States-Bermuda Income Tax Treaty (the "Bermuda Treaty"), under which the United States is precluded from taxing business income of a Bermuda corporation except to the extent attributable to a permanent establishment in the United States. If ACE were considered to be engaged in a U.S. trade or business and/or if one or more of ACE Insurance, CODA or the ACE Reinsurance Subsidiary were considered to be engaged in a U.S. trade or business through a permanent establishment located therein (or were considered not entitled to the benefits of the permanent establishment clause of the Bermuda Treaty) and, thus, subject to U.S. income tax, ACE could be materially adversely affected. See "Tax Considerations-- Taxation of ACE and its Subsidiaries."

  Taxation of ACE Shareholders. Except as provided below or with respect to taxpayers subject to special rules such as dealers in securities, U.S. persons who hold ACE Ordinary Shares will not be subject to any U.S. tax unless they receive a distribution from ACE or dispose of their ACE Ordinary Shares. However, special provisions of the Code may apply to U.S. citizens, residents, domestic corporations, partnerships, estates or trusts, who through their ownership of ACE Ordinary Shares, directly, indirectly or by attribution, own 10% or more of the voting power of all classes of stock of ACE and/or any of ACE Insurance, CODA, or the ACE Reinsurance Subsidiary. Under these provisions, if such U.S. persons in the aggregate directly, indirectly or by attribution own more than 50% of the voting power of all classes of stock of ACE and/or more than 25% of the voting power of all classes of any of ACE Insurance, CODA or the ACE Reinsurance Subsidiary, such a holder of ACE Ordinary Shares would be required to include in its income its pro rata share of the Subpart F income of each corporation in which such holder is deemed to own 10% or more of the voting power, even if not distributed. All of the income of ACE, ACE Insurance, CODA, and the ACE Reinsurance Subsidiary is expected to be Subpart F income. Holders of ACE Ordinary Shares that are taxed currently on their pro rata share of Subpart F income from any of ACE, ACE Insurance, CODA, or the ACE Reinsurance Subsidiary will not be taxed on dividends actually distributed by ACE that are allocable to such income. See "Tax Considerations--Taxation of ACE Shareholders."

  Certain special Subpart F provisions of the Code could apply to persons who own ACE Ordinary Shares if any of ACE Insurance, CODA, or the ACE Reinsurance Subsidiary has related person insurance income ("RPII") equal to 20% or more of its gross insurance income. ACE currently anticipates that less than 20% of the gross insurance income of each of ACE Insurance, CODA and the ACE Reinsurance Subsidiary for any taxable year will constitute RPII. However, there can be no assurance that the IRS will not assert that 20% or more of the gross insurance income of ACE Insurance, CODA, or the ACE Reinsurance Subsidiary is RPII or that a taxpayer will be able to meet its burden of proving otherwise. See "Tax Considerations--Taxation of ACE Shareholders--United States--RPII Companies."

  Except as provided below and with respect to taxpayers subject to special rules such as dealers, a U.S. shareholder will realize capital gain or loss on the sale or exchange of ACE Ordinary Shares. However, gain recognized by a 10% or greater U.S. shareholder would be taxed as ordinary income to the extent of undistributed earnings and profits arising during periods while such U.S. shareholder owned such stock if and to the extent that ACE was a "controlled foreign corporation" for U.S. federal income tax purposes (which ACE is not expected to be). For individual shareholders, this would mean taxation of such amount at the rates applicable to ordinary income rather than the lower rates applicable to long-term capital gain. See "Tax Considerations--Taxation of ACE Shareholders--Dispositions of ACE Ordinary Shares."

COMPARISON OF RIGHTS OF HOLDERS OF ACE ORDINARY SHARES AND HOLDERS OF TEMPEST COMMON SHARES.

  If the Amalgamation is consummated, holders of Tempest Common Shares will become holders of ACE Ordinary Shares, which will result in their rights as shareholders being governed by the laws of the Cayman Islands and by ACE's Memorandum of Association and Articles of Association. See "Comparison of Rights of Holders of ACE Ordinary Shares and Holders of Tempest Common Shares."

MARKET PRICE AND DIVIDEND DATA

  ACE. The following table sets forth, for the fiscal quarters indicated, the range of high and low closing prices per share for the ACE Ordinary Shares as reported on NYSE Composite Tape and per share cash dividends declared.

                                                          ACE ORDINARY SHARES
                                                       -------------------------
                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
1994
  First Quarter....................................... $35     $28 1/8   $0.10
  Second Quarter......................................  31      24 1/2    0.10
  Third Quarter.......................................  28 7/8  23 3/4    0.11
  Fourth Quarter......................................  25 1/4  22 3/8    0.11
1995
  First Quarter.......................................  25 1/4  20 3/4    0.11
  Second Quarter......................................  25 7/8  22 1/8    0.11
  Third Quarter.......................................  30 5/8  24 3/8    0.14
  Fourth Quarter......................................  34 3/8  28 1/2    0.14
1996
  First Quarter.......................................  40      32 3/4    0.14
  Second Quarter......................................  48 5/8  38        0.14
  Third Quarter (through May 21, 1996)................                    0.18

  On March 14, 1996, the last full trading day prior to the public announcement of the execution of the Amalgamation Agreement, the highest reported sales price of ACE Ordinary Shares on the NYSE Composite Tape was $45 1/8 per share, the lowest reported sales price was $43 3/4 per share, and the reported closing sales price was $44 per share. On May 21, 1996, the last full trading day for which information was available prior to the printing and mailing of this Joint Proxy Statement/Prospectus, the last closing price reported for ACE Ordinary
Shares on the NYSE Composite Tape was $    per share.

  ACE has declared June 14, 1996 as the record date for the 18 cents per share dividend which is payable with respect to ACE Ordinary Shares on July 19, 1996. Because the ACE Special Meeting will be held after ACE's dividend record date, the Amalgamation and related Share Issuance will occur after ACE's dividend record date. Therefore Tempest Shareholders will not receive the dividend payable on July 19, 1996 with respect to ACE Ordinary Shares that are issued in the Amalgamation.

  On May 16, 1996, there were approximately 103 holders of record of ACE Ordinary Shares.

  TEMPEST SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ACE ORDINARY SHARES IN CONNECTION WITH VOTING THEIR SHARES. ACE ORDINARY SHARES ARE TRADED ON THE NYSE UNDER THE SYMBOL "ACL."

  Tempest. Tempest is a private company and there is no established trading market for Tempest Common Shares.

  No dividends have been or are expected to be declared or paid by Tempest, except in connection with the Amalgamation. Pursuant to the Amalgamation Agreement, Tempest and its Board of Directors will take all necessary action to declare a dividend in an amount equal to such portion of the Net Assets of Tempest, measured immediately prior to the Effective Time, as exceeds $500 million. Such dividend will be paid, without interest, to shareholders of record as of the Effective Time and distributed within a reasonable period following completion of the audited balance sheet (currently estimated to be about 30 days following the Effective Time). See "The Amalgamation Agreement-- Additional Agreements--Net Assets."

  As of April 30, 1996, there were 137 holders of record of Tempest Common Shares (including vested stock option holders). See "Beneficial Ownership of Tempest Common Shares."

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ACE

  The following table sets forth summary historical consolidated financial information of ACE as of and for each of the years in the five-year period ended September 30, 1995 and as of and for each of the six-month periods ended March 31, 1996 and 1995. The summary historical consolidated financial information of ACE for each of the years in the five-year period ended September 30, 1995 is derived from ACE's audited consolidated financial statements. The financial data for the six months ended March 31, 1996 and 1995 are derived from ACE's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the six months ended March 31, 1996 may not be indicative of the results for the full year. The following data should be read in conjunction with the consolidated financial statements of ACE and other financial information appearing elsewhere and incorporated by reference in this Joint Proxy Statement/Prospectus.

                           SIX MONTHS ENDED
                               MARCH 31,                        YEAR ENDED SEPTEMBER 30,
                         ----------------------  ----------------------------------------------------------
                            1996        1995        1995        1994        1993        1992        1991
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND SELECTED OTHER DATA)
OPERATIONS DATA:
 Net premiums written... $  306,330  $  213,367  $  424,756  $  385,926  $  340,355  $  322,362  $  252,687
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
 Net premiums earned.... $  262,377  $  210,633  $  428,661  $  391,117  $  319,578  $  273,977  $  235,275
 Net investment income..     95,438      88,264     181,375     142,677     119,978     109,870     110,817
 Losses and loss
  expenses (1)..........    214,000     172,373     350,653     520,556     262,117     463,283     306,000
 Acquisition costs and
  administrative
  expenses..............     43,339      33,560      72,582      62,633      52,263      46,062      41,575
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  net realized gains
  (losses) (1)..........    100,476      92,964     186,801     (49,395)    125,176    (125,498)     (1,483)
 Net realized gains
  (losses) on
  investments...........     49,863     (39,668)     50,765       3,717      98,371     135,948      66,848
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss) (1).. $  150,339  $   53,296  $  237,566  $  (45,678) $  223,547  $   10,450  $   65,365
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
 Earnings (loss) per
  share (1)(2).......... $     3.24  $     1.13  $     5.05  $    (0.95) $     5.50  $     0.29  $     1.81
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
 Earnings (loss) per
  share excluding net
  realized gains
  (losses) (1)(2)....... $     2.16  $     1.96  $     3.97  $    (1.02) $     3.08  $    (3.46) $    (0.04)
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
 Weighted average shares
  outstanding........... 46,462,323  47,343,124  47,059,006  48,202,545  40,641,263  36,240,734  36,070,783
 Cash dividends per
  share (3)............. $     0.28  $     0.22  $     0.50  $     0.42  $     0.43         --          --
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total investments and
  cash.................. $3,433,018  $2,763,975  $3,132,200  $2,538,321  $2,211,230  $1,949,098  $1,545,072
 Total assets...........  3,573,168   2,864,234   3,239,993   2,632,361   2,293,587   2,020,379   1,611,718
 Unpaid losses and loss
  expenses (1)..........  1,611,366   1,290,999   1,437,930   1,160,392     650,180     673,849     343,732
 Total shareholders'
  equity (1)............  1,539,651   1,213,901   1,442,663   1,088,745   1,368,180   1,101,981   1,075,870
 Book value per share
  (1)(4)................ $    33.39  $    25.80  $    31.29  $    22.96  $    27.47  $    28.81  $    27.98
 Fully diluted book
  value per share
  (1)(5)................ $    33.29  $    25.76  $    31.19  $    22.95  $    27.46  $    22.28  $    21.67
SELECTED OTHER DATA:
 Loss and loss expense
  ratio (1).............       81.6%       81.8%       81.8%      133.1%       82.0%      169.1%      130.1%
 Underwriting and
  administrative expense
  ratio.................       16.5%       16.0%       16.9%       16.0%       16.4%       16.8%       17.7%
 Combined ratio (1).....       98.1%       97.8%       98.7%      149.1%       98.4%      185.9%      147.8%
 Loss reserves to
  capital and surplus
  ratio (1).............      104.7%      106.4%       99.7%      106.6%       47.5%       61.1%       31.9%
 Ratio of net premiums
  written to capital and
  surplus...............        N/M         N/M      0.29:1      0.35:1      0.25:1      0.29:1      0.23:1

- --------
N/M--Not meaningful on less than an annual basis.
(1) As a result of substantial developments during 1994 relating to breast implant litigation and certain additional information, ACE increased its reserve for unpaid losses and loss expenses at June 30, 1994 by an additional $200 million (see "Management's Discussion and Analysis of Results of Operations and

   Financial Condition--Breast Implant Litigation" in ACE's Form 10-Q for the quarter ended March 31, 1996 incorporated by reference herein). In 1992, ACE began applying actuarial and statistical methods to estimate ultimate expected losses and loss expenses. The recording of $463 million of losses and loss expenses in 1992 resulted from the application of these methods to all of ACE's business since inception. Of such amount, $236 million related to premiums earned in years prior to 1992 and $227 million related to premiums earned in 1992.
(2) Earnings (loss) per share excluding net realized gains (losses) and earnings (loss) per share are computed using the relevant amounts divided by the weighted average number of ACE Ordinary Shares outstanding and, if dilutive, shares issuable under outstanding options. There is no material difference between primary and fully diluted earnings (loss) per share. In March 1993, ACE effected a recapitalization and repurchase of ACE Ordinary Shares which resulted in pro forma earnings per share for the years ended September 30, 1993 and 1992 of $4.49 and $0.21, respectively, based on pro forma weighted average shares outstanding of 49,831,087 and 49,814,295. The pro forma earnings per share have been calculated by dividing net income by the weighted average number of ACE Ordinary Shares and ACE Ordinary Share equivalents outstanding as adjusted to reflect the recapitalization and the repurchase of ACE Ordinary Shares, effected in March 1993, and assumes the recapitalization and repurchase or ACE Ordinary Shares occurred at the beginning of each of the applicable years.
(3) The dividends declared in 1993 included a special "RPII" dividend of $0.23 per ACE Ordinary Share paid to shareholders of record on July 7, 1993.
(4) For years prior to 1993 book value per share is based on (i) shareholders' equity plus conditional demand notes receivable less aggregate cost to redeem all outstanding Callable Preferred Shares (as defined below), divided by (ii) ACE Ordinary Shares outstanding at the end of the period.
(5) For years prior to 1993 fully diluted book value per share is based on (i) shareholders' equity plus conditional demand notes receivable plus aggregate proceeds, assuming exercise of all outstanding options less aggregate cost to redeem all outstanding Callable Preferred Shares and Callable Preferred Shares issuable upon exercise of options outstanding, divided by (ii) ACE Ordinary Shares outstanding plus ACE Ordinary Shares issuable upon exercise of options outstanding at the end of the period.

              SUMMARY HISTORICAL FINANCIAL INFORMATION OF TEMPEST

  The following table sets forth summary historical financial information of Tempest as of and for each of the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to November 30, 1993 and as of and for each of the three month periods ended February 29, 1996 and February 28, 1995. The summary historical financial information of Tempest for the fiscal years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to November 30, 1993 is derived from Tempest's audited financial statements. The financial data for the three month periods ended February 29, 1996 and February 28, 1995 are derived from Tempest's unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the three months ended February 29, 1996 may not be indicative of the results for the full year. The following information should be read in conjunction with Tempest's financial statements and related notes, other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus and with "Management's Discussion and Analysis of Results of Operations and Financial Condition of Tempest."

                                                                               PERIOD FROM
                         THREE MONTHS  THREE MONTHS YEAR ENDED NOVEMBER       SEPTEMBER 1,
                            ENDED         ENDED             30,             1993 (THE DATE OF
                         FEBRUARY 29,  FEBRUARY 28, ---------------------   INCORPORATION) TO
                             1996          1995       1995        1994      NOVEMBER 30, 1993
                         ------------  ------------ ---------   ---------   -----------------
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND SELECTED
                                                   OTHER DATA)
OPERATIONS DATA:
 Premiums written.......  $  77,340     $  97,012   $ 177,580   $ 139,830       $     605
                          =========     =========   =========   =========       =========
 Premiums earned........  $  39,477     $  36,681   $ 157,497   $  99,510       $     104
 Net investment income..     10,552         8,542      37,777      29,165           4,698
 Losses and loss
  expenses..............     (4,213)       16,127      49,774      18,242              52
 Acquisition and
  operating costs.......     11,364         7,650      35,655      20,156           1,478
 Net exchange loss
  (gain)................        157           324       1,584      (1,081)            --
                          ---------     ---------   ---------   ---------       ---------
 Income before net
  realized gain (loss)
  on investments........     42,721        21,122     108,261      91,358           3,272
 Net realized gain
  (loss) on investments.      1,404           --       (2,247)     (6,661)            --
                          ---------     ---------   ---------   ---------       ---------
 Net income.............  $  44,125     $  21,122   $ 106,014   $  84,697       $   3,272
                          =========     =========   =========   =========       =========
 Net income per share
  (1)...................  $    8.25     $    4.00   $   19.97   $   16.04       $    3.08
                          =========     =========   =========   =========       =========
 Net income per share
  before net realized
  gain (loss) on
  investments (1).......  $    7.99     $    4.00   $   20.39   $   17.30       $    3.08
                          =========     =========   =========   =========       =========
 Weighted average shares
  outstanding...........  5,348,476     5,276,494   5,308,762   5,281,260       1,062,292
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total investments and
  cash and cash
  equivalents...........  $ 781,704     $ 612,132   $ 751,960   $ 563,524       $ 493,997
 Total assets...........    886,275       720,289     817,408     604,193         501,546
 Losses and loss
  expenses..............     44,173        29,061      54,130      15,235              52
 Stockholders' equity...    729,921       579,321     692,318     543,328         498,374
 Book value per share
  (2)...................  $  139.37     $  110.30   $  132.19   $  103.45       $   94.36
 Fully diluted book
  value per share (3)...  $  137.09     $  109.72   $  130.33   $  103.25       $   94.36
SELECTED OTHER DATA:
 Loss and loss expense
  ratio.................     (10.67)%       43.97%      31.60%      18.33%           N/M1
 Underwriting and
  administrative expense
  ratio.................      28.79 %       20.86%      22.64%      20.26%           N/M1
 Combined ratio.........      18.12 %       64.83%      54.24%      38.59%           N/M1
 Loss reserves to
  capital and surplus
  ratio.................       6.05 %        5.02%       7.82%       2.80%           N/M1
 Ratio of premiums
  written to capital and
  surplus...............       N/M2          N/M2        0.26:1      0.26:1          N/M1

- --------
N/M1--Not meaningful due to the start-up nature of Tempest's operations in 1993.
N/M2--Not meaningful on less than an annual basis.
There were no dividends paid during the period from inception through the date hereof.
(1) Net income per share before net realized gain (loss) on investments and net income per share is calculated using the relevant amounts divided by the weighted average number of common shares and common share equivalents outstanding during the period using the treasury stock method, calculated using the average book value per share, for stock options. There is no material difference between primary and fully diluted net income per share.
(2) Book value per share is based on stockholders' equity divided by Tempest Common Shares outstanding at the end of the period.
(3) Fully diluted book value per share is based on the sum of (i) stockholders' equity, (ii) aggregate proceeds assuming exercise of all outstanding options and (iii) the accrual for stock option costs; divided by the sum of (i) Tempest Common Shares outstanding at the end of the period and (ii) Tempest Common Shares issuable upon exercise of options outstanding at the end of the period.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE

  The following summary unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1995 and for the six months ended March 31, 1996 presents operating results of ACE as if the Amalgamation had occurred on October 1, 1994. The summary unaudited pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to the Amalgamation as if it had occurred on March 31, 1996. Pro forma adjustments are based upon available information and certain assumptions that management of ACE believes are reasonable in the circumstances.

  The summary unaudited pro forma condensed consolidated financial information should be read in conjunction with the unaudited pro forma condensed consolidated statements of operations and balance sheet and the consolidated financial statements of ACE, including notes thereto, and the other financial information pertaining to ACE and Tempest contained elsewhere herein or incorporated herein by reference. The summary unaudited pro forma condensed consolidated financial information is not intended to be indicative of the consolidated results of operations or financial position of ACE that would have been reported if the Amalgamation had occurred at the date indicated or of the consolidated results of future operations or of future financial position.

  The Amalgamation is accounted for as a purchase in accordance with GAAP. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. Allocation of the purchase price is subject to valuations and other studies which are not complete. Accordingly, the final allocation may be different from the amounts reflected herein. However, management of ACE does not believe such differences will be material.

                                                     FOR THE SIX  FOR THE TWELVE
                                                     MONTHS ENDED  MONTHS ENDED
                                                      MARCH 31,   SEPTEMBER 30,
                                                         1996          1995
                                                     ------------ --------------
                                                     (IN THOUSANDS, EXCEPT SHARE
                                                                 AND
                                                           PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net premiums written..............................  $  386,355    $  599,660
                                                      ==========    ==========
  Net premiums earned...............................  $  342,162    $  580,850
  Net investment income.............................     115,270       216,894
  Losses and loss expenses..........................    (230,659)     (379,828)
  Acquisition costs and administrative expenses.....     (58,813)      (95,699)
  Amortization of goodwill..........................      (1,520)       (3,040)
                                                      ----------    ----------
  Income excluding net realized gains...............     166,440       319,177
  Net realized gains on investments.................      51,299        47,717
                                                      ----------    ----------
  Net income........................................  $  217,739    $  366,894
                                                      ==========    ==========
  EARNINGS PER SHARE................................  $     3.62    $     6.04
                                                      ==========    ==========
  EARNINGS PER SHARE EXCLUDING NET REALIZED GAINS...  $     2.76    $     5.26
                                                      ==========    ==========
  WEIGHTED AVERAGE SHARES OUTSTANDING...............  60,221,647    60,695,369

                                                              MARCH 31, 1996
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
BALANCE SHEET DATA:
  Total investments and cash..............................      $4,006,648
  Other assets, including goodwill........................         310,497
  Total assets............................................       4,317,145
  Unpaid losses and loss expenses.........................       1,653,650
  Total liabilities.......................................       2,171,594
  Total shareholders' equity..............................       2,145,551
  Total liabilities and shareholders' equity..............      $4,317,145
  Fully diluted book value per share......................      $    35.75

                           COMPARATIVE PER SHARE DATA

  Set forth below are historical earnings per share excluding net realized gains (losses), earnings per share, cash dividends per share and fully diluted book value per share data of ACE and Tempest, unaudited pro forma combined per share data of ACE and unaudited pro forma equivalent per share data of Tempest. The pro forma combined unaudited data gives effect to the Amalgamation as if it had occurred at October 1, 1994 for data included in the statements of operations and March 31, 1996 for balance sheet data. The data set forth below should be read in conjunction with (i) ACE's audited consolidated financial statements and unaudited interim financial statements, including the notes thereto which are incorporated by reference in this Joint Proxy Statement/Prospectus and (ii) Tempest's financial statements and related notes, other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus and with "Management's Discussion and Analysis of Results of Operations and Financial Condition of Tempest" appearing elsewhere in this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma condensed consolidated balance sheet and statements of operations, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus.

                                        ACE                      TEMPEST (1)
                          ------------------------------- -------------------------
                                                          SIX MONTHS  YEAR ENDED OR
                            SIX MONTHS    YEAR ENDED OR   ENDED OR AT      AT
                            ENDED OR AT  AT SEPTEMBER 30,  MARCH 31,  NOVEMBER 30,
                          MARCH 31, 1996       1995          1996         1995
                          -------------- ---------------- ----------- -------------
Historical:
Earnings per share
 excluding net realized
 gains..................      $ 2.16          $ 3.97        $ 11.60      $ 20.39
Earnings per share......      $ 3.24          $ 5.05        $ 11.87      $ 19.97
Cash dividends per
 share..................      $ 0.28          $ 0.50            --           --
Fully diluted book value
 per share..............      $33.29          $31.19        $138.56      $130.33
                                                              TEMPEST PRO FORMA
                              PRO FORMA COMBINED (1)         EQUIVALENTS (1)(2)
                          ------------------------------- -------------------------
                                            YEAR ENDED    SIX MONTHS   YEAR ENDED
                            SIX MONTHS        OR AT       ENDED OR AT     OR AT
                           ENDED OR AT    SEPTEMBER 30,    MARCH 31,  SEPTEMBER 30,
                          MARCH 31, 1996       1995          1996         1995
                          -------------- ---------------- ----------- -------------
Earnings per share
 excluding net realized
 gains..................      $ 2.76           $5.26        $  9.05       $17.25
Earnings per share......      $ 3.62           $6.04        $ 11.87       $19.81
Cash dividends per share
 (3)....................      $ 0.28           $0.50        $  0.92       $ 1.64
Fully diluted book value
 per share (4)..........      $35.75             N/A        $117.26          N/A
Tempest cash dividend...         N/A             N/A        $  9.66          N/A

- --------
N/A--Not applicable.
(1) The historical Tempest earnings per share excluding net realized gains and earnings per share are for the six month period ended March 31, 1996 and for the year ended November 30, 1995. Therefore, the months of October and November 1995 are included in both the six month period ended March 31, 1996 and the year ended November 30, 1995. Earnings per share for these two months were $2.34.
(2) The Tempest pro forma equivalent data represents the unaudited pro forma combined earnings per share excluding net realized gains, earnings per share, cash dividends per share and fully diluted book value per share calculated on the assumption that the exchange ratio will be 3.28 ACE Ordinary Shares for each Tempest Common Share.
(3) Pro forma cash dividends per share are assumed to be the same as historically declared by ACE. However, any decision to increase or decrease the cash dividend per share is at the discretion of the ACE Board of Directors.
(4) The Tempest pro forma equivalent fully diluted book value per share of $117.26 excludes the Dividend that will be declared immediately prior to the Effective Time. If the Amalgamation had been consummated on March 31, 1996, the Dividend would have been $9.66 per Tempest Common Share based on unaudited financial statements of Tempest as of March 31, 1996. See "The Amalgamation Agreement--Additional Agreements--Net Assets." Accordingly, Tempest's historical fully diluted book value per share of $138.56 should be compared to the sum of the pro forma equivalent fully diluted book value per share of $117.26 and the Dividend of $9.66, or $126.92.

                             THE SPECIAL MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to ACE Shareholders in connection with the solicitation of proxies by the Board of Directors of ACE for use at the ACE Special Meeting to consider and vote on the Share Issuance and to transact such other business as may properly come before the ACE Special Meeting or any adjournment or postponement thereof. This Joint Proxy Statement/Prospectus is also being furnished to Tempest Shareholders in connection with the solicitation of proxies by the Board of Directors of Tempest for use at the Tempest Special Meeting to consider and vote on the Amalgamation Agreement, to consent to the Tempest Transactions and to transact such other business as may properly come before the Tempest Special Meeting or any adjournment or postponement thereof. Each copy of this Joint Proxy Statement/Prospectus mailed to ACE Shareholders and Tempest Shareholders is accompanied by a form of proxy for use at the respective Special Meetings.

  This Joint Proxy Statement/Prospectus is also furnished by ACE to holders of Tempest Common Shares as a prospectus in connection with the ACE Ordinary Shares to be issued in connection with the Amalgamation.

PLACE, DATE AND TIME

  The ACE Special Meeting will be held on Wednesday, June 19, 1996 at 8:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

  The Tempest Special Meeting will be held on Wednesday, June 19, 1996 at 9:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

APPROVAL OF SHAREHOLDERS

  ACE. The ACE Record Date is May 16, 1996. Only ACE Shareholders on the ACE Record Date will be entitled to notice of and to vote at the ACE Special Meeting. At the close of business on the ACE Record Date, there were 46,105,108 ACE Ordinary Shares outstanding.

  ACE Shareholders are entitled to one vote per ACE Ordinary Share (except that if, and so long as, the Controlled Shares (defined generally to include all shares of ACE directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person, or group of persons, constitute 10% or more of the issued ACE Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person, or group of persons, shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in ACE's Articles of Association) on any matter that may properly come before the ACE Special Meeting. Not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding ACE Ordinary Shares entitled to vote at the ACE Special Meeting will constitute a quorum. The affirmative vote of the holders of a majority of the votes cast at the ACE Special Meeting is required to approve the Share Issuance, provided that the total votes cast represent over 50% in interest of all issued and outstanding ACE Ordinary Shares.

  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for the purpose of determining the number of votes cast. Since the approval of the Share Issuance requires the approval of a majority of the votes cast at the ACE Special Meeting, and the total votes cast at the ACE Special Meeting must represent over 50% in interest of all ACE Ordinary Shares entitled to vote at the ACE Special Meeting, an abstention will have a negative effect on the vote for purposes of approval of the Share Issuance. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares (so-called "broker non-votes"), those shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as present or represented and entitled to vote for purposes of determining the number of votes cast. Accordingly, a broker non-vote will have a negative effect on the vote for purposes of approval of the Share Issuance.

  As of the ACE Record Date, the directors and executive officers of ACE and their affiliates had the right to vote an aggregate of 162,392 ACE Ordinary Shares, representing less than 1% of the ACE Ordinary Shares then outstanding. In addition, three of ACE's directors are also officers or otherwise affiliated with shareholders of ACE, such shareholders having the right to vote as of the ACE Record Date an aggregate of 3,245,591 ACE Ordinary Shares, representing approximately 7.03% of the ACE Ordinary Shares then outstanding.

  As of the ACE Record Date, to the best of ACE's knowledge, neither ACE nor any of the directors or executive officers of ACE owned any Tempest Common Shares.

  Tempest. The Tempest Record Date is May 16, 1996. Only Tempest Shareholders on the Tempest Record Date will be entitled to notice of and to vote at the Tempest Special Meeting. At the close of business on the Tempest Record Date, there were 5,237,625 Tempest Common Shares outstanding.

  Tempest Shareholders are entitled to one vote per Tempest Common Share (except that if, and so long as, the Controlled Shares (defined generally to include all Tempest Common Shares directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person, or group of persons, constitute 10% or more of the issued Tempest Common Shares, the voting rights with respect to the Controlled Shares owned by such person, or group of persons, shall be limited, in the aggregate, to a voting power of approximately 10% (pursuant to a formula specified in Tempest's Bye-laws), on each matter submitted to a vote at the Tempest Special Meeting. Two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding Tempest Common Shares constitute a quorum. The approval of the Amalgamation Agreement by Tempest Shareholders requires the affirmative vote of Tempest Shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares. General Re, which has the right to vote 9.99% of the votes entitled to vote at the Tempest Special Meeting, has advised that it currently intends to abstain from voting with respect to the approval of the Amalgamation Agreement. As a result of the repurchase of General Re's ownership interest in Tempest, Tempest's Board understands that General Re considers it inappropriate to vote with respect to the Amalgamation when it will not participate therein. In addition, the amendment of the Securityholders Agreement requires the consent of Tempest Shareholders holding two-thirds of the votes represented by the Tempest Common Shares, unless the rights, obligations or tax treatment of a Tempest Shareholder are materially and adversely affected by such amendment, in which case the consent of such Tempest Shareholder is also required. Under the Amalgamation Agreement, the waiver of their appraisal rights must be consented to by the holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re).

  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for the purpose of determining the approval of any matter submitted to a vote of the Tempest Shareholders. Since approval of the Amalgamation Agreement and the consent to the Tempest Transactions are based upon the percentage of the issued and outstanding Tempest Common Shares affirmatively voting, an abstention will have the effect of a negative vote.

  As of the Tempest Record Date, the directors and executive officers of Tempest and their affiliates had the right to vote an aggregate of 1,595,285 Tempest Common Shares, representing approximately 21.18% of the votes entitled to vote at the Tempest Special Meeting.

VOTING AND REVOCATION OF PROXIES

  ACE. ACE Ordinary Shares represented by a proxy properly signed and received at or prior to the ACE Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE ACE ORDINARY SHARES

REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE SHARE ISSUANCE. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing with the Assistant Secretary of ACE prior to or at the ACE Special Meeting either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date, or by voting in person at the ACE Special Meeting. All written notices of revocation and other communications with respect to revocation of ACE proxies should be addressed to: ACE Limited, The ACE Building, 30 Woodbourne, Hamilton HM 08, Bermuda, Attention: Assistant Secretary. Attendance at the ACE Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The ACE Board of Directors is not aware of any business to be acted upon at the ACE Special Meeting other than as described herein. If, however, other matters are properly brought before the ACE Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against the ACE Proposals will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the ACE Special Meeting.

  ACE'S BOARD OF DIRECTORS HAS DETERMINED THAT THE AMALGAMATION AND THE SHARE ISSUANCE ARE FAIR TO AND IN THE BEST INTERESTS OF ACE AND ITS SHAREHOLDERS. ACE'S BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

  Tempest. Tempest Common Shares represented by a proxy properly signed and received at or prior to the Tempest Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE TEMPEST COMMON SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE AMALGAMATION AGREEMENT, AND THE TEMPEST SHAREHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE TEMPEST TRANSACTIONS. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing with the Corporate Secretary of Tempest prior to or at the Tempest Special Meeting either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date, or by voting in person at the Tempest Special Meeting. All written notices of revocation and other communications with respect to revocation of Tempest proxies should be addressed to: Tempest Reinsurance Company Limited, 4th Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda, Attention: Corporate Secretary. Attendance at the Tempest Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The Tempest Board of Directors is not aware of any business to be acted upon at the Tempest Special Meeting other than as described herein. If, however, other matters are properly brought before the Tempest Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against the Amalgamation will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the Tempest Special Meeting.

  TEMPEST'S BOARD OF DIRECTORS HAS DETERMINED THAT THE AMALGAMATION AGREEMENT AND THE TEMPEST TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF TEMPEST AND ITS SHAREHOLDERS. TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST TRANSACTIONS.

  TEMPEST SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE AMALGAMATION IS CONSUMMATED, A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF TEMPEST SHARE CERTIFICATES WILL SHORTLY THEREAFTER BE MAILED TO EACH HOLDER OF TEMPEST COMMON SHARES AT THE EFFECTIVE TIME.

SOLICITATION OF PROXIES

  ACE and Tempest each will bear the cost of solicitation of proxies from their respective shareholders, except that ACE will bear the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, directors, officers and employees of ACE and Tempest, who will not be specifically compensated for such services, may solicit proxies from ACE Shareholders and Tempest Shareholders, respectively, personally or by telephone or telegram or other forms of communication. Officers and employees of ACE may also assist directors, officers and employees of Tempest in soliciting proxies from Tempest Shareholders. Brokerage house nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so. ACE has retained Corporate Investors Communications, Inc. to assist in the solicitation of proxies from ACE Shareholders. The fees to be paid to such firm for such services will be borne by ACE and are not expected to exceed $4,500 plus reasonable expenses.

                   THE AMALGAMATION AND RELATED TRANSACTIONS

BACKGROUND OF THE AMALGAMATION

  Since 1993, ACE has followed a strategic course of diversifying its business. Diversification has historically been accomplished either through acquisitions of existing operations or through internal development of new lines of business. For example, in November 1993, ACE acquired CODA which writes primary and excess directors and officers liability insurance. In 1994, ACE began offering satellite insurance, and in 1995 ACE began offering the following four new lines of business: aviation insurance, excess property insurance, financial lines and First Line. In furtherance of its strategic goal, ACE reviews and evaluates from time to time opportunities for business acquisitions and strategic alliances. Similarly, Tempest has consistently explored avenues for growth and formally resolved to diversify its business.

  In May 1995, Walter Scott, a director of ACE who previously served as Chairman, President and Chief Executive Officer of ACE and now is employed by ACE as a consultant, invited Donald Kramer, Co-Chairman of Tempest, a long time friend, to lunch. During the course of the conversation Mr. Kramer asked Mr. Scott how ACE had developed its diversification strategy. A general discussion of Tempest's business and strategic focus ensued.

  Following the suggestion of several Tempest directors, in August 1995, Mr. Kramer, Mr. Scott and Brian Duperreault, ACE's Chairman, President and Chief Executive Officer, informally discussed the possibility of a combination of ACE and Tempest and the strategic advantages such a transaction would bring to both parties.

  In early October 1995, Mr. Kramer discussed with Mr. Scott, acting in his capacity as a consultant to ACE, the general terms of a transaction which Tempest was pursuing that would result in its acquisition of a controlling interest in Methuen, the holding company of Methuen (Lloyd's Underwriting Agents) Limited, a leading Lloyd's managing agency, and the formation of a corporate member of Lloyd's to underwrite on syndicates managed by Methuen, subject to the approval of the Tempest Board. Thereafter, ACE began an external review of Tempest's results of operations and financial condition.

  On October 20, 1995, Tempest's Board met to discuss the proposed transaction with Methuen and determined to proceed with negotiations regarding such a transaction, and the formation of a Lloyd's corporate member.

  On November 15, 1995, the Tempest Board was advised that as a condition to the formation of the Lloyd's corporate member as part of the acquisition of Methuen, Lloyd's regulations required a letter of undertaking from all Tempest Shareholders owning in excess of 15% of Tempest's equity securities. See "Description of ACE Capital Stock--Lloyd's Related Requirements." General Re advised the Tempest Board that General Re would not deliver such a letter because of General Re's competing business interests with Lloyd's. Tempest thereafter decided not to pursue the Methuen transaction.

  Also at the November 15, 1995 meeting of the Tempest Board, the Tempest directors discussed two alternatives to securing diversity and liquidity for Tempest investors: an acquisition of Tempest Common Shares by ACE and an initial public offering of Tempest Common Shares. The Tempest directors nominated by General Re indicated that General Re would not participate in a transaction with ACE because of competing business interests, but that General Re supported the effort to pursue a means of providing liquidity to Tempest Shareholders. The Tempest Board agreed to make available to ACE, subject to the execution and delivery of a confidentiality agreement, material relating to Tempest. The Tempest Board established a subcommittee, consisting of two Tempest directors, to adopt a preliminary negotiating strategy for discussions between Tempest and ACE.

  Following the November 15, 1995 Tempest Board meeting, discussions continued between Tempest and ACE. Discussions between Tempest and General Re also continued regarding the terms upon which General Re's interest in Tempest would be terminated.

  On November 17, 1995, ACE's Board met to discuss the possibility of a combination of ACE and Tempest and to discuss the possibility of ACE consummating the Methuen transaction in Tempest's place. ACE's Board received a presentation from DLJ regarding, among other things, preliminary valuation and pro forma analyses concerning the acquisition of Tempest and the Methuen transaction. The presentation delivered by DLJ included an overview of the Bermuda property catastrophe reinsurance market, an overview of Tempest and preliminary valuation and pro forma analyses concerning the acquisition of Tempest. In its presentation, DLJ relied upon information that was available to it from public sources and preliminary information that was provided to it from the managements of ACE and Tempest. DLJ's preliminary valuation analysis provided contextual data and comparative market information. DLJ compared operating and financial data and ratios of Tempest to the corresponding data of a group of selected publicly traded Bermuda-based reinsurance companies in order to establish a valuation range for Tempest. Further, DLJ prepared preliminary pro forma combination analyses based on the financial position of both ACE and Tempest, after giving effect to certain purchase accounting adjustments and the contemplated consideration to be paid by ACE in the transaction. DLJ's preliminary conclusions were that an acquisition of Tempest within the valuation range established would be accretive to ACE's earnings.

  Based on these preliminary conclusions, DLJ recommended that ACE pursue a combination with Tempest. A negotiating committee of ACE's Board (the "Negotiating Committee") was appointed to assist management in negotiating the terms of any proposed transactions with Tempest and Methuen. No other alternative transactions were presented to the ACE Board.

  On November 21, 1995, ACE and Tempest entered into a confidentiality letter facilitating the provision of confidential information necessary for each party to evaluate the business, results of operations and financial condition of the other.

  During the balance of November and through early December, ACE and Tempest continued to examine the economic and operational feasibility of a proposed combination of the two businesses. On December 5, 1995, Tempest engaged Merrill Lynch to provide general financial advisory and investment banking services to Tempest with respect to an initial public offering of Tempest Common Shares and a combination of Tempest and ACE. The Tempest Board did not entertain any other transactions, nor was Tempest solicited in respect of any other transactions, and Merrill Lynch was not retained to advise in respect of any other transactions. The Tempest Board concluded that the proposed combination between ACE and Tempest was a promising one which, if pursued, would require all of Tempest management's resources. The Tempest Board believed that an initial public offering could, alternatively, achieve the objectives of shareholder liquidity and an attractive return on Tempest Shareholders' investments. Therefore, no potential acquirors other than ACE were contacted by Tempest or Merrill Lynch.

  On December 6, 1995, the Negotiating Committee of ACE's Board considered the terms of the possible combination of ACE and Tempest. The Negotiating Committee noted particularly that ACE would acquire all of the outstanding Tempest Common Shares and that Tempest's net assets would be reduced to $500 million. ACE's Negotiating Committee agreed to send a letter to Tempest expressing ACE's interest in pursuing an acquisition generally. No other alternative transactions were presented to the Negotiating Committee.

  On December 12, 1995, ACE delivered to Tempest a written proposal to acquire all outstanding Tempest Common Shares (the "December 12th Proposal"). As disclosed in the December 12th Proposal, ACE was prepared to pay a 10% premium to acquire net assets of Tempest with a value not in excess of $500 million. Any net assets in excess of $500 million would be acquired without a premium. As consideration, ACE was prepared to exchange registered ACE Ordinary Shares at a value of $36.25 per share, subject to certain adjustments. ACE also required that Tempest Shareholders agree to a "lock-up" with respect to the ACE Ordinary Shares to be received by them. The December 12th Proposal was subject to, among other things, satisfactory completion of ACE's due diligence, negotiation of a definitive agreement, approval of ACE's Board and obtaining necessary regulatory and shareholder approvals.

  On December 18, 1995, Tempest's Board reviewed the December 12th Proposal. In particular, the Tempest Board focused on certain key elements of the December 12th Proposal, including: (i) an opportunity for Tempest Shareholders to exchange their Tempest Common Shares for ACE Ordinary Shares on a tax-free basis; (ii) liquidity to Tempest Shareholders through the exchange of their Tempest Common Shares for fully registered ACE Ordinary Shares (subject to the terms of a lock-up period); (iii) the terms of such lock-up period; and (iv) computation of an exchange ratio by reference to the book value of Tempest and ACE, respectively, as of November 30, 1995. In addition, the Tempest Board reviewed certain financial information with respect to ACE.

  The Tempest Board concluded that the offer by ACE to acquire net assets of Tempest at 110% of book value (and to acquire net assets of Tempest in excess of $500 million without any premium) was inadequate. In reaching such conclusion, the Tempest Board considered Tempest's results of operations for the year ended November 30, 1995; then current trading multiples of selected, publicly-traded reinsurance companies, which ranged from 106% of book value to 126% of book value; and the belief of members of the Tempest Board that the strategic fit of Tempest with ACE was excellent, making Tempest an attractive target for ACE. Accordingly, it was determined that ACE should, and in all likelihood would, improve its offer to acquire Tempest.

  On December 19, 1995, Mr. Kramer informed Mr. Scott that the Tempest Board rejected a transaction whereby ACE would acquire Tempest at 110% of the book value of Tempest, was concerned with the proposed price collar and preferred instead a fixed-price structure. The parties and their advisors continued to hold discussions through December and early January regarding the terms of a business combination and the structure such combination should take.

  On January 18 and 19, 1996, at a Tempest Board meeting, the Tempest directors agreed to proceed with negotiations with ACE regarding the acquisition by ACE of Tempest Common Shares, and in connection therewith, authorized the delivery to ACE of a written counterproposal by Tempest. Merrill Lynch informed the Tempest Board that, subject to the results of due diligence, Merrill Lynch would issue a fairness opinion regarding the proposed combination of Tempest with ACE on the proposed terms. The Tempest Board approved the terms of an agreement negotiated with General Re pursuant to which General Re would terminate its interest in Tempest if the proposed transaction with ACE were consummated. The Tempest Board also directed Tempest's management to conduct an investigation of ACE, including ACE's business, results of operations and financial condition. A committee of the Tempest Board (the "Amalgamation Committee") was formed to participate in and generally oversee the negotiation of the final terms of a business combination with ACE and the form of a definitive agreement embodying the same.

  During the last two weeks of January, ACE, Tempest and their respective financial and legal advisors negotiated the terms of a non-binding letter of intent outlining the terms of an amalgamation (which included an increase in the premium over the book value of Tempest which ACE would pay). On February 1, 1996, the parties executed the letter of intent (the "Letter Agreement").

  On February 8, 1996, the Approval Committee (consisting of all of ACE's directors other than Messrs. Mendoza and Newhouse who are also directors of Mid Ocean Limited, a competitor of Tempest) of ACE's Board (the "Approval Committee") met to consider the combination with Tempest. At this meeting, the management of ACE, as well as ACE's financial advisors, made presentations regarding their due diligence findings concerning Tempest, the status of discussions with Tempest and the terms of the Letter Agreement. Based upon its consideration of those presentations and the presentations previously made at the meetings of ACE's Board, as well as other factors more fully described below, the Approval Committee approved the Letter Agreement, the Share Issuance and authorized the senior management of ACE to execute and deliver an agreement and plan of amalgamation substantially upon the terms and conditions set forth in the Letter Agreement.

  On February 9, 1996, ACE's Board adopted certain resolutions facilitating the Share Issuance and the Amalgamation, and ACE and Tempest jointly announced their intention to enter into a business combination.

  Immediately following issuance of the joint press release, legal counsel to ACE and Tempest began the preparation of the Amalgamation Agreement. The Amalgamation Committee of the Tempest Board regularly reviewed, and made recommendations concerning, drafts of the Amalgamation Agreement. Among other things, Tempest negotiated inclusion of provisions that, subject to certain conditions, would enable the Tempest Board to respond to solicitations from third parties regarding bona fide proposals for an acquisition of or combination with Tempest. See "The Amalgamation Agreement--Additional Agreements--No Solicitation of Transactions."

  On March 12, 1996, the Tempest Board met to consider the terms of the Amalgamation as set forth in the Amalgamation Agreement. The Amalgamation Committee unanimously recommended to the Tempest Board that the Tempest Board vote to approve the Amalgamation Agreement and the transactions contemplated thereby. Merrill Lynch issued its written opinion dated such date and addressed to Tempest's Board regarding the fairness, from a financial point of view, of the Amalgamation consideration to Tempest Shareholders participating in the Amalgamation. Immediately prior to such Tempest Board meeting, one of Tempest's outside directors (the "Resigning Director") resigned as a member of the Tempest Board. The Resigning Director had served as a member of the Amalgamation Committee.

  At the March 12, 1996 Tempest Board meeting, the three directors of Tempest nominated by General Re abstained from the vote on the Amalgamation Agreement and the transactions contemplated thereby in the belief that it was inappropriate to cast a vote relating to the Amalgamation when General Re would not participate in such transaction. One additional director abstained and one director voted against the Amalgamation. Under the terms of the Securityholders Agreement, each director appointed by General Re is entitled to one vote; every other director is entitled to 2.5 votes. Under the terms of Tempest's Bye-laws, an affirmative vote of not less than two-thirds of the votes held by directors then in office is required to approve an amalgamation of Tempest.

  The proposal to approve the Amalgamation Agreement and the transactions contemplated thereby and to recommend to the Tempest Shareholders that they approve the Amalgamation Agreement and the Tempest Transactions was approved at the Tempest Board meeting on March 12, 1996 by 20 of the 28 votes held by the directors then in office.

  The definitive Amalgamation Agreement was executed by the respective parties on March 14, 1996. Tempest, General Re, GRAM and GRUS executed an agreement in respect of the General Re Agreements on the same date. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation-- General Re Agreement."

  On March 14, 1996, DLJ rendered its written opinion as to the fairness, from a financial point of view, to ACE and its shareholders of the consideration to be paid by ACE to the shareholders of Tempest pursuant to the Amalgamation Agreement. By letter dated March 14, 1996 and addressed to the Tempest Board, Merrill Lynch confirmed that its opinion of March 12, 1996 applies to the definitive Amalgamation Agreement.

  The execution of the Amalgamation Agreement was jointly announced by the two companies on the morning of March 15, 1996.

  On April 18, 1996, each of the Amalgamation Committee and the Tempest Board met and received reports regarding the status of the Amalgamation. Each of the Amalgamation Committee and the Tempest Board approved and ratified the form of the Joint Proxy Statement/Prospectus as filed with the SEC. The Tempest Board approved the declaration and payment of a cash dividend to holders of record at the Effective Time in an amount equal to such portion of the Net Assets of Tempest, measured immediately prior to the Effective Time, as exceeds $500 million.

  On April 29, 1996, ACE announced its intention to irrevocably waive the Lock-up.

RECOMMENDATIONS OF THE ACE BOARD OF DIRECTORS AND ACE'S REASONS FOR THE AMALGAMATION

  THE ACE BOARD OF DIRECTORS APPROVED THE AMALGAMATION AGREEMENT AND THE SHARE ISSUANCE AND RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

  The Approval Committee of ACE's Board of Directors and ACE's Board of Directors considered a variety of factors and information in their respective deliberations and concluded that the Amalgamation would offer a number of benefits to ACE and would be in the best interests of ACE Shareholders. Among the factors and information considered by the Approval Committee and ACE's Board of Directors were the following:

    The Approval Committee considered the pro forma financial results and financial position of the pro forma combined company and the effects of the Amalgamation on ACE's business, results of operations and financial condition. The Approval Committee found such pro forma financial results and financial condition to support its opinion.

    The Approval Committee received and evaluated the reports and conclusions of the financial, accounting, underwriting, actuarial and legal investigations of Tempest conducted by outside advisors to ACE. The Approval Committee found these reports and conclusions to support its opinion.

    The Approval Committee evaluated Tempest's written premium levels and insurance risks in relation to the amount of its capital and determined that Tempest had a significant amount of excess capital. As a result, Tempest agreed to reduce its Net Assets (as defined in the Amalgamation Agreement) to $500 million prior to the Amalgamation. The Approval Committee found Tempest's willingness to reduce its Net Assets to support its opinion.

    The Approval Committee considered the terms and conditions of the Amalgamation Agreement, including the amount and form of consideration to be paid by ACE in the Amalgamation. The fact that the Amalgamation Consideration consists of ACE Ordinary Shares was particularly important as it allows ACE to increase its capital which additional capital would be immediately utilized in the acquired business. The Approval Committee found the terms and conditions of the Amalgamation Agreement to be favorable to ACE and to support its opinion.

    The Approval Committee considered the effects of fixing the exchange ratio at the time of the execution of the definitive agreement versus allowing the exchange ratio to float. The Approval Committee determined that a range within which the exchange ratio could float (i.e., $33 and $45 per ACE Ordinary Share) would provide balanced protection to both ACE and Tempest. The Approval Committee found this balance to support its opinion.

    The Approval Committee considered the effects of the Average Closing Price being less than $33 or greater than $45 per ACE Ordinary Share. The Approval Committee determined that either party having the right to terminate the Amalgamation Agreement if the Average Closing Price was less than $31 or greater than $49 per ACE Ordinary Share would provide balanced protection to both ACE and Tempest. The Approval Committee found this balance to support its opinion.

    The Approval Committee noted that none of ACE's directors or officers had any material interest in Tempest or the proposed transaction. The Approval Committee found the absence of any material interests to support its opinion.

    The Approval Committee considered the financial presentation of DLJ delivered at a meeting on February 8, 1996. The Approval Committee found DLJ's financial presentation to support its opinion.

  The foregoing discussion of the information and factors considered by the Approval Committee of ACE's Board of Directors is not intended to be exhaustive. In view of the many and varied factors considered by the Approval Committee of ACE's Board of Directors, and the necessarily subjective and complex nature of many of these, the Approval Committee of ACE's Board of Directors did not deem it appropriate or practical to assign relative weights to the various factors considered in reaching this determination. Rather, the Approval Committee of ACE's Board of Directors viewed its positions and recommendations as being based on the totality of the information presented to and considered by it.

  The principal reasons for the ACE Board of Directors' conclusion that the Amalgamation is fair and in the best interests of ACE's shareholders and that the Share Issuance should be approved by ACE Shareholders are the following:

    Increased Shareholder Value. ACE's Board believes that the Amalgamation will significantly enhance shareholder value by combining ACE's historically strong core businesses with Tempest's historically profitable property catastrophe business. ACE's net premiums written for the year ended September 30, 1995 were $425 million and, on a pro forma basis giving effect to the Amalgamation, would have been $600 million.

    Increased Opportunities and Size. ACE's Board believes that the Amalgamation will afford ACE significant new opportunities to utilize ACE's capital, experience and management. ACE's Board also believes that the size and prominence of the consolidated company will attract new and increased attention to ACE and its diverse lines of coverage, further enhancing ACE's position as a leading worldwide property and casualty insurer. In addition, ACE's participation in the reinsurance market, coupled with its already strong presence in the insurance market, will provide ACE with the ability and structure to access and realize the benefits and opportunities that may arise in virtually any part of the worldwide property and casualty insurance and reinsurance market.

    Diversification of Business Lines. Over the last three years, ACE has made significant progress in diversifying its traditional lines of business. In November 1993, ACE acquired CODA and its primary and excess directors and officers liability business. In 1994, ACE began offering satellite insurance and in 1995 ACE began offering four new lines of business, including aviation insurance, excess property insurance, financial lines and First Line. In 1996, ACE also completed the acquisition of a 51% interest in Methuen, the holding company for a Lloyd's managing agency and provided funds at Lloyd's to support underwriting on syndicates managed by Methuen. The Amalgamation is the latest and most significant example of the successful implementation of ACE's diversification strategy. Of ACE's premiums written for 1993, approximately 99% came from excess liability and excess directors and officers liability insurance. Of ACE's net premiums written for the year ended September 30, 1995, on a pro forma basis giving effect to the Amalgamation, less than 60% represented written premiums from excess liability and directors and officers liability insurance.

    Acquisition of Existing, Profitable Business. ACE's Board also believes that entering the property catastrophe reinsurance business through the acquisition of Tempest allows ACE to acquire an existing and profitable business with a substantial client base and strong reputation. Acquiring an existing business also enables ACE to avoid the risks inherent in starting a new line of business.

    Expansion of Customer and Distribution Base. ACE's Board also believes that the Amalgamation will expand significantly ACE's customer and distribution base by increasing ACE's business transactions with insurance companies and reinsurance brokers. ACE's Board believes that such new relationships will offer ACE an opportunity to further expand its product offerings.

    Diversification of Risk Profile. ACE's Board believes that the Amalgamation will diversify ACE's overall risk profile. ACE's traditional businesses were generally characterized by a significant time period between the occurrence of the insured event and the payment of related losses while Tempest's business is generally characterized by a comparatively short period between the insured events and the payment of related losses. Furthermore, events giving rise to losses under ACE's traditional businesses will generally not give rise to losses under Tempest's policies.

    Accretion to Earnings Per Share. ACE's Board also believes that the Amalgamation generally will be accretive to ACE's future earnings per share. ACE's earnings per share for the year ended September 30, 1995 were $5.05 and earnings per share for the same period, on a pro forma basis giving effect to the Amalgamation, would have been $6.04. Earnings per share, excluding net realized gains (losses) on investments, for the year ended September 30, 1995 were $3.97 and earnings per share, excluding net realized gains (losses) on investments, for the same period, on a pro form a basis giving effect to the Amalgamation, would have been $5.26.

  ACE'S BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

OPINIONS OF FINANCIAL ADVISOR TO ACE

  In its role as financial advisor to ACE, DLJ was asked by ACE to render its opinion to the ACE Board of Directors as to the fairness, from a financial point of view, to ACE and its shareholders of the consideration to be paid by ACE to Tempest Shareholders pursuant to the Amalgamation Agreement. On March 14, 1996, DLJ delivered its written opinion to the ACE Board of Directors. DLJ also delivered to the ACE Board of Directors a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "DLJ Opinion").

  A copy of the DLJ Opinion is attached hereto as Annex B. The ACE Shareholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The summary of the DLJ Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The DLJ Opinion was prepared for the ACE Board of Directors and is directed only to the fairness to ACE and the holders of ACE Ordinary Shares as of the date of this Joint Proxy Statement/Prospectus, from a financial point of view, of the consideration to be paid by ACE pursuant to the Amalgamation Agreement and does not constitute a recommendation to any shareholder as to how to vote at the ACE Special Meeting. In considering the DLJ Opinion, shareholders may want to take into account DLJ's fee arrangements with respect to the Amalgamation, under which DLJ's fees are substantially greater if the Amalgamation is consummated, as set forth below under "-- Engagement and Fees Payable to DLJ".

  In arriving at its opinions, DLJ reviewed the Amalgamation Agreement as well as financial and other information that was available or furnished to it by ACE and Tempest including information provided during discussions with their respective managements. Financial income statement and balance sheet projections for Tempest for the fiscal years ended November 30, 1996 and 1997 were developed by DLJ based upon discussions with and information provided by the management of Tempest and were reviewed and accepted as reasonable by the management of ACE. The Tempest projections indicated an increase in premiums earned at a lower growth rate than that experienced by Tempest historically. The loss and loss expense ratios in 1996 and 1997 were projected to increase to levels higher than the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to decrease moderately from the 1995 level. Net operating income in 1996 and 1997 was projected to decline relative to net operating income in 1995, partially due to a projected decline in investment income attributable to the anticipated reduction in Tempest's net asset value to $500 million immediately prior to closing.

  In addition, certain financial projections of ACE for fiscal years 1996 and 1997 were developed by DLJ based upon public information and were reviewed and accepted as reasonable by the management of ACE. The ACE projections indicated overall compound annual growth in premiums during the years 1996-1997. The loss and loss expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 level. Net operating income in 1996 and 1997 was projected to grow each year at a relatively constant rate.

  The financial projections with respect to ACE and Tempest were based on certain long-term operating assumptions regarding the businesses of each company, taking into consideration past performance. The operating assumptions included, but were not limited to, (i) premium growth rates; (ii) loss and loss adjustment expense ratios; and (iii) expense ratios and yields on invested assets. In addition, projections with respect to Tempest gave effect to the anticipated reduction in Tempest's capital to $500 million which was assumed to occur immediately prior to closing. DLJ also compared certain financial data of Tempest with various other comparable companies whose securities are traded in the public markets, reviewed the historical stock price and trading volume of the ACE Ordinary Shares, reviewed prices and premiums paid in other comparable business combinations and conducted such other studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion, including utilizing materials prepared by and discussions held with ACE's outside accounting, legal, underwriting and actuarial consultants.

  In rendering its opinions, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by ACE and Tempest or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections developed by DLJ and reviewed by the management of ACE, DLJ has assumed that the information provided by the management of ACE and the management of Tempest, in connection therewith, reflects the best currently available estimates and judgments of the managements of ACE and Tempest as to the future operating and financial performance of ACE and Tempest. DLJ did not make any independent evaluation of ACE's or Tempest's assets or liabilities, nor did DLJ verify any of the information reviewed by it.

  The DLJ opinions are necessarily based on economic, market, financial and other conditions as they existed on the respective date of such opinions and on the information made available to DLJ as of such respective dates. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

  The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of ACE and Tempest the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies.

  Pro Forma Effect of the Transaction on ACE's Financial Position and Projected Earnings. DLJ analyzed certain pro forma financial effects resulting from the Amalgamation. The Tempest financial projections were developed by DLJ to reflect the terms of the Amalgamation Agreement and certain long-term operating assumptions regarding the property catastrophe reinsurance business. DLJ noted that while the Tempest projections assume normalized results, the actual results in any one year may differ substantially due to the high severity, low frequency characteristics of the property catastrophe business.

  Such analysis indicated, among other things, that the Amalgamation would be accretive, on a pro forma basis, to ACE's 1995 earnings per share by 23.2% to 31.2% over the range of Average Closing Prices contemplated by the Amalgamation Agreement of $31.00 to $49.00, respectively (the prices at which either party may terminate the Amalgamation Agreement). The 1996 and 1997 projected results, on a pro forma basis, indicated that the Amalgamation would be accretive to ACE's earnings per share by 9.2% to 16.4% and 10.8% to 18.2%, over the range of Average Closing Prices of $31.00 to $49.00, respectively. The results of the pro forma financial analysis are not necessarily indicative of future operating results or financial position.

  Public Market Valuation Analysis. To provide contextual data and comparative market information, DLJ compared selected share price and operating and financial data and ratios for Tempest to the corresponding data and ratios of the following publicly traded companies: GCR Holdings Ltd.; LaSalle Re Holdings Ltd.; Mid Ocean Limited; PartnerRe Ltd.; RenaissanceRe Holdings Ltd.; and IPC Holdings Ltd. The range of price as a multiple of 1995 operating earnings, price as a multiple of projected 1996 operating earnings and price as a multiple of shareholders' equity for the publicly traded companies at the date of the DLJ Opinion were: 8.2x-4.1x; 7.3x-4.5x; and 1.45x to 1.18x, respectively. The average price as a multiple of 1995 operating earnings, average price as a multiple of 1996 projected operating earnings and average price to shareholders' equity for the publicly traded companies as of the date of the DLJ Opinion were 7.1x, 6.9x and 1.46x, respectively. Such analysis indicated that the total consideration to be paid by ACE, over the range of Average Closing Prices, would result in multiples within the range of the price-earnings trading multiples of the publicly traded companies. Assuming an Average Closing Price of $31.00 (the Average Closing Price below which the Amalgamation could be terminated by either party), the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's 1995 operating earnings of 4.2x. Assuming an Average Closing Price between $33.00 to $45.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's 1995 operating earnings of 4.5x. Assuming an Average Closing Price of $49.00 (the Average Closing Price above which the Amalgamation could be terminated by either party), the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's 1995 operating earnings of 4.8x.

  Such analysis indicated that the total consideration to be paid by ACE, over the range of Average Closing Prices, would result in multiples of shareholders' equity within or below the range of the price-to-book trading multiples of the publicly traded companies. Assuming an Average Closing Price of $31.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's shareholders' equity of 1.14x. Assuming an Average Closing Price between $33.00 to $45.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's shareholders' equity of 1.21x. Assuming an Average Closing Price of $49.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's shareholders' equity of 1.32x.

  Analysis of ACE Ordinary Shares Trading History. DLJ also analyzed ACE's public market valuation at the date of the DLJ Opinion, relative to ACE's historical price-to-earnings and price-to-book multiplies. At the date of the DLJ Opinion, ACE's stock was trading approximately at 9.7x (price as a multiple of projected 1996 operating earnings), within ACE's projected price-to-earnings multiple range since ACE's initial public offering of 14.0x to 6.4x and was trading at 1.30x, the high end of ACE's historical price-to-book multiple range of 1.42x to 0.89x.

  Amalgamation Market Valuation Analysis. DLJ analyzed over thirty selected merger and acquisition transactions involving property and casualty insurance and reinsurance companies from 1989 through 1995. Although DLJ used these transactions for comparative purposes, DLJ noted that: (i) the absence of any merger and acquisition transactions in the Bermuda property catastrophe industry itself, and (ii) the lack of comparability between transactions involving property and casualty insurance and reinsurance companies and transactions involving a Bermuda-based property catastrophe company due to the large differences in financial and operating dynamics.

  DLJ analyzed the price-to-book multiples in selected merger and acquisition transactions and determined on a price-to-book basis that the total consideration to be paid by ACE was below the average multiples of the selected property and casualty and reinsurance merger and acquisition transactions of 1.40x and 1.45x, respectively. The consideration to be paid by ACE implies a price-to-book multiple of between 1.14x and 1.32x over the range of Average Closing Prices of $31.00 to $49.00.

  Limitations of Opinions. The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of fairness opinions involve various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. The preparation of fairness opinions does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment--based on its experience and expertise--in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinions based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performances, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

  Engagement and Fees Payable to DLJ. ACE selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Amalgamation and is familiar with ACE, its business and the insurance and reinsurance industries. Pursuant to the terms of an engagement letter dated February 6, 1996, ACE has paid DLJ $500,000 for its services to date, including the delivery of the DLJ Opinion, and agreed to pay DLJ, upon closing, an additional $2,200,000. Because a substantial portion of DLJ's fee is contingent upon the successful completion of the Amalgamation, DLJ may potentially have a conflict of interest. ACE also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ against certain liabilities, including liabilities under the federal securities laws. ACE has also utilized the services of DLJ as its financial advisor with respect to the acquisition by ACE of a 51% interest in Methuen Group Limited. ACE has paid DLJ additional fees for its services with respect to such acquisition. See "Information Concerning ACE--Business--Methuen."

  The terms of the fee arrangement with DLJ, which DLJ and ACE believe are customary in transactions of this nature, were negotiated at arms' length between ACE and DLJ.

  In the ordinary course of business, DLJ may actively trade the securities of ACE for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

RECOMMENDATIONS OF THE TEMPEST BOARD OF DIRECTORS AND TEMPEST'S REASONS FOR THE AMALGAMATION

  In reaching its decision to approve the Amalgamation Agreement, the Tempest Board of Directors consulted with their advisors and independently considered the material factors described below. BASED UPON ITS INDEPENDENT REVIEW OF SUCH FACTORS AND A REVIEW OF THE BUSINESS AND OPERATIONS OF ACE, THE TEMPEST BOARD HAS DETERMINED THAT THE AMALGAMATION AGREEMENT AND THE TEMPEST TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF TEMPEST AND ITS SHAREHOLDERS AND HAS APPROVED THE AMALGAMATION AGREEMENT.

  In reaching its conclusions to recommend the Amalgamation Agreement and the Tempest Transactions to the Tempest Shareholders, the Tempest Board of Directors considered various factors, including the following:

    The Tempest Board considered current conditions in the property catastrophe reinsurance market, in part derived from the significant variability of results over the last ten years for participants in the market, and the recent consolidation among industry participants. Recognition of the limited growth prospects for Tempest in the absence of diversification, the difficulty of diversifying and the operating risks inherent in the property catastrophe reinsurance business generally led the Tempest Board to conclude that the Amalgamation could protect Tempest from risks inherent in remaining a stand-alone, monoline property catastrophe reinsurance company. The Tempest Board believed there could be significant advantages for the business prospects and operations of Tempest from the Amalgamation.

    The Tempest Board also received and evaluated the reports and conclusions of the financial, actuarial and legal investigations of ACE conducted by outside advisors to Tempest. These due diligence materials included a study by a nationally recognized, independent actuarial firm regarding the status of ACE's loss reserves and a legal due diligence report concerning the status of pending breast implant litigation and ACE's potential exposure to losses arising in connection therewith.

    The Tempest Board considered the recommendation by its Amalgamation Committee, which had evaluated and reviewed various aspects of the Amalgamation, that the Amalgamation Agreement and the transactions contemplated thereby be approved by the Board and recommended by the Board for approval by the Tempest Shareholders.

    The Tempest Board assessed an initial public offering as an alternative to the Amalgamation. In considering this alternative, Tempest's Board reviewed various aspects of an offering, including regulatory approvals, timing, market conditions, business prospects, risks, uncertainties and possible delays and cost, and weighed the merits of an offering against the terms and conditions of the Amalgamation, including the amount and form of consideration to be received by Tempest Shareholders in the Amalgamation. The Tempest Board concluded that the terms of the Amalgamation were fair to Tempest Shareholders and, on balance, preferable to the possible returns of an initial public offering of Tempest Common Shares.

    The Tempest Board received the financial presentation of Merrill Lynch delivered at the Board's meeting on March 12, 1996, including Merrill Lynch's written opinion to the Tempest Board dated March 12, 1996, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders pursuant to the Amalgamation is fair from a financial point of view to such Tempest Shareholders.

    The Tempest Board considered the financial strength of ACE and of the pro forma combined company. The working proximity in Bermuda between members of ACE's and Tempest's senior management team aided Tempest's Board in also making a meaningful assessment of the quality of ACE's management.

    The Tempest Board considered the benefit to Tempest Shareholders in the form of the contemplated Dividend (as defined herein) payment required under the Amalgamation Agreement.

    The structure of the Amalgamation, which would permit Tempest Shareholders to exchange their Tempest Common Shares for ACE Ordinary Shares, was deemed by the Tempest Board to be a desirable outcome for Tempest Shareholders, in particular as it would provide liquidity for Tempest Shareholders.

    Having reviewed and considered the conditions, including regulatory approvals, to the Amalgamation and related transactions, as well as the risks, uncertainties and possible delays associated with the consummation of the Amalgamation and related transactions, and the estimated length of time and costs associated with such consummation, the Tempest Board concluded that such conditions and risks would not be unusual or unduly burdensome for Tempest or Tempest Shareholders as compared to conditions inherent in other transactions that might provide comparable benefits to Tempest and Tempest Shareholders.

  Certain of these factors were reviewed in detail with Tempest's legal and financial advisors. In particular, the Tempest Board believes that the terms of the Amalgamation and the amount and form of consideration to be received in the Amalgamation result in the consideration to be received in the Amalgamation being fair to Tempest and its shareholders. Such belief is supported, as to Tempest Shareholders receiving such consideration, by Merrill Lynch's fairness opinion. Further, the Tempest Board noted that none of Tempest's directors or officers had any material interest in Tempest or the proposed transaction, other than (i) pursuant to the receipt by the directors and officers of options to acquire ACE Ordinary Shares which would replace Tempest Options then held by certain Tempest directors and officers, (ii) the employment, following consummation of the Amalgamation, of Mr. Kramer as chairman and chief executive officer of the ACE Reinsurance Subsidiary and as vice-chairman of ACE, and (iii) as to certain directors, in their capacity as managers of investment funds which held Tempest Common Shares. The Tempest Board found the absence of any material interests (other than those noted) to support its opinion. See "--Opinion of Financial Advisor to Tempest."

  The foregoing discussion of the information and factors considered by the Tempest Board is not intended to be exhaustive, but is believed to include all material factors considered by the Tempest Board.

  The Tempest Board of Directors believes that the Amalgamation will provide:

    (i) the diversification necessary for sustained growth for Tempest beyond that achievable as a stand-alone, monoline property catastrophe reinsurance company;

    (ii) the prospect for Tempest to participate in a dynamic financial enterprise having greater financial resources;

    (iii) liquidity for Tempest Shareholders; and

    (iv) enhanced shareholder value.

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT THE TEMPEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT.

THE TEMPEST TRANSACTIONS

  Securityholders Agreement. In connection with the Amalgamation, Tempest Shareholders are being asked to consent to amendment of the Securityholders Agreement. Under the Amalgamation Agreement, completion of the Amalgamation is subject to the amendment and termination of the Securityholders Agreement. The proposal to amend the Securityholders Agreement is based on the Tempest Board of Directors' recognition of the inappropriateness of maintaining, following the consummation of the Amalgamation, the Securityholders Agreement or any agreement with provisions substantially similar to those contained in the Securityholders Agreement, in light of the fact that ACE's Ordinary Shares are listed on the NYSE. Although it is not clear that, under the circumstances of the Amalgamation, these amendments are required, Tempest's Board of Directors has concluded that it is advisable to resolve the question by amending the Securityholders Agreement. Accordingly, the Tempest Board of Directors proposes to amend (i) Section 17 of the Securityholders Agreement to make it inapplicable in connection with transactions in which Tempest shareholders receive shares or other securities which have been registered under the Securities Act and which are listed on a national securities exchange or NASDAQ; and (ii) Section 14 of the Securityholders Agreement to provide for its termination effective upon the consummation of the Amalgamation.

  Section 17 of the Securityholders Agreement currently prohibits Tempest from entering into any transaction with any person pursuant to which shares or other securities of such person would be exchanged or substituted for Tempest Common Shares unless, as a condition to the closing of such transaction, that person, together with each Tempest Shareholder, execute an agreement substantially in the form of the Securityholders Agreement. Section 14 of the Securityholders Agreement currently provides for termination of the Securityholders Agreement upon the occurrence of certain events, not including the Amalgamation.

  As amended, Section 14 of the Securityholders Agreement is to read in its entirety as follows:

  "Section 14. Term

    This Agreement shall terminate upon the first to occur of (a) an Initial Public Offering, (b) the consent of the Company and all Shareholders that the Agreement be terminated, (c) any transaction with any Person pursuant to which shares or other securities of such Person are exchanged or substituted for all the Shares, provided that the shares or securities of such Person are registered under the Securities Act and applicable United States state securities laws and listed on a national securities exchange or NASDAQ, (d) the liquidation or dissolution of the Company, or (e) the tenth anniversary of the date hereof of this Agreement; provided, however, that (i) in the case of termination pursuant to clauses (a) or (b), (A) the registration rights of the Shareholders under Section 7 hereof shall survive until the tenth anniversary of the date hereof to the extent such rights have not theretofore been exercised and (B) the provisions of
  Section 3, 4, 8 and 17 shall survive until the tenth anniversary of the date hereof and (ii) in any case, the provisions of Section 9(c) and 10 shall survive the termination of this Agreement."

  As amended, Section 17 of the Securityholders Agreement is to read in its entirety as follows:

  "Section 17. Recapitalization, Exchanges, Etc.

    The provisions of this Agreement shall apply to the full extent set forth herein with respect to shares or other securities in the Company that may be issued in respect of, in exchange for, or in substitution of the Shares. The Company agrees not to enter into any transaction with any Person pursuant to which shares or other securities of such Person will be exchanged or substituted for the Shares unless: (i) it is a condition to the closing of such transaction that such Person and each of the Shareholders execute an agreement substantially in the form of this Agreement (or the surviving provisions hereof); or (ii) pursuant to such transaction the shares or other securities of the Person being exchanged or substituted for the Shares are registered under the Securities Act and applicable United States state securities laws and listed on a national securities exchange or NASDAQ."

  The amendment of the Securityholders Agreement requires the consent of Tempest Shareholders holding two-thirds of the votes represented by the Tempest Common Shares unless the rights, obligations or tax treatment of a Tempest Shareholder are materially and adversely affected by such amendment, in which case the consent of such Tempest Shareholder is also required.

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS CONSENT TO THE AMENDMENT OF THE SECURITYHOLDERS AGREEMENT.

  Appraisal Rights. The Bermuda Act provides that any Tempest shareholder who does not vote in favor of the Amalgamation and who is not satisfied that he has been offered fair value for his Tempest Common Shares may within one month of the giving of the notice of the Tempest Special Meeting apply to have his shares appraised and to receive for his Tempest Common Shares the appraised fair value. The failure to vote against the Amalgamation does not constitute a waiver of the shareholder's appraisal rights. Under the Amalgamation Agreement, completion of the Amalgamation is subject to the holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re) waiving their appraisal and related rights. ACE may waive this closing condition in its sole discretion. Tempest's Board of Directors has determined that the Amalgamation Consideration represents a fair price to Tempest Shareholders. See "--Amalgamation Consideration." Merrill Lynch has provided an opinion that the Amalgamation Consideration is fair from a financial point of view to Tempest Shareholders that will be receiving such consideration. See "--Opinions of Financial Advisor to Tempest."

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS CONSENT TO WAIVE THEIR APPRAISAL RIGHTS.

OPINIONS OF FINANCIAL ADVISOR TO TEMPEST

  Merrill Lynch has rendered a written opinion, dated March 12, 1996, to the Tempest Board that as of such date the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Shareholders. By letter dated March 14, 1996 and addressed to the Tempest Board, Merrill Lynch confirmed that its opinion applies to the definitive Amalgamation Agreement, dated March 14, 1996. Merrill Lynch has also delivered to the Tempest Board a substantially identical opinion, dated the date of this Joint Proxy Statement/Prospectus, to the same effect.

  The full text of Merrill Lynch's opinion dated the date of this Joint Proxy Statement/Prospectus is attached as Annex C. The description of the written opinions set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex C. The Tempest Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith. In considering the Merrill Lynch opinion, Tempest Shareholders may want to take into account Merrill Lynch's fee arrangements with respect to the Amalgamation, under which Merrill Lynch's fees are substantially greater if the Amalgamation is consummated, as set forth below under "Fees Payable to Merrill Lynch."

  Merrill Lynch's opinions are directed only to the fairness of the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders. The opinions are directed to the Board of Directors of Tempest and do not constitute a recommendation to any Tempest Shareholders as to how to vote at the Tempest Special Meeting or otherwise.

  Engagement of Merrill Lynch. Merrill Lynch was engaged by the Tempest Board to provide general financial advisory and investment banking services with respect to the possibility of either an initial public offering of common shares of Tempest or any affiliate or any proposed strategic transaction involving Tempest and ACE or another party. Merrill Lynch was not authorized by Tempest to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of Tempest.

  Tempest retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Merrill Lynch has, in the past, provided financial advisory and financing services to Tempest and has received fees for rendering such services. In 1993, Merrill Lynch served as Lead Placement Agent in the initial capitalization of Tempest, raising $528 million gross proceeds in a private placement of common shares.

  Material Relied Upon by Merrill Lynch. In arriving at its opinions, Merrill Lynch, among other things: reviewed the draft Amalgamation Agreement as presented to the Tempest Board and the Amalgamation Agreement dated March 14, 1996, reviewed the Tempest Annual Reports and related financial information for each of the years in the two-year period ended November 30, 1995 and the period ended November 30, 1993, reviewed ACE's Annual Reports and related financial information for each of the years in the three-year period ended September 30, 1995, conducted discussions with members of senior management of Tempest concerning the business and prospects of Tempest, conducted discussions with members of senior management of ACE concerning the business and prospects of ACE, reviewed the historical market prices and trading activity for the ACE Ordinary Shares, reviewed certain information, including a study by a nationally recognized, independent actuarial firm engaged by Tempest and financial forecasts relating to the business, earnings, cash flow, assets and prospects of Tempest and ACE furnished to Merrill Lynch by Tempest and ACE. In connection with rendering its opinion dated the date of this Joint Proxy Statement/Prospectus, Merrill Lynch also reviewed unaudited Tempest financial statements for the three months ended February 29, 1996 and unaudited ACE financial statements for the six months ended March 31, 1996. The Tempest projections indicated essentially flat premiums earned in 1996 and 1997. The loss and loss expense ratios in 1996 and 1997 were projected to increase to levels higher than the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to decrease moderately from the 1995 level. Net operating income in 1996 and 1997 was projected to decline relative to net operating income in 1995, partially due to a projected decline in investment income attributable to the anticipated reduction in Tempest's net asset value to $500 million immediately prior to closing. The ACE projections indicated increases in premiums in 1996 and 1997. The loss and loss expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 level. Net operating income in 1996 and 1997 was projected to increase in each year. The financial projections with respect to Tempest and ACE were based on certain long-term operating assumptions regarding the businesses of each company, taking into consideration their past performance. The operating assumptions included, but were not limited to, (i) premium growth rates, (ii) loss and loss adjustment expense ratios, and
(iii) expense ratios and yields on invested assets. In addition, projections with respect to Tempest gave effect to the anticipated reduction in Tempest's capital to $500 million to occur immediately prior to closing. Merrill Lynch compared the proposed financial terms of the transaction contemplated by the Amalgamation Agreement with the financial terms of certain mergers and acquisitions which Merrill Lynch determined to be relevant, compared the results of operations of Tempest with those of certain companies which Merrill Lynch determined to be reasonably similar to Tempest, compared the results of operations of ACE with those of companies which Merrill Lynch deemed to be reasonably similar to ACE and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

  In preparing its opinions, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Tempest and ACE, and Merrill Lynch did not independently verify such information or make an independent valuation or appraisal of the assets or liabilities of Tempest or ACE. In particular, Merrill Lynch relied upon the representation by ACE's management and actuaries that its reserves for breast implant related claims are adequate, and Merrill Lynch did not independently verify nor value the accuracy of such reserves. Merrill Lynch further relied upon the assurances of the management of Tempest and ACE that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts furnished by Tempest and ACE, Merrill Lynch assumed with the consent of Tempest's Board that they were reasonably prepared and reflected the best currently available estimates and judgment of Tempest's or ACE's management as to the expected future financial performance of Tempest, ACE or their combined operations, as the case may be. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed on the date of the opinion.

  Financial Analyses by Merrill Lynch. The following is a summary of certain of the financial analyses used by Merrill Lynch in connection with providing its opinion to the Tempest Board on March 12, 1996. Merrill Lynch used substantially the same types of financial analyses in preparing its opinion dated the date of this Joint Proxy Statement/Prospectus as it used in providing its opinion dated March 12, 1996:

    Transaction Summary. Merrill Lynch calculated the imputed value of the Amalgamation to holders of Tempest Common Shares which are to receive ACE Ordinary Shares in the Amalgamation. This analysis showed a value of $151.84 per Tempest Common Share based upon what the Average Closing Price would have been if the closing of the Amalgamation had occurred on March 7, 1996. The Dividend was estimated, based on management's projections to April 30, 1996, to be $61 million, or $14.62 per Tempest Common Share. Merrill Lynch also calculated the multiple which the Amalgamation Consideration and Dividend represent, based on the assumed $151.84 per share purchase price and the Dividend of $14.62 per Tempest Common Share, or a total of $166.46 per Tempest Common Share, to be 1.28 times Tempest's fully-diluted book value per share at November 30, 1995, 1.37 times Tempest's fully-diluted book value per share as adjusted for the General Re buyout and the Dividend at April 30, 1996, and 7.18 times Tempest's adjusted net income for the year ended November 30, 1995. Merrill Lynch also calculated the comparable data assuming the Average Closing Price was equal to the high of ACE's share price in the past 52 weeks, its low in the past 52 weeks, its average price over the previous thirty days, three months and six months and the prices at and beyond which the Amalgamation Agreement may be terminated at $49 per share and $31 per share.

    Transaction Considerations. Merrill Lynch was not requested to opine as to, and its opinions do not in any manner address, Tempest's underlying business decision to proceed with or effect the Amalgamation with ACE or to enter into the other transactions contemplated by the Amalgamation Agreement. Merrill Lynch was advised that Tempest made the decision to adopt a strategy of diversification through the Amalgamation rather than pursuing other strategies such as an initial public offering of Tempest Common Shares. Furthermore, Tempest did not authorize Merrill Lynch to solicit, and Merrill Lynch did not solicit, third-party indications of interest for the acquisition of Tempest. Nonetheless, in connection with its opinion dated March 12, 1996, Merrill Lynch considered the effect of the alternative option of an initial public offering. For example, Merrill Lynch considered a hypothetical transaction consisting of a special dividend to Tempest Shareholders (to effect a decapitalization) and a secondary offering by Tempest Shareholders of a portion of their holdings. Merrill Lynch calculated the sum of the special dividend, the net cash proceeds received by selling shareholders and the market value of the Tempest Common Shares they would retain, based on various assumptions including assumed public offering prices at multiples ranging from 1.20 to
  1.35 times estimated fully diluted book value at April 30, 1996, and assumed post-offering fully distributed, market values at multiples ranging from 1.20 to 1.60 times such book value. However, Merrill Lynch's opinion did not address the values which might have been achieved in an initial public offering, which might be higher or lower than the value likely to be achieved in the Amalgamation, depending on market conditions, offering size and other considerations at that time. Merrill Lynch also considered the market risks Tempest would face if it pursued the initial public offering alternative, including the risks that valuation could be affected by adverse developments in the insurance industry and in the capital markets and that timing of an offering would be affected by seasonal considerations in the catastrophe reinsurance business, concerns over future market conditions and the effect of lock-ups.

    Tempest Peer Group Analysis. Merrill Lynch reviewed certain measures of financial performance of Tempest and compared this information with corresponding information for five Bermuda-based property catastrophe reinsurers: IPC Holdings Ltd., LaSalle Re Holdings Ltd., PartnerRe Ltd., RenaissanceRe

  Holdings Ltd. and GCR Holdings Limited (the "Selected Companies"). All of the Selected Companies are reinsurance companies engaged in lines of business similar to those of Tempest and, like Tempest, are based in Bermuda. Merrill Lynch calculated the following ratios for the Selected Companies' 1994 and 1995 fiscal years and compared them with the corresponding ratios for Tempest for the years ended November 30, 1994 and 1995: (i) returns on average equity ranging from 6.7% to 44.1% and 19.1% to 43.3% for the Selected Companies' 1994 and 1995 fiscal years, compared with 16.3% and 17.2% for Tempest; (ii) returns on average assets ranging from 5.6% to 26.9% and 17.0% to 25.7% for the Selected Companies' 1994 and 1995 fiscal years, compared with 15.3% and 14.9% for Tempest; (iii) ratios of operating income (excluding net investment income, net realized gains (losses) on investments and net exchange gains (losses)) to average equity ranging from 4.15% to 41.43% and 11.39% to 33.97% for the Selected Companies' 1994 and 1995 fiscal years, compared with 11.73% and 11.66% for Tempest; (iv) investment income as a percentage of average assets ranging from 3.76% to 5.31% and 5.11% to 6.09% for the Selected Companies' 1994 and 1995 fiscal years, compared with 5.28% and 5.31% for Tempest; (v) growth in net premium written from the Selected Companies' 1994 fiscal years to their 1995 fiscal years ranging from 7.4% to 57.0%, compared with growth of 27.0% for Tempest; (vi) growth in revenue ranging from 24.9% to 128.8% for the Selected Companies' 1994 fiscal years to their 1995 fiscal years compared with 58.2% for Tempest; (vii) growth in net income ranging from 53.2% to 174.9% for the Selected Companies' 1994 fiscal years to their 1995 fiscal years, compared with growth of 25.17% for Tempest; (viii) ratios of premiums to equity ranging from 18% to 102% and 18% to 63% for the Selected Companies' 1994 and 1995 fiscal years, compared with 26% in each year for Tempest; (ix) ratios of premiums plus loss reserves to equity ranging from 21% to 126% and 23% to 81% for the Selected Companies' 1994 and 1995 fiscal years, compared with ratios of 29% and 33% for Tempest; (x) expense ratios (including for this purpose net exchange gains and losses) ranging from 10.7% to 16.2% and 12.0% to 19.5% for the Selected Companies' 1994 and 1995 fiscal years, compared with to 19.2% and 23.6% for Tempest; (xi) loss ratios ranging from 24.5% to 47.8% for the Selected Companies' 1994 and 1995 fiscal years, compared with 18.3% and 31.6% for Tempest; and (xii) combined ratios ranging from 35.2% to 62.8% and from 39.7% to 59.1% for the Selected Companies' 1994 and 1995 fiscal years, compared with 37.5% and 55.2% for Tempest.

    Analysis of Selected Companies and their Initial Public Offerings. Merrill Lynch reviewed certain trading multiples of the Selected Companies. Based on closing market prices on March 8, 1996, Merrill Lynch calculated ratios of market price to book value per share for the Selected Companies ranging from 1.30 to 1.41, with a mean of 1.36 and a median of 1.38. Merrill Lynch calculated ratios of market price to earnings per share for 1995 for the Selected Companies ranging from 4.0 to 8.0, with a mean and median of 6.1, a ratio of market price to 1996 earnings estimates per share (based on estimates of First Call Corporation) for the Selected Companies ranging from 4.3 to 6.9, with a mean of 5.5 and a median of 5.4. This analysis resulted in a Selected Companies' market trading reference range per Tempest Common Share of $158.89 to $169.72.

    Merrill Lynch also calculated the trading multiples of initial public offerings for the Selected Companies, with a range of initial public offering price to book value per share ranging from 1.17 to 1.33, with a mean of 1.23 and a median of 1.21; one such offering occurred in 1993, three in 1995 and one on March 7, 1996. This analysis resulted in an initial public offering reference range per Tempest Common Share of $140.83 to $160.09.

    Analysis of Selected Acquisitions. Merrill Lynch also examined publicly available data with regard to six selected acquisitions of reinsurers (the acquisitions by Zurich Re of Re Capital Corp., by EXOR Group of Constitution Re Corp., by Alleghany Corporation of Underwriters Re, by partnerships controlled by Kohlberg Kravis Roberts & Co., LP of American Re-Insurance Co., by Wand/Chartwell Investment LP of Chartwell Reinsurance and by Robert M. Bass Group and Acadia Partners of National Reinsurance Corp.) and four selected acquisitions of property/casualty insurers (the acquisitions by Travelers of the Aetna property/casualty business, by Guaranty National Corp. of Viking Reinsurance Holdings, by CNA Financial Corp. of Continental Corporation, and by partnerships controlled by Kohlberg Kravis Roberts & Co., LP of Canadian General Insurance Group). These acquisitions were announced on various dates from August 1989 to December 1995. Merrill Lynch noted that there have been no transactions of a comparable nature involving Bermuda-based property catastrophe reinsurers and that none of the selected acquisitions involved reinsurers in the lines of business conducted by Tempest. For the selected acquisitions, Merrill Lynch calculated ratios of purchase price to book value from which Merrill Lynch determined a relevant range of from 1.0 to 1.4. This analysis resulted in an acquisition reference range per Tempest Common Share of $112.39 to $165.90.

    Discounted Cash Flow Analysis. Using a discounted cash flow analysis with a terminal book value ratio of 1.15 to 1.25 and a discount rate of 16% to 20%, Merrill Lynch estimated the present value to Tempest shareholders that might be produced based upon projected book value at December 31, 2000, using estimates and financial forecasts provided by Tempest senior management and assumptions relating to growth in premiums earned and net income. This analysis resulted in a discounted cash flow reference range per Tempest Common Share of $126.39 to $152.87.

    Overall Tempest Reference Range. Merrill Lynch also analyzed the per share reference ranges for Tempest Common Shares derived from the publicly traded companies' market analysis, analysis of initial public offerings, acquisition multiples and discounted cash flow analysis in order to derive an overall reference range per Tempest Common Share of $126.39 to $169.72, compared with Amalgamation consideration of $144.43 (based on an Average Closing Price between $33 and $45 at closing) and Amalgamation consideration from $144.43 to $157.26 (based on an Average Closing Price between $45 and $49 at closing), and a range of value for Amalgamation consideration and the Dividends of $158.89 to $172.13 (assuming estimated Dividends of $14.62 per share).

    Analysis of ACE. Merrill Lynch also calculated the current trading multiples of American International Group, EXEL Ltd. and Sphere Drake Holdings Ltd., whose ratio of current price to 1996 projected earnings (based on estimates from First Call Corporation) ranged from 5.5 to 16.2. Using a discounted cash flow analysis with a multiple of terminal earnings of 9.0 to 11.0, a multiple of terminal book value of 1.4 to 1.8 and a discount rate of 13% to 15%, Merrill Lynch estimated the present value that might be produced based upon projected net income for the year ending December 31, 2000 and projected book value at December 31, 2000, using estimates and financial forecasts provided by ACE senior management and assumptions relating to growth in premiums earned and net income. Merrill Lynch's analyses produced an overall reference range per ACE Ordinary Share of $41.39 to $68.94.

  Limitations of Opinions. The information above summarizes the material analyses prepared by Merrill Lynch in connection with its opinion. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch presentations and opinions. In arriving at its opinion, Merrill Lynch, in light of its experience and professional judgment, considered the results of all such analyses and did not separately consider the extent to which any one analysis supported the opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch considered the results of the analyses in light of each other and ultimately reached its opinions based on the results of all analyses taken as a whole. Furthermore, with respect to the analyses summarized above, no public company utilized as a comparison is identical to Tempest and such analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the acquisition or public trading value of the Selected Companies. Accordingly, the range in calculations resulting from any particular analysis described above should not be taken to be Merrill Lynch's view of the actual value of Tempest or ACE, which may be significantly more or less favorable than as set forth therein.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tempest or ACE. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the consideration in the form of ACE Ordinary Shares in the Amalgamation, from a financial point of view, to the shareholders of Tempest receiving such shares and were provided to the Tempest Board in connection with the delivery of Merrill Lynch's opinion. Because any estimates contained in the analyses performed by Merrill Lynch are inherently subject to uncertainty, none of the Tempest Board, Merrill Lynch or any other person assumes responsibility for the accuracy of such estimates. The analyses do not purport to be appraisals of or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future.

  The projections utilized by Merrill Lynch were prepared by Merrill Lynch based upon certain information, including financial forecasts, furnished by Tempest and ACE. Neither Tempest nor ACE publicly discloses internal management projections of the type provided to the Tempest Board and to Merrill Lynch in connection with their reviews of the Amalgamation. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Merrill Lynch's opinion and presentation to the Tempest Board is just one of the many factors taken into consideration by the Tempest Board.

  Fees Payable to Merrill Lynch. Pursuant to a letter agreement dated December 5, 1995 between Merrill Lynch and Tempest, Tempest paid Merrill Lynch a fee of $500,000 upon execution of the Amalgamation Agreement. If the Amalgamation is successfully consummated, Tempest will pay Merrill Lynch an additional fee of $1,000,000. The Tempest Board was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Amalgamation, and took it into account in considering Merrill Lynch's opinion and in approving the Amalgamation Agreement and the transactions contemplated thereby. Because a substantial portion of Merrill Lynch's fee is contingent upon the successful completion of the Amalgamation, Merrill Lynch may potentially have a conflict of interest. The letter agreement with Merrill Lynch provides that Tempest will reimburse Merrill Lynch for its reasonable out-of-pocket expenses and will indemnify Merrill Lynch against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

AMALGAMATION CONSIDERATION

  The Amalgamation Agreement provides that, at the Effective Time (as defined herein), each Tempest Common Share issued and outstanding immediately prior to the Effective Time, other than shares of Tempest Common Shares held by ACE or any of its respective wholly owned subsidiaries (all of which will be cancelled), will cease to be outstanding and will be converted into the right to receive that number of ACE Ordinary Shares (the "Amalgamation Consideration") obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Tempest Common Shares issued and outstanding (excluding certain Tempest Common Shares to be cancelled in connection with the Amalgamation) immediately prior to the Effective Time. As defined in the Amalgamation Agreement, the "Premium Amount" means an amount equal to 120% of the Net Assets (as defined herein; see "The Amalgamation Agreement--Additional Agreements--Net Assets") of Tempest immediately prior to the Effective Time; provided, however, that if the Net Assets of Tempest should exceed $500 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million and (ii) the dollar amount by which the Net Assets exceed $500 million. As defined in the Amalgamation Agreement, the "Average Closing Price" shall be an amount equal to the average per share closing price of ACE's Ordinary Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days (such third day being herein called the "Determination Date") prior to the date of the ACE Special Meeting; provided, further, that if the Average Closing Price is greater than $45.00, the exchange ratio will become fixed as if the Average Closing Price were $45.00 (resulting in ACE Ordinary Shares of greater aggregate market value being distributed) and if the Average Closing Price is less than $33.00, the exchange ratio will become fixed as if the Average Closing Price were $33.00 (resulting in ACE Ordinary Shares of lesser aggregate market value being distributed) (the prices at which the exchange ratio will be fixed are collectively referred to herein as the "Average Closing Price Caps"). The Average Closing Price will be determined on the third NYSE trading day prior to the ACE Special Meeting and will be publicly announced by ACE as soon as practicable after its determination. Interested parties may also contact ACE's investor relations department (441-295-5200) for the Average Closing Price beginning on the Determination Date. The maximum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $33.00 or lower) is 18,181,818 and the minimum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $45.00 or higher) is 13,333,333. Each Tempest Shareholder will receive its respective amount of the Amalgamation Consideration upon surrender to the exchange agent appointed by ACE (the "Exchange Agent") of the certificate or certificates representing such shareholder's Tempest Common Shares.

  No certificates or scrip representing fractional ACE Ordinary Shares will be issued in the Amalgamation, but in lieu thereof each holder of Tempest Common Shares otherwise entitled to a fractional ACE Ordinary Share will be entitled to receive, from the Exchange Agent, in accordance with the provisions of the Amalgamation Agreement, a cash payment in lieu of such fractional ACE Ordinary Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Tempest Common Shares in lieu of any fractional ACE Ordinary Share and upon the surrender to the Exchange Agent of a certificate or certificates representing Tempest Common Shares, the Exchange Agent shall promptly pay without interest to all holders of Tempest Common Shares entitled thereto all such amounts.

  Termination Right. The Amalgamation Agreement may be terminated and the Amalgamation contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation by the Board of Directors and shareholders of Tempest, by either ACE or Tempest by written notice to the other, no later than 5:00 p.m., Bermuda Time, on the second calendar day following the date upon which the Average Closing Price is determined, if the Average Closing Price shall be greater than $49.00 or less than $31.00 (the prices at which either party may terminate and abandon the Amalgamation Agreement are collectively referred to herein as the "Termination Prices"). See "The Amalgamation Agreement--Termination."

  Adjustment. The Amalgamation Agreement provides that if, prior to the Effective Time, ACE shall subdivide, split up, reclassify or combine the ACE Ordinary Shares or declare a dividend, or make a distribution, on the ACE Ordinary Shares in any security convertible into ACE Ordinary Shares, appropriate adjustment or adjustments, if any, will be made to the applicable exchange ratio, the Average Closing Price Caps and the Termination Prices.

  Tempest Options. As of April 30, 1996, there were unexercised stock options outstanding to purchase 184,334 Tempest Common Shares (excluding Tempest Options that will be purchased and cancelled in connection with the Amalgamation) at prices ranging from $100.00 to $132.19 per share (before any adjustment for the impact of the Dividend). As of that date, 73,332 of such options were exercisable and by the terms of the Tempest Option Plan the remainder become exercisable as follows: 66,996 by November 30, 1996, 22,003 by November 30, 1997 and 22,003 by November 30, 1998.

  Under the terms of the Tempest Option Plan, all non-vested options become immediately exercisable upon a change in control of Tempest. Therefore, upon consummation of the Amalgamation, all non-vested Options become immediately exercisable. Accordingly, in lieu of such options being exercised, each option to purchase shares of Tempest Common Shares (a "Tempest Option") granted under any employee or non-employee stock option plan of Tempest outstanding at the Effective Time will be cancelled and replaced by an ACE Option. The number of ACE Ordinary Shares underlying each ACE Option will be determined by applying the applicable exchange ratio to the number of Tempest Common Shares underlying the Tempest Option, and the exercise price under the ACE Option (after adjustment under the Tempest Option plan's anti-dilution provisions) will be determined by dividing the exercise price per share under the Tempest Option by the applicable exchange ratio, so that the aggregate exercise price of the options remains unchanged. If the Amalgamation had been consummated on March 31, 1996, the Average Closing Price would have been $44.475 and holders of Tempest Options would have been entitled to receive options to purchase 3.2470 ACE Ordinary Shares for each Tempest Option held. There can be no assurance that the exercise price and number of ACE Ordinary Shares underlying the ACE Options to be issued pursuant to the Amalgamation Agreement will not be greater than the exercise price or less than the number of ACE Ordinary Shares disclosed above.

EFFECTIVE TIME

  The Amalgamation will become effective upon the issuance of the certificate of amalgamation by the Registrar of Companies of Bermuda (the "Effective Time"). The filings with respect to the Amalgamation will occur as soon as practicable after satisfaction or waiver of the conditions to ACE's, Acquisition Subsidiary's and Tempest's obligations to effect the Amalgamation. See "The Amalgamation Agreement--Conditions to Consummation of the Amalgamation."

CONVERSION OF TEMPEST COMMON SHARES AND EXCHANGE OF CERTIFICATES; REPLACEMENT OF TEMPEST OPTIONS

  Conversion of Shares. The conversion of Tempest Common Shares into the right to receive ACE Ordinary Shares or the right to receive cash in lieu of fractional shares, and the cancellation and replacement of Tempest Options for ACE Options, will occur automatically at the Effective Time.

  Exchange of Certificates and Replacement of Tempest Options. The Exchange Agent will send transmittal forms to each holder of Tempest Common Shares who is a holder of record of Tempest Common Shares at the Effective Time. Such transmittal forms will contain instructions with respect to the surrender of certificates representing Tempest Common Shares to be exchanged for ACE Ordinary Shares and cash in lieu of fractional shares. Shortly after the Effective Time, each holder of Tempest Options will receive an option agreement evidencing such holder's ACE Options.

  None of ACE, Acquisition Subsidiary, Tempest or the Exchange Agent will be liable to a holder of Tempest Common Shares for any amount paid or properly delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

  TEMPEST SHAREHOLDERS SHOULD NOT FORWARD TEMPEST SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. TEMPEST SHAREHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to each party's obligation to consummate the Amalgamation that the ACE Ordinary Shares to be issued in the Amalgamation be authorized for trading on the NYSE, subject to official notice of issuance. See "The Amalgamation Agreement--Conditions to Consummation of the Amalgamation-- Conditions to Each Party's Obligation to Effect the Amalgamation."

INTERESTS OF CERTAIN PERSONS IN THE AMALGAMATION

  Certain directors, officers and shareholders of Tempest may be deemed to have interests (summarized below) in the Amalgamation that are in addition to their interests, if any, as holders of Tempest Common Shares and the interests of the shareholders of Tempest generally. The Tempest Board of Directors was aware of these interests (summarized below) and considered them, among other factors, in approving the Amalgamation and making its recommendation to Tempest Shareholders.

  Employment Arrangements. Pursuant to the Amalgamation Agreement, ACE has entered into employment arrangements, effective as of the Effective Time, under which (i) Donald Kramer, Co-Chairman of the Board of Tempest will serve as (x) chairman and chief executive officer of the ACE Reinsurance Subsidiary on terms and conditions substantially similar to the terms and conditions (including compensation and benefits) currently applicable to his employment with Tempest and (y) vice-chairman of ACE, and (ii) certain employees of Tempest and one employee of General Re Underwriting Services Limited ("GRUS") shall continue as or become, as the case may be, employees of the ACE Reinsurance Subsidiary.

  Indemnification by ACE; Officers' and Directors' Liability Insurance. The Amalgamation Agreement provides that, from and after the Effective Time, ACE shall indemnify, defend and hold harmless the officers, directors and employees of Tempest (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by the Amalgamation Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). The Amalgamation Agreement provides that all rights to indemnification existing in favor of the directors, officers and employees of Tempest as provided in Tempest's Memorandum of Association and Bye-laws, and all rights to indemnification pursuant to existing indemnification agreements, as in effect as of the date of the Amalgamation Agreement, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six years from the Effective Time, and ACE will guaranty the obligations of Tempest in respect thereof. For not less than four years after the Effective Time, ACE will cause to be maintained Tempest's existing officers' and directors' liability insurance. If the existing officers' and directors' liability insurance expires, is terminated or cancelled during such four-year period, ACE will cause to be obtained, to the extent commercially available, replacement officers' and directors' liability insurance on terms and conditions not less advantageous to the Indemnified Parties than the existing insurance. ACE is not required to procure such coverage by paying an annual premium in excess of 110% of the premium paid or to be paid by Tempest in the fiscal year ended November 30, 1995 (the "Premium Cap"). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Premium Cap, ACE is required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Premium Cap.

  General Re Agreement. Each of Tempest, General Re, GRUS and General Re-New England Asset Management, Inc. ("GRAM") entered into a Share Purchase Agreement dated as of March 14, 1996 (the "General Re Agreement") pursuant to which, in each case subject to, and as of the time of, consummation of the
Amalgamation: (i) Tempest will repurchase all Tempest Common Shares held by General Re, (ii) Tempest will purchase and cancel all options to purchase Tempest Common Shares (the "Options") held by General Re, (iii) the GRUS contract will be amended to terminate at June 30, 1996 in consideration of the payment by Tempest of a termination fee of $20.3 million (the "GRUS Termination Fee"), (iv) the GRAM contract will be amended to terminate at April 30, 1999, (v) Tempest and General Re will enter into a stop loss reinsurance agreement, on terms specified therein, (vi) General Re will consent to the amendment of the Securityholders Agreement as described herein, and (vii) Tempest will purchase continuation coverage in respect of Tempest's directors' and officers' indemnity policy for the period beginning as of the Effective Time and continuing to the fourth anniversary thereof.

  In consideration of the repurchase by Tempest of all the Tempest Common Shares held by General Re, Tempest will pay General Re $137.3 million, or $126.82 per share on a fully diluted basis (the "Share Purchase Price"). This per share amount is equal to the fully diluted book value per share at November 30, 1995 after taking into account the GRUS Termination Fee. Tempest will pay General Re $7.5 million, netting out the exercise price of $100.00 per share, or $26.82 per share on a fully diluted basis, for the Options being purchased and cancelled (the "Options Purchase Price") by Tempest. Tempest will pay General Re interest on the Share Purchase Price and the Options Purchase Price at a rate of 6% per annum computed from November 30, 1995 to the Effective Time. Tempest will use cash on hand and proceeds from the sale of short-term and other investments to repurchase the Tempest Common Shares held by General Re.

  In addition, the GRUS contract will be amended to revise a provision of the GRUS contract relating to computation of the underwriting profit payable by Tempest to GRUS. The purpose of amending this provision is to preclude any reduction, under the terms of the GRUS contract, in the amount of the GRUS Termination Fee to be paid to GRUS by Tempest. Tempest will pay General Re interest on the GRUS Termination Fee at a rate of 6% per annum computed from November 30, 1995 to the Effective Time.

  In connection with the amendment of the GRUS contract, Tempest will, upon termination of the GRUS contract, receive from GRUS a perpetual, nontransferable (other than to an affiliate of Tempest or to ACE or any of ACE's affiliates) license to use the computer-based models and modeling programs and other technological, mathematical, statistical and scientific programs, procedures, models, tools and related underwriting data and software devised during the term of the GRUS contract. Tempest and GRUS have acknowledged that GRUS has no duty or obligation to maintain, support, upgrade or enhance such data, models, programs, procedures, tools and software after termination of the GRUS contract. GRUS has also agreed, when necessary (as determined solely in Tempest's discretion), to use its best efforts to cause appropriate GRUS personnel to be made available, on such reasonable terms and conditions as GRUS and Tempest may agree, to assist on matters arising in connection with the GRUS contract.

  In connection with the amendment to the termination provisions of the GRAM contract, Tempest has agreed that if Tempest elects to retain an outside advisor to manage its assets subsequent to April 30, 1999, it will afford GRAM the opportunity to bid for appointment as asset manager, on terms to be agreed at such time.

  The stop-loss reinsurance agreement with General Re will cover claims paid by Tempest of up to $10 million in excess of $60 million in respect of losses incurred prior to December 1, 1995 and paid between December 1, 1995 and December 1, 1997. The reinsurance premium for this coverage is $4 million.

  General Re has agreed to consent to the amendment of Sections 14 and 17 of the Securityholders Agreement. See "The Amalgamation and Related
Transactions--The Tempest Transactions--Securityholders Agreement."

  Tempest agreed to purchase continuation coverage for its directors' and officers' indemnity insurance policy in respect of the liability of Tempest directors and officers. Such policy includes coverage for liability arising from the Amalgamation (other than for liability arising from such directors' and officers' gross negligence), including liability associated with the making of any material misrepresentations to ACE as part of the Amalgamation. Coverage will be provided for the period beginning on the date of the consummation of the Amalgamation and continuing to the fourth anniversary thereof.

  Tempest agreed to indemnify General Re and its directors (including the General Re-designated directors of Tempest), officers, employees and agents for any liability (other than liability arising from their gross negligence) arising from the execution and delivery by Tempest of the Amalgamation Agreement or the performance by Tempest of the transactions contemplated therein. Tempest and General Re also agreed to execute and deliver general forms of releases.

  It is a condition of the consummation of all the transactions provided for in the General Re Agreement that the Amalgamation Agreement and the transactions therein contemplated be approved by Tempest Shareholders (not including General Re). General Re currently intends to abstain from voting with respect to approval of the Amalgamation Agreement. As a result of the repurchase of General Re's ownership interest in Tempest, Tempest's Board believes that General Re considers it inappropriate to vote with respect to the Amalgamation when it will not participate therein.

ADDITIONAL AGREEMENTS

  Pursuant to the Amalgamation Agreement, Tempest has agreed to use its reasonable best efforts to cause those persons who may be considered "affiliates" of Tempest under the rules and regulations promulgated under the Securities Act to enter into agreements with ACE and Acquisition Subsidiary, pursuant to which such persons will agree not to dispose of the shares of ACE Ordinary Shares received by them in the Amalgamation except in compliance with the Securities Act and will represent that they have no present plan or intention to dispose of any such shares. See "The Amalgamation Agreement--Additional Agreements--Additional Covenants of Tempest."

ACCOUNTING TREATMENT

  The Amalgamation is accounted for as a purchase in accordance with GAAP. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. Allocation of the purchase price is subject to valuations and other studies which are not complete. Accordingly the final allocation may be different from the amounts reflected herein. However, management of ACE does not believe such differences will be material.

EFFECT ON EMPLOYEE BENEFIT PLANS

  As soon as practicable after the Effective Time, the employee benefit plans of Tempest will be discontinued and replaced by those of ACE, and outstanding options of Tempest will be substituted with options to purchase ACE Ordinary Shares in accordance with the terms of the Amalgamation Agreement. See "-- Amalgamation Consideration--Tempest Options."

                   TAX CONSEQUENCES TO TEMPEST SHAREHOLDERS

GENERAL

  The following summary of the tax treatment of the Amalgamation is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could be retroactive and could affect this summary. The tax treatment of any particular shareholder may vary depending on such shareholder's particular tax situation or status. The following summary does not purport to be a complete analysis or listing of all tax considerations that might be applicable to a holder of Tempest Common Shares or ACE Ordinary Shares. For example, the following summary does not deal with shareholders who are not citizens or residents of the United States (except as expressly stated below), or other categories of shareholders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt entities. TEMPEST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE AMALGAMATION TO SUCH SHAREHOLDER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  As used herein, the term "U.S. Person" means an individual who is a citizen or resident of the United States, a partnership, corporation or other entity created or organized in or under the laws of the United States, or an estate or trust that is subject to U.S. federal income taxation without regard to the source of its income, and the terms "United States" and "U.S." mean the United States of America (including the States and the District of Columbia). A U.S. Person who holds Tempest Common Shares as "capital assets" within the meaning of Section 1221 of the Code will be referred to herein as a "U.S. Tempest Shareholder."

TAX CONSEQUENCES OF THE AMALGAMATION

  Bermuda. Under current Bermuda law, no income tax, capital gains tax or withholding tax will be payable by Tempest or any Tempest Shareholder as a consequence of the Amalgamation.

  United States. The following is a summary of the principal U.S. Federal income tax consequences of the Amalgamation to U.S. Tempest Shareholders. The summary is not binding on the U.S. Internal Revenue Service (the "IRS"), and there can be no assurance that the IRS will not take a position contrary to one or more of the positions described below, or that such positions would be upheld by the courts if challenged by the IRS. No rulings have been or will be requested from the IRS, and no opinion of counsel has been obtained, with respect to any aspect of the Amalgamation. Furthermore, limited guidance is available as to the proper characterization under U.S. tax law of reorganization transactions accomplished under foreign law that may not be identical in all legal particulars to merger and other reorganization transactions accomplished under U.S. laws, and there are no authoritative precedents involving transactions similar to the Amalgamation.

  The summary does not address all aspects of U.S. Federal income taxation that may be relevant to U.S. Tempest Shareholders; nor does this summary address the effect of any applicable U.S. state or local tax laws, or the tax laws of any jurisdiction outside the United States, other than Bermuda.

  United States--Payments of Dividends. As described in "Additional Agreements--Net Assets," the Amalgamation Agreement provides for the declaration and payment of the Dividend to Tempest Shareholders in amounts sufficient, together with other contemplated transactions, to reduce the Net Assets of Tempest, immediately prior to the Effective Time, to $500 million. It is anticipated that the distributions of the Dividend will be paid out of current or accumulated earnings and profits ("E&P") of Tempest, and that as a result the full amount of these distributions will be treated as dividends for tax purposes and will be taxable as ordinary income when received by U.S. Tempest Shareholders.

  The Dividend paid by Tempest to U.S. Tempest Shareholders will not be eligible for the dividends received deduction provided for corporate shareholders by Code Section 243. Because U.S. Persons own a majority of the Tempest Common Shares and because a substantial part of Tempest's reinsurance business includes the reinsurance of U.S. risks, only a portion of the Dividend paid by Tempest will be treated as foreign source income for purposes of computing a U.S. Tempest Shareholder's U.S foreign tax credit limitation. It is likely that all of the Dividend that is foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for certain U.S. Tempest Shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

  United States--The Amalgamation. It is intended that the Amalgamation will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. This treatment is based in part on certain representations and covenants made by ACE and Tempest in the Amalgamation Agreement and on representations made by Tempest and certain Tempest Shareholders with respect to the lack of a plan or intent to dispose of the ACE Ordinary Shares they would receive in the Amalgamation. Assuming that the Amalgamation so qualifies as a reorganization, and subject to the discussion below regarding Section 367 of the Code, the principal U.S. Federal income tax consequences of the Amalgamation to a U.S. Tempest Shareholder that exchanges its Tempest Common Shares for ACE Ordinary Shares pursuant to the Amalgamation will be as follows: (1) no gain or loss will be recognized on the exchange (except as discussed below with respect to cash received in lieu of a fractional ACE Ordinary Share); (2) the aggregate tax basis of the ACE Ordinary Shares received pursuant to the Amalgamation will be the same as the aggregate tax basis of the Tempest Common Shares surrendered in exchange therefor (reduced by any amount of basis allocable to a fractional share interest for which cash is received); and (3) provided that the Tempest Common Shares so exchanged were held as capital assets, the holding period of the ACE Ordinary Shares received pursuant to the Amalgamation will include the holding period of the Tempest Common Shares exchanged therefor.

  While it is intended that the Amalgamation will be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, such treatment is not free from doubt. If the Amalgamation were not treated as a tax-free reorganization under Section 368(a)(1)(B) or some other provision of
Section 368(a) of the Code, the Amalgamation would be treated as a taxable exchange of Tempest Common Shares for ACE Ordinary Shares. If the Amalgamation is deemed to be taxable, U.S. Tempest Shareholders would be required to recognize gain to the extent the value of the ACE Ordinary Shares received exceeded their tax basis in their Tempest Common Shares. A portion of such gain could be treated as ordinary income to the extent, if any, of Tempest's current or accumulated E&P as of the close of the Tempest tax year that includes the Effective Time, as discussed in the following paragraph.

  Whether or not the Amalgamation is treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, U.S. Tempest Shareholders may be required to recognize ordinary income because Tempest may be deemed to be a controlled foreign corporation for purposes of Section 367(b). The amount of such ordinary income recognized, if any, would be the lesser of (i) the gain realized by U.S. Tempest Shareholders on the exchange of their Tempest Common Shares for ACE Ordinary Shares (including gain which otherwise would not be recognized as a result of the Amalgamation being a tax-free reorganization) and (ii) their proportionate share of any current or accumulated E&P of Tempest as of the close of the Tempest tax year that includes the Effective Time. However, ACE and Tempest believe that, as a result of distributions to be made by Tempest during that tax year, Tempest will not have any E&P during its taxable year which includes the Amalgamation and that the U.S. Tempest Shareholders will, therefore, not have any ordinary income as a result of the Amalgamation.

  Any U.S. Tempest Shareholder that is entitled to receive cash in lieu of a fractional ACE Ordinary Share in connection with the Amalgamation will recognize, as of the Effective Time, gain or loss equal to the difference between the amount of such cash and such U.S. Tempest Shareholder's tax basis in the fractional share interest. Any gain or loss recognized will be capital gain or loss if the Tempest Common Shares exchanged are held by such U.S. Tempest Shareholder as a capital asset. Any capital gain or loss will be long-term capital gain or loss if the holding period for such Tempest Common Shares is more than one year.

  Any U.S. Tempest Shareholder that asserts its dissenter's rights in connection with the Amalgamation and, as a result thereof, receives cash for the value of its Tempest Common Shares, will recognize gain or loss in an amount equal to the difference between the amount of cash and the U.S. Tempest Shareholder's basis in its Tempest Common Shares. Any gain or loss recognized will be capital gain or loss, except to the extent, if any, of any current or accumulated E&P of Tempest as of the close of the Tempest tax year that includes the Effective Time, if the Tempest Common Shares exchanged are held by such U.S. Tempest Shareholder as a capital asset. Any capital gain or loss will be long-term capital gain or loss if the holding period for such Tempest Common Shares is more than one year.

  United States--Information Reporting. U.S. Treasury Regulations require that any taxpayer that receives stock in connection with a corporate reorganization under Section 368 of the Code or realizes gain or other income (whether or not recognized) on account of any exchange to which Section 367 (b) of the Code applies file with its U.S. income tax return a complete statement of all facts pertinent to the transaction including: (i) a statement of the basis of the stock transferred in the transaction, (ii) a statement of the stock and other property or money received in the transaction and (iii) a statement which describes any amount required to be included in gross income pursuant to Treasury Regulations promulgated under Section 367(b) of the Code. U.S. Tempest Shareholders will be required to comply with these requirements and to maintain permanent records with respect to the foregoing information. Under the Amalgamation Agreement, ACE has agreed to provide Tempest Shareholders with information regarding Tempest's E&P that U.S. Tempest Shareholders will need to comply with these requirements.

                          THE AMALGAMATION AGREEMENT

  The following is a summary of the material provisions of the Amalgamation Agreement, which is attached as Annex A to this Joint Proxy
Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Amalgamation Agreement.

THE AMALGAMATION

  The Amalgamation Agreement provides that, following the approval of the Amalgamation by ACE Shareholders and Tempest Shareholders and the satisfaction or waiver of the other conditions to the Amalgamation, Acquisition Subsidiary will be amalgamated with and into Tempest. At and after the Effective Time, Acquisition Subsidiary and Tempest shall continue as the amalgamated company and shall operate under the name "Tempest Reinsurance Company Limited." At the Effective Time, the shares of Tempest Common Shares issued and outstanding immediately prior to the Effective Time will be converted into ACE Ordinary Shares or, in the case of fractional ACE Ordinary Shares, if any, will be exchanged for cash, as discussed elsewhere in this Joint Proxy Statement/Prospectus. See "The Amalgamation and Related Transactions-- Amalgamation Consideration" and "--Conversion of Shares and Exchange of Certificates; Replacement of Tempest Options." Each Tempest Option outstanding as of the Effective Time will be cancelled and substituted with an ACE Option. See "The Amalgamation and Related Transactions--Amalgamation Consideration-- Tempest Options."

REPRESENTATIONS AND WARRANTIES OF ACE, ACQUISITION SUBSIDIARY AND TEMPEST

  Representations and Warranties of ACE and Acquisition Subsidiary. The Amalgamation Agreement contains representations and warranties by ACE and Acquisition Subsidiary relating to, among other things: (i) ACE's and Acquisition Subsidiary's organization, standing and similar corporate matters;
(ii) ACE's authorization to enter into the Amalgamation Agreement and related transactions and the execution, delivery and enforceability of the Amalgamation Agreement; (iii) the absence of certain prior activities of Acquisition Subsidiary; (iv) delivery to Tempest, and the material accuracy and compliance with applicable law, of certain documents filed by ACE with the SEC and ACE's financial statements; (v) except as disclosed in filings by ACE with the SEC and other than liabilities incurred since September 30, 1995 in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with or as a result of the acquisition of Methuen Group Limited, including obligations to provide funds with respect to underwriting of Methuen syndicates, and liabilities that would not reasonably be expected to have a material adverse effect, the absence of liabilities;
(vi) except as disclosed in filings by ACE with the SEC, the absence of changes or other events involving a prospective change in the condition of ACE and its subsidiaries since September 30, 1995 which has had, or is reasonably likely to have, a material adverse effect on ACE; (vii) the Amalgamation Agreement's noncontravention of ACE's memorandum of association and articles of association and Acquisition Subsidiary's memorandum of association or bye-laws or any of their respective material agreements; (viii) the absence of the need for governmental filings, consents, approvals or actions with respect to any transaction contemplated by the Amalgamation Agreement (except for certain filings specified in the Amalgamation Agreement); (ix) the material compliance with applicable laws; (x) the material accuracy, as of the date of mailing to ACE Shareholders and Tempest Shareholders and at the time of the ACE and Tempest Special Meetings, of information provided by ACE and Acquisition Subsidiary in connection with this Joint Proxy Statement/Prospectus, and the material compliance with law of the form of documents which ACE or Acquisition Subsidiary is responsible for filing with any governmental entity in connection with the Amalgamation and the related transactions; (xi) the disclosure of material pending or threatened litigation against ACE or any its affiliates; (xii) the absence for the year ended September 30, 1995, and the expected absence for the year ended September 30, 1996, of "related person insurance income" within the meaning of Section 953(c)(2) of the Code, in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code; (xiii) the absence of fees related to the employment of brokers or finders in connection with the Amalgamation and the related transactions; and
(xiv) the receipt of an opinion of ACE's financial advisor.

  Representations and Warranties of Tempest. The Amalgamation Agreement contains representations and warranties by Tempest relating to, among other things: (i) Tempest's organization, standing and similar corporate matters;
(ii) Tempest's authorization to enter into the Amalgamation Agreement and related transactions and the execution, delivery and enforceability of the Amalgamation Agreement; (iii) the capital structure of Tempest; (iv) the delivery to ACE and Acquisition Subsidiary, and the material accuracy and compliance with applicable law, of certain of Tempest's financial statements;
(v) the absence of certain material changes or events since November 30, 1995 (except as expressly contemplated by the Amalgamation Agreement) and the absence of any material breach or default under any material contract of Tempest; (vi) the absence of fees related to the employment of brokers or finders in connection with the Amalgamation and the related transactions;
(vii) the Amalgamation Agreement's noncontravention of Tempest's Memorandum of Association or Bye-laws or any of its material agreements; (viii) the absence of the need for governmental filings, consents, approvals or actions with respect to any transaction contemplated by the Amalgamation Agreement (except for certain filings specified in the Amalgamation Agreement); (ix) the material compliance with applicable laws; (x) the material accuracy, as of the date of mailing to ACE Shareholders and Tempest Shareholders and at the time of the ACE and Tempest Special Meetings, of information provided by Tempest in connection with this Joint Proxy Statement/Prospectus, and the material compliance with law of the form of documents which Tempest is responsible for filing with any governmental entity in connection with the Amalgamation and the related transactions; (xi) except as disclosed and except for defaults which have not had or cannot reasonably be expected to have a material adverse effect on Tempest, the absence of a default under its memorandum of association or bye-laws or certain agreements; (xii) the filing of tax returns, the payment of taxes, proper withholding and certain tax disclosures relating to "related person insurance income" within the meaning of Section 953(c)(2) of the Code; (xiii) the disclosure of material pending or threatened litigation against Tempest; (xiv) good and marketable title to properties, free of liens except as specified and the validity and enforceability of leases; (xv) the absence of certain agreements which cause the rights or obligations of any party thereto to change in the event of an Amalgamation;
(xvi) the absence of assets located in the United States in excess of $15 million or more, other than investment assets; (xvii) certain disclosures and delivery of employee benefit plans and matters relating to the employees of Tempest; (xviii) the disclosure of Tempest intellectual property and except as disclosed and except as would not have a material adverse effect individually or in the aggregate on Tempest, the absence of any infringement of the intellectual property rights of third persons; (xix) the inapplicability of any anti-takeover statute or regulation under any Bermuda law; (xx) the receipt of an opinion of Tempest's financial advisor; and (xxi) the absence of additional contracts, agreements or arrangements with General Re not previously disclosed to ACE and Acquisition Subsidiary.

CONDITIONS TO CONSUMMATION OF THE AMALGAMATION

  Conditions to Each Party's Obligation to Effect the Amalgamation. The obligations of ACE, Acquisition Subsidiary and Tempest to effect the Amalgamation are subject to various conditions, unless waived, which include, in addition to other customary closing conditions, the following: (i) the ACE and Tempest shareholders and directors, and ACE, as the sole shareholder of Acquisition Subsidiary, will have approved and adopted all matters relating to the Amalgamation respectively required to be approved and adopted by such shareholders and directors by the vote required under applicable law; (ii) the Amalgamation shall have been approved by the Minister of Finance of Bermuda;
(iii) no order, statute, rule, regulation, executive order, stay, decree, judgment, injunction or regulatory action shall have been enacted, entered, issued, promulgated, threatened or enforced by any governmental authority, and no litigation shall have been initiated by any Person, which has resulted in a prohibition against the consummation of the Amalgamation; (iv) the Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or threatened stop order; (v) the ACE Ordinary Shares to be issued upon consummation of the Amalgamation and the ACE Ordinary Shares to be reserved for issuance upon exercise of options shall have been authorized for trading on the NYSE, subject to official notice of issuance; and (vi) the Securityholders Agreement dated as of September 15, 1993 among Tempest and each of Tempest's shareholders shall have been amended.

  Conditions to Obligations of Tempest to Effect the Amalgamation. The obligations of Tempest to effect the Amalgamation are subject to the fulfillment or waiver prior to the Effective Time of the following additional conditions: (i) each of ACE and Acquisition Subsidiary shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time; (ii) the representations and warranties of ACE and Acquisition Subsidiary contained in the Amalgamation Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of ACE and Acquisition contained in the Amalgamation Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Amalgamation Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made as of and on the closing date; (iii) the unaudited financial statements of ACE as of, and for the three-month period ended, December 31, 1995 and the unaudited financial statements of ACE as of, and for the latest quarterly period ended prior to the closing for which unaudited financial statements of ACE have been made publicly available, shall reflect no material adverse change from ACE's September 30, 1995 audited annual financial statements, except pursuant to the terms of the Amalgamation Agreement; (iv) no material adverse effect on ACE shall have occurred since September 30, 1995 and be continuing; (v) Tempest shall have received legal opinions from United States, Cayman Islands and Bermuda counsel to ACE and Acquisition in form and substance reasonably satisfactory to Tempest; (vi) the opinion addressed to Tempest's Board of Directors by Merrill Lynch shall not have been withdrawn, amended or modified; (vii) Tempest shall receive customary closing documents in form and substance reasonably satisfactory to it; and (viii) Tempest will have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated by the Amalgamation Agreement or the ownership and operation by ACE of Tempest and its business have been obtained and all required filings have been made.

  Conditions to Obligations of ACE and Acquisition Subsidiary to Effect the Amalgamation. The obligations of ACE and Acquisition Subsidiary to effect the Amalgamation are subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions: (i) Tempest shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time; (ii) the representations and warranties of Tempest contained in the Amalgamation Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Tempest contained in the Amalgamation Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Amalgamation Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made as of and on the closing date; (iii) the unaudited financial statements of Tempest as of, and for the three-month period ended, February 29, 1996 and the unaudited financial statements of Tempest as of, and for the latest monthly period ended prior to the closing for which unaudited financial statements of Tempest are available, shall reflect no material change from Tempest's November 30, 1995 audited annual financial statements previously delivered to ACE's Board of Directors, except pursuant to the terms of the Amalgamation Agreement; (iv) no material adverse effect on Tempest shall have occurred since November 30, 1995 and be continuing; (v) there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Bermuda (whether or not mandatory), (c) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States or Bermuda, (d) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event having a reasonable likelihood of affecting, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States or Bermuda, (e) any material adverse change in United States or international securities markets or financial markets, or (f) in the case of any of the foregoing, a material acceleration or worsening thereof; (vi) the holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re) shall have waived their appraisal rights; (vii) ACE and Acquisition Subsidiary shall have received legal opinions from United States and Bermuda counsel to Tempest in form and substance reasonably satisfactory to ACE and Acquisition Subsidiary; (viii) the opinion addressed to ACE's Board of Directors by DLJ, delivered as contemplated by the Amalgamation Agreement, shall not have been withdrawn, amended or modified; (ix) ACE shall receive customary closing documents in form and substance reasonably satisfactory to it; (x) ACE shall have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by ACE of Tempest and its business have been obtained and all required filings have been made; (xi) ACE shall have received the report of Price Waterhouse LLP or another actuary reasonably acceptable to ACE in form and substance reasonably satisfactory to it that Tempest's reserve for loss and loss expenses provisions makes a reasonable provision, in the aggregate, for all unpaid loss and loss expenses obligations of Tempest under the terms of its policies and agreements, and the decrease, if any, between November 30, 1995 and the closing date in the estimate of ultimate unpaid loss reserves at November 30, 1995 as calculated by Tempest is reasonable; and (xii)(a) all shares owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and Tempest shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof, (b) all options to acquire Tempest Common Shares or other securities of Tempest owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and Tempest shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof, (c) the Underwriting Services Agreement, dated as of September 15, 1993, between GRUS and Tempest, shall have been amended in form and substance reasonably satisfactory to ACE, and Tempest shall not be obligated to make any payments, absolute or contingent, to GRUS in respect thereof except as specified therein, (d) General Re shall have entered into a stop loss reinsurance agreement with Tempest, in form and substance reasonably satisfactory to ACE, pursuant to which General Re will indemnify Tempest in respect of claims paid during the period from December 1, 1995 to December 1, 1997 in respect of losses incurred prior to December 1, 1995, in excess of $60 million, but not exceeding $10 million. The Amalgamation Agreement also required that the holders of 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re) shall have consented to a lock-up (the "Lock-up") of the ACE Ordinary Shares to be received by them. ACE has waived this condition.

CONDUCT OF BUSINESS PRIOR TO THE AMALGAMATION

  Conduct of Tempest' Business Prior to the Amalgamation. Pursuant to the Amalgamation Agreement, Tempest has agreed that from the date of the execution of the Amalgamation Agreement to the Effective Time it will (i) conduct its operations only in the ordinary and usual course of business and consistent with past practice and (ii) use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain advantageous relationships with customers, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with Tempest.

  In addition, pursuant to the Amalgamation Agreement, Tempest has agreed that, from the date of the execution of the Amalgamation Agreement to the Effective Time, it will not take without the prior written consent of ACE, certain actions (subject to certain exceptions set forth in the Amalgamation Agreement), including the following: (i) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock, or other securities; (ii) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class of Tempest or any securities convertible into or exercisable or exchangeable for shares of capital stock of any class of Tempest or amend any of the terms of any such securities or agreements outstanding as of the date hereof; (iii) incur or assume any debt or issue any debt securities (except for borrowings under existing lines of credit in the ordinary course of business), become liable or responsible for the obligations of any other person except in the ordinary course of business and in amounts not material to Tempest, make any loans to or investments in any other person, pledge or otherwise encumber shares of capital stock of Tempest, or mortgage or pledge any of its assets or create any lien thereupon;
(iv) enter into, adopt, or amend or terminate any compensation, severance, termination, or benefits arrangement, or pay any benefit not required by any plan or benefit; (v) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity; (vi) except as provided in the Amalgamation Agreement, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the Latest Balance Sheet (as defined in the Amalgamation Agreement) or incurred in connection with the transactions contemplated by the Amalgamation Agreement or in the ordinary course of business and consistent with past practice; (vii) amend the memorandum of association or bye-laws of Tempest;
(viii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization; (ix) enter into any new lines of business (whether or not part of the insurance or reinsurance business), change any policy forms, change the pricing formula for insurance policies, change its investment policies or guidelines or otherwise make material changes to the operation of its business, change its loss reserve methodology other than as expressly provided in the Amalgamation Agreement; (x) invest any investment securities of Tempest in investments which are not rated in one of the four highest categories by a "nationally recognized statistical rating agency" as defined in the rules or regulations of the SEC; (xi) sell (whether by amalgamation, consolidation or otherwise), lease, encumber, transfer or dispose of any assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practices or any assets which are material to Tempest, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices; (xii) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $150,000 in the aggregate) or pursuant to agreements or commitments entered into by Tempest prior to the date of the Amalgamation Agreement; (xiii) make any tax elections or settle or compromise any material Bermuda, United States federal, state, local or other foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes; (xiv) pay or agree to pay in settlement or compromise of any suits or claims of liability against Tempest, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims; (xv) except as expressly contemplated by the Amalgamation Agreement or pursuant to agreements or commitments entered into by Tempest prior to the date of the Amalgamation Agreement, take any action likely to materially decrease or diminish the assets or net worth of Tempest; (xvi) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it; and (xvii) enter into any agreement providing for the acceleration or payment or performance or other consequence as a result of a change in control of Tempest.

ADDITIONAL AGREEMENTS

  Additional Covenants of ACE and Tempest. The Amalgamation Agreement contains additional covenants of ACE and Tempest to, among other things: (i) allow the other parties access to its officers, employees, agents, books, records, reports and properties; (ii) use reasonable best efforts to take or cause to be taken all action to consummate the Amalgamation and the related transactions and use reasonable best efforts in connection with obtaining all required approvals from governmental entities; (iii) provide reasonable opportunity for the others to review and comment upon this Joint Proxy Statement/Prospectus and use reasonable best efforts to have this Joint Proxy Statement/Prospectus declared effective under the Securities Act; (iv) consult with the others as to the form and substance of any press release or other public disclosure related to the Amalgamation; and (v) confer with the others on a regular basis and notify the others of any matter that would be required to be disclosed pursuant to the Amalgamation Agreement.

  Additional Covenants of Tempest. The Amalgamation Agreement contains additional covenants of Tempest to, among other things: (i) engage Price Waterhouse to audit its closing date balance sheet; (ii) take all action necessary so that the consummation of the Amalgamation and the related transactions will not, with certain exceptions, (a) result in any payment becoming due to any employees under any benefit plan, (b) increase any benefits otherwise payable under any benefit plan or (c) result in any acceleration of the time of payment or vesting of any such benefits; (iii) identify those persons or entities who are its "affiliates" for purposes of Rule 145 under the Securities Act, and use reasonable best efforts to cause such persons to agree not to dispose of the shares received by them in connection with the Amalgamation except in compliance with the Securities Act; and (iv) not, directly or indirectly, purchase, otherwise acquire, sell, or otherwise dispose of any shares of ACE capital stock or any other security convertible or exchangeable into or exercisable for capital stock of ACE or take any action that could reasonably be expected to have any influence on the price of ACE Ordinary Shares; and (v) use reasonable best efforts to assist ACE in entering into certain employment arrangements with certain employees of Tempest and GRUS.

  Additional Covenants of ACE and Acquisition Subsidiary. The Amalgamation Agreement contains additional covenants of ACE and Acquisition Subsidiary to, among other things, (i) substitute for each Tempest Option an ACE Option under ACE's existing 1995 Long-Term Incentive Plan or a new stock option plan to be established by ACE for such purposes and to register, to the extent not covered under an effective registration statement, the ACE Ordinary Shares issuable upon exercise of such options under the Exchange Act, and (ii) use it reasonable best efforts to cause the ACE Ordinary Shares to be issued in the Amalgamation and the ACE Ordinary Shares to be reserved for issuance upon exercise of ACE Options substituted for Tempest Options to be approved for listing on the NYSE, subject to official notice of issuance.

  Waiver of Appraisal Rights; Former Lock-up Requirement. Under the Amalgamation Agreement, completion of the Amalgamation is subject to holders of at least 75% of the outstanding Tempest Common Shares (not including Tempest Common Shares held by General Re) consenting to the waiver of their appraisal rights and the Lock-up. See "--Conditions to the Consummation of the Amalgamation--Conditions to Obligations of ACE and Acquisition Subsidiary to Effect the Amalgamation" and "The Amalgamation and Related Transactions--The Tempest Transactions." ACE HAS IRREVOCABLY WAIVED THE REQUIREMENT THAT ACE ORDINARY SHARES TO BE RECEIVED BY TEMPEST SHAREHOLDERS BE SUBJECT TO THE LOCK-UP.

  Net Assets. The Amalgamation Agreement provides that Tempest and its directors shall take (or shall have taken), prior to the Effective Time, all necessary action to: (i) repurchase or otherwise acquire or cancel Tempest Common Shares and options to acquire Tempest Common Shares of certain persons disclosed in the Amalgamation Agreement; (ii) declare a dividend or otherwise distribute to its shareholders an amount reasonably estimated to reduce the Net Assets (as defined below) of Tempest, measured immediately prior to the Effective Time and taking into account the transactions contemplated pursuant to (i) above, to $500 million; and (iii) declare a dividend (a "Contingent Dividend", and together with the dividend in clause (ii) above, the "Dividend") in an amount equal to such portion of the Net Assets of Tempest, measured immediately prior to the Effective Time, as exceeds $500 million (such Contingent Dividend shall be paid to shareholders of record of Tempest as of the Effective Time and shall be distributed to such shareholders, without interest, upon surrender of their certificates representing the right to receive the Amalgamation Consideration). The repurchase, acquisition or cancellation of Tempest Common Shares or options to acquire Tempest Common Shares by Tempest and the declaration or distribution of dividends or the Contingent Dividend shall not obligate or commit the ACE Reinsurance Subsidiary or any of its Affiliates in any way other than as previously disclosed to ACE. "Net Assets" of Tempest for purposes of the Amalgamation Agreement is defined as the shareholders' equity of Tempest computed in accordance with GAAP and adjusted to: (i) add the sum of (A) any amounts accrued on the financial statements of Tempest for options to acquire Tempest Common Shares and (B) incurred losses and loss expenses recorded by Tempest for the underwriting period beginning December 1, 1995 and continuing to the Closing Date; and (ii) deduct the sum of (A) fees of Tempest's legal, accounting, auditing and other advisors incurred by Tempest in connection with the transactions contemplated by the Amalgamation Agreement to the extent that such fees have not already been accrued on the financial statements of Tempest, and (B) losses and loss expenses in an amount equal to the greater of
(x) forty-two percent of earned premiums for the underwriting period commencing December 1, 1995 and continuing to the closing date and (y) incurred losses and loss expenses recorded by Tempest for the underwriting period beginning December 1, 1995 and continuing to the closing date, and (C) an accrual equal to the closing price on the NYSE on the date immediately prior to the closing date (the "Market Value") of ACE Ordinary Shares represented by the options issued under the Amalgamation Agreement at the closing date less the exercise price of those options, and (D) an accrual equal to (1) the product of (a) the number of Tempest Common Shares subject to Tempest Options outstanding at the closing date other than the options to be replaced by ACE Options multiplied by (b) the Market Value of the ACE Ordinary Shares issued in the Amalgamation for Tempest Common Shares less (2) the aggregate exercise price of such Tempest Options, and (E) any decrease in excess of $10 million between November 30, 1995 and the closing date in the estimate of ultimate unpaid loss reserves at November 30, 1995 (it being understood that any decrease up to an amount of $10 million shall be for the benefit of the former holders of Tempest Common Shares), and (F) any payment made or amount payable with respect to the stop loss reinsurance agreement with General Re referred to in the Amalgamation Agreement to the extent such amount has not reduced Tempest's shareholders' equity prior to the closing date.

  No Solicitation of Transactions. The Amalgamation Agreement provides that neither Tempest nor any of its directors, officers or employees shall, and Tempest shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any person (other than ACE and Acquisition Subsidiary (or other affiliates of ACE) or such person's directors, officers, employees, representatives and agents) that constitute, or would lead to, (i) the acquisition by any person of more than 10% of the total assets of Tempest,
(ii) the acquisition by any person of 10% of more of (a) the Tempest Common Shares or (b) the total number of votes that may be cast in the election of directors of Tempest at any meeting of shareholders of Tempest held on such date assuming all Tempest Common Shares and all other securities of Tempest, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (iii) any merger, amalgamation or other combination of Tempest with any person (a "Third Party Acquisition"). Tempest will promptly advise ACE of (i) any request for non-public information from any person expressing an interest in a Third Party Acquisition or (ii) a proposal in respect of a Third Party Acquisition received by Tempest, including the identity of the person requesting non-public information or making such a proposal (as the case may be); in the case of a proposal in respect of a Third Party Acquisition, Tempest will furnish to ACE the terms and conditions of such proposal. Tempest may provide non-public information to a person only if (i) such person has expressed a written interest in (which need not constitute a proposal for) a Third Party Acquisition, (ii) Tempest reasonably believes such person has the financial ability to consummate such a Third Party Acquisition, (iii) such person executes a confidentiality letter no less favorable to Tempest than the Confidentiality Letter (as defined in the Amalgamation Agreement), (iv) a committee of the Board of Directors of Tempest determines in good faith that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to provide such requested information and (v) Tempest provides notice to ACE of the identity of the person to whom the non-public information is being given at or before the time such information is given and Tempest delivers to ACE a copy of all such information concurrently with its delivery to the requesting party. If the Board of Directors of Tempest determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of Tempest, with a copy of such written confirmation to be delivered to ACE) that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to review a proposal in respect of a Third Party Acquisition, the Board of Directors of Tempest may undertake such review and participate in negotiations respecting any such proposal. If the Board of Directors of Tempest determines in good faith that any proposal relating to a Third Party Acquisition constitutes a Superior Proposal (as defined below), the Board of Directors shall promptly give written notice, specifying the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal"), to ACE. The Board of Directors of Tempest may (subject to the following sentences of this subsection and compliance with the Amalgamation Agreement), to the extent the Board of Directors of Tempest determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of Tempest, with a copy of such confirmation to be delivered to ACE) to be necessary, in order to comply with its fiduciary duties under applicable law, approve or recommend any such Superior Proposal, approve or authorize Tempest's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth business day following delivery to ACE of the Notice of Superior Proposal. Tempest may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by ACE prior to the expiration of the five business day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Third Party Acquisition that the Board of Directors of Tempest determines in its good faith reasonable judgment (based on the advice of a financial advisor of recognized reputation in the U.S.) to be made by a person with the financial ability to consummate such proposal and to provide greater aggregate value to Tempest and/or Tempest's shareholders than the transactions contemplated by this Agreement (or otherwise proposed by ACE as contemplated above).

  Certain Post-Closing Matters. The Amalgamation Agreement provides that, (i) following the Effective Time, and prior to the end of the ACE Reinsurance Subsidiary's taxable year for United States federal income tax purposes that includes the Effective Time, ACE shall (subject to the receipt of any applicable governmental approvals or consents) cause the ACE Reinsurance Subsidiary to make distributions to ACE that, in the aggregate, shall cause the ACE Reinsurance Subsidiary's current and accumulated earnings and profits as of the end of such taxable year to be not greater than zero, as computed for United States federal income tax purposes, but without any reduction as a result of distributions or other payments (other than certain dividends, including the Contingent Dividends) made to reduce Net Assets; (ii) prior to January 31, 1997, ACE shall cause the ACE Reinsurance Subsidiary to prepare, and provide to each person (including General Re) that was a holder of Tempest Common Shares prior to the Effective Time (each a "Former Holder"), (a) a statement providing the information regarding Tempest required under United States Treasury Regulation 1.1248-7 or any successor thereto or official interpretation thereof, (b) a Form 5471, for any Former Holder that would be required to file such form with its United States income tax return, and (c) such other United States income tax forms or reports relating to Tempest or the transactions contemplated under the Amalgamation Agreement as the ACE Reinsurance Subsidiary is required by law to provide to any Former Holder; and
(iii) ACE and its Affiliates shall (and, following the Effective Time, ACE shall cause the ACE Reinsurance Subsidiary to) take no action with respect to the capital stock, assets or liabilities of the ACE Reinsurance Subsidiary, including without limitation the filing of tax returns or reports, that would be inconsistent with the qualification of the Amalgamation as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code; provided, however, that ACE and its affiliates may file with the appropriate governmental authorities and execute all documents necessary to consummate the Amalgamation and the other transactions contemplated by this Agreement.

TERMINATION

  Termination of the Amalgamation. The Amalgamation Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written consent of ACE and Tempest and (ii) by either party if (a) the Amalgamation is not consummated on or before September 30, 1996, unless the failure to consummate the Amalgamation is due to the failure of the party seeking to terminate the Amalgamation Agreement to perform its obligations thereunder,
(b) the other party materially breaches any representation, warranty, covenant or agreement contained in the Amalgamation Agreement and such breach shall not have been cured within 10 days of notice of such breach, (c) if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Amalgamation Agreement, (d) if the Minister of Finance of Bermuda shall have failed to approve the Amalgamation by September 30, 1996, or (e) if the Average Closing Price shall be greater than $49.00 or less than $31.00.

  Termination Fee. The Amalgamation Agreement provides that: (i) Tempest may terminate this Agreement, to the extent not performed, upon payment to ACE of $12 million (the "Termination Fee") by bank cashier's check or wire transfer to an account designated by ACE for this purpose and (a) five business days shall have elapsed following ACE's receipt of a Notice of Superior Proposals and the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by ACE prior to the expiration of the five business day period following receipt by ACE of the Notice of Superior Proposal, or (b) the Tempest Board of Directors shall have withdrawn, modified or changed in a manner adverse to ACE its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, in any case, as it deems necessary in the exercise of its fiduciary obligations to Tempest's shareholders after being so advised in writing, with a copy to ACE, by outside legal counsel, (c) the approval of Tempest Shareholders of this Agreement, the Amalgamation and the transactions contemplated

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

hereby shall not have been obtained and there shall be existing a Superior Proposal or (d) a Third Party Acquisition has occurred or any person shall have entered into a definitive agreement or an agreement in principle with Tempest with respect to a Third-Party Acquisition; or (ii) ACE and Acquisition Subsidiary may terminate the Amalgamation Agreement, to the extent not performed, upon payment to Tempest of the Termination Fee by bank cashier's check or wire transfer to an account designated by Tempest for this purpose if the Board of Directors of ACE shall have withdrawn, modified or changed in a manner adverse to Tempest its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing.

  Effect of Termination. In the event of the termination of the Amalgamation Agreement by either ACE or Tempest, the Amalgamation Agreement will become void (except the sections of the Amalgamation Agreement relating to confidentiality, public announcements, expenses, notices and governing law) and there will be no liability or obligation on the part of ACE or Tempest or their respective officers or directors, except that no party will be relieved or released from any liability arising out of any breach of any provision of the Amalgamation Agreement or of any obligation it may have pursuant to the termination payment provision of the Amalgamation Agreement summarized in "-- Termination--Termination Fee." The termination expense provision of the Amalgamation Agreement summarized in "--Expenses" will survive the termination of the Amalgamation Agreement.

AMENDMENT AND WAIVER

  Subject to applicable law, (i) the Amalgamation Agreement may be amended by a subsequent writing signed by each of ACE, Acquisition Subsidiary and Tempest (except that after the Amalgamation has been approved by Tempest Shareholders, no amendment may be entered into which requires that the Amalgamation Consideration to be paid pursuant to the Amalgamation Agreement to the holders of Tempest Common Shares be decreased or the form of consideration to be received by the holders of Tempest Common Shares in the Amalgamation to be altered without the approval by such Tempest Shareholders) and (ii) each of ACE and Tempest may waive any default in the performance of any term of the Amalgamation Agreement by the other party or any of its subsidiaries, extend the time for compliance by the other party or any of its subsidiaries with any of the other party's obligations under the Amalgamation Agreement or waive any of the conditions precedent to its obligations under the Amalgamation Agreement, except where such waiver would result in the violation of a law.

EXPENSES

  Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with the Amalgamation will be paid by the party incurring such costs and expenses except as otherwise disclosed in this Joint Proxy Statement/Prospectus with respect to the Termination Fee. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement. See "--Termination Fee."

                          INFORMATION CONCERNING ACE

BUSINESS

  ACE, through its principal operating subsidiaries, ACE Insurance and CODA, provides excess liability insurance, directors and officers liability insurance, satellite insurance, aviation insurance, excess property insurance, financial lines products and certain financial guarantee reinsurance. In addition, ACE has acquired a controlling interest in Methuen, the holding company for Methuen (Lloyd's Underwriting Agents) Limited, a leading Lloyd's managing agency.

  ACE provides insurance coverage to industrial, commercial and other enterprises, including more than one-half of the top 250 companies listed in the most recent Fortune 500 list of the largest industrial corporations in the United States. Of ACE's net premiums written for the year ended September 30, 1995, approximately 56% was derived from excess liability insurance, approximately 25% was derived from directors and officers liability insurance and approximately 19% was derived from other insurance products.

  ACE's long-term business strategy is designed to provide shareholders with a fair return on their investment by focusing on insurance products which provide policyholders with broad coverage and high catastrophic limits at a fair and equitable premium that ensures consistent availability of coverage. ACE seeks to provide to the world's largest industrial enterprises the highest layer of excess liability coverage in their insurance programs and requires that at least a portion of its coverage be the highest layer in a policyholder's insurance program. ACE's excess liability policy form attempts to mitigate many of the uncertainties found in more traditional excess liability insurance policy forms. See "--Excess Liability."

  For the three years ended September 30, 1995, 1994, and 1993, the aggregate renewal rate on ACE's excess liability and directors and officers liability policies has averaged approximately 92%, 93% and 95%, respectively. In particular, ACE believes that its excess liability insurance policy form, with the inception date of coverage relating back to the first date of coverage, and ACE's commitment to consistent capacity and pricing designed to achieve a reasonable underwriting profit have accounted for this high rate of renewal, which has been achieved despite an increasingly competitive excess liability insurance market.

  During the year ended September 30, 1995, ACE entered four new lines of business. ACE offers net limits of up to approximately $50 million per occurrence for aviation insurance. Coverage is provided for various aviation risks, including aircraft manufacturer's hull and liability, airport liability, aircraft refueling operations and associated aircraft liability risks. See "--Aviation." ACE also offers global excess property "all risk" insurance, providing limits of up to a maximum of $50 million per occurrence with a minimum attachment point of $25 million. Coverage includes such perils as windstorm, earthquake and fire, as well as explosion. Consequential business interruption coverage is also offered. See "--Excess Property." ACE's financial lines product group offers specifically designed financial and insurance solutions to address complex risk management problems. See "-- Financial Lines." In addition, ACE participates in the reinsurance of Stockton Reinsurance Limited, with respect to a program referred to as "First Line," which provides financial guarantees required by the U.S. Coast Guard to issue Certificates of Financial Responsibility, under the Oil Pollution Act of 1990, to owners of vessels operating in U.S. waters. See "--First Line."

  The nature of the insurance coverages provided by ACE are generally expected to result in low frequency but high severity of individual losses. This loss pattern is particularly evident in ACE's excess liability insurance due to the high attachment points and large limits offered. ACE does maintain limited excess of loss clash reinsurance with respect to its excess liability policies and has also purchased reinsurance designed to limit its exposure on the aviation and excess property lines of business as well as the First Line reinsurance.

  ACE's primary investment objectives are to ensure that funds will be available to meet its insurance obligations and then, to maximize its rate of return on invested funds within specifically approved constraints as to credit quality, liquidity and volatility. Accordingly, ACE's investment portfolio is invested primarily in fixed income instruments of high credit quality. See "-- Investments."

 Excess Liability

  ACE writes excess liability coverage, on an occurrence first reported stand alone form, generally in excess of a minimum attachment point of $100 million per occurrence and with a minimum limit of $10 million and a maximum limit of $200 million per occurrence, subject to an annual aggregate limit in the same amount for all covered occurrences of which notice is given during such year. During 1994, ACE reduced the minimum attachment point to $50 million (or the foreign currency equivalent) from $100 million for certain classes of non-U.S. domiciled excess liability risks. In this instance, ACE offers limits up to twice the reduced attachment point with a minimum limit of $25 million. To qualify for the reduced attachment, an insured must be a non-U.S. based company which generates less than 15% of its revenue from U.S. operations. Effective on or after December 15, 1994, ACE has imposed an annual aggregate sublimit for integrated occurrences of $100 million for all new and renewal business that purchases limits greater than $100 million. This change will be effective for existing multi-year policies at the end of the current multi-year period. The change is expected to limit ACE's exposure to aggregation of risk resulting from integrated occurrence claims.

  Excess liability policies usually are denominated in U.S. dollars, but ACE occasionally writes policies in other currencies as well. For the year ended September 30, 1995, approximately one-third of the new business written by ACE was represented by non-U.S. policyholders. ACE expects further non-U.S. business growth as a result of the activities of its representative office in London, England.

  In general, the excess liability policies cover occurrences causing unexpected and unintended personal injury, property damage and/or advertising liability arising from events or conditions which commence at or subsequent to the inception date (or retroactive date, if applicable, but not prior to November 1, 1985) and prior to the expiration of the policy, provided proper notice is given to ACE during the term of the policy or any applicable discovery period. Each year's coverage is subject to the aggregate limit in effect in such year, and limits from prior years are not available for occurrences first reported in a subsequent year, thereby avoiding stacking of limits by the insured. All covered claims attributable directly or indirectly to the same event or condition are added together and treated as one occurrence with respect to the policy in effect when the occurrence or claim is first reported thereby limiting such losses to one policy limit. The terms of ACE's excess liability policy allow an insured to purchase a reinstatement of limits within their current policy year following notification of a loss, but only one annual limit is available for integrated occurrence losses.

  Coverage generally includes product liability, claims resulting from the discharge, dispersal, release and escape of pollutants subject, in the case of a discharge, dispersal, release or escape of pollutants caused other than by reason of a defective product, to the insured becoming aware of such discharge, dispersal, release or escape within 7 days of the commencement thereof and notifying ACE in writing within 40 days of such commencement, punitive damages for unexpected or unintended damage and payment of legal fees, as well as a broad range of catastrophic exposures such as explosions, fires, utility blackouts and other catastrophic events not excluded from coverage. In some cases, juries have awarded punitive damages in excess of the amount of actual or compensatory damages awarded. Coverage generally excludes non-products gradual pollution, property damage arising out of most professional services, commercial airline risks, certain marine exposures, and liability for injury or damage caused by, among other things, asbestos, tobacco, intra-uterine devices and nuclear risks. Unlike traditional insurance policy forms, disputes under ACE's policies are required to be settled by arbitration in Bermuda or London, depending on the policy. Either the Bermuda Arbitration Act of 1986, as amended, or the English Arbitration Act of 1950, as amended, governs the arbitration.

  In a limited number of circumstances involving renewals where the attachment point applicable during the renewal year was higher than the attachment point applicable during the previous year, ACE has issued separate modified occurrence policies covering the difference between such attachment points with respect to occurrences in prior years only. ACE does not intend to issue any of these policies in the future.

  The foregoing is intended as a summary of the current excess liability policy form used by ACE Insurance, a copy of which is incorporated by reference as an exhibit to ACE's Form 10-K for the year ended September 30, 1995 (the "Form 10-K") which is incorporated by reference herein, and reference is hereby made to such exhibit for the complete terms of such policy form.

  ACE maintains excess of loss clash reinsurance on a calendar year basis which provides ACE with certain protection from losses arising from a single set of circumstances (occurrence) under more than one excess liability insurance policy. The clash reinsurance agreements do not cover all occurrences covered by ACE's policies and, in particular, do not cover integrated occurrences involving one insured or similar occurrences in which multiple insureds are found liable (e.g., similar defective products manufactured or sold by multiple insureds). ACE's clash reinsurance policy has been arranged with over 80 different reinsurers, with approximately 48% of such coverage arranged with U.S. reinsurers and the remainder arranged with non-U.S. reinsurers.

 Directors and Officers Liability

  ACE offers up to $75 million of directors and officers liability insurance with a maximum of $50 million being provided for corporate reimbursement coverage. ACE believes this to be the largest amount of directors and officers liability insurance available from a single underwriting source.

  The directors and officers liability insurance is written on a claims made form and is provided to large industrial corporations, not-for-profit corporations, financial institutions and others. As with the excess liability form, disputes are required to be settled by arbitration in Bermuda or London.

 Satellite

  ACE began satellite insurance operations in February 1994. Until February 1996, ACE offered separate limits of up to $25 million per risk for launch insurance, including ascent to orbit and initial operations, and up to $25 million per risk for in-orbit insurance. This risk was fully retained by ACE.

  Effective for all business written on or after February 15, 1996, ACE has entered into a surplus treaty reinsurance arrangement, which provides for up to $25 million of reinsurance for each risk. This reinsurance arrangement has enabled ACE to raise the gross limits offered for satellite insurance to $50 million per risk.

  ACE believes its maximum net satellite insurance commitment of up to $25 million per risk represents one of the world's largest net lines. ACE also believes that this stable capacity and the financial security offered by ACE's asset base provide distinct competitive advantages and have resulted in the ACE becoming a significant provider of satellite insurance.

  Satellite insurance falls within a small, well defined market characterized by a limited number of brokers, underwriters and international clients. There are also a limited number of satellite and launch vehicle manufacturers in the world. The growing worldwide demand for satellite communications capabilities by both governments and private enterprises has resulted in an increase in the number of satellites per annum requiring launch and/or in-orbit insurance coverage.

  ACE has hired underwriting staff, and may contract with others, with the technical expertise to evaluate the detailed technical underwriting materials and determine the exposure to be underwritten by ACE on any one satellite insurance policy based on the historical performance of both the satellite and/or launch vehicle being used by a client. The typical satellite insurance policy is written on a quota-share basis, rather than on an excess policy form. The insured value of a commercial satellite now ranges from approximately $150 million to $300 million.

  ACE is at risk, under the terms of a typical launch insurance policy, from the point of intentional ignition of the launch vehicle and for a period of approximately 90 to 365 days to allow for initial operations of the satellite. In-orbit coverage incepts on termination of the launch insurance policy, which usually occurs on completion of the initial operations testing of the satellite. In-orbit insurance is generally written on an annual basis, although policy periods can be as long as 24 months.

 Aviation

  ACE commenced writing aviation insurance in April 1995 and offers limits of up to $100 million per insured, with no minimum attachment point. As a consequence, this line is subject to potential low severity, high frequency of losses, as well as high severity, low frequency of individual loss. ACE addresses its risk frequency exposure, and reduces its net line to approximately $50 million, with a dedicated reinsurance program. Classes of business written include aviation product liability, aviation manufacturers (including hull and all risks and products liability); aviation refuellers; and airport and airport contractors, together with certain aircraft risks.

  For manufacturers hull risks, ACE provides coverage for accidental damage to the aircraft on an "all risks" basis. ACE requires specific deductibles for hull coverage, which will vary according to the size and value of the aircraft to be insured.

  Under aviation products liability, ACE provides coverage on a losses occurring basis with limits of liability restricted by annual aggregates.

  ACE provides coverage on a losses occurring basis for aviation refueling, with specific limits provided for any one accident or occurrence, but subject to an annual aggregate in respect of manufacturing/product related exposure.

  ACE offers coverage to operators of airport locations, and also to a variety of service providers at airport locations, including control tower and air traffic control facilities. Coverage is offered on a losses occurring basis, with limits provided for any one accident or occurrence, but subject to an annual aggregate in respect of manufacturing/product related exposure.

  Generally, ACE will write aircraft liability in conjunction with one or more of the other aviation products, and where the aircraft (owned or non-owned) is used for corporate purposes. Coverage will include third party bodily injury, property damage and passenger legal liability.

 Excess Property

  ACE entered the excess property insurance business in June 1995. Primary target markets are chemical, energy, electronics, forest products, heavy manufacturing, mineral, oil and gas, and utilities. Coverage is also available to select manufacturing, industrial and institutional risks.

  Excess property insurance coverage is offered with limits of up to $50 million per risk, above a minimum attachment point of $25 million. In certain circumstances, ACE uses reinsurance to establish the retained net limit per risk. Attachment levels, terms and pricing for each risk are derived from ACE's property underwriters' independent assessment of "probable maximum loss", a benchmark of risk frequency and severity. ACE has purchased catastrophe reinsurance to control the possible effects of cumulative natural peril exposure.

 Financial Lines

  ACE introduced its Financial Lines product group in January 1995. Financial Lines utilizes transactions which combine the concepts of finance with the principles of insurance. Typically, clients purchasing these products are seeking coverage for exposures which are difficult to place because of limited or nonexistent capacity in the traditional insurance markets. Alternatively, they would use these insurance products to cover loss exposures which are not efficiently handled by current products available.

  Unlike certain traditional insurance, each Financial Lines contract is individually tailored to meet the needs of the insured. Financial Lines programs typically have the following common characteristics--multi-year contract terms; broad coverage that includes stable capacity and pricing for the insured; insured participation in the results of their own loss experience; and aggregate limits. The specific product types offered by Financial Lines include the various forms of finite risk insurance. Examples of finite risk products include the combination of self-insurance with an excess program, the combination of various coverages subject to a single retention and insured limit or programs that insure large loss exposure or a portfolio of losses over a period of years. Other product types offered are credit enhancements, performance guarantees and specialty insurance which cover financial exposures or involve financial instruments.

  Financial insurance products were created by the need to service the more complex risks of today's corporations. ACE anticipates drawing on the strong franchise ACE maintains with its current client base by providing a policy which will further enhance a client's risk management program. Using both insurance brokers and investment bankers, it also anticipates attracting new clients for ACE.

  ACE believes it will have a competitive advantage in the marketplace because of the financial strength of ACE and its ability to offer significant risk transfer while still allowing the insured to retain some of its own exposures. Risk transfer is important to the insured thereby enabling it to meet the accounting and regulatory requirements related to the purchase of insurance or reinsurance.

  Financial Lines has a flexible approach to limits offered, attachment points and coverages provided primarily due to the use of funding mechanisms in writing a contract. Each contract is unique because it is tailored to the insurance needs, specific loss history and financial strength of the client. Premium volume can vary significantly from period to period due to the nature of the contracts being written. Profit margins may vary from contract to contract depending on the amount of underwriting risk and investment risk assumed on each contract.

 First Line

  ACE participates in the reinsurance of Stockton Reinsurance Limited with respect to a program referred to as "First Line" which provides financial guarantees required by the U.S. Coast Guard to issue Certificates of Financial Responsibility, under the Oil Pollution Act of 1990, to owners of vessels operating in U.S. waters. The company has purchased excess of loss reinsurance to limit its exposure in this line.

 Methuen

  On March 27, 1996, a corporate subsidiary of ACE acquired a 51% interest in Methuen, the holding company for Methuen (Lloyd's Underwriting Agents) Limited, a leading Lloyd's of London managing agency. ACE may acquire the remaining 49% interest in Methuen during the years 1999 and 2000 through various put and call arrangements.

  Methuen (Lloyd's Underwriting Agents) Limited has six syndicates with total
underwriting capacity of (Pounds)367 million ($   ) in 1996. For the 1996 year
of account, ACE has, through a newly formed corporate subsidiary, provided
funds at Lloyd's of (Pounds)12.25 million ($   ) supporting (Pounds)24.5
million ($   ) of underwriting capacity on Methuen syndicates. ACE has agreed, subject to certain conditions, to provide funds at Lloyd's of (Pounds)50
million ($   ) to support underwriting by Methuen syndicates in 1997 and subsequent years.

 Marketing and Underwriting

  ACE markets its insurance products through brokers and seeks to maintain a competitive advantage by providing insurance coverages which require utilization of technical skills to underwrite individual risks, emphasizing quality rather than volume of business to obtain a suitable spread of risk. This enables ACE to operate with a relatively small number of employees and, together with the reduced costs of operating in a favorable regulatory and tax environment, results in significantly lower administrative expenses relative to other companies in the industry.

  Policyholders are obtained through non-U.S. insurance brokers who generally receive a brokerage commission on any business accepted and bound by ACE. ACE is not committed to accept any business from any particular broker and brokers do not have the authority to bind ACE. All policy applications (both for renewals and new policies) are subject to approval and acceptance by ACE in its Bermuda office. A substantial number of policyholders meet with ACE outside of the United States each year to discuss their insurance coverage. ACE does not believe that conducting its operations through its offices in Bermuda has materially affected its underwriting and marketing activities to date. ACE receives business from approximately 62 non-U.S. brokers of which 9 produced approximately 90% of ACE's business in 1995.

  At September 30, 1995, approximately 29% of ACE's policyholders were firms not based in North America. ACE expects non-U.S. business to grow further as a result of the opening in September 1994 of a representative office in London, England. The London office will assist brokers throughout the United Kingdom, the rest of Europe, the Middle East, South Africa, the Far East and Australia in gaining access to ACE's underwriting capacity in Bermuda. All underwriting activity will continue to take place in Bermuda.

  The following table sets forth the percentage of ACE's business placed in 1995, 1994 and 1993 through each broker placing more than 10% of ACE's business.

                                                                 YEAR ENDED
                                                               SEPTEMBER 30,
                                                              ------------------
NAME                         U.S. AFFILIATE                   1995   1994   1993
- ----                         --------------                   ----   ----   ----
Bowring (Bermuda) Limited    Marsh & McLennan, Incorporated   43%    41%    40%
J&H Intermediaries Limited   Johnson & Higgins                16     17     14
Alexander International      Alexander & Alexander, Inc.       8      9     10
 Insurance Services Ltd.

  As of March 31, 1996 ACE employed an underwriting staff of 36, each with substantial industry experience. The underwriter's primary objective is to assess the potential for an underwriting profit, a process complicated in some cases by the limited amount of data for claims which would have been covered by ACE's policy form and which would have exceeded its policy's attachment point. The risk assessment process undertaken by ACE involves a comprehensive analysis of historical data and estimates of future value of losses which may not be evident in the historical data. The factors which ACE considers include the type of risk, the attachment point and coverage limits, the type, size, complexity and location of the potential insureds operations, financial data, the industry in which the potential insured operates, details of the underlying insurance coverage provided, loss history and future corporate plans.

 Claims Administration

  Claims arising under policies issued by ACE are managed in Bermuda by ACE's claims department. ACE maintains a claims database into which all notices of loss are entered. If the claims department determines that a loss is of sufficient severity, it makes a further inquiry of the facts surrounding the loss and, if deemed required, retains outside claims counsel to monitor claims. Based upon its evaluation of the claims file, ACE's claims department may recommend that a case reserve in a specified amount be established or that all or part of a claim be paid. ACE's claims department monitors all claims files and, where appropriate, will recommend the establishment of a new case reserve or the increase or decrease of an existing case reserve with respect to a claim.

  With the exception of certain aviation coverages, ACE does not undertake to defend its insureds. It has, in certain instances, provided advice to insureds with respect to the management of claims. ACE believes that its experience in resolving large claims and its proactive approach to claims management has contributed to the successful resolution of several cases.

  Because ACE does not do business in the United States, it must on occasion rely on U.S. counsel to assist it in evaluating liability and damages confronting its insureds. ACE does not believe that the information received or the procedures followed have materially affected its ability to identify, review or settle claims.

 Unpaid Losses and Loss Expenses

  ACE is required to make provisions in its financial statements for the estimated unpaid liability for losses and loss expenses for claims made against it under the terms of its policies and agreements. Estimating the ultimate liability for losses and loss expenses is an imprecise science subject to variables that are influenced by both internal and external factors. This is true because claim settlements to be made in the future may be impacted by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in ACE's claim handling procedures. In many cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to ACE and the settlement of ACE's liability for that loss. In other cases, the period between first notice and final payment can be relatively short, even less than one year.

  Several aspects of ACE's operations exacerbate the inherent uncertainties in estimating its losses as compared to more conventional insurance companies. Primary among these aspects are the limited amount of statistically significant historical data regarding losses of the same type intended to be covered by ACE's excess liability policies and the expectation that losses in excess of the attachment level of the policies will be characterized by low frequency and high severity, limiting the utility of claims experience of other insurers for similar claims. Accordingly, the ultimate claims experience of ACE cannot be as reliably predicted as may be the case with more traditional insurance companies, and there can be no assurance that losses and loss expenses will not exceed the reserves.

  ACE has exposure to multiple losses arising out of a single occurrence or similar occurrences. ACE has purchased a limited amount of clash reinsurance to cover multiple losses involving a single occurrence, but integrated occurrences are specifically excluded from this cover. For all new and renewal business effective on or after December 15, 1994, ACE imposes, where a limit of liability of greater than $100 million is purchased, an annual aggregate sublimit for integrated occurrences of $100 million. The change is expected to limit ACE's exposure to aggregation of risk, resulting from multiple integrated occurrence claims.

  A number of ACE's insureds have given notice of claims relating to breast implants or components or raw material thereof that had been produced and/or sold by such insureds. Lawsuits, including class actions, involving thousands of implant recipients have been filed in both state and federal courts throughout the United States. Most of the federal cases have been consolidated pursuant to the rules for Multidistrict Litigation ("MDL") to a Federal District Court in Alabama. On April 1, 1994, the judge presiding over the MDL proceeding gave preliminary approval to a global settlement agreement in the approximate amount of $4.2 billion and conditional certification to a settlement class ("Global I"). On October 1, 1995, negotiators for three of the major defendants agreed on the essential elements of a revised individual settlement plan for domestic class members with at least one implant from any of those manufacturers ("Settlement II"). In general, under Settlement II, the amounts payable to individual participants, and the manufacturers' obligations to make those payments, would not be affected by the number of class members electing to opt out from the new plan. Also, in general, the compensation would be fixed rather than subject to potential further racheting, and the manufacturers would not have a right to walk away because of the amount of claims payable. Finally, each settling defendant agreed to be responsible only for cases in which its implant was identified, and not for a percentage of all cases. Subsequently, two other defendants became part of Settlement II, although certain of their settlement terms are different and more restricted than the plan offered by the original three defendants. On December 22, 1995, the judge approved Settlement II. Several appeals concerning Settlement II have been lodged with the United States Court of Appeals for the Eleventh Circuit. Although ACE has underwritten the coverage for a number of the defendant companies including four of the companies involved in the revised Settlement II described above, ACE anticipates that insurance coverage issued prior to the time ACE issued policies will be available for a portion of the defendant's liability. In addition, ACE's policies only apply when the underlying liability insurance policies or per occurrence retentions are exhausted. At June 30, 1994, following the announcement of Global I, ACE increased its then existing reserves relating to breast implant claims. Although the reserve increase was partially satisfied by an allocation from existing IBNR, it also required an increase in ACE's total reserve for unpaid losses and loss expenses at June 30, 1994 of $200 million. The increase in reserves relating to breast implant claims was based on information made available in conjunction with Global I (including information relating to opt outs) and information made available from ACE's insureds and was predicated upon an allocation between coverage provided before and after the end of 1985 (when the Company commenced underwriting operations). No additional reserves relating to breast implant claims have been added since June 30, 1994.

ACE believes that its reserves for unpaid losses and loss expenses including those arising from breast implant claims is adequate as of March 31, 1996. ACE continually evaluates its reserves in light of developing information. However, significant uncertainties continue to exist, especially with regard to the ultimate outcome and cost of Settlement II and the number and value of the opt out claims. ACE is unable at this time to determine whether additional reserves which could have a material adverse effect upon the financial condition, results of operations and cash flows of ACE may be necessary in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Breast Implant Litigation" in ACE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, incorporated herein by reference.

  After a claim is reported to ACE, a case reserve is established for the estimated ultimate losses and loss expenses, if any, with respect to the reported claim. The amount and timing of the reserve reflects the judgment of the claims personnel, based upon general corporate reserving practices and on the experience and knowledge of the claims personnel (including, where appropriate, outside counsel and claim consultants) regarding the nature and value of the specific type of claim.

  ACE underwrites high excess layers of risk, and losses in those layers tend to be low frequency and high severity. During 1992, ACE changed its method of estimating ultimate liability to a statistical and actuarial method which includes a provision for IBNR loss reserves. The actuarial method employed by ACE is the "expected loss method". This method involves the estimation of ultimate loss obligations for the period ACE has been in business. While ACE believes that the expected loss method is the most appropriate actuarial method for a business characterized by low frequency, high severity losses, the expected loss method does not lend itself to precision that may be provided by other reserving techniques that can be utilized for high frequency occurrences.

  The process in estimating ultimate liability employed by ACE is set forth in an actuarial report (the "Actuarial Report") prepared annually by ACE's Chief Actuary. ACE engages an independent actuarial firm to review the Actuarial Report on an annual basis. As stated in its actuarial review, such firm believed that the methods and assumptions contained in the Actuarial Report were reasonable and appropriate for use in setting loss reserves at September 30, 1995. Such Actuarial Report contains a number of qualifications with respect to the complications and relative uncertainty that exists in establishing reserves for ACE's lines of business, which qualifications are substantially similar to those discussed above.

  Losses and loss expenses are charged to income as incurred. The reserve for unpaid losses and loss expenses represents the estimated ultimate losses and loss expenses less paid losses and loss expenses and is composed of case reserves, loss expense reserves and IBNR loss reserves. During the loss settlement period, which can be many years in duration, additional facts regarding individual claims and trends often will become known. As these become apparent, case reserves may be adjusted by allocation from the IBNR loss reserve without any change in the overall reserve. In addition, application of the statistical and actuarial method may require the adjustment of the overall reserves upward or downward from time to time. The final liability nonetheless may be significantly greater than or less than the prior estimates.

  At December 31, 1995, the reserve for unpaid losses and loss expenses including IBNR loss reserves was $1,508.8 million.

  See ACE's Annual Report on Form 10-K for the year ended September 30, 1995, and ACE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which are incorporated herein by reference.

BOARD OF DIRECTORS OF ACE

  ACE's Articles of Association provide that ACE's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. ACE's Articles of Association provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. The Board of Directors has set the number of directors at 15. Listed below is information concerning the directors of ACE including the year in which their terms expire.

NAME                     AGE    POSITION WITH ACE, BUSINESS EXPERIENCE AND OTHER POSITIONS
- ----                     ---    ----------------------------------------------------------
Directors Whose Terms Expire in 1997

Michael G. Atieh........  42 Mr. Atieh has been a director of ACE since September 1991. Mr.
                             Atieh has served as Executive Vice President of Merck-Medco
                             U.S. Managed Care (health care), a division of Merck & Co.,
                             Inc. ("Merck") (pharmaceuticals) since April 1994, as Vice
                             President--Public Affairs of Merck from January 1994 to April
                             1994 and as Treasurer of Merck from April 1990 to December
                             1993. Mr. Atieh is a director of Medco Containment Services,
                             Inc.
Bruce L. Crockett.......  51 Mr. Crockett has been a director of ACE since May 1995. Mr.
                             Crockett has served as President and Chief Executive Officer and as a director of COMSAT Corporation (information services)
                             since February 1992. Mr. Crockett was President and Chief
                             Operating Officer of COMSAT from April 1991 to February 1992.
                             From February 1987 to April 1991 he served as President, COMSAT
                             World Systems Division. Mr. Crockett has been an employee of
                             COMSAT since 1980 and has held various operational and
                             financial positions including Vice President and Chief
                             Financial Officer. Mr. Crockett is a director of Ascent
                             Entertainment Group, Inc., Augat, Inc. and AIM Funds Group.
Meryl D. Hartzband......  41 Ms. Hartzband was elected as a director of ACE in May 1996. Ms.
                             Hartzband has been a Managing Director in J.P. Morgan Capital
                             Corporation, a subsidiary of J.P. Morgan & Co. Incorporated
                             ("J.P. Morgan") since August 1994. From 1982 through August
                             1994, Ms. Hartzband was employed with J.P. Morgan in various capacities.
Andrew J. Markey........  64 Mr. Markey has been a director of ACE since September 1985. Mr.
                             Markey retired as Vice President--Treasury & Financial Services of Johnson & Johnson (health care) in December 1993, having been employed with Johnson & Johnson since 1958.
Robert W. Staley........  61 Mr. Staley has been a director of ACE since January 1986. Mr.
                             Staley has been employed with Emerson Electric Co. ("Emerson")
                             (electric equipment) since 1975, serving as Vice Chairman of
                             Emerson since November 1988. Mr. Staley is a director of
                             Emerson Electric Co. and Mercantile Bancorporation Inc.
Gary M. Stuart..........  55 Mr. Stuart has been a director of ACE since March 1988. Mr.
                             Stuart has served as Vice President and Treasurer of Union
                             Pacific Corporation ("Union Pacific") (transportation and
                             natural resources holding company) since January 1990. Mr.
                             Stuart is a director of Union Pacific Resources Group, Inc.

NAME  AGE POSITION WITH ACE, BUSINESS EXPERIENCE AND OTHER POSITIONS
- ----  --- ----------------------------------------------------------
Directors Whose Terms Expire in 1998

Brian Duperreault.......  48 Mr. Duperreault has served as a director and as Chairman,
                             President and Chief Executive Officer of ACE since October
                             1994. Prior to joining the Company, Mr. Duperreault had been employed with American Insurance Group Inc. ("AIG") (insurance)
                             since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General
                             Insurance and, concurrently, as Chairman and Chief Executive
                             Officer of American International Underwriters Inc., a
                             subsidiary of AIG, from April 1994 to September 1994. Mr.
                             Duperreault was President of American International
                             Underwriters Inc. from 1991 to April 1994, and chief executive officer of AIG affiliates in Japan and Korea from 1989 until
                             1991.
Robert M. Hernandez.....  51 Mr. Hernandez has been a director of ACE since September 1985.
                             In December 1994, Mr. Hernandez was appointed Vice Chairman and
                             Chief Financial Officer of USX Corporation ("USX") (a
                             diversified company), having served as Executive Vice
                             President--Accounting & Finance and Chief Financial Officer of
                             USX since November 1991 and as Senior Vice President--Finance &
                             Treasurer from October 1990 to October 1991. Mr. Hernandez is a director of USX and RMI Titanium Company.
Peter Menikoff..........  54 Mr. Menikoff has been a director of ACE since January 1986. Mr.
                             Menikoff has served as Executive Vice President and Chief
                             Administrative Officer of Tenneco Energy Resources Corporation
                             (energy) since June 1995. Mr. Menikoff has served as a Senior
                             Vice President of Tenneco, Inc. (diversified industrial) since
                             June 1994. From November 1991 to June 1994, Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc. Mr.
                             Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to
                             November 1991. Mr. Menikoff is a director of Case Corporation.
Glen M. Renfrew.........  67 Mr. Renfrew has been a director of ACE since August 1993. Mr.
                             Renfrew retired as Managing Director and Chief Executive
                             Officer of Reuters Holdings plc (communications) in March 1991, having served in such capacity since 1981.
Robert Ripp.............  54 Mr. Ripp has been a director of ACE since December 1989. Mr.
                             Ripp has served as Vice President and Chief Financial Officer of AMP Incorporated (electrical connectors) since July 1994.
                             Mr. Ripp served as Vice President and Treasurer of
Directors Whose Terms Expire inI1999nternational Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993. Mr.
                             Ripp is a director of Network Imaging Corp.
Jeffrey W. Greenberg....  44 Mr. Greenberg has been a director of ACE since November 1995.
                             Mr. Greenberg has served as Chairman and Chief Executive
                             Officer of Marsh & McLennan Risk Capital Corp. (insurance)
                             since April 1996, and has been an executive thereof since
                             October 1995. Mr. Greenberg held various positions with
                             American International Group Inc. (insurance) and its
                             affiliates from 1978 through June 1995, having served as
                             Executive Vice President--Domestic Brokerage Group from 1991 through June 1995. Mr. Greenberg has been nominated for
                             election as a director of Marsh & McLennan, Incorporated
                             ("Marsh & McLennan") at Marsh & McLennan's annual shareholders meeting to be held in May 1996.

NAME                      AGE    POSITION WITH ACE, BUSINESS EXPERIENCE AND OTHER POSITIONS
- ----                      ---    ----------------------------------------------------------
Robert J. Newhouse, Jr..   71 Mr. Newhouse has been a director of ACE since June 1988. Mr.
                              Newhouse has served as Chairman of Mid Ocean Limited
                              (reinsurance) since November 1992, as a consultant for Marsh &
                              McLennan (insurance and reinsurance brokering) from March 1990 to November 1992, and as Vice Chairman of Marsh & McLennan from
                              January 1988 to February 1990. Mr. Newhouse is Chairman of the
                              Board of Directors of Mid Ocean Limited. Mr. Newhouse has
                              announced that he will resign from ACE's Board of Directors upon consummation of the Amalgamation.
Walter A. Scott.........   58 Mr. Scott has been a director of ACE since September 1989. Mr.
                              Scott served as Chairman, President and Chief Executive Officer of ACE from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September
                              1989 to March 1991. Mr. Scott has been employed by ACE as a consultant since his retirement. Mr. Scott is a director of
                              Overseas Partners Ltd. and a trustee of Lafayette College.
Sidney F. Wentz.........   63 Mr. Wentz has been a director of ACE since May 1993. Mr. Wentz has served as the Chairman of the Board of Trustees of The
                              Robert Wood Johnson Foundation (charitable foundation) since
                              1989. From February 1987 until July 1988, Mr. Wentz served as
                              Chairman and Chief Executive Officer of Crum and Forster
                              Corporation (insurance). Mr. Wentz is a director of Castle
                              Energy Corporation and trustee for Morristown Memorial Hospital and Drew University.

  On May 10, 1996, Roberto G. Mendoza resigned as a director of ACE.

  In accordance with the Amalgamation Agreement, ACE's Board of Directors has agreed to elect, upon the effectiveness of the Amalgamation, Donald Kramer, Tempest's Co-Chairman, as a director of ACE. The following is information concerning Mr. Kramer:

Donald Kramer...........  58 Mr. Kramer has been Chairman or Co-Chairman of the Board of
                             Tempest since September 1993. Prior to the formation of
                             Tempest, he was President of Kramer Capital Corporation
                             (venture capital investments) from March to September 1993,
                             President of Carteret Federal Savings Bank (banking) from
                             August 1991 to March 1993, Chairman of the Board of NAC Re
                             Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company
                             (insurance) from July 1986 to August 1991 and of its
                             affiliates, KCC Capital Managers (insurance investments) and
                             Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National
                             American Insurance Company of California (insurance) from
                             September 1988 to August 1991. Mr. Kramer is a director of
                             National Benefit Life Insurance Company of New York City
                             (insurance), a subsidiary of the Travelers Group, and Chairman of the Board of the Brooklyn College Foundation.

                     TAXATION OF ACE AND ITS SHAREHOLDERS

  The following summary of (i) the taxation of ACE and its subsidiaries and
(ii) the taxation of ACE shareholders is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could be retroactive and could affect this summary. The tax treatment of any particular shareholder may vary depending on such shareholder's particular tax situation or status. The following summary is for general information only and does not purport to be a complete analysis or listing of all tax considerations that might be applicable to ACE and its subsidiaries or a holder of ACE Ordinary Shares, including persons who may be subject to special tax rules (e.g. tax exempt entities or dealers in securities) or shareholders who are not U.S. persons. A U.S. person who holds ACE Ordinary Shares as capital assets will be referred to herein as a "U.S. ACE Shareholder." Each prospective shareholder is urged to consult his or its own tax advisors as to the particular tax consequences to such shareholder of owning ACE Ordinary Shares.

TAXATION OF ACE AND ITS SUBSIDIARIES

  Bermuda. CODA and ACE Insurance have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to CODA or ACE Insurance or to any of their operations or the shares, debentures or other obligations of CODA or ACE Insurance until March 28, 2016. This assurance does not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda, nor does it prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to the property leased to CODA or ACE Insurance. ACE, as a permit company under the Companies Act 1981 of Bermuda (the "Bermuda Act"), has received similar assurances which are effective until March 28, 2016. CODA and ACE Insurance, under current rates, pay annual Bermuda government and business fees in the aggregate of BD$4,515 and BD$7,875, respectively. ACE is required to pay certain annual Bermuda government fees. Under current rates, ACE pays a fixed annual fee of BD$1,680. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda Government. For the fiscal year ended September 30, 1995, ACE paid approximately $480,000 in payroll tax. Currently there is no Bermuda withholding tax on dividends paid by CODA or ACE Insurance.

  Cayman Islands. Under current Cayman Islands law, ACE is not obligated to pay any taxes in the Cayman Islands on its income or gains. ACE has received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended, that until the year 2005 (i) no subsequently enacted law imposing any tax on profits, income, gains or appreciations shall apply to ACE and (ii) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of ACE. The Cayman Islands currently imposes stamp duties on certain categories of documents; however, the current operations of ACE do not involve the payment of stamp duties in any material amount. The Cayman Islands currently imposes an annual corporate fee upon all exempted companies; at current rates ACE pays fees of approximately $1,750 per annum.

  United Kingdom. Methuen is subject to United Kingdom corporation tax and value added tax. ACE's corporate subsidiary which has acquired a 51% interest in Methuen and ACE's corporate subsidiary that is a Lloyd's corporate member participating in the Methuen syndicates are also subject to United Kingdom corporation tax and value added tax. Although ACE has a representative office in London, ACE has been advised that it is not deemed to be doing insurance business in the United Kingdom and therefore is subject only to minimal tax in the United Kingdom.

  United States. Except as provided below with respect to ACE's corporate subsidiary that is a Lloyd's corporate member, ACE and its subsidiaries do not conduct business within the United States and thus are not subject to net income tax imposed by the United States. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, regulations or court decisions, there can be no assurance that the IRS will not contend successfully that ACE or one or more of its subsidiaries is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of the Bermuda Treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits only if the return is filed timely under rules set forth therein. ACE and its subsidiaries have in the past and expect to continue filing protective tax returns to ensure that it and its subsidiaries would be entitled to deductions and credits if they are considered to be engaged in a U.S. trade or business. The highest federal tax rates currently are 35% for a corporation's effectively connected income and 30% for the branch profits tax. The branch profits tax is imposed on effectively connected net income after subtracting the regular corporate tax and making certain other adjustments and on interest paid or deemed paid from the U.S. branch to persons outside the United States. Pursuant to a Closing Agreement between Lloyd's and the IRS, ACE's corporate subsidiary that is a Lloyd's corporate member is treated as engaged in business in the United States and subject to net income tax in the United States on its U.S. source income.

  Under the Bermuda Treaty, CODA and ACE Insurance are subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. While there can be no assurances, ACE does not believe CODA or ACE Insurance has a permanent establishment in the United States. Neither CODA nor ACE Insurance would be entitled to the benefits of the Bermuda Treaty if (i) less than 50% of such subsidiary's stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) such subsidiary's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities of, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, ACE believes that no exception to Bermuda Treaty benefits will apply after the Amalgamation.

  Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments). The amount of such taxes paid by ACE has not exceeded $1.7 million in any fiscal year.

  Effect of the Amalgamation. ACE believes that the Amalgamation will not cause ACE or its existing subsidiaries to be subject to tax in the Cayman Islands, Bermuda or the United States (except to the very limited extent noted above that they are currently subject to tax in those jurisdictions), and it is expected that the ACE Reinsurance Subsidiary will be taxed in a manner similar to ACE's other subsidiaries. Accordingly, the foregoing description of the tax treatment of ACE and its operating subsidiaries by Bermuda, the Cayman Islands, the United Kingdom and the United States should remain unchanged after the Effective Time and should, where applicable, apply equally to the ACE Reinsurance Subsidiary.

TAXATION OF ACE SHAREHOLDERS

  Cayman Islands. Dividends paid by ACE are not subject to Cayman Islands withholding tax.

  Bermuda. Under current Bermuda law, there is no Bermuda income tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the respective shareholders of ACE with respect to an investment in ACE Ordinary Shares.

  United States--Taxation of dividends. Subject to the discussion below relating to the potential application of the "controlled foreign corporation" and "passive foreign investment company" rules, cash distributions made with respect to ACE Ordinary Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated E&P of ACE. U.S. ACE Shareholders generally will be subject to U.S. federal income tax on the receipt of such dividends. Generally, such dividends will not be eligible for the corporate dividends received deduction. To the extent that a distribution exceeds E&P, it will be treated first as a return of the U.S. ACE Shareholder's basis to the extent thereof, and then as gain from the sale of a capital asset.

  United States--Classification as a controlled foreign corporation. Under
Section 951(a) of the Code, each "U.S. 10% shareholder" (as defined below) that, on the last day of a foreign corporation's taxable year, owns, directly or indirectly through a foreign entity, shares of a foreign corporation that is a "controlled foreign corporation" ("CFC") for an uninterrupted period of 30 days or more during any taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income" for such year, even if the subpart F income is not distributed. In addition, the U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property or if the CFC holds "excess passive assets," as defined in Section 956A of the Code. "Subpart F income" includes, inter alia, (i) "foreign personal holding company income," such as interest, dividends, and other types of passive investment income and (ii) "insurance income," which is defined to include any income (including underwriting and investment income) that is attributable to the issuing (or reinsuring) of any insurance or annuity contract in connection with property in, liability arising out of activity in, or in connection with the lives or health of residents of, a country other than the country under the laws of which the CFC is created or organized, and which (subject to certain modifications) would be taxed under the insurance company provision of the Code if such income were the income of a domestic insurance company ("Subpart F Insurance Income"). However, Subpart F income does not include any income from sources within the U.S. which is effectively connected with the conduct of a trade or business within the U.S. and not exempted or subject to a reduced rate of tax by applicable treaty. Therefore, all of ACE's income, and all income of ACE's operating subsidiaries that is not attributable to a permanent establishment in the U.S., is expected to be Subpart F income.

  Under Section 951(b) of the Code, any U.S. Person who owns, directly or indirectly through foreign entities, or is considered to own (by application of the rules of constructive ownership set forth in Code Section 958(b), generally applying to family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a "U.S. 10% shareholder." In general, a foreign corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day (the "50% Test"). However, for purposes only of taking into account Subpart F Insurance Income, a foreign corporation will be treated as a CFC if (i) more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders and (ii) the gross amount of premiums or other consideration in respect of risks outside its country of incorporation exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks (the "25% Test"). It is anticipated that the gross premiums of each of the insurance subsidiaries of ACE in respect of Subpart F Insurance Income will exceed 75% of its gross premiums in respect of all risks so that the 25% Test, rather than the 50% Test, will be applicable with respect to its Subpart F Insurance Income. However, the 50% test will continue to apply to ACE itself.

  After the Amalgamation, all the capital stock of ACE Insurance, CODA, and the ACE Reinsurance Subsidiary will be owned directly or indirectly by ACE. In determining the U.S. 10% shareholders of ACE Insurance, CODA, or the ACE Reinsurance Subsidiary, U.S. Persons who are shareholders of ACE are considered as owning proportionately the stock of ACE Insurance, CODA, and the ACE Reinsurance Subsidiary. After the Amalgamation, U.S. Persons who own, directly, indirectly or by attribution under the rules of Section 958(b) of the Code, more than 10% in value of the stock of ACE will not own more than 25% of the total combined voting power or value of the stock of ACE. As a result, none of ACE Insurance, CODA, or the ACE Reinsurance Subsidiary, will be a CFC under the 25% Test. However, depending on the future ownership of ACE stock, any U.S. Person who subsequently acquires 10% or more of the stock of ACE may be required to include their share of the Subpart F income of ACE and its subsidiaries in their U.S. taxable income. It is not expected that ACE itself would ever be a CFC under the 50% test, so U.S. persons are not expected to have to include any of ACE's Subpart F income in their U.S. taxable income.

  United States--RPII companies. A different definition of "controlled foreign corporation" is applicable in the case of a foreign corporation which earns related person insurance income ("RPII"). RPII is defined in Code Section 953(c)(2) as any "insurance income" (as defined above) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "U.S. shareholder" of the foreign corporation or a "related person" to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, an insurance subsidiary of ACE will be treated as a CFC if its

"RPII shareholders" (as defined below) collectively own, directly, indirectly, or by attribution under Code Section 958(b), 25% or more of the total combined voting power or value of such subsidiary's stock on any day during a fiscal year. If an insurance subsidiary of ACE is a CFC under the special RPII rules for an uninterrupted period of at least 30 days during any fiscal year, a U.S. Person who owns, directly or indirectly through foreign entities, shares of shares of such subsidiary on the last day of such fiscal year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII for the entire taxable year, subject to certain modifications. For purposes of inclusion of RPII from an insurance subsidiary of ACE in the income of U.S. Persons who own ACE Ordinary Shares, unless an exception applies, the term "RPII shareholder" includes all U.S. Persons who own, directly or indirectly through foreign entities, any amount (rather than 10% or more) of the ACE Ordinary Shares. Generally, the term "related person" for purposes of the RPII rules means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock, with respect to corporations, or more than 50% of the beneficial interests, with respect to partnerships, trusts, or estates, applying constructive ownership principles similar to the rules of Section 958 of the Code. The term "related persons" also includes, with respect to insurance policies covering liability arising from services performed as a director, officer or employee of a corporation or a partner or employee of a partnership, the person performing such services and the entity for which the services are performed.

  The above RPII rules do not apply if (A) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning less than 20% of the voting power and less than 20% of the value of the stock of ACE's insurance company subsidiaries, or (B) the RPII of each of ACE's insurance subsidiaries, determined on a gross basis, is less than 20% of each such subsidiary's gross insurance income for the taxable year. ACE believes that the RPII income of each of ACE Insurance and CODA has been, and should be for the foreseeable future, less than 20% of such subsidiary's gross insurance income for the taxable year and, based in part on information provided by Tempest, it is expected that the ACE Reinsurance Subsidiary's RPII income will constitute less than 20% of its gross insurance income for future taxable years. As a consequence, the special RPII rules should not apply, and U.S. Persons owning ACE Ordinary Shares should not be required to include in gross income any RPII income under the special RPII rules. The IRS may assert, however, that ACE's reinsurance subsidiaries indirectly reinsure shareholders of ACE. ACE does not expect any of its subsidiaries to enter into reinsurance arrangements where the ultimate risk insured is that of a holder of ACE Ordinary Shares that is a U.S. person or person related to such a U.S. person at a level which would cause any subsidiary to have RPII income of 20% or more of its gross insurance income. However, unless final Treasury Regulations under Code Section 953 provide that this rule would apply only if the reinsured entity is fronting for another party, it may be difficult for ACE to obtain and, if requested of ACE or a shareholder by the IRS, provide shareholders with enough information to document and be certain that each of ACE's subsidiaries providing significant reinsurance have satisfied the 20% test. ACE believes that it is unlikely that enough of the underlying reinsured parties will own sufficient ACE Ordinary Shares to cause the RPII income of any of ACE's subsidiaries to be 20% or more of their gross insurance income and ACE will endeavor to avoid failing the 20% test. However, the ultimate application of the RPII rules and the proof that will be required to establish compliance thereunder is uncertain and each prospective investor should consult their own tax advisor with respect to this issue.

  United States--Passive foreign investment companies. Code Sections 1291 through 1297 contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFIC's"). In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes "passive income" (the "75% Income Test") or 50% or more of its assets produce, or are held for the production of, passive income (the "50% Asset Test"). If ACE were to be characterized as a PFIC, its U.S. shareholders would have to make an election (a "QEF Election") to be taxable currently on their pro-rata shares of earnings of ACE whether or not such earnings were distributed or they would be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their shares, and a portion of any gain may be recharacterized as ordinary income, which for an individual would be taxed at the highest marginal rate of 39.6%.

In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. Person owns stock in a foreign corporation during any taxable year in which such corporation is a PFIC and such shareholder does not make a QEF Election, the stock will be treated as stock in a PFIC for all subsequent years.

  For the above purposes, "passive income" is defined to include income of a kind that would be characterized as foreign personal holding company income under Code Section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . " This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income . .
 . " and as if it "held its proportionate share of the assets . . . " of any other corporation in which it owns at least 25% of the value of the stock.

  In ACE's view, each of its direct and indirect insurance subsidiaries (including the ACE Reinsurance Subsidiary, after the Effective Time) is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. Under the look-through rule, ACE would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of ACE Insurance, CODA, and the ACE Reinsurance Subsidiary for purposes of the 75% Income and 50% Asset Tests. However, no regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. Person who holds ACE Ordinary Shares should consult his tax advisor as to the possible effects of these rules.

  Information Reporting. Every U.S. Person who "controls" a foreign corporation by owning directly or by attribution more than 50% of the total value of shares of all classes of stock of such corporation, for an uninterrupted period of 30 days or more during a fiscal year of that corporation, must file IRS Form 5471 with its U.S. income tax return. However, the IRS has the authority to, and does require, any U.S. Person treated as a U.S. 10% shareholder or RPII shareholder of a CFC that owns shares directly or indirectly through a foreign entity to file a Form 5471. In addition, U.S. Persons who own more than 5% in value of the outstanding stock of ACE or its subsidiaries at any time during a taxable year are required in certain circumstances to file Form 5471 even if neither corporation is a CFC. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder for any purpose under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

  Dispositions of ACE Ordinary Shares. Subject to the discussion elsewhere relating to the potential application of the CFC and PFIC rules, gain or loss realized by a U.S. ACE Shareholder on the sale, exchange or other disposition of ACE Ordinary Shares will be includible in gross income as capital gain or loss in an amount equal to the difference between such holder's basis in the ACE Ordinary Shares and the amount realized on the sale, exchange or other disposition. If a U.S. ACE Shareholder's holding period for the ACE Ordinary Shares is more than one year, any gain will be subject to the U.S. federal income tax at a current maximum marginal rate of 28% for individuals and 35% for corporations.

  Section 1248 of the Code provides that if a U.S. person owns directly, indirectly through foreign entities or constructively under Code Section 958(b), 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Code Section 953(c)(7) generally provides that
Section 1248 also will apply to the sale or exchange of shares by a U.S. shareholder in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income.

  ACE believes, based on the advice of counsel, that Code Section 1248 will not apply to dispositions of ACE Ordinary Shares, so long as ACE is not a CFC, because ACE is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret proposed regulations under Code Section 953 in this manner or that the Treasury Department will not amend the proposed regulations under Section 953 or other regulations to provide that Section 1248 will apply to dispositions of shares in a corporation such as ACE which is engaged in the insurance business directly or indirectly through its subsidiaries. If the IRS or Treasury Department were to take such action, ACE would notify shareholders that Code Section 1248 will apply to dispositions of Common Shares.

  Foreign Tax Credit. Because it is anticipated that U.S. Persons will own a majority of ACE's shares after the Amalgamation and because a substantial part of the insurance business of ACE's subsidiaries includes the insurance of U.S. risks, only a portion of the RPII and Subpart F inclusions (if any) and dividends paid by ACE (including any gain from the sale of ACE Ordinary Shares that is treated as a dividend under Code Section 1248) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. Except in the case of U.S. 10% shareholders, it is likely that all of the RPII and Subpart F inclusions (if any) and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for certain U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

  Other. Dividends paid by ACE to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by Code Section 243.

  Except as discussed below with respect to backup withholding, dividends paid by ACE will not be subject to a U.S. withholding tax.

  Information reporting to the IRS by paying agents and custodians located in the U.S. will be required with respect to payments of dividends (if any) on the ACE Ordinary Shares to U.S. Persons or to paying agents or custodians located in the U.S. In addition, a holder of ACE Ordinary Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular Federal income tax liability.

  Sales of ACE Ordinary Shares through brokers by certain U.S. Persons also may be subject to backup withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, certain financial institutions, and other "exempt recipients" as defined in applicable Treasury regulations currently are not subject to backup withholding. Holders of ACE Ordinary Shares should consult their own tax advisors regarding the possible applicability of the backup withholding rules to sales of their ACE Ordinary Shares.

  The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based on current law and is for general information only. The tax treatment of a holder of ACE Ordinary Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of ACE Ordinary Shares. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OWNING THE ACE ORDINARY SHARES.

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE

  The following unaudited pro forma condensed consolidated statements of operations for the twelve months ended September 30, 1995 and for the six months ended March 31, 1996 present operating results of ACE as if the Amalgamation had occurred on October 1, 1994. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to the Amalgamation as if it had occurred on March 31, 1996. Pro forma adjustments are based upon available information and certain assumptions that management of ACE believes are reasonable in the circumstances.

  The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of ACE, including notes thereto, and the other financial information pertaining to ACE and Tempest contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of the consolidated results of operations or financial position of ACE that would have been reported if the acquisition had occurred at the date indicated or of the consolidated results of future operations or of future financial position.

  The Amalgamation is accounted for as a purchase in accordance with GAAP. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. Allocation of the purchase price is subject to valuations and other studies which are not complete. Accordingly, the final allocation may be different from the amounts reflected herein. However, management of ACE does not believe such difference will be material.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                               AT MARCH 31, 1996
                                  ----------------------------------------------
                                                                      PRO FORMA
                                     ACE     TEMPEST  ADJUSTMENTS     COMBINED
                                  ---------- -------- -----------    -----------
                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                     DATA)
Total investments and cash......  $3,433,018 $786,169  $(172,400)(1)
                                                         (40,139)(2) $ 4,006,648
Other assets....................     140,150   94,362                    234,512
Goodwill........................                          75,985 (3)      75,985
                                  ---------- --------  ---------     -----------
Total assets....................  $3,573,168 $880,531  $(136,554)    $ 4,317,145
                                  ========== ========  =========     ===========
Unpaid losses and loss expenses.  $1,611,366 $ 42,284                $ 1,653,650
Unearned premiums...............     349,521   85,499                    435,020
Other liabilities...............      72,630   14,809     (4,515)(4)      82,924
                                  ---------- --------  ---------     -----------
Total liabilities...............   2,033,517  142,592     (4,515)      2,171,594
                                  ---------- --------  ---------     -----------
Total shareholders' equity......   1,539,651  737,939    600,000 (5)
                                                           5,900 (4)
                                                        (172,400)(1)
                                                         (40,139)(2)
                                                        (525,400)(6)   2,145,551
                                  ---------- --------  ---------     -----------
Total liabilities and
 shareholders' equity...........  $3,573,168 $880,531  $(136,554)    $ 4,317,145
                                  ========== ========  =========     ===========
Shares outstanding on a fully
 diluted basis..................                                      61,319,040
                                                                     ===========
Fully diluted book value per
 share(7).......................                                     $     35.75
                                                                     ===========

See accompanying notes.
- --------
(1) Pursuant to the General Re Agreement, Tempest will repurchase, at the time of but subject to the consummation of the Amalgamation, all Tempest Common Shares and options to purchase Tempest Common Shares held by General Re. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--General Re Agreement."

  In connection with the Amalgamation, Tempest and GRUS will amend the GRUS contract to provide for its termination at June 30, 1996 in consideration of the payment of a termination fee. In addition, Tempest and General Re have agreed to enter into a stop loss reinsurance agreement. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--General Re Agreement." Assuming the Amalgamation had occurred on March 31, 1996, Tempest would have paid General Re an aggregate amount of approximately $172,400,000.
(2) Pursuant to the Amalgamation Agreement, Tempest will declare the Dividend to Tempest Shareholders of record as of the Effective Time to reduce its Net Assets of Tempest to $500,000,000. Assuming the Amalgamation had occurred on March 31, 1996, the Dividend is estimated to be $40,139,000.
(3) Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. The excess of the cost of the transaction over the fair value of the Tempest net assets acquired is recorded as goodwill. Based on the value of the ACE Ordinary Shares expected to be issued including the ACE Options described in note 4, to effect the Amalgamation, ACE will record goodwill of $75,985,000 as a result of the Amalgamation (see discussion of purchase price in note 5 below). For purposes of the pro forma financial statements goodwill will be amortized on a straight line basis over a 25-year period.
(4) At March 31, 1996, Tempest had accrued $4,515,000 related to the intrinsic value of Tempest stock options that will be cancelled and replaced with ACE options. ACE will record the fair value of these ACE options of $5,900,000 as part of the purchase price of Tempest. Accordingly the Tempest liability will no longer exist, and the difference of $1,385,000 has been recorded as a component of goodwill.
(5) The Amalgamation Agreement provides that, at the Effective Time, each Tempest Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ACE Ordinary Shares in accordance with the exchange ratio. See "The Amalgamation and Related Transactions--Amalgamation Consideration." For purposes of the Amalgamation, the value assigned to the ACE Ordinary Shares to be issued is $600,000,000. This value was determined in accordance with the EITF 95-19 consensus that the value of equity securities issued to effect a purchase combination (in this case the Amalgamation) should be based on
    (a) the market price for a reasonable period before and after the date the terms of the acquisition are agreed and announced (in this case February 9, 1996), or (b) at a later date if the purchase price changes. On April 17, 1996, as a result of further negotiations, ACE announced its intention to remove the Lock-Up. The ACE Ordinary Shares traded at an average share price (two days preceding and two days following the announcement of the removal of the Lock-Up) of $44 per share, which price is in the range ($33 to $45) within which the exchange ratio changes based on the Average Closing Price. Within this range the exchange ratio will vary, although the value of the ACE Ordinary Shares to be issued will always total $600,000,000. For purposes of the pro forma fully diluted book value per share, ACE has used the $44 average per share price and has accordingly assumed that it will issue 13,636,363 ACE Ordinary Shares in exchange for Tempest Common Shares. Provided the Average Closing Price is within the $33 to $45 per share range at the Effective Time, the pro forma fully diluted book value per share at March 31, 1996 will change by an amount between $0.18 and $0.28 per share for each $1 change in the Average Closing Price.
(6) The adjustment of $525,400,000 reflects the consolidation adjustment to eliminate Tempest's remaining shareholders' equity, after payment to General Re (note 1) and payment of the Dividend (note 2).
(7) Fully diluted book value per share is based on the sum of total shareholders' equity and the aggregate proceeds assuming exercise of all outstanding ACE options and Tempest stock options that will be cancelled and replaced with ACE options.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                     SIX MONTHS ENDED MARCH 31, 1996
                               -------------------------------------------------
                                                                      PRO FORMA
                                  ACE      TEMPEST(1) ADJUSTMENTS      COMBINED
                               ----------  ---------- -----------     ----------
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                  DATA)
Net premiums written.........  $  306,330   $80,025                   $  386,355
                               ==========   =======                   ==========
Net premiums earned..........  $  262,377   $79,785                   $  342,162
Net investment income........      95,438    20,742         (910)(2)     115,270
Losses and loss expenses.....    (214,000)  (16,659)                    (230,659)
Acquisition costs and
 administrative expenses.....     (43,339)  (21,819)       4,325 (3)
                                                           2,888 (5)
                                                            (868)(4)     (58,813)
Amortization of goodwill.....                             (1,520)(6)      (1,520)
                               ----------   -------   ----------      ----------
Income excluding net realized
 gains.......................     100,476    62,049        3,915         166,440
Net realized gains on
 investments.................      49,863     1,436                       51,299
                               ----------   -------   ----------      ----------
Net income...................  $  150,339   $63,485   $    3,915      $  217,739
                               ==========   =======   ==========      ==========
Earnings per share...........       $3.24                                  $3.62
                               ==========                             ==========
Earnings per share excluding
 net realized gains..........       $2.16                                  $2.76
                               ==========                             ==========
                                                         122,961 (7)
Weighted average shares
 outstanding.................  46,462,323             13,636,363 (8)  60,221,647
                               ==========             ==========      ==========

- --------
 (1) The Tempest condensed statement of operations has been compiled to reflect its results of operations for the six-month period ended March 31, 1996.
 (2) The estimated investment income adjustment has been calculated to eliminate investment income assumed to have been earned on the Net Assets of Tempest in excess of $500,000,000 at October 1, 1994 (see Notes 2 and 3 to the unaudited pro forma consolidated statement of operations for the twelve months ended September 30, 1995).
 (3) Included in Tempest's acquisition costs and administrative expenses are fees paid to GRUS in consideration for GRUS performing certain underwriting, claims supervision and administrative services for Tempest. Under this contract, Tempest pays GRUS underwriting fees equal to 3% of written premiums plus 4% of any underwriting profits of Tempest. In connection with the Amalgamation, the GRUS contract will be terminated. The adjustment of $4,325,000 represents total GRUS fees expensed in the six-month period ended March 31, 1996 which will not recur in the combined entity.
 (4) As discussed in Note 3 above, certain underwriting and other services are currently performed by GRUS. The contract with GRUS will terminate as part of the Amalgamation. Tempest expects that certain expenses, including the salaries and benefits of one GRUS employee and other new employees, will be paid by the ACE Reinsurance Subsidiary after the Amalgamation. The adjustment of $868,000 reflects the estimated additional administrative expenses required for ongoing operations.
 (5) Tempest's Stock Option Plan provides that options may be redeemed for cash in certain circumstances, based on the net book value per share. Under Accounting Principles Board Opinion No. 25 (APB 25), these options are deemed to be compensatory and as a result, increases in the intrinsic value of the options are recorded as compensation expense in Tempest's statement of operations. The Amalgamation Agreement provides for the exchange of Tempest Options for options to acquire ACE Ordinary Shares. See "The Amalgamation and Related Transactions--Tempest Options." The options to acquire ACE Ordinary Shares will not be compensatory. The adjustment of $2,888,000 represents the expense recorded in the six-month period with respect to the Tempest Options which will not recur in the combined entity.
 (6) As discussed in note 3 to the unaudited pro forma condensed consolidated balance sheet, ACE will record goodwill of $75,985,000 as a result of the Amalgamation. For purposes of the pro forma financial statements, goodwill will be amortized on a straight line basis over a 25-year period. The adjustment of $1,520,000 represents amortization of goodwill for the six-month period ended March 31, 1996.
 (7) As described in Note 5 above, certain of the outstanding options to purchase Tempest Common Shares will be cancelled and replaced with options to purchase ACE Ordinary Shares. This adjustment represents the weighted average number of ordinary share equivalents outstanding related to the newly issued ACE Options.
 (8) The Amalgamation Agreement provides that, at the Effective Time (as defined herein), each Tempest Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ACE Ordinary Shares in accordance with the applicable exchange ratio. See "The Amalgamation and Related Transactions--Amalgamation Consideration." For purposes of the Amalgamation, the value assigned to the ACE Ordinary Shares to be issued is $600,000,000. This value was determined in accordance with the EITF 95-19 consensus that the value of equity securities issued to effect a purchase combination (in this case the Amalgamation) should be based on (a) the market price for a reasonable period before and after the date the terms of the acquisition are agreed and announced (in this case February 9, 1996), or (b) at a later date if the purchase price changes. On April 17, 1996, as a result of further negotiations, ACE announced its intention to remove the Lock-Up. The ACE Ordinary Shares traded at an average share price (two days preceding and two days following the announcement of the removal of the Lock-Up) of $44 per share, which price is in the range ($33 to $45) within which the exchange ratio changes based on the Average Closing Price. Within this range the exchange ratio will vary, although the value of the ACE Ordinary Shares to be issued will always total $600,000,000. For purposes of the pro forma earnings per share, ACE has used the $44 average per share price and has accordingly assumed that it will issue 13,636,363 ACE Ordinary Shares in exchange for Tempest Common Shares. Provided the Average Closing Price is within the $33 to $45 per share range at the Effective Time, the pro forma earnings per share for the six-month period ended March 31, 1996 will change by approximately $0.02 per share for each $1 change in the Average Closing Price.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  YEAR ENDED SEPTEMBER 30, 1995
                         -------------------------------------------------------
                                                                      PRO FORMA
                            ACE      TEMPEST(1)(2) ADJUSTMENTS         COMBINED
                         ----------  ------------- -----------        ----------
                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net premiums written.... $  424,756    $174,904                       $  599,660
                         ==========    ========                       ==========
Net premiums earned..... $  428,661    $152,189                       $  580,850
Net investment income...    181,375      37,241        (1,722)(3)        216,894
Losses and loss
 expenses...............   (350,653)    (29,175)                        (379,828)
Acquisition costs and
 administrative
 expenses...............    (72,582)    (33,250)        8,149 (4)
                                                        3,637 (6)
                                                       (1,653)(5)        (95,699)
Amortization of
 goodwill...............        --          --         (3,040)(7)         (3,040)
                         ----------    --------    ----------         ----------
Income excluding net
 realized gains
 (losses)...............    186,801     127,005         5,371            319,177
Net realized gains
 (losses) on
 investments............     50,765      (3,048)                          47,717
                         ----------    --------    ----------         ----------
Net income.............. $  237,566    $123,957    $    5,371         $  366,894
                         ==========    ========    ==========         ==========
Earnings per share...... $     5.05                                   $     6.04
                         ==========                                   ==========
Earnings per share
 excluding net realized
 gains (losses)......... $     3.97                                   $     5.26
                         ==========                                   ==========
Weighted average shares
 outstanding............ 47,059,006                13,636,363 (8)(9)  60,695,369
                         ==========                ==========         ==========

- --------
(1) The Tempest condensed statement of operations has been adjusted to reflect its results of operations for the twelve months ended September 30, 1995.
(2) Pursuant to the Amalgamation Agreement, Tempest's Net Assets will be reduced to approximately $500,000,000. From an operational standpoint, ACE believes that $500,000,000 of net assets is a reasonable capital base to support Tempest's current book of business.
(3) The estimated investment income adjustment has been calculated to eliminate investment income assumed to be earned on the net assets of Tempest in excess of $500,000,000 (see note 2) at October 1, 1994, based on a yield of 5.74% which approximates the yield on the Tempest investment portfolio for the fiscal year ended November 30, 1995.
(4) Included in Tempest's acquisition costs and administrative expenses are certain fees paid to GRUS in consideration for GRUS performing certain underwriting, claims supervision and administrative services for Tempest. Under this contract, Tempest pays GRUS underwriting fees equal to 3% of written premiums plus 4% of any underwriting profits of Tempest. In connection with the Amalgamation, the GRUS contract will be terminated. The adjustment of $8,149,000 represents total GRUS fees expensed in the period ended September 30, 1995 which will not recur in the combined entity.
(5) As discussed in note 4 above, certain underwriting and other services are currently performed by GRUS. The contract with GRUS will terminate as part of the Amalgamation. Tempest expects that certain expenses, including the salaries and benefits of one GRUS employee and other new employees, will be paid by the ACE Reinsurance Subsidiary after the Amalgamation. The adjustment of $1,653,000 reflects the estimated additional administrative expenses required for ongoing operations.
(6) Tempest's Stock Option Plan provides that options may be redeemed for cash in certain circumstances, based on the net book value per share. Under APB 25, these options are deemed to be compensatory and as a result, increases in the intrinsic value of the options are recorded as compensation expense in Tempest's statement of operations. The Amalgamation Agreement provides for the exchange of the Tempest Options for options to acquire ACE Ordinary Shares. See "The Amalgamation and Related Transactions--Tempest Options." The options to acquire ACE Ordinary Shares will not be compensatory. The adjustment of $3,637,000 represents the expense recorded in the twelve-month period with respect to the Tempest Options which will not recur in the combined entity.

(7) As discussed in note 3 to the unaudited pro forma condensed consolidated balance sheet, ACE will record goodwill of $75,985,000 as a result of the Amalgamation. For purposes of the pro forma financial statements goodwill will be amortized on a straight line basis over a 25-year period. The adjustment of $3,040,000 represents amortization of goodwill for one year.
(8) As described in note 6 above, the outstanding options to purchase Tempest Common Shares will be cancelled and replaced with options to purchase ACE Ordinary Shares. At September 30, 1995, the options issued in connection with the Amalgamation were anti-dilutive.
(9) The Amalgamation Agreement provides that, at the Effective Time (as defined herein), each Tempest Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ACE Ordinary Shares in accordance with the applicable exchange ratio. See "The Amalgamation and Related Transactions--Amalgamation Consideration." For purposes of the Amalgamation, the value assigned to the ACE Ordinary Shares to be issued is $600,000,000. This value was determined in accordance with the EITF 95-19 consensus that the value of equity securities issued to effect a purchase combination (in this case the Amalgamation) should be based on (a) the market price for a reasonable period before and after the date the terms of the acquisition are agreed and announced (in this case February 9, 1996), or (b) at a later date if the purchase price changes. On April 17, 1996, as a result of further negotiations, ACE announced its intention to remove the Lock-Up. The ACE Ordinary Shares traded at an average share price (two days preceding and two days following the announcement of the removal of the Lock-Up) of $44 per share, which price is in the range ($33 to $45) within which the exchange ratio changes based on the Average Closing Price. Within this range the exchange ratio will vary, although the value of the ACE Ordinary Shares to be issued will always total $600,000,000. For purposes of the pro forma earnings per share, ACE has used the $44 average per share price and has accordingly assumed that it will issue 13,636,363 ACE Ordinary Shares in exchange for Tempest Common Shares. Provided the Average Closing Price is within the $33 to $45 per share range at the Effective Time, the pro forma earnings per share for the six-month period ended March 31, 1996 will change by approximately $0.02 per share for each $1 change in the Average Closing Price.

                        INFORMATION CONCERNING TEMPEST

GENERAL

  Tempest underwrites property catastrophe reinsurance on a worldwide basis and emphasizes excess layer coverages. Tempest's property catastrophe reinsurance contracts protect insurers against the accumulation of losses from natural or man-made disasters, such as hurricanes, windstorms, hail storms, earthquakes, volcanic eruptions, conflagrations, freezes, floods, fires and explosions. Tempest's business is generated through reinsurance intermediaries. Since beginning its operations in 1993, Tempest has written a selective and geographically diverse portfolio of property catastrophe risks. The Amalgamation will provide Tempest with the opportunity to diversify the reinsurance risks it underwrites. See "The Amalgamation and Related Transactions--Background of the Amalgamation."

  At November 30, 1995, Tempest had 269 programs (consisting of all the layers of coverage for each reinsurance risk) in force with 224 clients. During fiscal 1995, approximately 94% of Tempest's programs were submitted for renewal. Of these, approximately 17% were declined or not renewed by Tempest for underwriting reasons, such as rate reductions considered to be excessive by Tempest. Premiums written during the year ended November 30, 1995 totalled $177,580,000 of which 44.3% related to non-U.S. risks. Tempest's shareholders' equity at November 30, 1995 was $692,318,000. For the years ended November 30, 1995 and 1994, Tempest's combined ratios were 54.2% and 38.6%, respectively.

  Tempest was organized on September 1, 1993 through the sponsorship of General Re, together with its affiliates, to take advantage of the supply and demand imbalance that General Re believed existed in the property catastrophe reinsurance market at that time. GRUS, a wholly owned subsidiary of General Re, performs certain underwriting and claims services for Tempest. See "-- Underwriting Policies and Procedures." Subject to completion of the Amalgamation, the contract with GRUS will be terminated effective June 30, 1996. The ACE Reinsurance Subsidiary will hire one current GRUS employee and other new employees to provide the services previously provided by GRUS. In addition, GRAM, a wholly owned subsidiary of General Re, provides investment advisory and asset management services to Tempest and will continue to do so following consummation of the Amalgamation. See "--Investment Management."

  Tempest strives to maximize the return on shareholders' equity by: (i) constructing a geographically balanced portfolio of reinsurance contracts;
(ii) maintaining sophisticated technical skills and knowledge in assessing catastrophe risk; (iii) conservatively managing its risk exposures; (iv) working closely with clients to identify their reinsurance requirements; (v) cultivating, maintaining and developing strong relationships with clients and brokers; and (vi) delivering superior underwriting and claims service. With significant capital resources and reinsurance capacity, recognized underwriting expertise, and development of sophisticated computer-based loss modeling programs, management believes Tempest has positioned itself as a significant participant in the international property catastrophe reinsurance market.

INDUSTRY TRENDS

  Tempest believes that an imbalance in 1993 between insufficient supply of and excess demand for property catastrophe reinsurance resulted in increased premiums from pre-1993 levels. The increase in demand for property catastrophe reinsurance was attributable to several factors:

  . A number of unexpected and costly disasters both in the United States and abroad, including natural catastrophic events such as Hurricane Hugo in 1989, storms in Europe in 1987 and 1990 and Hurricane Andrew in 1992 caused ceding companies on an industry-wide basis to re-evaluate their need for reinsurance protection from catastrophe exposures and to increase estimates of their probable maximum losses.

  . The catastrophe protection afforded by proportional reinsurance was curtailed with the imposition of per occurrence limits or "caps" applicable to such covers.

  . Various regulatory agencies began questioning whether the financially structured, or "finite," reinsurance covers utilized by the ceding companies to fill gaps in their catastrophe reinsurance programs actually transferred risk, thus challenging their characterization as reinsurance products. Furthermore, new accounting standards were issued that prompted insurers to reduce the use of certain types of financial reinsurance, such as funded covers, that were traditionally used by insurers as a means of managing catastrophe exposure. Some insurers that previously had purchased financial reinsurance began seeking to purchase catastrophe reinsurance instead.

  . Rating agencies of insurers and reinsurers began to pay closer attention to catastrophe exposures. For example, as part of its rating process, A.M. Best now requires completion of a catastrophe loss analysis questionnaire dealing with expected claims resulting from potential catastrophic events.

  . A general increase in insured property values in certain catastrophe-exposed areas contributed to increased demand for property catastrophe insurance and reinsurance.

  The increase in demand for property catastrophe reinsurance occurred at the same time that capacity for the provision of such catastrophe coverage decreased. Tempest believes that the decrease in property catastrophe capacity was attributable to the withdrawal, in whole or in part, of certain reinsurers, including syndicates at Lloyd's, from the property catastrophe market. Such withdrawals followed the succession of property catastrophe losses by those reinsurers that began in 1987 and culminated with Hurricane Andrew in 1992. Tempest believes that the losses suffered by many of such reinsurers were attributable, in part, to the failure of such reinsurers to control aggregate and geographic exposures, monitor probability of loss and risk of ruin, set adequate premium rates for losses incurred, and, in certain cases, write treaties with aggregate limits.

  The imbalance of supply and demand for property catastrophe reinsurance led to the formation in 1992 and 1993 of eight Bermuda-based property catastrophe reinsurance companies, including Tempest. As a result of the increased property catastrophe reinsurance capacity as of 1993, Tempest believes that supply and demand in the property catastrophe market stabilized in 1994 and has remained more balanced in the intervening period. Tempest anticipates that the market for property catastrophe reinsurance will remain competitive. Demand is expected to increase, particularly in the United States, although this is anticipated to be more than offset by reduced rates. More recently, the global market for reinsurance has been characterized by a potential decrease in demand resulting from a general trend towards consolidation of insurers through acquisitions and the discontinuance of operations by insurance companies with lower levels of capitalization.

  Based on marketing efforts, reinsurance contract submissions and publicly available information, Tempest believes that property catastrophe premium rates in 1994 generally remained at the substantially increased 1993 levels. On the same basis, Tempest believes that rates in 1995 decreased somewhat from 1994 levels, although they still substantially exceeded 1992 levels. In terms of "events" 1995 was an active year, although, with a few exceptions, no significant losses impacted the property catastrophe reinsurance market. As a result of the positive results for most property catastrophe reinsurers in 1995, many primary insurers have sought premium rate reductions in 1996. Tempest believes that for larger programs that utilize the full capacity of the market, reductions have been less than for some of the smaller U.S. regional programs. Tempest also believes that rates in areas affected by significant losses in 1995 have in 1996 faced less price pressure than in other geographic zones. However, even in hard-hit areas, such as the Caribbean, Tempest believes that attempts were made in 1996 to extract price concessions from the market, and that Continental Europe, already marginal, became even more competitive with the return to the market of a major reinsurer.

PROPERTY CATASTROPHE REINSURANCE PRODUCTS

  Tempest provides treaty reinsurance worldwide to insurers of commercial and personal property, typically under treaties having a duration of one year. Property catastrophe reinsurance protects a ceding company against an accumulation of losses covered by the insurance policies it has issued arising from a common event or "occurrence." Tempest's property catastrophe reinsurance contracts cover unpredictable natural or man-made disasters, such as hurricanes, windstorms, hail storms, earthquakes, volcanic eruptions, conflagrations, freezes, floods, fires and explosions. Tempest's predominant exposure under such coverage is to property damage. However, other risks, such as business interruption, may also be covered when arising from a covered peril. In accordance with market practice, Tempest's property catastrophe reinsurance contracts generally exclude certain risks such as war, nuclear contamination, and radiation.

  Ceding companies may purchase reinsurance to achieve a number of results, including: (i) reduction of net exposure on individual risks or groups of risks, which enables the ceding company to underwrite larger risks or accept more business than its own capital resources would ordinarily support; (ii) diversification of risks; (iii) protection against the effect of major catastrophic losses, such as losses involving an accumulation of single retentions; (iv) stabilization of a ceding company's operating results by smoothing its loss experience to protect its financial position; and (iv) maintenance by a ceding company of acceptable surplus, reserve and other financial ratios.

  Tempest underwrites reinsurance principally on an excess of loss basis with attachment points designed to minimize claims from relatively high frequency and low severity events. Other property reinsurance, written by Tempest on a limited basis for select clients, includes proportional property and per risk excess of loss treaty reinsurance. The following table sets forth Tempest's premiums written and number of programs by type of reinsurance for fiscal years 1995 and 1994:

                                                   YEAR ENDED NOVEMBER 30,
                                             -----------------------------------
                                                   1995              1994
                                             ----------------- -----------------
                                                       NUMBER            NUMBER
                                             PREMIUMS    OF    PREMIUMS    OF
     TYPE OF REINSURANCE                     WRITTEN  PROGRAMS WRITTEN  PROGRAMS
     -------------------                     -------- -------- -------- --------
                                                   (DOLLARS IN THOUSANDS)
     Catastrophe excess of loss............. $168,060   252    $134,517   223
     Risk excess of loss....................    5,276    11       3,929    12
     Proportional property..................    4,244     6       1,384     6
                                             --------   ---    --------   ---
       Total................................ $177,580   269    $139,830   241
                                             ========   ===    ========   ===

    Catastrophe Excess of Loss Reinsurance. Catastrophe excess of loss reinsurance provides coverage to a primary insurer when aggregate claims and claim expenses from a single occurrence of a peril covered under a portfolio of primary insurance contracts written by the insurer exceed the attachment point specified in the reinsurance contract with the insurer. Most of Tempest's property catastrophe excess of loss contracts provide for coverage of a second occurrence after the payment of an obligatory reinstatement premium.

    Risk Excess of Loss Reinsurance. Tempest also writes property per risk excess of loss treaty reinsurance on a select basis. This reinsurance responds to a loss of the reinsured in excess of its retention level on a single "risk," rather than to aggregate losses for all covered risks, as does catastrophe reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Risk excess contracts are generally all risk in nature, similar to property catastrophe reinsurance, but tend to cover "risks" that are substantially larger and thus more concentrated.

    Proportional Property Reinsurance. Tempest writes proportional property reinsurance treaties on a select basis. Under these contracts, Tempest assumes a specified percentage of the risk exposure under a portfolio of primary insurance contracts written by the ceding insurer and receives an equal percentage of the premium received by the ceding insurer. Because there are no attachment points, a proportional property reinsurer is dependent upon the ceding insurer's underwriting, pricing and claims administration to yield an underwriting profit. Tempest generally obtains detailed underwriting information concerning the exposures underlying portfolios of primary insurance contracts. In addition, all of Tempest's proportional property reinsurance contracts have aggregate risk exposure limits per event.

  Rates, limits, retention and other reinsurance terms and conditions are generally established in a worldwide competitive market that evaluates exposure and balances demand for property catastrophe coverage against the available supply. Typically, the capacity of several reinsurers will be required to meet the reinsurance needs of a ceding company. In such an event, "lead" reinsurers, recognized for their underwriting expertise and knowledge of market conditions, will negotiate terms and conditions for the reinsurance cover and will assume a percentage of the layer. Other reinsurers will "follow" in the layer and assume a percentage of the layer in return for a portion of the premium. Tempest believes it is perceived by the market as being a "lead" reinsurer and is typically involved in the negotiation and quotation of the terms and conditions of the majority of the contracts in which it participates.

  Because Tempest underwrites property catastrophe reinsurance and has large aggregate exposures to natural and man-made disasters, management expects that Tempest's claim experience generally will involve infrequent events of great severity. The occurrence of claims from catastrophic events may result in substantial volatility in Tempest's financial results for any fiscal quarter or year and could have material adverse effects on Tempest's financial condition and results of operations and its ability to write new business. Catastrophic events of significant magnitude historically have been relatively infrequent, although Tempest believes that the property reinsurance market has experienced a high level of worldwide catastrophic losses in terms of both frequency and severity from 1987 to the present as compared with prior periods. Tempest expects that continued increases in the values and concentrations of insured property and the effects of inflation will increase the severity of such occurrences in the future. Tempest seeks to diversify its reinsurance portfolio to moderate this volatility. The principal means of diversification are by geographic coverage and by varying attachment points and imposing coverage limits per program. Tempest also establishes zonal accumulation limits to avoid concentrations within particular geographic areas. See "--Underwriting Policies and Procedures" and "--Risk Management."

RETROCESSIONS

  Tempest has not used retrocessions (the transfer by a reinsurer of portions of the risk it has assumed through reinsurance to other reinsurers) to manage its exposures. Upon consummation of the Amalgamation, Tempest will enter into a stop-loss reinsurance agreement with General Re. This agreement will cover claims paid by Tempest of up to $10 million in excess of $60 million in respect of losses incurred prior to December 1, 1995 and paid between December 1, 1995 and December 1, 1997. The reinsurance premium for this coverage is $4 million.

MARKETING

  Tempest markets its reinsurance products worldwide through reinsurance brokers. Tempest's underwriting team builds relationships with key brokers and clients by explaining Tempest's approach and demonstrating responsiveness to customer needs. Tempest's approach to the business of reinsurance takes a long-term perspective. Management believes the continual strengthening of the relationship between Tempest, its producing brokers and their clients will produce the stable portfolio necessary to achieve continuity. By retaining clients, Tempest seeks to build up extensive knowledge of clients and gain additional insight to enable a more accurate assessment of their exposures. Furthermore, by accessing its client base through the reinsurance broker community, Tempest obviates the need to set up a costly network of offices and outlets for marketing its products worldwide.

  The following table sets forth the percentage of Tempest's business written in fiscal 1995 and 1994 through each broker and its affiliates placing more than 5% of Tempest's business:

                                                                  YEAR ENDED
                                                                 NOVEMBER 30,
                                                                 ------------
           NAME                                                   1995    1994
           ----                                                  ------  ------
     Marsh & McLennan Incorporated..............................    30%     29%
     Greig Fester International Limited.........................    16%      8%
     Herbert Clough, Inc........................................     8%      8%
     E.W. Blanch Co.............................................     5%      9%
     Willis, Faber & Dumas Limited..............................     5%      6%
     E.W. Payne Limited.........................................     5%      4%

  Tempest believes that the quality of service delivered by its staff has a significant impact on the business it is able to write. Primary insurers and brokers do not choose to do business with a particular reinsurer solely on pricing terms, but also on the quality of the service that the reinsurer provides. Tempest undertakes to handle all client transactions, including underwriting and quoting of submissions, agreement on contract terms and settlement of claims with maximum speed and responsiveness.

UNDERWRITING POLICIES AND PROCEDURES

  Tempest's Board of Directors has an Underwriting Committee that sets underwriting guidelines and supervises and monitors implementation of Tempest's policies and procedures. The Underwriting Committee also monitors the underwriting activities of GRUS, Tempest's underwriting service provider, to assure that GRUS' activities are also in conformity with those policies and procedures. Both the GRUS and Tempest underwriters report to the Underwriting Committee on a quarterly basis.

  Tempest's underwriting process currently involves an initial review of submissions by GRUS. GRUS assesses each account and recommends that Tempest either accept or reject the submission or, alternatively, suggests suitable retention and price levels, as well as other terms and conditions. GRUS' recommendations are the result of a team-based approach; decisions, as well as technical analysis and data interpretation, are subject to a "peer review" process, involving scrutiny by other Tempest or GRUS underwriters.

  Upon receipt of GRUS' recommendation and after the completion of an independent review by Tempest, including a review of zonal limit accumulation, Tempest's underwriters may quote and write the account in accordance with the recommended terms, decline the account, or offer coverage on different terms. GRUS is not authorized to bind Tempest, and the decision to offer coverage rests solely with Tempest. Once coverage is bound by Tempest, GRUS assists Tempest with reinsurance contract issuance and other business functions.

  Subject to completion of the Amalgamation, GRUS will cease to provide services effective as of June 30, 1996. These services will be provided by one employee of GRUS and other new employees of the ACE Reinsurance Subsidiary. See "--Relationship with General Re."

  Tempest applies an underwriting process based upon models developed by GRUS, which use exposure data submitted by prospective reinsureds in accordance with requirements set by Tempest's underwriters. In light of the differing characteristics of risks arising from distinct insurable perils, the account review process includes an analysis of exposures both by line of business and by geographic location. Tempest's underwriters also examine the ceding company's own program for controlling or monitoring policy limit accumulations. The models used by Tempest are "stochastic" (probability-based), which includes catastrophic event frequency and severity distributions based on historical and scientific data. Modeling technology is integrated into Tempest's account-level analysis, leading to the pricing of reinsurance risks, as well as the setting of adequate retention levels and the terms and conditions applicable to the contract. Tempest's underwriters also seek to adjust and project prior losses to current cost levels to assist in determining pricing.

  All of the underwriting models used by Tempest have been created and continue to be developed in-house by GRUS. Tempest therefore has not been dependent on any external vendor of catastrophe modeling products. Tempest believes GRUS' proprietary risk analysis tools provide greater utility and flexibility, especially when confronted with unique exposures or non-standard coverage. Tempest believes this customized approach provides Tempest with a competitive advantage in risk selection. Following consummation of the transaction, the ACE Reinsurance Subsidiary will have the right to use GRUS' risk analysis tools and anticipates that it will continue to develop these models internally.

  Tempest maintains a disciplined approach to risk selection and accepts only those risks that satisfy its technical criteria. These criteria demand premiums sufficient to cover the sum of long-range expected loss costs, Tempest's operating expenses, and a risk-adjusted profit margin. The scale of this margin depends on the volatility of the layer and account being priced and on the correlation between losses under a particular contract and Tempest's overall portfolio losses.

RISK MANAGEMENT

  In order to diversify risk, Tempest establishes a maximum limit of exposure per ceding company, and, where possible, seeks a balanced spread of limits by layer across its portfolio of business. Tempest continuously monitors assumed reinsurance accumulations by geographical zone and sub-zone, as well as portfolio pricing levels and diversity of business by layer. Tempest's ability to obtain precise exposure data to measure accumulations adequately is an important factor in Tempest's underwriting process.

  The following table sets forth the number and percentage of Tempest's programs in force at November 30, 1995 by single event liability limits:

     SINGLE EVENT LIABILITY LIMIT                    NUMBER OF PROGRAMS % OF TOTAL
     ----------------------------                    ------------------ ----------
     $30-45 million.................................          3             1.1%
     $20-30 million.................................          9             3.3
     $15-20 million.................................         17             6.3
     $10-15 million.................................         33            12.3
     $5-10 million..................................         61            22.7
     Less than $5 million...........................        146            54.3
                                                            ---           -----
         Total......................................        269           100.0%
                                                            ===           =====

  Pursuant to its underwriting policies, Tempest establishes zonal accumulation limits to avoid concentrations within particular geographical areas and to manage its risk assumption relative to Tempest's resources. These zonal limits are adjusted periodically in line with Tempest's capital position and geographical diversification of Tempest's portfolio of risks.

  The following table sets forth the percentage and amount of Tempest's premiums written allocated by territory of coverage:

                                                    YEAR ENDED NOVEMBER 30,
                                                 ------------------------------
                                                      1995            1994
                                                 --------------  --------------
                                                    (DOLLARS IN THOUSANDS)
     GEOGRAPHIC AREA
     ---------------
     United States.............................. $ 98,944  55.7% $ 97,643  69.8%
     United Kingdom.............................   28,194  15.9    11,301   8.1
     Australia and New Zealand..................   20,072  11.3    10,519   7.5
     Japan......................................   12,833   7.2    11,008   7.9
     Other......................................   17,537   9.9     9,359   6.7
                                                 -------- -----  -------- -----
         Total.................................. $177,580 100.0% $139,830 100.0%
                                                 ======== =====  ======== =====

  Tempest's starting point in risk management is defining accumulation zones that are sufficiently large to contain the most extensive likely event. These vary from peril to peril. For instance, in Japan, Tempest's wind zone is nationwide, whereas, for earthquakes, Tempest uses twelve zones. In Europe, because of the variety of possible storm tracks, Tempest has defined Northern Europe from France to Scandinavia as a single zone. Tempest divides the contiguous United States into six zones: three Gulf and East Coast zones (where the principal exposure is hurricane), two Central zones (covering all of the Midwest and mountain states) and California (a zone of its own). Tempest treats the Caribbean as a single zone (the aggregate for which accumulates with the U.S. Gulf hurricane zones). The critical zones for Tempest are in the United States, since this is the only area of the world in which Tempest's capacity is currently fully utilized.

  Tempest's control procedures restrict total exposure in any single zone to a predetermined dollar limit. In determining the amount of exposure, the aggregate exposure is calculated on a "first dollar basis." This means that if a cedent writes even a single dollar of premium in a zone, Tempest deems every zone included in that client's catastrophe program to be exposed for the full limit on that program. This is a conservative definition of exposure and is consistent with Tempest's intended risk profile.

  Working within these formal limitations, Tempest, through its service provider GRUS, also analyzes its exposure in more detail using simulation modeling of loss scenarios and their effects on Tempest's overall portfolio. Although not a substitute for accumulation control, such modeling helps Tempest optimize its application of capital. This exercise results in a probability distribution for Tempest's underwriting results. Management believes this approach provides the best possible assessment of Tempest's portfolio risk, in particular to account for the risk of a combination of multiple events worldwide in a single year. Following consummation of the Amalgamation, the ACE Reinsurance Subsidiary will have the right to use GRUS' simulation modeling tools.

RESERVES

  Losses and loss expenses are charged to income as incurred. The reserve for unpaid losses and loss expenses represents the estimated ultimate losses less claims paid. GAAP requires Tempest to establish loss reserves with respect to its property catastrophe business only on the occurrence of an event that is likely to give rise to claims, whether or not such claims have been reported to Tempest. On the occurrence of such an event, Tempest establishes reserves based upon industry experience, management's judgment, estimates of total losses incurred by the primary insurers as a result of the event and Tempest's estimate of the portion of such loss it has reinsured. Tempest has limited historical operating experience to utilize in its estimates of ultimate losses. Such estimates are adjusted as Tempest receives notices of claims and proofs of loss from reinsureds and as estimates of damages and Tempest's share of the total loss are revised. Because of the short-tail nature of the business written by Tempest, losses typically are notified to Tempest within a short time period following an occurrence. Tempest's reserve estimates are continually reviewed by management. As adjustments to these reserves become necessary, such adjustments are reflected in current operations.

  Because loss reserves represent estimates of ultimate unpaid losses and loss expenses for incurred losses at a given point in time, it is possible that the ultimate liability may be greater or less than such estimates. Such estimates are not precise in that, among other things, they are based on predictions of future developments and other variable factors, such as inflation and currency exchange rates. During the claim settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Any such adjustment may affect Tempest's results in the period in which the adjustment is made. To assist Tempest in establishing appropriate loss reserves, Tempest has access to commercially-available databases on catastrophe losses. In addition, when reviewing a proposed reinsurance contract, Tempest typically receives loss experience information from the broker with respect to the reinsured on the contract. However, reserve estimates by new property catastrophe reinsurers, such as Tempest, may be inherently less reliable than the reserve estimates of a reinsurer with an established claim history.

  Tempest reported $49.8 million and $18.2 million of incurred losses, and $54.1 million and $15.2 million of loss reserves, for the years ended November 30, 1995, and 1994, respectively.

INVESTMENTS

  The primary objective of Tempest's investment portfolio, is to provide for the growth of portfolio assets consistent with the conservative risk management profile required to support Tempest's underwriting activities. Tempest's investment guidelines require that investments be undertaken with the primary goal of preservation of capital, emphasizing lower risk and stable asset values, maintaining sound standards of credit quality, providing liquidity to support underwriting commitments, and aiming to earn attractive investment returns. Tempest's investment guidelines are subject to change at the discretion of its Board of Directors from time to time.

 Maturity and Duration of the Portfolio

  Currently, Tempest maintains an average target duration for contractual maturation of 3.5 years, reflecting management's belief that it is important to maintain a liquid, short duration portfolio to assure Tempest's ability to pay claims on a timely basis. Pursuant to Tempest's investment guidelines, the actual portfolio duration must remain within 30% of this target. Tempest reviews its target duration in light of estimates of the duration of its liabilities and market conditions, including the level of interest rates, from time to time. For contractual maturities of the investment portfolio at November 30, 1995, see Note 4 to the Tempest Financial Statements included elsewhere herein.

 Quality and Diversity of Debt Securities in Portfolio

  Tempest's investment guidelines require that: (i) at least 80% of its portfolio consist of fixed income assets, (ii) 95% of the fixed income assets of its portfolio be of investment grade quality and (iii) the weighted average credit quality of its portfolio not be less than Aa3 (as determined by Moody's ratings).

  Tempest's investment guidelines require that at least 85% of its investments in mortgage-backed securities are rated AAA by a recognized rating agency and that no sovereign issuer rated below A1/A may be purchased. In order to ensure diversification, no more than 5% of Tempest's capital and surplus may be invested in obligations of any one issuer, other than securities issued or guaranteed by the United States government or approved agencies. Furthermore, no more than 4%, 3% and 2.5% of Tempest's capital and surplus may be invested in securities of any one issuer rated AA, A and BBB, respectively. In addition, no more than 50% of the assets invested in corporate bonds may be invested in any one industry. For details of the ratings of the investment portfolio at November 30, 1995, see Note 4 to the Tempest Financial Statements included elsewhere herein.

  Tempest's portfolio does not contain any direct investments in real estate, mortgage loans, unquoted equity securities, "interest only" or "principal only" securities or non-investment grade securities.

 Foreign Currency Investments

  Tempest's fixed maturity portfolio includes securities denominated in currencies other than U.S. dollars. These securities are purchased based on their income and total return prospects based in U.S. dollars and are associated with the non-U.S. dollar business underwritten by Tempest, the exposures and claims reserves on Tempest's books and the local currency outlook compared to that of the U.S. dollar.

 Investment Management

  Tempest has entered into an investment advisory agreement with GRAM, a wholly owned subsidiary of General Re, to provide investment advisory and asset management services for an initial period of three and one-half years, commencing September 15, 1993, with optional renewal periods thereafter. In consideration for providing these services, Tempest pays GRAM an annual fee based on the market value of the average assets under management. The fee equals thirty-five basis points for the first $100 million under management, twenty-five basis points for the next $100 million under management, and fifteen basis points for average assets under management above $200 million. The performance of, and fees paid to, GRAM under the investment management agreement are subject to Tempest's investment guidelines and reviewed periodically by the Board of Directors. The consummation of the Amalgamation will not affect the rights and obligations under the investment advisory agreement with GRAM, other than to amend its termination date to April 30, 1999.

FOREIGN CURRENCY EXPOSURES

  Tempest's functional currency is the U.S. dollar. Tempest underwrites a substantial portion of its business in currencies other than U.S. dollars and may from time to time experience significant exchange gains and losses and incur underwriting losses in currencies other than U.S. dollars.

  To mitigate exposure to foreign currency exchange rate fluctuations on non-dollar investments, Tempest from time to time enters into forward exchange contracts. These contracts generally involve the exchange of one currency for U.S. dollars at some future date and are intended to hedge the foreign currency exchange exposure on specific foreign denominated securities. Other than for hedging purposes, Tempest does not enter into forward or future currency exchange contracts.

RELATIONSHIP WITH GENERAL RE

  At November 30, 1995 and 1994 General Re owned 20.7% and 20.6%, respectively, of the outstanding Tempest Common Shares. Due to restrictions in Tempest's Bye-laws which limit stockholders' voting rights, these shares are limited to an aggregate voting power of 9.99%, pursuant to a stated formula. On September 15, 1993, Tempest granted General Re an option to purchase 5% of Tempest's outstanding common shares on a fully diluted basis (as of the exercise date). The option is exercisable, in whole or in part, only in the event of a public offering, at an exercise price of $100 per share. All of the Tempest Common Shares held by General Re will be repurchased, and the option for Tempest Common Shares held by General Re will be purchased and cancelled, by Tempest at the closing of and in connection with the Amalgamation.

  Since the beginning of Tempest's operations, GRUS, a wholly owned subsidiary of General Re, has contracted to provide certain underwriting, claims supervision and administrative services to Tempest. Under the terms of the GRUS contract, GRUS recommends acceptable terms to Tempest's underwriters or reviews terms presented if a "lead" reinsurer has set them for the layer being placed. Tempest may accept GRUS' recommendation and offer to write coverage at the recommended terms, decline the risk altogether, or offer reinsurance on different terms. Tempest determines whether to accept or decline risks after conducting its own underwriting review. As of June 30, 1996, when, subject to consummation of the Amalgamation, the GRUS contract with Tempest terminates, all functions previously performed by GRUS will be performed by the ACE Reinsurance Subsidiary.

  Tempest has contracted with GRAM to provide investment advisory and asset management services. The consummation of the Amalgamation will not affect the rights and obligations under the investment advisory agreement with GRAM, other than to amend its termination date to April 30, 1999.

  Compensation paid to GRUS for its underwriting services is based upon the performance of Tempest. Tempest pays GRUS an annual fee comprised of (i) the greater of (a) $2 million or (b) the sum of (1) 3% of net written premium (including reinstatements and other premium adjustments) up to $250 million,
(2) 2% of net written premium from $250 million to $350 million and (3) 1% of net written premium in excess of $350 million, plus (ii) 4% of any underwriting profit earned by Tempest, computed on a three-year rolling average basis. Tempest incurred gross underwriting fees of $8,333,000 and $6,745,000 in the years ended November 30, 1995 and 1994, respectively. Tempest pays GRAM for its investment management services an annual fee based on the market value of the average assets under management. The fee equals thirty-five basis points for the first $100 million under management, twenty-five basis points for the next $100 million under management, and fifteen basis points for average investments above $200 million. Tempest incurred investment management fees of $1,263,000 and $1,128,000, respectively, in the years ended November 30, 1995 and 1994.

  Some reinsurance submissions to Tempest are brokered through Herbert Clough Inc. ("Herbert Clough"), a reinsurance broker and subsidiary of General Re. Herbert Clough received brokerage commissions from Tempest of $759,000 and $943,000 in 1995 and 1994, respectively, in respect of this business. Herbert Clough and other reinsurance brokers are compensated through payment of brokerage fees at prevailing market rates. Tempest does not anticipate any change in the business relationship with Herbert Clough as a result of the Amalgamation.

  For a more detailed discussion of the General Re Agreement, see "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--General Re Agreement."

COMPETITION

  The property catastrophe reinsurance industry is highly competitive. Tempest competes worldwide with many property catastrophe reinsurers. The ACE Reinsurance Subsidiary will continue to compete, with major U.S. and non-U.S. property catastrophe reinsurers, other Bermuda-based property catastrophe reinsurers and reinsurance departments of numerous multi-line insurance organizations, some of which have extensive experience in reinsurance, greater financial and organizational resources than Tempest or may be licensed to conduct business in jurisdictions from which Tempest assumes reinsurance on a non-admitted basis. There may be established companies or new companies of which Tempest is not aware which may be planning to enter the property catastrophe reinsurance market or existing reinsurers which may be planning to raise additional capital. In addition, Lloyd's began to allow capital from corporate investors in 1994, enabling it to offer more reinsurance capacity. Competition in the types of reinsurance business that Tempest underwrites is based on many factors, including rates and other terms and conditions offered, services provided, admitted or non-admitted status, ratings assigned by independent rating agencies, speed of claims payment and reputation, as well as the perceived financial strength and experience of the reinsurer in the type of reinsurance written.

  Tempest is not licensed or admitted as a reinsurer in any jurisdiction other than Bermuda and has no plans to become so licensed or admitted. Because jurisdictions in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted reinsurers on their statutory financial statements unless security is posted, Tempest's reinsurance contracts generally require it to post a letter of credit or provide other security for outstanding claims. In order to post these letters of credit, Tempest generally is required to provide the issuing banks with sufficient collateral.

  Tempest is not rated by A.M. Best or by any other insurance rating agency. However, Tempest does not believe that the absence of a rating has had, or should have, a material adverse effect on its ability to compete in the property catastrophe reinsurance market in which it operates. The ACE Reinsurance Subsidiary intends to seek a rating from A.M. Best subsequent to the Amalgamation. There can be no assurance, however, as to any rating that A.M. Best might provide the ACE Reinsurance Subsidiary in the future and, if such a rating was considered to be low, as to whether the ACE Reinsurance Subsidiary's business would be materially adversely affected by such rating.

  Tempest has been able to compete effectively in spite of its limited operating experience and the absence of financial ratings because of: (1) Tempest's strong capital position and ability to commit significant capacity to a ceding company's reinsurance program; (2) the collective expertise of Tempest, its Underwriting Committee and GRUS with respect to property catastrophe reinsurance; (3) the quality service Tempest provides to the reinsurance community; and (4) the leading role Tempest plays in setting the terms, pricing and conditions in negotiating property catastrophe reinsurance contracts.

  As a result of the size of Tempest's capitalization, Tempest does not believe that its non-admitted status in any jurisdiction has, or should have, a material adverse effect on its ability to compete or obtain business in the property catastrophe reinsurance market in which it operates, principally because many of Tempest's competitors are not currently admitted or licensed in U.S. jurisdictions. However, there can be no assurance that Tempest's competitors will not be admitted or licensed in U.S. jurisdictions or that increased competitive pressure from current reinsurers and future market entrants, the lack of a rating by insurance rating agencies or Tempest's non-admitted status will not adversely affect Tempest. While Tempest believes that, because of an imbalance between the levels of demand for, and supply of, property catastrophe reinsurance in world markets, the pricing structure available to Tempest continues to be acceptable to Tempest, there can be no assurance that this pricing structure will continue. Premium levels may be adversely affected by increases in insurance industry capacity, increases in reinsurance capacity, reduction of prices in response to favorable loss experience, the pricing of underlying direct coverage and other factors, any of which could develop in a relatively short period of time.

EMPLOYEES

  As of February 29, 1996, Tempest had 14 employees. In addition to their activities, certain of Tempest's day-to-day operations are performed by affiliates of General Re pursuant to the GRUS contract. See "--Relationship with General Re." Tempest believes that its employee relations are satisfactory. None of Tempest's employees are subject to collective bargaining agreements, and Tempest knows of no current efforts to implement such agreements at Tempest.

  Many of Tempest's employees, including most of its senior management, are employed pursuant to work permits granted by the Bermuda authorities. These permits expire at various times over the next several years. Tempest has no reason to believe that these permits would not be extended upon request at their respective expirations.

PROPERTIES

  Tempest is provided office space in Bermuda by GRUS pursuant to a lease held by GRUS. It is anticipated that the lease of these office premises will be assigned to the ACE Reinsurance Subsidiary upon completion of the Amalgamation.

LEGAL PROCEEDINGS

  Tempest is not currently involved in any litigation or arbitration. Tempest expects, however, that it will be subject to litigation and arbitration from time to time in the ordinary course of its business.

                 BENEFICIAL OWNERSHIP OF TEMPEST COMMON SHARES

  As of April 30, 1996, there were 137 holders of Tempest Common Shares (including vested stock option holders).

  The following table sets forth information with respect to the beneficial ownership of Tempest Common Shares and vested stock options, as of March 31, 1996 by (i) each person who was the beneficial owner of more than 5% or more of the Tempest Common Shares and vested stock options, (ii) each director of Tempest, and (iii) all directors and executive officers of Tempest as a group:

                                                         BENEFICIAL
                                                        OWNERSHIP(1)
BENEFICIAL OWNER                                     ------------------
                                                                        PERCENT
                                                               PERCENT    OF
NAME AND ADDRESS                                      NUMBER   OF CLASS VOTE(2)
- ----------------                                     --------- -------- -------
General Reinsurance Corporation(3).................. 1,082,785  20.23%    9.99%
 Financial Centre, P.O. Box 10350
 Stamford, CT 06904-2350
State of Wisconsin Investment Board.................   490,000   9.15     9.99
 121 East Wilson Street,
 Madison, WI 53702
IDS Trust Company(4)................................   270,000   5.04     5.72
 NW-9744, P.O. Box 1450,
 Minneapolis, MN 55485
American International Group, Inc. .................   264,094   4.93     5.59
 70 Pine Street
 New York, NY 10270
Tiger Management LLC(5).............................   254,770   4.76     5.39
 101 Park Avenue
 47th Floor
 New York, NY 10178
Pennsylvania Public School Employees' Retirement       250,000   4.67     5.29
 System.............................................
 351 East Conestoga
 Wayne, PA 19087
James E. Bachman(6).................................   250,000   4.67     5.29
Robert J. Morris(7).................................   150,000   2.80     3.17
Donald Kramer(8)....................................    76,666   1.43     1.62
Eugene C. Sit.......................................    67,500   1.26     1.43
John C. Etling(9)...................................    41,666   0.78     0.88
Alan Fulkerson(7)...................................    35,000   0.65     0.74
All directors and executive officers as a group        627,498  11.72    13.28
 (seven)(10)........................................

- --------
 (1) In accordance with SEC rules, Tempest Common Shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares within sixty days whether or not such person has any pecuniary interest in such shares or the right to acquire such shares through the exercise of any option, warrant or right.
 (2) Due to restrictions in the Tempest's Bye-Laws which limit stockholders' voting rights, each shareholder is limited to an aggregate voting power of 9.99%.
 (3) Although General Re beneficially owns 20.23% of Tempest Common Shares, it has the right to vote only 9.99% of the votes entitled to vote at the Tempest Special Meeting.
 (4) Of these Tempest Common Shares, 80,000 are owned by each of IDS Managed Retirement Fund and IDS Equity Plus Fund Inc., 77,000 by the IDS Strategy Fund Inc., 30,000 by the IDS Progressive Fund Inc. and 3,000 by the IDS Bank and Trust, all of which are funds managed by IDS Trust Company.
 (5) Of these Tempest Common Shares, 156,028 are owned by The Jaguar Fund N.V., 76,485 are owned by Tiger Management, LLC, 13,257 are owned by Puma and 9,000 are owned by Puma Limited Partnership, all of which are funds managed by Tiger Management LLC.
 (6) Represents Tempest Common Shares owned by Associated Electric and Gas Insurance Services Limited, in which the director has no pecuniary interest but in respect of which he has the power to vote or dispose of such shares.
 (7) Represents Tempest Common Shares in which the director has no pecuniary interest but in respect of which he has the power to vote or dispose of such shares.
 (8) Includes 66,666 vested stock options.
 (9) Represents 41,666 vested stock options which will be purchased and cancelled pursuant to the Amalgamation.
(10) Includes (i) 435,000 Tempest Common Shares in which the directors and executive officers of Tempest have no pecuniary interest but in respect of which such directors and executive officers have the power to vote or dispose of such shares, (ii) 114,998 vested stock options, and (iii) 77,500 Tempest Common Shares in respect of which a director or executive officer has a pecuniary interest.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF TEMPEST

  The following table sets forth selected historical financial information of Tempest as of and for each of the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to November 30, 1993 and as of and for each of the three-month periods ended February 29, 1996 and February 28, 1995. The selected historical financial information of Tempest for the fiscal years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to November 30, 1993 is derived from Tempest's audited financial statements. The financial data for the three-month periods ended February 29, 1996 and February 28, 1995 are derived from Tempest's unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the three months ended February 29, 1996 may not be indicative of the results for the full year. The following information should be read in conjunction with Tempest's financial statements and related notes, other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus and with "Management's Discussion and Analysis of Results of Operations and Financial Condition of Tempest."

                                                                                       PERIOD FROM
                                                              YEAR ENDED NOVEMBER      SEPTEMBER 1,
                            THREE MONTHS      THREE MONTHS            30,           1993 (THE DATE OF
                                ENDED             ENDED       --------------------  INCORPORATION) TO
                          FEBRUARY 29, 1996 FEBRUARY 28, 1995   1995       1994     NOVEMBER  30, 1993
                          ----------------- ----------------- ---------  ---------  ------------------
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND SELECTED OTHER DATA)
OPERATIONS DATA:
 Premiums written.......      $  77,340         $  97,012     $ 177,580  $ 139,830      $     605
                              =========         =========     =========  =========      =========
 Premiums earned........      $  39,477         $  36,681     $ 157,497  $  99,510      $     104
 Net investment income..         10,552             8,542        37,777     29,165          4,698
 Losses and loss
  expenses..............         (4,213)           16,127        49,774     18,242             52
 Acquisition and
  operating costs.......         11,364             7,650        35,655     20,156          1,478
 Net exchange loss
  (gain)................            157               324         1,584     (1,081)           --
                              ---------         ---------     ---------  ---------      ---------
 Income before net
  realized gain (loss)
  on investments........         42,721            21,122       108,261     91,358          3,272
 Net realized gain
  (loss) on investments.          1,404               --         (2,247)    (6,661)           --
                              ---------         ---------     ---------  ---------      ---------
 Net income.............      $  44,125         $  21,122     $ 106,014  $  84,697      $   3,272
                              =========         =========     =========  =========      =========
 Net income per share
  (1)...................      $    8.25         $    4.00     $   19.97  $   16.04      $    3.08
                              =========         =========     =========  =========      =========
 Net income per share
  before net realized
  gain (loss) on
  investments (1).......      $    7.99         $    4.00     $   20.39  $   17.30      $    3.08
                              =========         =========     =========  =========      =========
 Weighted average shares
  outstanding...........      5,348,476         5,276,494     5,308,762  5,281,260      1,062,292
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total investments and
  cash and cash
  equivalents...........      $ 781,704         $ 612,132     $ 751,960  $ 563,524      $ 493,997
 Total assets...........      $ 886,275         $ 720,289     $ 817,408  $ 604,193      $ 501,546
 Losses and loss
  expenses..............      $  44,173         $  29,061     $  54,130  $  15,235      $      52
 Stockholders' equity...      $ 729,921         $ 579,321     $ 692,318  $ 543,328      $ 498,374
 Book value per share
  (2)...................      $  139.37         $  110.30     $  132.19  $  103.45      $   94.36
 Fully diluted book
  value per share (3)...      $  137.09         $  109.72     $  130.33  $  103.25      $   94.36
SELECTED OTHER DATA:
 Loss and loss expense
  ratio.................         (10.67)%           43.97%        31.60%     18.33%          N/M1
 Underwriting and
  administrative expense
  ratio.................         28.79%             20.86%        22.64%     20.26%          N/M1
 Combined ratio.........         18.12%             64.83%        54.24%     38.59%          N/M1
 Loss reserves to
  capital and surplus
  ratio.................          6.05%              5.02%         7.82%      2.80%          N/M1
 Ratio of premiums
  written to capital and
  surplus...............           N/M2              N/M2        0.26:1     0.26:1           N/M1

- --------
N/M1--Not meaningful due to the start-up nature of Tempest's operations in 1993.
N/M2--Not meaningful on less than an annual basis.

There were no dividends paid during the period from inception through the date hereof.

- --------
(1) Net income per share before net realized gain (loss) on investments and net income per share is calculated using the relevant amounts divided by the weighted average number of common shares and common share equivalents outstanding during the period using the treasury stock method, calculated using the average book value per share, for stock options. There is no material difference between primary and fully diluted net income per share.
(2) Book value per share is based on stockholders' equity divided by Tempest Common Shares outstanding at the end of the period.
(3) Fully diluted book value per share is based on the sum of (i) stockholders' equity, (ii) aggregate proceeds assuming exercise of all outstanding options and (iii) the accrual for stock option costs; divided by the sum of (i) Tempest Common Shares outstanding at the end of the period and (ii) Tempest Common Shares issuable upon exercise of options outstanding at the end of the period.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF TEMPEST

GENERAL

  Tempest was incorporated on September 1, 1993 and commenced operations shortly thereafter. The financial data included herein is as of and for the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 to November 30, 1993 and as of and for the three-month periods ended February 29, 1996 and February 28, 1995. Because Tempest has a limited operating and loss history, the financial data included herein is not necessarily indicative of the financial condition or results of operations of Tempest in the future. See "Information Concerning Tempest."

  Tempest underwrites property catastrophe reinsurance on a worldwide basis and emphasizes excess layer coverages. Tempest's property catastrophe reinsurance programs protect insurers against the accumulation of losses from natural or man-made disasters, such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, conflagrations, freezes, floods, fires and explosions. Tempest's operating results in any given period depend to a large extent on the number and magnitude of catastrophes occurring within that period. As a consequence, Tempest expects that its property catastrophe loss experience will be characterized by low frequency and high severity, which in turn may result in significant volatility in Tempest's operating results from period to period. Severe losses in any one period could have an adverse impact on Tempest's financial condition.

  Tempest was capitalized initially with $504 million (net of $24 million of share issuance expenses) provided through the private placement of common shares to 137 shareholders (the "Founding Holders"), including General Re. Of the Founding Holders, General Re purchased 20.5% of the common shares of Tempest. At November 30, 1995, General Re owned 20.7% of the common shares of Tempest and held options to acquire an additional 278,308 common shares of Tempest, representing in the aggregate, on a fully diluted basis, 23.3% of the common equity of Tempest.

  The following is a discussion of the results for the three months ended February 29, 1996 and February 28, 1995 and for the years ended November 30, 1995 and 1994. The results for the period from September 1, 1993 (the date of incorporation) to November 30, 1993 are discussed separately as they relate to start-up operations.

THREE MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

  Net Income. Net income for the three-month periods ended February 29, 1996 and February 28, 1995 was $44,125,000 and $21,122,000, respectively. The increase in net income for the first fiscal quarter of 1996 compared to the same period in 1995 is attributable principally to the absence of catastrophes magnified somewhat by a release of certain loss reserves associated with prior years as further described in "Losses and Loss Expenses." Tempest is not subject to any taxes on its net income or realized investment gains.

  Premiums. In the three-month periods ended February 29, 1996 and February 28, 1995, Tempest wrote premiums of $77,340,000 and $97,012,000, respectively, a decrease of 20.3%. Premiums written decreased principally because of reductions in the number of multi-year policies written. Under a multi-year policy, the premium is considered written at the inception date of the policy, although the premium is earned over the period of the policy, which is generally three years. Premiums written in the first fiscal quarter of 1995 included $17,804,000 attributable to multi-year policies compared with $6,300,000 of premiums written in the same period in 1996 attributable to multi-year policies. The balance of the decrease in premiums written is attributable to management's decision to reduce premium writings where they considered rate reductions excessive and also some reductions in respect of insureds' restructuring of programs. These declines are expected to continue throughout the 1996 fiscal year. At February 29, 1996, Tempest had contracts in force with 203 clients compared with 224 clients at November 30, 1995. Non-U.S. based business amounted to 40.9% of premiums written in the first fiscal quarter of 1996 in comparison with 52.7% of premiums written in the same period in 1995. The decline is related to the reduction in premiums written on multi-year policies.

  Renewal dates for property catastrophe business tend to be concentrated in the first half of the calendar year. Premiums written during the fiscal quarter ended February 29, 1996 are expected to represent a significant portion of the total premiums written during the year. Premiums written during the fiscal quarters ended February 28, 1995 and 1994 amounted to 54.6% and 42.7% of total annual premiums written, respectively.

  Despite the decline in premiums written, premiums earned increased. The increase in the quarter ended February 29, 1996 in comparison with February 28, 1995 amounted to $2,796,000 or 7.6%. These premiums earned include earned premiums on the multi-year policies written in 1994 and 1995. The growth is due to the growth in Tempest's book of business throughout fiscal 1995.

  Net Investment Income. Net investment income for the three months ended February 29, 1996 increased 23.5% to $10,552,000 from $8,542,000 for the three-month period ended February 28, 1995. The increase in net investment income was caused principally by the investment of strong cash flows from operating activities throughout fiscal 1995 and the first quarter of fiscal 1996.

  Realized Gains on Investments. Tempest's investment portfolio is carried at fair value and the net temporary unrealized depreciation or net unrealized appreciation of fixed maturities and equity securities is included as a separate component of stockholders' equity. The effect of market movements on the investment portfolio directly impacts net realized gains and losses when investments are sold. Realized gains on investments amounted to $1,404,000 for the three-month period ended February 29, 1996. There were no disposals of investments during the three-month period ended February 28, 1995.

  Losses and Loss Expenses. Management expects Tempest's property catastrophe loss experience to be characterized by low frequency and high severity. During the three-month period ended February 29, 1996, Tempest released $4,449,000 of previously recorded loss reserves based on more recent information, and incurred only minor losses for new claims, resulting in a benefit to net income of $4,213,000. During the three-month period ended February 28, 1995, Tempest incurred losses of $16,127,000. These losses related principally to a provision for losses incurred but not reported on the Kobe earthquake of $13,000,000 and $3,000,000 in respect of reported losses on a risk excess contract. The Kobe earthquake provision was based on management's assessment of ultimate losses at that time. Subsequent information indicated that ultimate losses would not reach the levels of management's initial estimate. Accordingly, throughout fiscal 1995, as more information became available, management released portions of the Kobe provision. During the three-month period ended February 29, 1996, management released a further $1,000,000 of the loss provision in respect of the Kobe earthquake. At November 30, 1995, management had recorded loss reserves based upon estimated ultimate losses on Hurricanes Luis, Marilyn and Opal which occurred in September and October of 1995. Subsequent information received from ceding companies indicated that ultimate losses would not reach the levels initially estimated by management. Accordingly, during the three-month period ended February 29, 1996, management released $500,000, $715,000, and $2,234,000 of loss reserves in respect of Hurricanes Luis, Marilyn and Opal, respectively.

  Tempest's loss and loss expense ratio for the three-month period ended February 29, 1996 was negative 10.7% compared with 44.0% for the three-month period ended February 28, 1995. The significant change was due to the absence of catastrophe occurrences during the first fiscal quarter of 1996 and the release of the loss reserves previously discussed. The loss ratio for the first quarter of fiscal 1996 is not necessarily indicative of future loss ratios. The occurrence of major catastrophes in any given period could result in substantial liquidation of investments and outflows of cash as claims are paid.

  Tempest did not purchase any reinsurance coverage during either of the periods and does not expect to do so in the foreseeable future except for the stop loss reinsurance agreement with General Re. See "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation-- General Re Agreement."

  Underwriting and Administrative Expenses. Tempest's underwriting and administrative expense ratio for the three-month period ended February 29, 1996 was 28.8% compared with 20.9% for the same period in 1995. Tempest's underwriting and administrative expenses consisted of acquisition costs, fees expensed under the

GRUS contract and operating expenses. Tempest accrued $3,339,000 and $3,466,000 (of which $1,136,000 and $1,811,000, respectively, was included in deferred acquisition costs) for the amounts payable to GRUS for the three month periods ended February 29, 1996 and February 28, 1995, respectively. These amounts reflected 3% of premiums written and 4% of underwriting profit for each period. The premium-based portion of such costs are amortized over the period in which the related premiums are earned. The expensed GRUS underwriting fee increased as a percentage of premiums earned from 4.51% in the first fiscal quarter of 1995 to 5.58% in the same period in 1996. The increase is attributable to the lower loss ratio in 1996 which directly impacted the underwriting profit element of the GRUS underwriting fee. Administrative expenses increased by 106.5% for the three month period ended February 29, 1996 compared to the same period in 1995. Additional costs arose principally from professional fees incurred in respect of the proposed acquisition of Tempest by ACE; additional costs resulting from the increase in recorded expenses relating to Tempest's Stock Option Plan arising from the increase in the book value of Tempest's common shares during the quarter, and also from increased staff levels.

  Combined Ratios. The following table sets forth Tempest's combined ratios for the three-month periods ended February 29, 1996 and February 28, 1995:

                                                                   1996    1995
                                                                   -----   ----
      Loss and Loss Expense Ratio................................. (10.7%) 44.0%
      Underwriting and Administrative Expense Ratio...............  28.8%  20.9%
                                                                   -----   ----
      Combined Ratio..............................................  18.1%  64.9%
                                                                   =====   ====

  The underwriting results of insurers and reinsurers are discussed frequently by reference to their loss and loss expense ratios, underwriting and administrative expense ratios and combined ratios. Each ratio is derived by dividing the relevant amount by the premiums earned in the relevant fiscal period. The combined ratio is the sum of the loss and loss expense ratio and the underwriting and administrative expense ratio. A combined ratio of under 100% indicates underwriting profits. Property catastrophe companies generally expect to have overall lower combined ratios as compared with other reinsurance companies with long-tail exposures.

  Exchange Losses. Exchange losses principally arising on revaluation of premiums receivable and losses payable in foreign currencies amounted to $157,000 and $324,000 for the three-month periods ended February 29, 1996 and February 28, 1995, respectively. Tempest has not hedged its currency exposure with respect to premiums receivable. Future changes in exchange rates may have a significant effect on Tempest's net income as these receivables are revalued at current rates. Tempest is exposed to the possibility of significant underwriting losses in currencies other than U.S. dollars. Tempest maintains a portion of its investment portfolio in foreign currencies in order to partially mitigate the effects of these exposures. Tempest hedges its currency exposures at the time of a loss occurrence in a foreign currency.

YEARS ENDED NOVEMBER 30, 1995 AND 1994

  Net Income. Net income for the years ended November 30, 1995 and 1994 was $106,014,000 and $84,697,000, respectively. The increase in the net income in 1995 compared to 1994 is attributable principally to increased premium volume and greater net investment income which was partially offset by an increase in losses incurred. Tempest is not subject to any taxes on its net income or realized investment gains.

  Premiums. In the years ended November 30, 1995 and 1994, Tempest wrote premiums of $177,580,000 and $139,830,000, respectively, an increase of 27.0%. Premiums written increased in part because of the increase in the number of multi-year policies written. Under a multi-year policy, the premium is considered written at the inception date of the policy although the premium is earned over the period of the policy, which is generally three years. Premiums written in 1995 included $17,804,000 attributable to multi-year policies compared with $5,455,000 of premiums written in 1994 attributable to multi-year policies. The balance of the increase in premiums written in 1995 is attributable to net growth in business originating from both new and existing clients, offset by some moderate price reductions. At November 30, 1995, Tempest had contracts in force with 224 clients compared with 211 clients at November 30, 1994. Non U.S.-based business increased from 30.2% of premiums written in 1994 to 44.3% of premiums written in 1995. Growth occurred in almost all geographic regions, but particularly in Australia and the United Kingdom.

  In the absence of major loss activity, Tempest believes the market for property catastrophe reinsurance will continue to be competitive. While some increased demand is likely, particularly in the United States, Tempest believes this will be more than offset by reduced rates. Tempest expects that there will be a decline in premiums written during its 1996 fiscal year.

  Renewal dates for property catastrophe business tend to be concentrated in the first half of the calendar year. Premiums written by quarter for fiscal 1995 and 1994 were as follows:

                                                      1995            1994
                                                 --------------  --------------
                                                    PREMIUMS        PREMIUMS
QUARTER ENDED                                       WRITTEN         WRITTEN
- -------------                                    --------------  --------------
                                                    (DOLLARS IN THOUSANDS)
February 28..................................... $ 97,012  54.6% $ 59,656  42.7%
May 31..........................................   44,179  24.9    47,007  33.6
August 31.......................................   34,445  19.4    28,500  20.4
November 30.....................................    1,944   1.1     4,667   3.3
                                                 -------- -----  -------- -----
                                                 $177,580 100.0% $139,830 100.0%
                                                 ======== =====  ======== =====

  This seasonality is expected to continue in future operations.

  Premiums earned increased 58.3% in 1995 compared to 1994. The growth in premiums earned reflected the growth in Tempest's book of business in fiscal 1994 and 1995.

  Net Investment Income. Net investment income for 1995 increased 29.5% to $37,777,000 from $29,165,000 for 1994. The increase in net investment income was caused principally by the investment of strong cash flows from operating activities.

  Realized Losses on Investments. Tempest's investment portfolio consists of bonds, mortgage-backed securities, asset-backed securities, preferred stock and short-term, high quality fixed income investments. The total investment portfolio is considered to be "available for sale" in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115. The portfolio is carried at fair value and the net temporary unrealized depreciation or net unrealized appreciation of fixed maturities, short-term investments and equity securities is included as a separate component of stockholders' equity. Invested assets, including cash and cash equivalents, amounted to $751,960,000 and $563,524,000 at November 30, 1995 and 1994, respectively. Realized losses on investments amounted to $2,247,000 for the year ended November 30, 1995 compared with realized losses of $6,661,000 for the same period in 1994. During 1995, the fair value of Tempest's investment portfolio was positively affected by a general improvement in bond markets, especially in the United States, resulting from the decline in interest rates in the 1995 period compared with 1994 when decreased market values caused by rising interest rates resulted in significant depreciation of the portfolio. This resulted in a positive change of $44,811,000 in the unrealized depreciation of investments from $45,628,000 at November 30, 1994 to $817,000 at November 30, 1995.

  Losses and Loss Expenses. Tempest incurred losses and loss expenses of $49,774,000 in fiscal 1995 compared with $18,242,000 in fiscal 1994. Losses and loss expenses incurred in the year ended November 30, 1995 included $2,000,000 resulting from the Kobe, Japan earthquake in January 1995, $9,208,000 resulting from hail storms in Germany in July 1995, $7,620,000 resulting from Hurricanes Luis and Marilyn in September 1995 and $17,304,000 resulting from Hurricane Opal in October 1995. Tempest also incurred $6,000,000 of losses in 1995 in respect of risk excess contracts. Of the 1994 amount, $17,742,000 related to the Northridge, California earthquake which occurred on January 17, 1994. Losses incurred are stated before deducting reinstatement premiums, totalling approximately $2,000,000 in each year, which arise on certain contracts. Tempest's loss and loss expense ratio was 31.6% for 1995 compared with 18.3% for 1994. The increase was due to increased catastrophe occurrences. The loss ratios for fiscal 1995 and 1994 are not necessarily indicative of future loss ratios. The occurrence of major catastrophes in any given period could result in substantial liquidation of investments and outflows of cash as claims are paid.

  Tempest did not purchase any reinsurance coverage during either of the periods and does not expect to do so in the foreseeable future.

  Underwriting and Administrative Expenses. Tempest's underwriting and administrative expense ratio for the year ended November 30, 1995 was 22.6% compared with 20.3% for the same period in 1994. Tempest's underwriting and administrative expenses consisted of acquisition costs (including profit commissions paid to reinsureds), fees expensed under the GRUS contract and operating expenses. The 1995 underwriting and administrative expense ratio included profit commission paid to reinsureds. There was no profit commission recorded in 1994. Tempest accrued $8,333,000 and $6,745,000 (of which $1,752,000 and $1,210,000, respectively, was included in deferred acquisition costs) for the amounts payable to GRUS for the years ended November 30, 1995 and 1994, respectively. These amounts reflected 3% of premiums written and 4% of underwriting profit for each year. The premium-based portion of such costs is amortized over the period in which the related premiums are earned. The expensed GRUS underwriting fee declined as a percentage of premiums earned from 5.56% in 1994 to 4.95% in 1995. The decline is attributable to the higher loss ratio in 1995 which directly impacts the underwriting profit element of the GRUS underwriting fee. Under the terms of the GRUS contract, Tempest pays GRUS underwriting fees equal to 3% for the first $250 million of written premiums for each fiscal year, 2% of premiums written between $250 million and $350 million and 1% of premiums written thereafter, plus 4% of any underwriting profits of Tempest. Administrative expenses increased by 110% for the year ended November 30, 1995 compared to 1994. Additional costs resulted principally from the increase in recorded expenses relating to Tempest's Stock Option Plan arising from the significant increase in the book value of Tempest's common shares during 1995 and also from increased staff levels.

  Combined Ratios. The following table sets forth Tempest's combined ratios for fiscal 1995 and 1994:

                                                                     1995  1994
                                                                     ----  ----
     Loss and Loss Expense Ratio.................................... 31.6% 18.3%
     Underwriting and Administrative Expense Ratio.................. 22.6  20.3
                                                                     ----  ----
     Combined Ratio................................................. 54.2% 38.6%
                                                                     ====  ====

  The underwriting results of insurers and reinsurers are discussed frequently by reference to their loss and loss expense ratios, underwriting and administrative expense ratios and combined ratios. Each is derived by dividing the relevant amount by the premiums earned in the relevant fiscal year. The combined ratio is the sum of the loss and loss expense ratio and the underwriting and administrative expense ratio. A combined ratio of under 100% indicates underwriting profits. Property catastrophe companies generally expect to have overall lower combined ratios as compared with other reinsurance companies with long-tail exposures.

  Exchange Gains and Losses. Exchange gains and losses principally arising on revaluation of premiums receivable and losses payable in foreign currency amounted to a loss of $1,584,000 in fiscal 1995 and a gain of $1,081,000 in fiscal 1994. Tempest has not hedged its currency exposure with respect to premiums receivable. Future changes in exchange rates may have a significant effect on Tempest's net income as these receivables are revalued at current rates. Tempest is exposed to the possibility of significant underwriting losses in currencies other than U.S. dollars. Tempest maintains a portion of its investment portfolio in foreign currencies in order to partially mitigate the effects of these exposures. Tempest hedges its currency exposure at the time of a loss occurrence in a foreign currency. Losses incurred in foreign currencies for the year ended November 30, 1995 amounted to $12,864,000. Tempest incurred no significant losses denominated in foreign currencies in prior periods.

1993 RESULTS

  The period from September 1, 1993 to November 30, 1993 related to the start-up of operations of Tempest. Premiums written of $605,000 were in respect of policies issued to five clients.

  The underwriting fee for the period from September 1, 1993 to November 30, 1993 represented a minimum payable on the GRUS contract of $417,000. This amount was included in operating expenses because it was fixed and not dependent on premium volume. Other operating expenses for the period from September 1, 1993 to November 30, 1993 included organization expenses, the costs of establishing an office and employee relocation costs.

  Net investment income for the period from September 1, 1993 to November 30, 1993 of $4,698,000 represented earnings on the net cash flows from the original issuance of Tempest's common shares. Net income for the period from September 1, 1993 to November 30, 1993 was $3,272,000.

LIQUIDITY AND CAPITAL RESOURCES

  Tempest's principal sources of funds are net cash flows from premium receipts, investment income and proceeds from the maturity or sale of investments. These funds are used primarily to pay claims and underwriting and administrative expenses, and for the purchase of investments. Premiums are generally received on a semi-annual or quarterly basis over the policy period. Cash flows are affected by claim payments which due to the nature of the catastrophe reinsurance products provided by Tempest, may comprise large loss payments on a limited number of claims and therefore can fluctuate significantly from period to period. Tempest would expect to fund these payments with operating cash flows and, if necessary, with the proceeds from the sale of investments. The irregular timing of the loss payments by Tempest can create significant variations in cash flows from operations between periods.

  For the three-month periods ended February 29, 1996 and February 28, 1995, Tempest's net cash flows from operating activities were $35,980,000 and $33,754,000, respectively. The increased cash flows arose from higher levels of premiums written during fiscal 1995, for which the cash is received in 1996, partially offset by increased loss payments of approximately $3,000,000 during the first fiscal quarter of 1996 in comparison with the same period in 1995. In the three-month period ended February 29, 1996, Tempest paid losses of $5,370,000, principally in respect of German hailstorms and Hurricane Marilyn. During the three-month period ended February 28, 1995, claim payments of $2,210,000 were made principally in respect of the Northridge, California earthquake.

  For the years ended November 30, 1995 and 1994 Tempest's net cash flows from operating activities were $152,509,000 and $121,188,000, respectively. An increase in premiums written during 1995 was the principal reason for the increase in cash flows from operations. In the year ended November 30, 1995, Tempest paid losses of $3,769,000, principally in respect of risk excess contracts and Hurricanes Luis and Marilyn, and $7,110,000 principally in respect of the Northridge, California earthquake. In 1994, claim payments of $3,059,000 were made, principally in respect of the Northridge, California earthquake.

  Tempest did not pay any dividends during its 1995 and 1994 fiscal years and the three-month periods ended February 29, 1996 and February 28, 1995.

  During the year ended November 30, 1995, Tempest repurchased 15,000 Tempest Common Shares at a total cost to Tempest of $1,835,000 in comparison with the year ended November 30, 1994, during which 29,719 Tempest Common Shares were repurchased at a total cost of $2,853,000.

  At February 29, 1996, total investments at fair value and cash and cash equivalents amounted to $781,704,000 compared to $751,960,000 at November 30, 1995. The increase in invested assets is attributable to the contribution of cash flows from operating activities during the three-month period ended February 29, 1996 of $35,980,000, but has been offset by a decline in the fair value of the investment portfolio. At November 30, 1995, total investments and cash and cash equivalents amounted to $751,960,000 compared to $563,524,000 at November 30, 1994. The increase in invested assets is attributable to the contribution of cash flows from operating activities of $152,509,000 in fiscal 1995 and an increase in the market value of the investment portfolio as a result of declining interest rates. Tempest's investment portfolio consists principally of high quality, investment grade fixed maturity investments. Tempest's investment portfolio is structured to provide a high level of liquidity to meet its obligations and, in particular, the large losses that may arise on its reinsurance contracts. Accordingly, at February 29, 1996 and November 30, 1995, Tempest's cash and cash equivalents and investments due within one year amounted to $84,127,000 and $73,802,000, respectively. At February 29, 1996 and November 30, 1995 97% and 97.7%, respectively of the fixed maturity portion of Tempest's investment portfolio was rated A or better by one or more nationally recognized US rating agencies or, in respect of non-rated issues, as estimated by GRAM. The fair value of non-dollar securities held in the portfolio amounted to $157,876,000 and $134,538,000 at February 29, 1996 and November 30, 1995, respectively. Tempest presently has no direct investments in real estate, mortgage loans, unquoted equity securities, "interest only" and "principal only" securities or non-investment grade securities.

  From time to time, Tempest purchases forward exchange contracts to hedge the exposure of specific investments to foreign currency exchange rate fluctuations. At February 29, 1996, forward exchange contracts in the notional amount of $5,467,000 receivable were outstanding. Realized and unrealized gains and losses on these foreign currency forward contracts are deferred in the unrealized appreciation or depreciation account in stockholders' equity to match unrealized gains and losses on investments arising from currency movements. These deferred gains and losses are recorded in income when the related investments are sold. As at February 29, 1996 and November 30, 1995, Tempest had deferred losses of $4,750,000 and $4,928,000, respectively, relating to these contracts. Tempest held no options, swaps, collars or future contracts at February 29, 1996 and November 30, 1995.

  Tempest is not an admitted reinsurer in the United States. Accordingly, the terms of certain reinsurance contracts have required Tempest to provide letters of credit to Tempest's clients in respect of reported claims. Tempest has a facility for the issuance of letters of credit up to $20,000,000. This facility is secured by a portion of Tempest's investment portfolio. At February 29, 1996 and November 30, 1995, letters of credit outstanding amounted to $10,742,000 and $10,447,000, respectively.

  The provisions of the Insurance Act 1978 (Bermuda), amendments thereto and related regulations require Tempest to maintain certain measures of solvency and liquidity. Tempest is registered in Bermuda as a Class 4 insurer. In the event that a dividend is proposed which, if declared, would be in excess of 25% of Tempest's statutory capital and surplus, Tempest is required to file an affidavit declaring that it will remain in compliance with the solvency margin and minimum and capital surplus requirements ($100,000,000). The approval of the Minister of Finance is required in the event Tempest seeks to reduce its statutory capital and surplus by more than 15% of the amount of statutory capital and surplus recorded at the end of its prior fiscal year. Approval will be required in respect of the repurchase of General Re's common shares by Tempest. Tempest does not expect these requirements to impose any significant limitations on Tempest's financial condition.

  Based on its current operating plans and financial position and given the effect of the Amalgamation, Tempest believes that its liquidity will be adequate in the foreseeable future. However, as a property catastrophe reinsurer, Tempest's liquidity is subject to sudden and substantial losses that could materially impair its financial condition or results of operations.

EFFECTS OF INFLATION

  Tempest does not anticipate that the effects of inflation will have a significant bearing on its operations. This is due to the fact that Tempest has a relatively short premium collection and claims settlement cycle. However, the actual effects of inflation cannot be accurately known until all claims are settled.

OPERATIONS AFTER THE AMALGAMATION AND EFFECTS OF THE AMALGAMATION

  On the effective date of the Amalgamation, Tempest will repurchase General Re's Tempest Common Shares, purchase its Tempest Options, terminate the GRUS contract and make certain other payments, resulting in total cash payments to General Re of approximately $172,000,000. In addition, the Dividend of approximately $40,000,000 will be paid in order to reduce Tempest's Net Assets (as defined in the Amalgamation Agreement) to approximately $500 million. See "The Amalgamation Agreement--Additional Agreements--Net Assets."

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

  These cash outflows will be funded first by cash and short-term investments, which totalled $84,127,000 at February 29, 1996, and then from the sale of fixed maturity investments. The market value of certain fixed maturity investments that may be sold was less than cost at February 29, 1996. Accordingly, Tempest may realize losses on the partial liquidation of its fixed maturity investments, although such losses are not expected to have a material adverse effect on financial condition or results of operations.

  Subsequent to the Amalgamation, it is anticipated that the ACE Reinsurance Subsidiary will operate as a wholly-owned subsidiary of ACE with its own dedicated capital base of not less than $500 million. The ACE Reinsurance Subsidiary will continue to write property catastrophe reinsurance and may, in time, expand its operations into other selected lines of reinsurance.

  Tempest's ratio of premiums to statutory capital and surplus was 0.26:1 in fiscal years 1995 and 1994. Although the ACE Reinsurance Subsidiary's capital base will be reduced to approximately $500 million, management does not believe that such reduced capital will adversely affect its ability to write premiums at historic levels. If the ACE Reinsurance Subsidiary continues to write similar volumes of business, the ratio of premiums written to statutory capital and surplus would increase to approximately 0.35:1.

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

                       DESCRIPTION OF ACE CAPITAL STOCK

  The following summarizes certain provisions of ACE's Memorandum of Association, as amended (the "Memorandum"), and Articles of Association, as amended (the "Articles"). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum and the Articles, including the definitions therein of certain terms. Copies of the Memorandum and Articles are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL

  ACE's authorized share capital consists of three classes of shares: (i) 100,000,000 ordinary shares, par value $0.125 per share, of which 46,105,118 ACE Ordinary Shares were outstanding at May 16, 1996, (ii) 3,334,697 Redeemable Preference Shares (known as "Callable Preferred Shares"), par value $1.00 per share, none of which were outstanding at May 16, 1996, and (iii) 10,000,000 Other Shares, par value $1.00 per share, none of which were outstanding at May 16, 1996. ACE would issue a maximum of 18,181,818 ACE Ordinary Shares in connection with the Amalgamation (if the Average Closing Price is $33.00 or lower) and a minimum of 13,333,333 ACE Ordinary Shares (if the Average Closing Price is $45.00 or higher).

ACE ORDINARY SHARES

  The ACE Ordinary Shares to be issued in the Amalgamation will be validly issued, fully paid and nonassessable. There are no provisions of Cayman Islands law or the Articles which impose any limitation on the rights of shareholders to hold or vote ACE Ordinary Shares by reason of them not being residents of the Cayman Islands.

 Dividend Rights

  Holders of ACE Ordinary Shares are entitled to receive dividends ratably when and as declared by the Board of Directors out of funds legally available therefor.

 Liquidation

  In the event of any dissolution, liquidation or winding up of ACE, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the ACE Ordinary Shares as to distribution on liquidation, distribution or winding up, the full amounts to which they shall be entitled, the holders of the then outstanding ACE Ordinary Shares shall be entitled to receive, pro rata according to the number of ACE Ordinary Shares registered in the names of such shareholders, any remaining assets of ACE available for distribution to its shareholders; provided, if, at such time, any holder of ACE Ordinary Shares has any outstanding debts, liabilities or engagements to or with ACE (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such ACE Ordinary Shares), the liquidator appointed to oversee the liquidation of ACE shall deduct from the amount payable in respect of such ACE Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with ACE (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the ACE Ordinary Shares remaining assets of ACE or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the ACE Ordinary Shares.

 Voting Rights

  The Articles provide that the quorum required for a general meeting of shareholders is not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at such meeting. A quorum for considering a "special resolution" is 66 2/3% of the issued and outstanding shares entitled to vote at such meeting. Subject to applicable law and any provision of the Articles requiring a greater majority, ACE may from time to time by special resolution alter or amend the Memorandum or Articles; voluntarily liquidate, dissolve or wind-up the affairs of ACE; increase its share capital; consolidate and divide all or any of its share capital; subdivide the whole or any part of its share capital; reduce its share capital, any capital redemption reserve fund, or any share premium account; or change its name or alter its objects.

  Each holder of ACE Ordinary Shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any such meeting, subject to the 10% voting limitation described below. All matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy, except (i) approval of a merger, consolidation or amalgamation, or the sale, lease or exchange of all or substantially all of the assets of ACE, which requires (in addition to any regulatory or court approvals) the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class, (ii) approval of a special resolution, (iii) amendment of certain provisions of the Articles which require the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class and (iv) as otherwise provided in the Articles. A special resolution requires the approval of at least 66 2/3% of the votes cast by such shareholders represented in person or by proxy at a duly convened meeting.

  The Articles provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares issued by ACE having a preference over the ACE Ordinary Shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of ACE's shareholders may be called only by (i) the directors or (ii) at the request in writing of shareholders owning at least 25% of the outstanding shares generally entitled to vote.

  Each ACE Ordinary Share has one vote, except that if, and so long as, the "Controlled Shares" of any person constitute 10% or more of the issued ACE Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Articles. "Controlled Shares" means (i) all ACE shares directly, indirectly or constructively owned by any person within the meaning of Section 958 of the Code and (ii) all ACE shares directly, indirectly or beneficially owned by such person within the meaning of Section 13(d) of the Exchange Act (including any shares owned by a group of persons as so defined and including any shares that would otherwise be excluded by the provisions of Section 13(d)(6) of the Exchange Act).

  The ACE Ordinary Shares have noncumulative voting rights, which means that the holders of a majority of the ACE Ordinary Shares may elect all of ACE's directors and, in such event, the holders of the remaining shares will not be able to elect any directors. The Board of Directors is presently divided into three classes, two of which have four directors and one of which has five directors. At present, each class is elected for a three-year term, with the result that shareholders will not vote for the election of a majority of directors in any single year. Directors may be removed without cause only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares generally entitled to vote, voting together as a single class, at a meeting of shareholders. Directors may be removed with cause by the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders.

  This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the Board until the second annual shareholders meeting following the date the acquiror obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of ACE and could thus increase the likelihood that incumbent directors will retain their positions.

 Preemptive Rights

  No holder of ACE Ordinary Shares shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.


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

 Transfer of Shares

  The Articles contain various provisions affecting the transferability of ACE Ordinary Shares. Under the Articles, the Board has absolute discretion to decline to register a transfer of ACE Ordinary Shares (i) unless a registration statement under the Securities Act is in effect with respect to such ACE Ordinary Shares or a written opinion from counsel acceptable to the directors is obtained to the effect that such registration is not required or
(ii) if the Board determines that such transfer would result in a person having Controlled Shares that constitute 10% or more of any class or series of the issued ACE Ordinary Shares. The Board of Directors also has absolute discretion to decline to register any transfer of ACE Ordinary Shares. The Board of Directors has waived its right to decline to register any transfer of ACE Ordinary Shares which have been traded in the public market, which were outstanding immediately prior to ACE's initial public offering or which were issued in connection with the Amalgamation.

  Maples and Calder, Cayman Islands counsel to ACE, has advised ACE that while the precise form of the restrictions on transfers contained in the Articles is untested, as a matter of general principle, restrictions on transfers are enforceable under Cayman Islands law and are not uncommon. The transferor of such ACE Ordinary Shares will be deemed to own such ACE Ordinary Shares for dividend, voting and reporting purposes until a transfer of such ACE Ordinary Shares has been registered on ACE's stock transfer records.

  The restrictions on voting and ownership of more than 10% of the issued ACE Ordinary Shares described above, as well as the provisions discussed below under "Anti-Takeover Effects of Articles of Association," may have the effect of discouraging an attempt to obtain control of ACE through certain actions.

  The Articles also provide that the Board may suspend the registration of transfer for such periods as the Board may determine, but shall not suspend the registration of transfer for more than 45 days in any year.

 Lien on Shares

  The Articles provide that ACE shall have a first lien on all shares for all debts, liabilities or engagements to or with ACE (whether presently payable or not) by the holder of such shares, except for shares declared to be exempt by the Board of Directors. This lien would extend to the payment of dividends or other money payable in respect of the ACE Ordinary Shares subject to the lien. The Articles also provide that the directors may deduct from any dividend payable to a shareholder all sums of money presently payable by such shareholder to ACE on any account. The ACE Ordinary Shares issued in connection with the Amalgamation will be exempt from these provisions.

CALLABLE PREFERRED SHARES

  The holders of Callable Preferred Shares are not entitled to receive dividends. In the event of any dissolution, liquidation or winding up of ACE, the fixed liquidation amount payable in respect of such outstanding Callable Preferred Share shall be $100. The holders of the then outstanding Callable Preferred Shares shall be entitled to receive, before any distribution of assets shall be made to the holders of ACE Ordinary Shares or any other class of shares of ACE ranking junior to the Callable Preferred Shares as to distribution on liquidation, dissolution or winding up, for each Callable Preferred Share, such fixed liquidation amount in cash; provided, if, at such time, any holder of Callable Preferred Shares has any outstanding debts, liabilities or engagements to or with ACE (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without any limitation, any liability associated with the unpaid purchase price of such Callable Preferred Shares), the liquidator appointed to oversee the liquidation of ACE shall deduct from the fixed liquidation amount payable in respect of such Callable Preferred Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such debts, liabilities or engagements. If the distributable assets are insufficient to make payment in full to the holders of all outstanding Callable Preferred Shares and any other class or series of shares which may in the future rank on a parity with the Callable Preferred Shares as to distribution upon liquidation, dissolution or winding up, such assets shall be distributed

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

among the holders of outstanding Callable Preferred Shares and any such other class or series of shares, ratably per share in proportion to the full per share amounts to which they respectively are entitled.

  Except in connection with a change of the rights attendant to the ownership of Callable Preferred Shares, the holders of the Callable Preferred Shares do not have any rights to vote and holders thereof are entitled to notice of or to attend general meetings of ACE. Holders of Callable Preferred Shares do not have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

  Any outstanding Callable Preferred Shares may be called, in whole or in part, at the option of ACE, at any time or from time to time, at the call price of $100 per share which, at the option of the Board of Directors, may be paid in cash or in ACE Ordinary Shares.

  Although the Articles authorize ACE to issue Callable Preferred Shares, none are outstanding and it is not currently anticipated that any Callable Preferred Shares will be issued in the future.

OTHER CLASSES OR SERIES OF SHARES

  The Articles authorize the directors to create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by the Articles and applicable law. Among other rights, the directors may determine: (i) the number of shares of that class or series and the distinctive designation thereof; (ii) the voting powers, full or limited, if any, of the shares of that class or series; (iii) the rights in respect of dividends on the shares of that class or series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends; (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of ACE; (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption; (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series; (vii) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by ACE; (viii) the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of ACE so long as any shares of that class or series are outstanding; and (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the Articles.

LLOYD'S RELATED REQUIREMENTS

  Under Lloyd's regulations as currently in effect, anyone beneficially holding 15% or more of ACE's Ordinary Shares is deemed to be a "major shareholder" of ACE Capital Limited ("ACE Capital"), the ACE subsidiary that is a Lloyd's corporate member, and anyone beneficially holding 30% or more of ACE's Ordinary Shares is deemed to be a "controller" of ACE Capital. Lloyd's requires each "major shareholder" and "controller" of a Lloyd's corporate member to execute and deliver a declaration and undertaking to Lloyd's containing representations concerning the absence of criminal activities, censure, insolvency, civil liabilities and government investigations, etc., and submitting to the jurisdiction of the Council of Lloyd's and the English courts. Any person that becomes the owner of 15% or more of ACE's Ordinary Shares would have to deliver this declaration and undertaking to Lloyd's in the form prescribed by Lloyd's, unless Lloyd's exempts such person from this requirement. Lloyd's regulations give Lloyd's the right to withhold consent to a person becoming a major shareholder/controller of a Lloyd's corporate member, even where the declaration and undertaking has been provided, if Lloyd's, in its discretion, does not consider such person to be "fit and proper." Lloyd's has stated that the execution of the required undertaking does not make the major shareholder/controller liable for the Lloyd's business of the corporate member in which it is a major shareholder/controller. ACE

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

understands that Lloyd's plans to review this declaration and undertaking requirement and ACE is seeking an exemption from this requirement for certain categories of investors, but there can be no assurances that Lloyd's will modify this regulation or grant any exemptions.

  In addition under English law, if any person who is connected with a Lloyd's broker holds or subsequently becomes the holder of more than 5% of ACE's Ordinary Shares, that Lloyd's broker risks losing its Lloyd's license. For these purposes, a person is treated as connected with a Lloyd's broker if that person is the subsidiary or holding company of a corporate Lloyd's broker or a subsidiary of any such holding company (all being regarded as related companies) or a director of such a Lloyd's broker or any related company or controls (a test based on one-third voting rights or control of the Board) or is controlled by such a Lloyd's broker or any related company or if the Lloyd's broker is a partnership, any person who is a partner in, or who controls or is controlled by (on a similar test) such a Lloyd's broker or any company which is controlled by a partner in such a Lloyd's broker or any related company of any such partner or any director of any such controlled or related company.

TRANSFER AGENT

  ACE's registrar and transfer agent is The Bank of New York.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF ASSOCIATION

  The Articles contain certain provisions that make more difficult the acquisition of control of ACE by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of ACE to negotiate with its directors. The directors believe that, as a general rule, the interests of ACE's shareholders would be best served if any change in control results from negotiations with the directors. The directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of ACE. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

  In addition to those provisions of the Articles discussed above, set forth below is a description of other relevant provisions of the Articles. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Articles, which are incorporated by reference as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

 No Shareholder Action by Written Consent

  The Articles provide that any action required or permitted to be taken by the shareholders of ACE must be taken at a duly called annual general or extraordinary general meeting of the shareholders of ACE and may not be taken by consent in writing or otherwise.

  The affirmative vote of the holders of at least 66 2/3% of the outstanding shares generally entitled to vote, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the foregoing provisions of the Articles.

 Availability of Shares of Capital Stock for Future Issuances

  The availability for issue of shares by the directors of ACE without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling the directors to make more difficult a change in control of ACE, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of ACE. ACE has no present plans to issue any shares other than pursuant to the Amalgamation Agreement and its employee benefit plans.

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

 Shareholder Proposals

  The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of ACE at the principal executive offices of ACE not later than (i) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting, and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (i) the name and address of the shareholder, (ii) a representation that the shareholder is a holder of record of shares of ACE entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination and
(iii) the class and number of shares of ACE which are beneficially owned by the shareholder. In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons; (iii) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not ACE is then subject to such Regulation; and (iv) the consent of each nominee to serve as a director of ACE, if so elected. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

  The affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the foregoing provision of the Articles.

  The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

            COMPARISON OF RIGHTS OF HOLDERS OF ACE ORDINARY SHARES
                     AND HOLDERS OF TEMPEST COMMON SHARES

GENERAL

  If the Amalgamation is consummated, holders of Tempest Common Shares will become holders of ACE Ordinary Shares which will result in their rights as shareholders being governed by the laws of the Cayman Islands. In addition, their rights as shareholders will be governed by ACE's Articles. It is not practical to describe all of the differences between the Tempest Bye-laws, as amended (the "Tempest Bye-laws"), and ACE's Articles or all of the differences between the laws of Bermuda and the Cayman Islands. The following is a summary of some of the significant rights of the shareholders of ACE and Tempest. This summary is qualified in its entirety by reference to the full text of such documents and laws. For information as to how such documents may be obtained, see "Available Information."

AUTHORIZED CAPITAL STOCK

  ACE. The authorized share capital of ACE consists of three classes of shares: (i) 100,000,000 ACE Ordinary Shares of which 46,105,118 ACE Ordinary Shares were outstanding at May 16, 1996, (ii) 3,334,697 Callable Preferred Shares none of which were outstanding at May 16, 1996, and (iii) 10,000,000 Other Shares, par value $1.00 per share, none of which were outstanding at May 16, 1996.

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  Tempest. The authorized share capital of Tempest consists of $100,000,000 divided into 10,000,000 Tempest Common Shares of par value $10.00 each, of which 5,237,160 Tempest Common Shares were issued and outstanding as of November 30, 1995. No shareholder has preemptive rights with respect to Tempest Common Shares.

DIRECTORS

  ACE. ACE's Articles provide that the number of members of the Board of Directors shall not be less than three, nor more than twenty, with the actual number being determined by a resolution of the Board of Directors. The Board of Directors is divided into three classes as nearly equal in number as feasible. At each annual meeting of shareholders, successors to the class of directors whose term has expired as of the annual meeting are elected to serve for a three-year term or until their successors are elected and qualified. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. At least two annual meetings, rather than one, will generally be required to effect a change in a majority of the Board of Directors. Unless otherwise fixed by the Board, a majority of the number of directors then in office constitutes a quorum for the transaction of business provided that if at any time there is only one director, the quorum shall be one. ACE's Articles provide that a vacancy among the directors may be filled until the next Annual General Meeting by the vote of a majority of the remaining directors in office, although less than a quorum, or by a sole remaining director.

  Tempest. The Tempest Bye-laws provide that Tempest's Board of Directors shall consist of fourteen directors. Directors are elected annually. The Securityholders Agreement provides that the Tempest Shareholders shall exercise their voting rights to cause to be elected as directors, three directors nominated by General Re and eleven directors nominated by shareholders other than General Re. Two directors constitute a quorum for the transaction of business at a meeting of the Tempest Board of Directors. The Tempest Bye-laws provide that a vacancy among the directors may be filled for the unexpired term by the affirmative vote of two-thirds of the directors present at the meeting at which such action is taken.

ELECTION AND REMOVAL OF DIRECTORS

  ACE. ACE's Articles provide that directors hold office until the annual general meeting of shareholders for the year in which his or her term expires. Any director, or the entire Board of Directors, may be removed for cause, by ordinary resolution, which requires the affirmative vote of a majority of shares entitled to vote, in person or by proxy, at a general meeting at which the required quorum is present or without cause by the vote of the holders of 66 2/3% of the outstanding voting shares of ACE.

  Tempest. The Tempest Bye-laws provide that each director shall hold office until the next annual meeting of shareholders or until his or her successor shall have been elected or appointed. Any director may be removed, at a special general meeting called for that purpose, by the affirmative vote of the Tempest Shareholders holding not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares.

LIMITATIONS ON THE LIABILITY OF DIRECTORS

  ACE. ACE's Articles provide that a director shall not be personally liable to ACE or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to ACE or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) a payment of a dividend on stock of ACE or a purchase or redemption of stock of ACE in violation of law; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, ACE's Articles include a provision permitting ACE to indemnify its officers, directors, employees and agents to the greatest extent permitted by law.

  Tempest. The Tempest Bye-laws include a provision requiring that directors be indemnified and secured harmless for monetary damages to the fullest extent permitted by law except for matters in respect of any wilful negligence, wilful default, fraud or dishonesty.

AMENDMENT OF CHARTER DOCUMENTS

  ACE. ACE's Articles may, subject to law, be amended or altered by a special resolution of its shareholders (except in the case of certain provisions in the Articles which, by their terms, require the affirmative vote of the holders of least two-thirds of the outstanding shares entitled to vote). A special resolution requires an affirmative vote of a majority of not less than two-thirds of the votes cast by shareholders entitled to vote, either by a proxy or in person, at a general meeting.

  Tempest. The Tempest Bye-laws may not be altered, amended or repealed and no new Bye-laws shall be made unless it has been approved by a resolution of the directors and by a resolution of the shareholders. Any action taken by the directors to approve a bye-law amendment must receive the affirmative vote of not less than two-thirds of the votes held by the directors then in office and the approval of the shareholders must be by way of an affirmative vote of shareholders holding not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  ACE. Holders of ACE Ordinary Shares may not take action by written consent. Any action required or permitted to be taken by the shareholders of ACE must be taken at a duly called annual general or extraordinary general meeting of the shareholders of ACE.

  Tempest. The Tempest Bye-laws provide that anything which may be done by resolution in a general meeting or by resolution of a meeting of any class of the shareholders may be done by resolution in writing signed by or on behalf of, all shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution. The Tempest Bye-laws require that a meeting be held for the purpose of Section 89(5) of the Bermuda Act or to pass a resolution for the purpose of removing a Director before the expiration of his term in office.

MEETINGS OF SHAREHOLDERS

  ACE. ACE's Articles provide that annual meetings shall be held in each year of its existence at such place as may be fixed by ACE's Board of Directors on such date and at such time as shall be designated from time to time by the Board of Directors. Extraordinary general meetings of shareholders may be called by the Board or at the request in writing of shareholders owning at least 25% of ACE's capital stock issued and outstanding and entitled to vote. Not less than six (6) shareholders present in person or by proxy holding at least 50% of the stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business.

  Tempest. The Tempest Bye-laws provide that annual general meetings of the shareholders shall be held in each year other than the year of incorporation at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. Special general meetings of the shareholders may be called by the Chairman or any two Directors or any Director and the Secretary or by the Board of Directors whenever in their judgment such a meeting is necessary. Two or more persons present in person and representing in person or by proxy in excess of 50% of the votes represented by the issued and outstanding Tempest Common Shares shall constitute a quorum at a general meeting of Tempest.

INTERESTED DIRECTORS

  ACE. ACE's Articles provide that any transaction entered into by ACE in which a director has an interest is not voidable by ACE nor can such director be liable to ACE for any profit realized pursuant to such transaction. A director having an interest in a transaction is entitled to vote in respect of such transaction provided the nature of the interest is disclosed at or prior to the vote on such transaction.

  Tempest. The Tempest Bye-laws provide that any director may act in a professional capacity (other than as auditor of Tempest) for Tempest and shall be entitled to remuneration for professional services provided that any agreement for professional services is negotiated on an arms' length basis. A director who is directly or indirectly interested in a contract or proposed contract with Tempest shall declare such interest as required by the Bermuda Act and following such declaration may, unless disqualified by the Chairman of the relevant meeting, vote in respect of such contract or proposed contract and may be counted in the quorum of such meeting provided that such contract or proposed contract has been negotiated on an arms' length basis.

CORPORATE LAW

  In addition to the changes described above in respect of the ACE's Articles and the Tempest Bye-laws, the Amalgamation will effect several changes in the rights of holders of Tempest Common Shares as a result of differences between the corporate laws of the Cayman Islands and Bermuda. The following discussion summarizes certain of the principal differences affecting the rights of holders of Tempest Common Shares. This summary does not purport to be a complete statement of differences affecting such shareholders' rights under The Companies Law (Revised) of the Cayman Islands ("The Companies Law"), as amended and the Bermuda Act and is qualified in its entirety by reference to the provisions thereof.

 Voting Rights with Respect to Extraordinary Corporate Transactions

  CAYMAN ISLANDS. ACE's Articles require the approval of the holders of at least 66 2/3% of the outstanding shares entitled to vote, voting together as a single class, at a meeting called for such purpose is required for ACE to (i) merge, consolidate or amalgamate with another company, (ii) reorganize or reconstruct itself pursuant to a plan sanctioned by the Cayman Islands courts or (iii) sell, lease or exchange all or substantially all of its assets, except in the case of a transaction between ACE and any entity which ACE, directly or indirectly, controls. In order to merge or amalgamate with another company or to reorganize and reconstruct itself, as a general rule, the relevant plan would need to be approved in accordance with the provisions of The Companies Law by the holders of not less than 75% of the votes cast at a general meeting called for purpose and thereafter sanctioned by the Cayman Islands court.

  BERMUDA. To obtain shareholder approval for an amalgamation, the provisions of the bye-laws of the company relating to the holding of general meetings shall apply and, unless otherwise provided for in the bye-laws, the resolution of the shareholders must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company. The Tempest Bye-laws require that an amalgamation be approved by the affirmative vote of Tempest Shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares.

 Dissenters' Rights

  CAYMAN ISLANDS. Although dissenting shareholder may have the right to express to a Cayman Islands court his view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares, (i) the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (as here defined, rights to receive payments in cash for the judicially determined value of their shares) ordinarily available to dissenting shareholders of United States corporations.

  BERMUDA. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of notice of the shareholder meeting, apply to the court to appraise the fair value of his shares.

 Indemnification of Directors

  CAYMAN ISLANDS. Cayman Islands law does not limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for his own dishonesty or wilful neglect or default.

  ACE's Articles contain provisions providing for the indemnity by ACE of an officer, director, employee or agent of ACE for threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of ACE), brought against such indemnified person by reason of the fact that such person was an officer, director, employee or agent of ACE. In addition, the Board of Directors may authorize ACE to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not ACE would have the power to indemnify him against such liability under the provisions of the Articles.

  ACE also purchases directors and officers liability insurance from third parties for its directors and officers.

  ACE's Articles provide that directors of ACE shall have no personal liability to ACE or its shareholders for monetary damages for breach of fiduciary or other duties as a director, except (i) for any breach of a director's duty of loyalty to ACE or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) a payment of a dividend on stock of ACE or a purchase or redemption of stock of ACE in violation of law, or (iv) for any transaction from which a director derived an improper personal benefit.

  BERMUDA. Under the Bermuda Act, Tempest may, and pursuant to its Bye-laws shall, indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to Tempest other than in respect of his own wilful default, wilful neglect, fraud or dishonesty. Pursuant to the Tempest Bye-laws each Tempest Shareholder has agreed to waive any claim or right of action such Tempest Shareholder may have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Tempest, provided that such waiver shall not extend to any matter in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to such directors or officer.

 Dividends

  CAYMAN ISLANDS. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they became due in the usual course of business.

  BERMUDA. Under the Bermuda Act, a company shall not declare or pay a dividend if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Insurance Act, 1978, (Bermuda), amendments thereto and related regulations, a Class 4 insurer shall not in any financial year pay dividends which would exceed 25% of its total statutory capital and surplus as shown on its statutory balance sheet in relation to the previous financial year, unless at least 7 days before payment of those dividends it files an affidavit signed by at least two directors and its principal representative which states that in the opinion of those signing, declaration of those dividends has not caused the insurer to fail to meet its solvency margin or minimum liquidity ratio.

 Inspection of Books and Records

  CAYMAN ISLANDS. Under Cayman Island law, shareholders of a Cayman Islands corporation have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a corporation.

  BERMUDA. Members of the general public have the right to inspect the public documents of Tempest available at the office of the Registrar of Companies in Bermuda, which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. The shareholders have the additional right to inspect the Tempest Bye-laws, minutes of general meetings and audited financial statements of Tempest, which must be presented to the annual general meeting of shareholders unless otherwise waived. The register of shareholders of Tempest is also open to inspection by shareholders without charge, and to members of the public for a fee. Tempest is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. Tempest is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

 Derivative Suits

  CAYMAN ISLANDS AND BERMUDA. The Cayman Islands and Bermuda courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the company or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation's shareholders than actually approved it or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation's memorandum of association.

 Special Meetings Called by Shareholders

  CAYMAN ISLANDS. General meetings of shareholders may be called only by the directors or at the written request of shareholders owning at last twenty-five percent of the outstanding shares generally entitled to vote.

  BERMUDA. Upon the request of the members of a company holding, at the date of request, not less than one-tenth of the paid up capital of the company, or in the case of a company not having a share capital, members representing not less than one-tenth of the total voting rights, the directors shall convene a special general meeting.

 Amendments to Memorandum of Association

  CAYMAN ISLANDS. A company may, subject to contrary provisions in its memorandum and articles of association, by special resolution alter its memorandum and articles of association. Unless otherwise provided for in its articles of association, the amendment must be approved by not less than 66 2/3% of the votes cast on the matter at a general meeting duly convened and held. ACE's Articles requires a higher majority to amend certain provisions thereof.

  BERMUDA. Under Bermuda law, a company may, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association. Unless otherwise provided in its bye-laws, the resolution must be approved by a majority of the votes. The Tempest Bye-laws provide that an amendment to the memorandum of association requires the affirmative vote of Tempest Shareholders holding and/or persons representing not less than 60% of the votes represented by the issued and outstanding Tempest Common Shares.

 Takeover Statutes

  CAYMAN ISLANDS. Cayman Islands law also provide that where an offer is made by a company for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to a court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to prevent the requirement of such transfer, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

  BERMUDA. Bermuda law provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice, given within two months after the expiration of the said four months, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of the notice objecting to the transfer and the court may give such order as it thinks fit.

                             SHAREHOLDER PROPOSALS

  ACE Shareholders wishing to submit a proposal to be considered for inclusion in the proxy material for ACE's next Annual General Meeting should send such proposals to the Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than September 2, 1996 to be eligible for inclusion in the 1997 Annual General Meeting proxy statement.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Amalgamation will be passed upon for ACE by Mayer, Brown & Platt, Chicago, Illinois and for Tempest by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for ACE by Appleby, Spurling & Kempe, Hamilton, Bermuda, and for Tempest by Conyers, Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to Bermuda tax law will be passed upon for ACE by Conyers, Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to Cayman Islands law and the validity of the ACE Ordinary Shares will be passed upon for ACE by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies.

                                    EXPERTS

  The consolidated financial statements of ACE as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995, incorporated by reference from ACE's Annual Report on Form 10-K for the year ended September 30, 1995 have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Tempest as of November 30, 1995, 1994 and 1993 and for each of the years in the two-year period ended November 30, 1995 and the period from September 1, 1993 (date of incorporation) through November 30, 1993, included herein have been included in reliance upon the report of Price Waterhouse, independent accountants, included herein, given upon the authority of said firm as experts in accounting and auditing.

                    OTHER BUSINESS AT THE SPECIAL MEETINGS

  Neither the ACE Board of Directors nor the Tempest Board of Directors is aware of any other business to be presented at the ACE Special Meeting or the Tempest Special Meeting, respectively, other than the matters described in this Joint Proxy Statement/Prospectus. In either case, if any other matter should properly come before such Special Meetings, the persons named as proxies on the applicable accompanying proxy cards will have the discretionary authority to vote the shares represented by proxy in accordance with the discretion and judgment of the person or persons voting the proxies as to the best interests of the respective companies and their shareholders.

                      TEMPEST REINSURANCE COMPANY LIMITED

                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Accountants.......................................  F-2
  Balance Sheets at November 30, 1995, 1994 and 1993......................  F-3
  Statements of Stockholders' Equity for the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to November 30, 1993....................................  F-4
  Statements of Income for the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation) to
   November 30, 1993......................................................  F-5
  Statements of Cash Flows for the years ended November 30, 1995 and 1994 and for the period from September 1, 1993 (the date of incorporation)
   to November 30, 1993...................................................  F-6
  Notes to Financial Statements...........................................  F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Balance Sheets at February 29, 1996 and November 30, 1995............... F-19
  Statements of Stockholders' Equity for the three months ended February
   29, 1996 and
   February 28, 1995...................................................... F-20
  Statements of Income for the three months ended February 29, 1996 and
   February 28, 1995...................................................... F-21
  Statements of Cash Flows for the three months ended February 29, 1996 and February 28, 1995.................................................. F-22
  Notes to Interim Financial Statements................................... F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Tempest Reinsurance Company Limited

  We have audited the accompanying balance sheets of Tempest Reinsurance Company Limited as of November 30, 1995, 1994 and 1993, and the related statements of stockholders' equity, income and cash flows for each of the years in the two year period ended November 30, 1995 and the period from September 1, 1993 (date of incorporation) through November 30, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Tempest Reinsurance Company Limited at November 30, 1995, 1994 and 1993 and the results of its operations and its cash flows for each of the years in the two year period ended November 30, 1995 and the period from September 1, 1993 (date of incorporation) through November 30, 1993, in conformity with accounting principles generally accepted in the United States of America.

Price Waterhouse
Chartered Accountants
Hamilton, Bermuda

December 22, 1995, except
as to Note 1 which is as of
March 14, 1996

                      TEMPEST REINSURANCE COMPANY LIMITED

                                 BALANCE SHEETS
                        NOVEMBER 30, 1995, 1994 AND 1993

                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                     ASSETS                         1995      1994      1993
                     ------                       --------  --------  --------
Investments--available for sale
  Fixed maturities at fair value................. $676,009  $512,584  $452,695
  (Amortized cost: 1995--$671,359; 1994--
   $551,825; 1993--$461,366)
  Equity securities at fair value................   20,711    23,502    23,558
  (Cost: 1995--$21,250; 1994--$27,461; 1993--
   $23,625)
  Short-term investments at fair value...........      --      6,341       --
  (Amortized cost: 1994--$6,152)
                                                  --------  --------  --------
    Total investments............................  696,720   542,427   476,253
Cash and cash equivalents........................   55,240    21,097    17,744
Accrued investment income........................   11,483     7,964     6,490
Premiums receivable..............................   46,100    26,673       531
Deferred acquisition costs.......................    7,534     5,581        59
Other assets.....................................      331       451       469
                                                  --------  --------  --------
    Total assets ................................ $817,408  $604,193  $501,546
                                                  ========  ========  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------
Losses and loss expenses......................... $ 54,130  $ 15,235  $     52
Unearned premiums................................   60,434    40,821       501
Other liabilities................................   10,526     4,809     2,619
                                                  --------  --------  --------
    Total liabilities............................  125,090    60,865     3,172
                                                  --------  --------  --------
Commitments and contingencies (Note 10)
Stockholders' Equity
  Common shares (10,000,000 shares authorized of
   a par value of $10: 1995--5,237,160; 1994--
   5,252,160; 1993--5,281,879 shares issued and
   outstanding)..................................   52,372    52,522    52,819
  Paid-in capital................................  446,780   448,465   451,021
  Unrealized depreciation of investments.........     (817)  (45,628)   (8,738)
  Retained earnings..............................  193,983    87,969     3,272
                                                  --------  --------  --------
    Total stockholders' equity...................  692,318   543,328   498,374
                                                  --------  --------  --------
    Total liabilities and stockholders' equity... $817,408  $604,193  $501,546
                                                  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994 AND FOR THE PERIOD FROM SEPTEMBER 1, 1993 (THE DATE OF INCORPORATION) TO NOVEMBER 30, 1993
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                     1995      1994      1993
                                                   --------  --------  --------
Common shares
  Balance, beginning of period.................... $ 52,522  $ 52,819  $    --
  Issue of shares.................................      --        --     52,819
  Repurchase of shares............................     (150)     (297)      --
                                                   --------  --------  --------
  Balance, end of period..........................   52,372    52,522    52,819
                                                   --------  --------  --------
Paid-in capital
  Balance, beginning of period....................  448,465   451,021       --
  Issue of shares.................................      --        --    475,369
  Share issue expenses............................      --        --    (24,348)
  Repurchase of shares............................   (1,685)   (2,556)      --
                                                   --------  --------  --------
  Balance, end of period..........................  446,780   448,465   451,021
                                                   --------  --------  --------
Unrealized depreciation of investments
  Balance, beginning of period....................  (45,628)   (8,738)      --
  Net change in investment portfolio..............   44,811   (36,890)   (8,738)
                                                   --------  --------  --------
  Balance, end of period..........................     (817)  (45,628)   (8,738)
                                                   --------  --------  --------
Retained earnings
  Balance, beginning of period....................   87,969     3,272       --
  Net income......................................  106,014    84,697     3,272
                                                   --------  --------  --------
  Balance, end of period..........................  193,983    87,969     3,272
                                                   --------  --------  --------
    Total stockholders' equity.................... $692,318  $543,328  $498,374
                                                   ========  ========  ========



   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                              STATEMENTS OF INCOME
       FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994 AND FOR THE PERIOD
      FROM SEPTEMBER 1, 1993 (DATE OF INCORPORATION) TO NOVEMBER 30, 1993
   (EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                 1995       1994       1993
                                               ---------  ---------  ---------
Revenues
  Premiums written............................ $ 177,580  $ 139,830  $     605
  Change in unearned premiums.................   (20,083)   (40,320)      (501)
                                               ---------  ---------  ---------
  Premiums earned.............................   157,497     99,510        104
  Net investment income.......................    37,777     29,165      4,698
  Net realized loss on investments............    (2,247)    (6,661)        --
                                               ---------  ---------  ---------
    Total revenues............................   193,027    122,014      4,802
                                               ---------  ---------  ---------
Expenses
  Losses and loss expenses....................    49,774     18,242         52
  Acquisition costs...........................    25,838     15,492         12
  Operating costs.............................     9,817      4,664      1,466
  Net exchange loss (gain)....................     1,584     (1,081)        --
                                               ---------  ---------  ---------
    Total expenses............................    87,013     37,317      1,530
                                               ---------  ---------  ---------
    Net income................................ $ 106,014  $  84,697  $   3,272
                                               =========  =========  =========
Net income per common share................... $   19.97  $   16.04  $    3.08
Weighted average number of common shares and
 common share equivalents..................... 5,308,762  5,281,260  1,062,292



   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                            STATEMENTS OF CASH FLOWS
       FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994 AND FOR THE PERIOD
      FROM SEPTEMBER 1, 1993 (DATE OF INCORPORATION) TO NOVEMBER 30, 1993

                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                 1995       1994       1993
                                               ---------  ---------  ---------
Operating activities
  Net income.................................. $ 106,014  $  84,697  $   3,272
  Adjustments to reconcile net income to net
   cash provided by
   (used in) operating activities:
  Amortization of discounts and premiums on
   fixed maturities
   and short-term investments.................     4,802      5,257        699
  Net realized loss on investments............     2,247      6,661        --
  Accrued investment income...................    (3,519)    (1,474)    (6,490)
  Premiums receivable.........................   (19,427)   (26,142)      (531)
  Deferred acquisition costs..................    (1,953)    (5,522)       (59)
  Other assets................................       120         18       (469)
  Losses and loss expenses....................    38,895     15,183         52
  Unearned premiums...........................    19,613     40,320        501
  Other liabilities...........................     5,717      2,190      2,619
                                               ---------  ---------  ---------
    Net cash provided by (used in) operating
     activities...............................   152,509    121,188       (406)
                                               ---------  ---------  ---------
Investing activities
  Proceeds from sales of fixed maturities.....    78,957    157,322        --
  Proceeds from sales of equity securities....     5,912      9,027        --
  Proceeds from redemptions of fixed
   maturities.................................    39,977      4,250        419
  Purchases of fixed maturities...............  (245,137)  (263,751)  (462,484)
  Purchases of equity securities..............       --     (13,046)   (23,625)
  Net sales (purchases) of short-term
   investments................................     6,562     (6,167)       --
  Deferred losses on forward exchange
   contracts..................................    (2,802)    (2,617)       --
                                               ---------  ---------  ---------
    Net cash used in investing activities.....  (116,531)  (114,982)  (485,690)
                                               ---------  ---------  ---------
Financing activities
  Net proceeds from issue of common shares....       --         --     503,840
  Repurchase of common shares.................    (1,835)    (2,853)       --
                                               ---------  ---------  ---------
    Net cash (used in) provided by financing
     activities...............................    (1,835)    (2,853)   503,840
                                               ---------  ---------  ---------
Net increase in cash and cash equivalents.....    34,143      3,353     17,744
Cash and cash equivalents, beginning of
 period.......................................    21,097     17,744        --
                                               ---------  ---------  ---------
    Cash and cash equivalents, end of period.. $  55,240  $  21,097  $  17,744
                                               =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                       NOVEMBER 30, 1995, 1994 AND 1993

1. ACQUISITION BY ACE LIMITED

  On March 14, 1996 Tempest Reinsurance Company Limited (the "company") executed a definitive agreement (the "Agreement") for the acquisition of the company by ACE Limited ("ACE"). This Agreement provides that common shares of the company will be converted into ordinary shares of ACE. General Reinsurance Corporation ("Gen Re") will not have a continuing affiliation with the company after the completion of the proposed acquisition which will result in repurchase of Gen Re's outstanding common shares and options by the company and the payment of certain other costs detailed below. The remaining Net Assets (as defined in the Agreement) in excess of $500 million will be paid as a dividend to remaining shareholders. The acquisition is subject to, among other matters, approval of ACE's and the company's shareholders and other closing conditions and is expected to be completed during 1996.

  The ACE transaction will have the following impact on the company:

 Repurchase of Gen Re's shares and options

  Gen Re's shareholding, which represents 20.68% of the outstanding common shares at November 30, 1995, and its outstanding stock options (Note 6) will be repurchased by the company prior to closing the ACE transaction at the November 30, 1995 fully diluted book value per share plus interest at a rate of 6% per annum from November 30, 1995 to the date of closing. The consideration for the repurchase of Gen Re's common shares and outstanding stock options based on the November 30, 1995 fully diluted book value per share is $137,300,000 and $7,500,000, respectively.

 Reinsurance Agreement

  At the time of closing the ACE transaction, the company will enter into a reinsurance agreement with Gen Re. This agreement provides for Gen Re to pay the company the amount by which losses paid during the period December 1, 1995 to December 1, 1997 in respect of incurred losses prior to December 1, 1995, exceed $60 million, but subject to a maximum of $10 million. The reinsurance premium for this transaction is $4 million.

 Underwriting services

  The company's underwriting services contract with General Re Underwriting Services Limited ("GRUS") (note 7) will be terminated on June 30, 1996. In consideration for agreeing to this termination, the company will pay Gen Re an amount of $20,288,000 plus interest at 6% per annum (the "GRUS termination fee") from November 30, 1995 to the date of closing.

 Dividend

  Subsequent to the repurchase of the common shares and options held by Gen Re, the payment of the GRUS termination fee and the payment of the reinsurance premium, the company will declare a dividend to the remaining shareholders in order to reduce the Net Assets of the company to approximately $500 million.

 Stock Option Plan

  Options awarded to employees and non-employee directors under the terms of the company's Stock Option Plan (Note 6) will become fully vested and converted into options to acquire ordinary shares of ACE in accordance with the Agreement.

 Other

  The company's commitment with respect to the lease of office space (Note 10) will become $150,000 per annum.

                      TEMPEST REINSURANCE COMPANY LIMITED

2. ORGANIZATION AND BUSINESS

  The company was formed on September 1, 1993 as a Bermuda-based limited liability company that conducts worldwide reinsurance business specializing in property catastrophe reinsurance emphasizing excess layer coverages. The company's business is generated largely through reinsurance intermediaries. The company has not purchased reinsurance protection.

  The company underwrites catastrophe reinsurance and has large aggregate exposures to man-made and natural disasters. Management, therefore, expects that its property catastrophe loss experience will be characterized as low frequency but high severity. This may result in significant volatility in the company's financial results.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a description of the significant accounting policies and practices employed by the company:

 Basis of presentation

  The company's financial statements have been prepared on the basis of United States generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

 Premiums

  Premiums written are estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are determined. Premiums are earned over the terms of the related reinsurance contracts. Unearned premiums are computed by the pro rata method and are established to cover the unexpired portion of premiums written.

 Acquisition costs

  Acquisition costs, consisting mainly of brokerage commissions and the GRUS underwriting service fee, incurred at policy issuance are deferred and amortized over the period in which the related premiums are earned, generally one year. Deferred acquisition costs are reviewed to determine that they do not exceed recoverable amounts, after considering investment income.

 Losses and loss expenses

  The provision for losses and loss expenses is established by management on the basis of reports and individual estimates received from ceding companies. The provision also includes incurred but not reported losses which are based on estimates of ultimate losses. Management believes that the provision is adequate to cover the cost of ultimate losses. However, due to the severity and proximity to the year end of certain catastrophic events and the company's limited historical experience, significant uncertainty is associated with the assumptions and estimates used by management in establishing the provision for losses and loss expenses. Actual results could differ from these estimates. The methods and information used in determining such estimates and establishing the related liabilities are regularly reviewed and updated, and any resulting adjustments are reflected in income in the periods in which they arise.

                      TEMPEST REINSURANCE COMPANY LIMITED

 Investments

  Fixed maturities are classified as "available for sale" and are carried at fair value. Short-term investments comprise securities due to mature within one year at the date of purchase and are carried at fair value. Discounts and premiums on fixed maturities and short-term investments are amortized over the remaining term of the securities. Equity securities, consisting principally of preferred stocks, are classified as "available for sale" and are carried at fair value. The net temporary unrealized depreciation or appreciation of fixed maturities, short-term investments and equity securities is included as a component of stockholders' equity.

  Net investment income includes interest and dividend income and the amortization of discounts and premiums on fixed maturities and short-term investments and is net of investment management and custody fees. Assumptions regarding prepayments on mortgage and asset-backed securities are evaluated regularly. Any gains or losses arising from adjustments required to the effective yield to reflect changes in estimated maturities are included in net investment income as they are determined. Realized gains and losses on sales of investments are determined on a first-in, first-out basis. Investments which have experienced a decline in value that is not considered temporary are written down to estimated fair value and any such adjustments would be included in the determination of net income.

 Fair values of financial instruments

  The company uses various methods in estimating the fair value of financial instruments. The fair values for cash and cash equivalents approximate their carrying amounts. For fixed maturities, equity securities and short-term investments, fair values are based on quoted market prices or dealer quotes.

 Foreign currency translation

  Revenues and expenses and the related unearned premiums and deferred acquisition costs denominated in non-U.S. dollar currencies are translated into U.S. dollars at the rates of exchange at the transaction date. Monetary assets and liabilities are translated at the rates of exchange in effect at the close of the period. Gains and losses arising from foreign currency transactions are included in the determination of net income. Realized and unrealized gains and losses on forward exchange contracts used to hedge foreign currency investments are deferred and included in stockholders' equity until the corresponding investments are sold.

 Cash and cash equivalents

  Cash and cash equivalents include time deposits and commercial paper with a maturity of less than ninety days at the date of purchase.

 Reinsurance premiums receivable

  Reinsurance premiums receivable are stated net of any allowance for doubtful accounts. There were no allowances at November 30, 1995, 1994 and 1993.

 Net income per common share

  Net income per common share is calculated using net income divided by the weighted average number of common shares and common share equivalents outstanding during the period using the treasury stock method, calculated using the average book value per share, for stock options. There is no material difference between primary and fully diluted net income per common share.

                      TEMPEST REINSURANCE COMPANY LIMITED

4. INVESTMENTS

  Cost (amortized cost for fixed maturities and short-term investments), gross unrealized appreciation and depreciation and fair value of fixed maturities, equity securities and short-term investments at November 30, 1995, November 30, 1994, and November 30, 1993 were as follows:

                                                 GROSS        GROSS
                                               UNREALIZED   UNREALIZED    FAIR
                                       COST   APPRECIATION DEPRECIATION  VALUE
                                       $000       $000         $000       $000
                                     -------- ------------ ------------ --------
      November 30, 1995:
      Fixed maturities
        U.S. Government............  $192,270   $   530      $ 2,355    $190,445
        Non-U.S. Sovereign
         Government bonds..........   128,913     7,300        1,675     134,538
        Corporate bonds............   225,122     2,520        2,230     225,412
        Mortgage-backed securities.    90,654       969          912      90,711
        Asset-backed securities....    34,400       672          169      34,903
                                     --------   -------      -------    --------
          Total fixed maturities ..  $671,359   $11,991      $ 7,341    $676,009
                                     ========   =======      =======    ========
          Total equity securities..  $ 21,250   $    17      $   556    $ 20,711
                                     ========   =======      =======    ========
      November 30, 1994:
      Fixed maturities
        U.S. Government............  $154,969   $   --       $15,849    $139,120
        Non-U.S. Sovereign
         Government bonds..........    73,440       826        2,322      71,944
        Corporate bonds............   196,814       108       13,008     183,914
        Mortgage-backed securities.    82,779       --         7,576      75,203
        Asset-backed securities....    43,823       --         1,420      42,403
                                     --------   -------      -------    --------
          Total fixed maturities...  $551,825   $   934      $40,175    $512,584
                                     ========   =======      =======    ========
          Total equity securities..  $ 27,461   $   --       $ 3,959    $ 23,502
                                     ========   =======      =======    ========
      Short-term investments
        Non-U.S. Sovereign
         Government bonds..........  $  2,251   $   189      $   --     $  2,440
        Corporate bonds............     3,901       --           --        3,901
                                     --------   -------      -------    --------
          Total short-term
           investments.............  $  6,152   $   189      $   --     $  6,341
                                     ========   =======      =======    ========
      November 30, 1993:
      Fixed maturities
        U.S. Government............  $211,226   $   --       $ 4,098    $207,128
        Corporate bonds............   163,715       --         3,401     160,314
        Mortgage-backed securities.    40,979       --           782      40,197
        Asset-backed securities....    45,446       --           390      45,056
                                     --------   -------      -------    --------
          Total fixed maturities...  $461,366   $   --       $ 8,671    $452,695
                                     ========   =======      =======    ========
          Total equity securities..  $ 23,625   $    69      $   136    $ 23,558
                                     ========   =======      =======    ========

                      TEMPEST REINSURANCE COMPANY LIMITED

  The amortized cost and fair value, by contractual maturity, of fixed maturities at November 30, 1995 is shown in the following table. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations.

                                                                 1995
                                                        -----------------------
                                                                         FAIR
                                                        AMORTIZED COST  VALUE
                                                             $000        $000
                                                        -------------- --------
      Due in one year or less..........................    $ 18,606    $ 18,562
      Due after one year through five years............     356,739     356,968
      Due after five years through ten years...........     167,887     171,890
      Due after ten years..............................       3,073       2,975
                                                           --------    --------
                                                            546,305     550,395
      Mortgage-backed securities.......................      90,654      90,711
      Asset-backed securities..........................      34,400      34,903
                                                           --------    --------
                                                           $671,359    $676,009
                                                           ========    ========

  The following table summarizes the composition of the investment portfolio by rating as assigned by a rating agency or, with respect to non-rated issues, as estimated by General Re--New England Asset Management, Inc. ("GRAM"), a wholly owned subsidiary of Gen Re.

                                                            1995   1994   1993
                                                            -----  -----  -----
      Cash and cash equivalents............................   7.4%   3.8%   3.6%
      U. S. Government and government agency...............  41.0   44.8   53.1
      AAA..................................................  18.7   17.6    6.1
      AA...................................................   8.8    5.5   15.9
      A....................................................  21.8   27.3   15.6
      BAA..................................................   2.3    1.0    5.7
                                                            -----  -----  -----
                                                            100.0% 100.0% 100.0%
                                                            =====  =====  =====

  Net investment income, which comprises income from all investments and cash and cash equivalents, was as follows:

                                                       1995     1994     1993
                                                       $000     $000     $000
                                                      -------  -------  ------
      Interest from fixed maturities and short-term
       investments................................... $40,487  $32,301  $4,752
      Amortization of discounts and premiums on
       purchase of fixed maturities and short-term
       investments...................................  (4,802)  (5,257)   (699)
      Dividend income................................   1,806    2,073     213
      Interest from cash and cash equivalents........   1,687      892     672
      Other..........................................     --       345     --
                                                      -------  -------  ------
      Total investment income........................  39,178   30,354   4,938
      Investment management and custody fees.........  (1,401)  (1,189)   (240)
                                                      -------  -------  ------
      Net investment income.......................... $37,777  $29,165  $4,698
                                                      =======  =======  ======

  Proceeds from the sale of fixed maturities and equity securities during 1995 and 1994 were $84,869,000 and $166,349,000, respectively. There were no disposals during 1993.

                      TEMPEST REINSURANCE COMPANY LIMITED

  The net realized loss on investments and the change in unrealized depreciation of investments consist of:

                                                     1995      1994     1993
                                                     $000      $000     $000
                                                    -------  --------  -------
Net realized loss
Fixed maturities and short-term investments
  Gross realized losses............................ $(2,938) $ (6,578) $   --
  Gross realized gains.............................     990       100      --
Equity securities
  Gross realized losses............................    (299)     (297)     --
  Gross realized gains.............................     --        114      --
                                                    -------  --------  -------
    Net realized loss..............................  (2,247)   (6,661)     --
                                                    -------  --------  -------
Net change in unrealized depreciation
  Fixed maturities.................................  43,891   (30,570)  (8,671)
  Equity securities................................   3,420    (3,892)     (67)
  Short-term investments...........................    (189)      189      --
  Deferred losses on forward exchange contracts....  (2,311)   (2,617)     --
                                                    -------  --------  -------
    Net change in unrealized depreciation of
     investments...................................  44,811   (36,890)  (8,738)
                                                    -------  --------  -------
    Net realized loss and net change in unrealized
     depreciation of investments................... $42,564  $(43,551) $(8,738)
                                                    =======  ========  =======

5. LOSSES AND LOSS EXPENSES

  Changes in the provision for losses and loss expenses are summarized as follows:

                                                          1995     1994    1993
                                                          $000     $000    $000
                                                         -------  -------  ----
Balance, beginning of period............................ $15,235  $    52  $--
Incurred relating to:
  Current period........................................  49,791   18,294    52
  Prior periods.........................................     (17)     (52)  --
                                                         -------  -------  ----
    Total incurred......................................  49,774   18,242    52
                                                         -------  -------  ----
Paid relating to:
  Current period........................................   3,769    3,059   --
  Prior periods.........................................   7,110      --    --
                                                         -------  -------  ----
    Total paid..........................................  10,879    3,059   --
                                                         -------  -------  ----
    Balance, end of period.............................. $54,130  $15,235  $ 52
                                                         =======  =======  ====

  Losses paid in 1995 include $7,110,000 relating principally to the 1994 Northridge earthquake. As a result of losses incurred, the company recorded $2,000,000 of additional premium income during each of the years ended November 30, 1995 and 1994 to recognize amounts due from cedants to reinstate coverage. In addition, the company recorded $1,669,000 of profit commission expense in respect of annual contracts with experience rated terms during the year ended November 30, 1995. There was no profit commission expense during the year ended November 30, 1994. There were no additional premiums arising from reinstatement of coverage or profit commissions recorded during the period ended November 30, 1993. Business written by the company since its inception in September of 1993 has been exclusively property catastrophe reinsurance, and accordingly the company is not exposed to liability arising from asbestos, environmental pollution, toxic tort, silicone implants or other long-tail coverages.

                      TEMPEST REINSURANCE COMPANY LIMITED

6. STOCKHOLDERS' EQUITY

  The company's authorized share capital is $100,000,000 consisting of 10,000,000 shares of $10 par value common stock. On September 15, 1993, September 17, 1993 and October 19, 1993 the company sold to various entities 3,567,740, 1,256,949 and 457,190 shares of common stock, respectively, at $100 per share. The company utilized a placement agent to solicit certain of these shareholders. The placement agent received a 4% placement fee of $12,607,000 for these services. General Re Securities Corporation ("GRSC"), a subsidiary of Gen Re, a shareholder, also acted as a placement agent and received a 4% placement fee of $8,521,000 on shares sold to investors solicited by GRSC, including Gen Re. The company also incurred $3,220,000 of various legal, actuarial, financial and accounting costs associated with raising its capital including $2,000,000 paid to Gen Re. The gross proceeds of $528,188,000 from the sale of shares were reduced by placement fees and these other costs, resulting in net proceeds of $503,840,000. The excess of the net capital proceeds above the $10 par value per share is included in paid-in capital in the stockholders' equity section of the company's balance sheet.

  On November 23, 1994 the company repurchased and retired 29,719 shares at a total cost of $2,853,000. On May 31, 1995 the company repurchased and retired 5,000 shares at a total cost of $575,000. On November 30, 1995 the company repurchased and retired 10,000 shares at a total cost of $1,260,000.

  Shares issued and outstanding comprise:

                                 1995       1994       1993
                               ---------  ---------  ---------
      Shares outstanding,
       beginning of period.... 5,252,160  5,281,879        --
      Shares issued...........       --         --   5,281,879
      Shares repurchased and
       retired................   (15,000)   (29,719)       --
                               ---------  ---------  ---------
      Shares outstanding, end
       of period ............. 5,237,160  5,252,160  5,281,879
                               =========  =========  =========

  At November 30, 1995, 1994 and 1993 Gen Re owned 20.68%, 20.62% and 20.5%, respectively, of the outstanding common shares of the company. Due to restrictions in the company's bye-laws which limit stockholders' voting rights, these shares are limited to an aggregate voting power of 9.99% pursuant to a stipulated formula. No person, other than Gen Re, is permitted to acquire or own, directly, indirectly or by attribution, on a primary or fully diluted basis, 10% or more of the total combined voting power of all classes of shares of the company entitled to vote. Additionally, no U.S. person (other than Gen Re and certain other specified groups of companies) that is licensed to write property or casualty insurance or reinsurance or that is related to a property casualty insurer is permitted to own shares in the company. Also, Gen Re cannot acquire or own, in the aggregate, directly, indirectly or by attribution, on a primary or fully diluted basis, more than 25% of the outstanding common shares of the company.

  All transfers of shares to a third party are subject to restrictions on transfer set forth in the company's bye-laws, the Securityholders' Agreement and the Subscription Agreement, as well as applicable securities laws, approval by the relevant regulatory bodies, compliance with applicable ownership limitations and the right of first refusal and approval by the Board of Directors of the company.

  On September 15, 1993, the company granted Gen Re an option to purchase 5% of the company's outstanding common shares on a fully diluted basis (as of the exercise date). This option was granted in connection with the company's capital raising activities. The option is exercisable, in whole or in part, at an exercise price of $100 per share, subject to adjustments as provided for in the agreement, from the time of and for a fifteen-day period after each public offering by the company. The option expires on the tenth anniversary of an initial public offering of the company's shares.

  On April 15, 1994 the company adopted a Stock Option Plan (the "Plan"). Options may be awarded to officers, employees and non-employee directors to purchase common shares up to a maximum of 10% at

                      TEMPEST REINSURANCE COMPANY LIMITED

November 30, 1995 and 5% at November 30, 1994 of the outstanding shares at the date of grant. Vested options may be exercised after an initial public offering of the company's shares. Prior to any such public offering, options may be redeemed for cash based on the net book value per share. Options expire 10 years after the grant date and are subject to a vesting period of three years from the date of grant.

  Outstanding shares under option consist of:

                                           1995                       1994
                               ---------------------------- ------------------------
                                  NUMBER       EXERCISE        NUMBER     EXERCISE
                                OF SHARES     PRICE RANGE    OF SHARES   PRICE RANGE
                               UNDER OPTION    PER SHARE    UNDER OPTION  PER SHARE
                               ------------ --------------- ------------ -----------
      Outstanding, beginning
       of year................   163,000         $100             --         --
      Options granted.........   191,000    $117.53-$132.19   163,000       $100
      Options repurchased and
       canceled...............   (25,000)        $100             --         --
                                 -------    ---------------   -------       ----
      Outstanding, end of
       year...................   329,000     $100-$132.19     163,000       $100
                                 =======    ===============   =======       ====

  At November 30, 1995 and 1994 options on 92,000 and 54,000 shares, respectively, had vested.

7. RELATED PARTY TRANSACTIONS

 Investment advisory services

  The company has retained the services of GRAM to provide investment advisory and asset management services for an initial period of three and one-half years, commencing September 15, 1993, with optional renewal periods thereafter. In consideration for providing these services, the company pays GRAM an annual fee based on the market value of the average assets under management. The fee equals thirty-five basis points for the first $100 million under management, twenty-five basis points for the next $100 million under management, and fifteen basis points for average investments above $200 million. The company incurred investment management fees of $1,263,000, $1,128,000 and $240,000 respectively, in the periods ended November 30, 1995, 1994 and 1993. Other liabilities include an amount due to GRAM for these services of $360,000 at November 30, 1995, $325,000 at November 30, 1994 and $240,000 at November 30, 1993.

 Underwriting services

  The company has retained GRUS a wholly owned subsidiary of Gen Re, to perform certain underwriting, claims supervision and administrative services for the company for an initial period of five and one-half years, commencing September 15, 1993 with optional renewal periods thereafter. In consideration for performing these services, the company pays GRUS an annual fee comprised of (i) the greater of (a) $2 million or (b) the sum of (1) 3% of net written premium (including reinstatements and other premium adjustments) up to $250 million, (2) 2% of net written premium from $250 million to $350 million and
(3) 1% of net written premium in excess of $350 million, plus (ii) 4% of any underwriting profit earned by the company, computed on a three-year rolling average basis. The company incurred gross underwriting fees of $8,333,000, $6,745,000 and $417,000 (of which $1,752,000 in 1995 and $1,210,000 in 1994 is included in deferred acquisition costs) in the periods ended November 30, 1995, 1994 and 1993, respectively. Other liabilities include an amount due to GRUS for these services of $3,068,000 at November 30, 1995, $2,691,000 at November 30, 1994 and $417,000 at November 30, 1993.

 Brokerage commissions

  The company has written premiums placed through the reinsurance intermediary Herbert Clough Inc., a wholly owned subsidiary of Gen Re. Herbert Clough Inc., received brokerage commissions of $759,000 and $943,000 during the years ended November 30, 1995 and 1994, respectively, in respect of this business.

                      TEMPEST REINSURANCE COMPANY LIMITED

 Premiums written

  Premiums written during the years ended November 30, 1995 and 1994 include $8,717,000 and $2,340,000 retroceded by Gen Re. Premiums receivable include amounts due in respect of this business of $1,921,000 at November 30, 1995. There were no balances due at November 30, 1994.

 Other

  During the period ended November 30, 1993, Gen Re and its affiliates settled various expenditures on behalf of the company. Amounts due in respect of these transactions amounted to $517,000 at November 30, 1993. Other operating costs and expenses in the period ended November 30, 1993 include $369,000 paid to a stockholder.

8. INCOME TAXES

  Under Bermuda law as an exempt company, the company incurs no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax with respect to its income. The company has received an undertaking from the Bermuda government exempting it from all such taxes until March 28, 2016.

  The company is organized and operates in such a manner that neither the company nor U.S. persons owning shares are expected to be subject to current U.S. taxation on the company's undistributed income (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources). Notwithstanding such organization, it is possible that U.S. taxing authorities may consider the company to be engaged in a trade or business in the United States or to be subject to the related person insurance income ("RPII") rules, which could subject the company and/or U.S. persons owning shares to current U.S. income taxation on all or a portion of the company's undistributed earnings and profits.

9. PENSION PLAN

  On May 1, 1995 the company implemented a contributory defined contribution pension plan for all eligible employees. Contributions are based on a percentage of eligible compensation and amounted to $109,000 during the year ended November 30, 1995.

10. COMMITMENTS AND CONTINGENCIES

 Commitments

  GRUS leases office space, which the company occupies, under a non-cancelable lease expiring in 1998 with a three-year renewal option. The annual rental payments made by the company for the periods ended November 30, 1995, 1994 and 1993 amounted to $71,000, $60,000 and $15,000 respectively. (Note 1).

 Financial instruments with off-balance sheet risk

  There were no financial instruments with off-balance sheet risk at November 30, 1995 and November 30, 1993. The forward foreign exchange contracts outstanding at November 30, 1994 had no net fair value and were as follows:

                                                                     1994
                                                               -----------------
                                                               NOTIONAL   FAIR
                                                                AMOUNT    VALUE
                                                               --------  -------
                                                                 $000     $000
      Receivable.............................................. $ 7,493   $ 7,493
      Payable.................................................  (7,493)   (7,493)
                                                               -------   -------
      Net..................................................... $   --    $   --
                                                               =======   =======

                      TEMPEST REINSURANCE COMPANY LIMITED

  Forward foreign exchange contracts are used for hedging purposes and changes in the value of these contracts offset the foreign exchange gains and losses of the foreign currency investments being hedged. The maturity dates of these contracts are generally between 30 and 120 days. The company is exposed to credit risk in the event of non-performance by the parties to these contracts. Any loss is limited to the fair value at the time of non-performance.

  In accordance with the company's accounting policy, realized and unrealized gains and losses on forward exchange contracts used to hedge foreign currency investments are deferred and included in stockholders' equity until the corresponding investments are sold. The amounts deferred at November 30, 1995 and 1994 and included in unrealized depreciation of investments were $4,928,000 and $2,617,000, respectively. There were no amounts deferred at November 30, 1993.

 Concentration of credit risk

  The company's investment portfolio is managed by GRAM subject to approved investment guidelines which outline prudent standards of diversification and restrict the allowable holdings of a single issue and issuers. Other than investments in instruments issued by the U.S. Government or U.S. Government agencies, the company does not have any investment in a single issuer which exceeds 5% of the carrying value of the capital and surplus of the company. All fixed maturity and equity securities must have an investment grade rating assigned by rating agencies or, with respect to non-rated issues, as estimated by GRAM. The company believes that there are no significant concentrations of credit risk associated with its investment portfolio.

  The company's business is largely generated through reinsurance intermediaries. Certain intermediaries and their affiliates generated in excess of 5% of the company's premiums written in any fiscal year. There were six such intermediaries in 1995, five in 1994 and three in 1993, and in total they generated 69%, 60% and 99% of the company's premiums written in those years, respectively. One of the intermediaries in both 1994 and 1995 was Herbert Clough, Inc., a wholly owned subsidiary of Gen Re. Approximately 30% in 1995, 29% in 1994, and 72% in 1993 of all premiums written was arranged by one intermediary and its affiliates. In 1995 and 1994, approximately 8% and 5%, respectively, of premiums written for the year was in respect of one cedent and its affiliates. In 1993, approximately 52% of premiums written was in respect of one cedent.

 Letters of credit

  The company has a facility for the issuance of letters of credit. Letters of credit outstanding at November 30, 1995 amounted to $10,447,000. Investments in the amount of $16,300,000 were collateralized as security for these letters of credit. There were no letters of credit outstanding at November 30, 1994 and 1993.

11. FOREIGN OPERATIONS

  Financial information relating to premiums written allocated by territory of coverage is as follows:

                                                            1995     1994   1993
                                                            $000     $000   $000
                                                          -------- -------- ----
      United States...................................... $ 98,944 $ 97,643 $--
      United Kingdom.....................................   28,194   11,301  --
      Australia/New Zealand..............................   20,072   10,519  281
      Japan..............................................   12,833   11,008  --
      Other..............................................   17,537    9,359  324
                                                          -------- -------- ----
                                                          $177,580 $139,830 $605
                                                          ======== ======== ====

                      TEMPEST REINSURANCE COMPANY LIMITED

12. STATUTORY REQUIREMENTS

  Under the provisions of The Insurance Act, 1978 (Bermuda), amendments thereto and related Regulations, (the "Act"), the company is required to file Statutory Financial Statements and a Statutory Financial Return. The company is also required to maintain certain measures of solvency and liquidity. These requirements do not place any restrictions on the payment of dividends at November 30, 1995, 1994 and 1993. The company's statutory capital and surplus and the minimum required amounted to:

                                                       1995     1994     1993
                                                       $000     $000     $000
                                                     -------- -------- --------
      Statutory capital and surplus................. $684,453 $537,296 $497,846
                                                     ======== ======== ========
      Minimum required statutory capital and
       surplus...................................... $100,000 $ 14,583 $    121
                                                     ======== ======== ========
      Statutory net income.......................... $104,061 $ 79,175 $  3,213
                                                     ======== ======== ========

  The difference between the statutory capital and surplus and statutory net income and stockholders' equity and net income reported in these financial statements relates to the accounting treatment afforded deferred acquisition costs and other assets.

13. UNAUDITED QUARTERLY FINANCIAL DATA

  Year ended November 30, 1995

                                  FOR THE QUARTER ENDED
                              (IN THOUSANDS OF U.S. DOLLARS,
                                  EXCEPT PER SHARE DATA)
                             -----------------------------------
                                                 AUG.     NOV.
                             FEB. 28,  MAY 31,    31,      30,
                               1995     1995     1995     1995
                             --------  -------  -------  -------
Revenues
  Premiums written.......... $ 97,012  $44,179  $34,445  $ 1,944
  Change in unearned
   premiums.................  (60,331)  (6,016)   7,957   38,307
                             --------  -------  -------  -------
  Premiums earned...........   36,681   38,163   42,402   40,251
  Net investment income.....    8,542    9,446    9,688   10,101
  Net realized gain (loss)
   on investments...........      --       300   (2,228)    (319)
                             --------  -------  -------  -------
    Total revenues..........   45,223   47,909   49,862   50,033
                             --------  -------  -------  -------
Expenses
  Losses and loss expenses..   16,127      336    4,535   28,776
  Acquisition costs.........    5,418    6,447    8,233    5,740
  Operating costs...........    2,232    2,863    2,184    2,538
  Net exchange loss (gain)..      324     (291)     860      691
                             --------  -------  -------  -------
    Total expenses..........   24,101    9,355   15,812   37,745
                             --------  -------  -------  -------
    Net income ............. $ 21,122  $38,554  $34,050  $12,288
                             ========  =======  =======  =======
    Net income per common
     share.................. $   4.00  $  7.27  $  6.40  $  2.30
                             ========  =======  =======  =======

  The fourth quarter results include estimates of incurred losses in respect of Hurricanes Luis, Marilyn and Opal.

                      TEMPEST REINSURANCE COMPANY LIMITED

  Year ended November 30, 1994

                                                                AUG.     NOV.
                                           FEB. 28,  MAY 31,     31,      30,
                                             1994      1994     1994     1994
                                           --------  --------  -------  -------
Revenues
  Premiums written........................ $ 59,656  $ 47,007  $28,500  $ 4,667
  Change in unearned premiums.............  (48,822)  (24,086)   4,014   28,574
                                           --------  --------  -------  -------
  Premiums earned.........................   10,834    22,921   32,514   33,241
  Net investment income...................    6,444     6,669    7,467    8,585
  Net realized loss on investments........   (1,322)   (3,405)     (67)  (1,867)
                                           --------  --------  -------  -------
    Total revenues........................   15,956    26,185   39,914   39,959
                                           --------  --------  -------  -------
Expenses
  Losses and loss expenses................    7,530     3,257    3,530    3,925
  Acquisition costs.......................    1,616     3,497    5,450    4,929
  Operating costs.........................      804     1,194    1,358    1,308
  Net exchange loss (gain)................       11      (169)    (302)    (621)
                                           --------  --------  -------  -------
    Total expenses........................    9,961     7,779   10,036    9,541
                                           --------  --------  -------  -------
    Net income............................ $  5,995  $ 18,406  $29,878  $30,418
                                           ========  ========  =======  =======
    Net income per common share........... $   1.14  $   3.48  $  5.66  $  5.76
                                           ========  ========  =======  =======

                      TEMPEST REINSURANCE COMPANY LIMITED

                                 BALANCE SHEETS
                        (UNAUDITED AT FEBRUARY 29, 1996)

                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                      FEBRUARY 29, NOVEMBER 30,
                       ASSETS                             1996         1995
                       ------                         ------------ ------------
Investments--available for sale
  Fixed maturities at fair value.....................   $702,756     $676,009
  (Amortized cost: $705,108 and $671,359)
  Equity securities at fair value....................     21,013       20,711
  (Cost: $21,250)
                                                        --------     --------
    Total investments................................    723,769      696,720
Cash and cash equivalents............................     57,935       55,240
Accrued investment income............................     11,934       11,483
Premiums receivable..................................     80,344       46,100
Deferred acquisition costs...........................     11,934        7,534
Other assets.........................................        359          331
                                                        --------     --------
    Total assets ....................................   $886,275     $817,408
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Losses and loss expenses.............................   $ 44,173     $ 54,130
Unearned premiums....................................     98,278       60,434
Other liabilities....................................     13,903       10,526
                                                        --------     --------
    Total liabilities................................    156,354      125,090
                                                        --------     --------
Commitments and contingencies (Note 6)
Stockholders' Equity
  Common shares (10,000,000 shares authorized of a
   par value of $10: 5,237,160 shares issued and
   outstanding)......................................     52,372       52,372
  Paid-in capital....................................    446,780      446,780
  Unrealized depreciation of investments.............     (7,339)        (817)
  Retained earnings..................................    238,108      193,983
                                                        --------     --------
    Total stockholders' equity.......................    729,921      692,318
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $886,275     $817,408
                                                        ========     ========


   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                          THREE MONTHS ENDED
                                                       -------------------------
                                                       FEBRUARY 29, FEBRUARY 28,
                                                           1996         1995
                                                       ------------ ------------
                                                              (UNAUDITED)
Common shares
  Balance, beginning and end of period................   $ 52,372     $ 52,522
                                                         --------     --------
Paid-in capital
  Balance, beginning and end of period................    446,780      448,465
                                                         --------     --------
Unrealized depreciation of investments
  Balance, beginning of period........................       (817)     (45,628)
  Net change in fair value of investment portfolio....     (6,522)      14,871
                                                         --------     --------
  Balance, end of period..............................     (7,339)     (30,757)
                                                         --------     --------
Retained earnings
  Balance, beginning of period........................    193,983       87,969
  Net income..........................................     44,125       21,122
                                                         --------     --------
  Balance, end of period..............................    238,108      109,091
                                                         --------     --------
    Total stockholders' equity........................   $729,921     $579,321
                                                         ========     ========




   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                              STATEMENTS OF INCOME
   (EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                         THREE MONTHS ENDED
                                                      -------------------------
                                                      FEBRUARY 29, FEBRUARY 28,
                                                          1996         1995
                                                      ------------ ------------
                                                             (UNAUDITED)
Revenues
  Premiums written...................................  $  77,340    $  97,012
  Change in unearned premiums........................    (37,863)     (60,331)
                                                       ---------    ---------
  Premiums earned....................................     39,477       36,681
  Net investment income..............................     10,552        8,542
  Net realized gains on investments..................      1,404          --
                                                       ---------    ---------
    Total revenues...................................     51,433       45,223
                                                       ---------    ---------
Expenses
  Losses and loss expenses...........................     (4,213)      16,127
  Acquisition costs..................................      6,756        5,418
  Operating costs....................................      4,608        2,232
  Net exchange loss..................................        157          324
                                                       ---------    ---------
    Total expenses...................................      7,308       24,101
                                                       ---------    ---------
    Net income.......................................  $  44,125    $  21,122
                                                       =========    =========
Net income per common share..........................  $    8.25    $    4.00
Weighted average number of common shares and common
 share equivalents...................................  5,348,476    5,276,494



   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

                            STATEMENTS OF CASH FLOWS

                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                         THREE MONTHS ENDED
                                                      -------------------------
                                                      FEBRUARY 29, FEBRUARY 28,
                                                          1996         1995
                                                      ------------ ------------
                                                             (UNAUDITED)
Operating activities
  Net income.........................................   $ 44,125     $ 21,122
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Amortization of discounts and premiums on fixed
   maturities and short-term investments.............      1,064        1,280
  Net realized gain on investments...................     (1,404)         --
  Deferred gains (losses) on forward exchange
   contracts.........................................         54       (1,263)
  Accrued investment income..........................       (451)      (1,099)
  Premiums receivable................................    (34,244)     (59,572)
  Deferred acquisition costs.........................     (4,400)      (6,841)
  Other assets.......................................        (28)          24
  Losses and loss expenses...........................     (9,957)      13,826
  Unearned premiums..................................     37,844       60,331
  Other liabilities..................................      3,377        5,946
                                                        --------     --------
    Net cash provided by operating activities........     35,980       33,754
                                                        --------     --------
Investing activities
  Proceeds from sales of fixed maturities............     11,658          --
  Proceeds from redemptions of fixed maturities......      4,447        3,522
  Purchases of fixed maturities......................    (49,390)      (6,770)
                                                        --------     --------
    Net cash used in investing activities............    (33,285)      (3,248)
                                                        --------     --------
Net increase in cash and cash equivalents............      2,695       30,506
Cash and cash equivalents, beginning of period.......     55,240       21,097
                                                        --------     --------
    Cash and cash equivalents, end of period.........   $ 57,935     $ 51,603
                                                        ========     ========


   The accompanying notes are an integral part of these financial statements.

                      TEMPEST REINSURANCE COMPANY LIMITED

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                    FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

1. ACQUISITION BY ACE LIMITED

  On March 14, 1996 Tempest Reinsurance Company Limited ("the company") executed a definitive agreement (the "Agreement") for the acquisition of the company by ACE Limited ("ACE"). This Agreement provides that common shares of the company will be converted into ordinary shares of ACE. General Reinsurance Corporation ("Gen Re") will not have a continuing affiliation with the company after the completion of the proposed acquisition which will result in repurchase of Gen Re's outstanding common shares and options by the company and the payment of certain other costs detailed below. The remaining Net Assets (as defined in the Agreement) in excess of $500 million will be paid as a dividend to remaining shareholders. The acquisition is subject to, among other matters, approval of ACE's and the company's shareholders and other closing conditions and is expected to be completed during 1996.

  During the three months ended February 29, 1996 the company incurred professional fees and expenses, in respect of the proposed acquisition by ACE, of approximately $1 million.

  The ACE transaction will have the following impact on the company:

 Repurchase of Gen Re's shares and options

  Gen Re's shareholding, which represents 20.68% of the outstanding common shares at February 29, 1996, and its outstanding stock options will be repurchased by the company prior to closing the ACE transaction at the November 30, 1995 fully diluted book value per share plus interest at a rate of 6% per annum from November 30, 1995 to the date of closing. The consideration for the repurchase of Gen Re's common shares and outstanding stock options based on the November 30, 1995 fully diluted book value per share is $137,300,000 and $7,500,000 respectively.

 Reinsurance agreement

  At the time of closing the ACE transaction, the company will enter into a reinsurance agreement with Gen Re. This agreement provides for Gen Re to pay the company the amount by which losses paid during the period December 1, 1995 to December 1, 1997 in respect of incurred losses prior to December 1, 1995, exceed $60 million, but subject to a maximum of $10 million. The reinsurance premium for this transaction is $4 million.

 Underwriting services

  The company's underwriting services contract with GRUS will be terminated on June 30, 1996. In consideration for agreeing to this termination, the company will pay Gen Re an amount of $20,288,000 plus interest at 6% per annum ("the GRUS termination fee") from November 30, 1995 to the date of closing.

 Dividend

  Subsequent to the repurchase of the common shares and options held by Gen Re, the payment of the GRUS termination fee and the payment of the reinsurance premium, the company will declare a dividend to the remaining shareholders in order to reduce the Net Assets of the company to approximately $500 million.

 Stock option plan

  Options awarded to employees and non-employee directors under the terms of the company's Stock Option Plan (Note 4) will become fully vested and converted into options to acquire ordinary shares of ACE in accordance with the Agreement.

                      TEMPEST REINSURANCE COMPANY LIMITED

2. GENERAL

  The company underwrites catastrophe reinsurance and has large aggregate exposures to man-made and natural disasters. Management, therefore, expects that its property catastrophe loss experience will be characterized as low frequency but high severity. This may result in volatility in the company's financial results.

  The company's interim financial statements have been prepared on the basis of United States generally accepted accounting principles. In the opinion of management, these unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

  Premiums written are estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are determined. Premiums are earned over the terms of the related reinsurance contracts. Unearned premiums are computed by the pro rata method and are established to cover the unexpired portion of premiums written.

  The provision for losses and loss expenses is established by management on the basis of reports and individual estimates received from ceding companies. The provision also includes incurred but not reported losses which are based on estimates of ultimate losses. Actual results could differ from these estimates. The methods and information used in determining such estimates and establishing the related liabilities are regularly reviewed and updated, and any resulting adjustments are reflected in income currently.

3. LOSSES AND LOSS EXPENSES

  During the three months ended February 29, 1996 management reviewed the estimates of ultimate losses on prior year catastrophes on the basis of additional information received from ceding companies. As a result of this review, the company released $4,449,000 of previously recorded loss reserves and incurred minor losses for new claims, resulting in a benefit to net income of $4,213,000.

4. STOCK OPTIONS

  As described in the company's financial statements for the year ended November 30, 1995, the company maintains a Stock Option Plan ("the Plan") for its officers, employees and non-employee directors to purchase common shares up to a maximum of 10% of the outstanding shares at the date of grant.

  At November 30, 1995 there were options to acquire 329,000 shares outstanding. During the three months ended February 29, 1996 options to acquire 1,000 shares were canceled and options to acquire 16,666 shares were repurchased and canceled. At February 29, 1996 there were options to acquire 311,334 shares of which 75,332 had vested.

5. INCOME TAXES

  Under Bermuda law as an exempt company, the company incurs no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax. The company has received an undertaking from the Bermuda government exempting it from all such taxes until March 28, 2016.

                      TEMPEST REINSURANCE COMPANY LIMITED

  The company is organized and operates in such a manner that neither the company nor U.S. persons owning shares are expected to be subject to current U.S. taxation on the company's undistributed income (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources). Notwithstanding such organization, it is possible that U.S. taxing authorities may consider the company to be engaged in a trade or business in the United States or to be subject to the related person insurance income ("RPII") rules, which could subject the company and/or U.S. persons owning shares to current U.S. income taxation on all or a portion of the company's undistributed earnings and profits.

6. COMMITMENTS AND CONTINGENCIES

 Financial instruments with off-balance sheet risk

  Forward exchange contracts outstanding at February 29, 1996 had a net fair value of $54,000 and were as follows:

                                                                 FEBRUARY 29,
                                                                     1996
                                                               -----------------
                                                               NOTIONAL   FAIR
                                                                AMOUNT    VALUE
                                                               --------  -------
                                                                 $000     $000
      Receivable.............................................. $ 5,467   $ 5,467
      Payable.................................................  (5,467)   (5,413)
                                                               -------   -------
                                                               $   --    $    54
                                                               =======   =======

  There were no forward exchange contracts outstanding at November 30, 1995.

  Forward foreign exchange contracts are used for hedging purposes and changes in the value of these contracts offset the foreign exchange gains and losses of the foreign currency investments being hedged. The maturity dates of these contracts are generally between 30 and 120 days. The company is exposed to credit risk in the event of non-performance by the parties to these contracts. Any loss is limited to the fair value at the time of non-performance.

  In accordance with the company's accounting policy, realized and unrealized gains and losses on forward exchange contracts used to hedge foreign currency investments are deferred and included in stockholders' equity until the corresponding investments are sold. The amounts deferred at February 29, 1996 and November 30, 1995 were $4,750,000 and $4,928,000, respectively.

 Letters of credit

  The company has a facility for the issuance of letters of credit. Letters of credit outstanding at February 29, 1996 amounted to $10,742,000. Investments in the amount of $15,981,000 were collateralized as security for these letters of credit.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       Agreement and Plan of Amalgamation

                           dated as of March 14, 1996

                                  by and among

                                  ACE Limited,
                         a Cayman Islands corporation,

                           TRCL Acquisition Limited,
                      a Bermuda limited liability company

                                      and

                      Tempest Reinsurance Company Limited,
                      a Bermuda limited liability company


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                  ARTICLE ONE
                              CERTAIN DEFINITIONS

                                                                           PAGE
                                                                           ----
 Section 1.01 Certain Definitions........................................   A-1

                                  ARTICLE TWO
                                THE AMALGAMATION

 Section 2.01 The Amalgamation...........................................   A-3
 Section 2.02 Effective Time of the Amalgamation; Closing................   A-3
 Section 2.03 Effect of the Amalgamation.................................   A-3
              Memorandum of Association of Tempest Re; Registration
 Section 2.04 Number.....................................................   A-3
 Section 2.05 Bye-laws of Tempest Re.....................................   A-4
 Section 2.06 Board of Directors and Officers of Tempest Re..............   A-4
 Section 2.07 Conversion of Shares.......................................   A-4
 Section 2.08 Surrender and Payment......................................   A-5
 Section 2.09 Adjustments................................................   A-6
 Section 2.10 Fractional Shares..........................................   A-6
 Section 2.11 Voting.....................................................   A-6
 Section 2.12 No Further Rights..........................................   A-6

                                 ARTICLE THREE
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.01 Corporate Organization.....................................   A-6
 Section 3.02 Authority..................................................   A-7
 Section 3.03 Capital Structure..........................................   A-7
 Section 3.04 Financial Statements.......................................   A-8
 Section 3.05 Absence of Certain Changes.................................   A-8
 Section 3.06 Certain Fees...............................................   A-8
 Section 3.07 No Defaults................................................   A-9
 Section 3.08 Governmental Consents......................................   A-9
 Section 3.09 Compliance with Applicable Law.............................   A-9
 Section 3.10 Information Supplied.......................................   A-9
 Section 3.11 Material Contracts.........................................  A-10
 Section 3.12 Taxes......................................................  A-10
 Section 3.13 Litigation.................................................  A-11
 Section 3.14 Title to Properties; Leases................................  A-11
 Section 3.15 Certain Agreements.........................................  A-11
 Section 3.16 U.S. Assets................................................  A-11
 Section 3.17 Employees..................................................  A-11
 Section 3.18 Intellectual Property......................................  A-12
 Section 3.19 Takeover Statutes..........................................  A-12
 Section 3.20 Opinion of Financial Advisor...............................  A-12
 Section 3.21 Agreements with General Re.................................  A-13

                                  ARTICLE FOUR
                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

                                                                            PAGE
                                                                            ----
 Section 4.01 Corporate Organization.....................................   A-13
 Section 4.02 Authority..................................................   A-13
 Section 4.03 No Prior Activities........................................   A-13
 Section 4.04 SEC Documents; Financial Statements........................   A-13
 Section 4.05 Liabilities................................................   A-14
 Section 4.06 Absence of Certain Changes.................................   A-14
 Section 4.07 No Defaults................................................   A-14
 Section 4.08 Governmental Consents......................................   A-15
 Section 4.09 Compliance with Applicable Law.............................   A-15
 Section 4.10 Information Supplied.......................................   A-15
 Section 4.11 Litigation.................................................   A-15
 Section 4.12 Taxes......................................................   A-16
 Section 4.13 Certain Fees...............................................   A-16
 Section 4.14 Opinion of Financial Advisor...............................   A-16

                                  ARTICLE FIVE
                                   COVENANTS

 Section 5.01 Conduct of Business of the Company.........................   A-16
 Section 5.02 Exclusivity................................................   A-18
 Section 5.03 Access to Information......................................   A-19
 Section 5.04 Best Efforts...............................................   A-19
 Section 5.05 S-4; Regulatory Matters....................................   A-20
 Section 5.06 Public Announcements.......................................   A-20
 Section 5.07 Supplemental Information...................................   A-20
 Section 5.08 Shareholders' Meetings.....................................   A-20
 Section 5.09 Waivers of Appraisal Rights; Lockup........................   A-21
 Section 5.10 Closing Date Balance Sheet Audit...........................   A-21
 Section 5.11 Company Options............................................   A-21
 Section 5.12 Certain Change in Control Matters..........................   A-22
 Section 5.13 Affiliates.................................................   A-22
 Section 5.14 Net Assets.................................................   A-22
 Section 5.15 Stock Exchange Listing.....................................   A-23
 Section 5.16 Trading of Parent Shares...................................   A-23
 Section 5.17 Certain Employee Arrangements..............................   A-23
 Section 5.18 Post-Closing Matters.......................................   A-23
 Section 5.19 Indemnification............................................   A-24

                                  ARTICLE SIX
                         CONDITIONS TO THE AMALGAMATION

              Conditions to Each Party's Obligation to Effect the
 Section 6.01 Amalgamation...............................................   A-25
              Additional Conditions to the Company's Obligation to Effect
 Section 6.02 the Amalgamation...........................................   A-25
 Section 6.03 Additional Conditions to Parent's and Acquisition's
               Obligation to Effect the Amalgamation.....................   A-26

                                 ARTICLE SEVEN
                          TERMINATION AND ABANDONMENT

                                                                            PAGE
                                                                            ----
 Section 7.01 Termination by the Company.................................   A-28
 Section 7.02 Termination by the Company Upon Payment of Termination Fee.   A-28
 Section 7.03 Termination by Parent and Acquisition......................   A-28
              Termination by Parent and Acquisition Upon Payment of
 Section 7.04 Termination Fee............................................   A-29
 Section 7.05 Termination by the Company, Parent or Acquisition..........   A-29
 Section 7.06 Procedure and Effect of Termination........................   A-29

                                 ARTICLE EIGHT
                            MISCELLANEOUS PROVISIONS

              Non-Survival of Representations, Warranties, Covenants and
 Section 8.01 Agreements.................................................   A-29
 Section 8.02 Amendment and Modification.................................   A-29
 Section 8.03 Waiver of Compliance; Consents.............................   A-30
 Section 8.04 Severability and Validity..................................   A-30
 Section 8.05 Expenses and Obligations...................................   A-30
 Section 8.06 Parties in Interest........................................   A-30
 Section 8.07 Additional Agreements......................................   A-30
 Section 8.08 Notices....................................................   A-30
 Section 8.09 Governing Law..............................................   A-31
 Section 8.10 Counterparts...............................................   A-31
 Section 8.11 Headings...................................................   A-31
 Section 8.12 Entire Agreement; Assignment...............................   A-31

                      AGREEMENT AND PLAN OF AMALGAMATION

  This Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Agreement"), by and among ACE Limited, a Cayman Islands corporation ("Parent"), TRCL Acquisition Limited, a limited liability company organized and incorporated under the laws of Bermuda and a wholly owned direct subsidiary of Parent ("Acquisition") and Tempest Reinsurance Company Limited, a limited liability company organized and incorporated under the laws of Bermuda (the "Company").

  Whereas, the respective Boards of Directors of the Company, Parent and Acquisition deem it advisable and in the best interests of their respective shareholders to effect the amalgamation of Acquisition and the Company (the "Amalgamation") pursuant to this Agreement.

  Whereas, the parties intend that the Amalgamation shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the "Code").

  Now, Therefore, in consideration of the promises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE ONE

                              CERTAIN DEFINITIONS

  Section 1.01 Certain Definitions. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

    (a) "Affiliate" of a party means any Person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    (b) "Business Day" means any day other than a Saturday, a Sunday, or a bank holiday in the Cayman Islands, Bermuda and in the state of New York in the United States of America.

    (c) "Confidentiality Letter" means that certain letter between Parent and the Company, dated November 21, 1995.

    (d) "Determination Date" means the date upon which the Average Closing Price is determined.

    (e) "Disclosure Letter" means the letter, dated as of the date hereof, from the Company to Parent regarding certain matters related to this Agreement.

    (f) "Dollars" or "$" means United States dollars.

    (g) "Employee Benefit Plan" means each benefit plan maintained or contributed to by the Company or with respect to which the Company may have any liability, which provides (or is intended to provide) benefits to the employees of the Company (or other service providers to the Company); including, without limitation, each pension, retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit arrangement.

    (h) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

    (i) "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

    (j) "Governmental Authority" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company, Parent or Acquisition or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement.

    (k) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

    (l) "Market Value" shall mean the closing price on the NYSE on the date immediately prior to the Closing Date.

    (m) "Material Adverse Effect" shall mean, with respect to the Company or Parent (as the case may be), any change, event, condition or development that is or may reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations, properties, financial or operating condition or prospects of such party and its Subsidiaries, taken as a whole (without giving effect to the consequences of the transactions contemplated by this Agreement), or the ability of such party (and, to the extent applicable, its Subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby.

    (n) "Net Assets" of the Company shall mean the shareholders' equity of the Company computed in accordance with GAAP as shown on the Closing Date Balance Sheet (as defined herein) and adjusted to: (i) add the sum of (A) any amounts accrued on the financial statements of the Company for Company Options (as defined herein) and (B) incurred losses and loss expenses recorded by the Company for the underwriting period beginning December 1, 1995 and continuing to the Closing Date (as defined herein); and (ii) deduct the sum of (A) fees of the Company's legal, accounting, auditing and other advisors incurred by the Company in connection with the transactions contemplated hereby to the extent that such fees have not already been accrued on the financial statements of the Company, and (B) losses and loss expenses in an amount equal to the greater of (x) forty-two percent of earned premiums for the underwriting period commencing December 1, 1995 and continuing to the Closing Date and (y) incurred losses and loss expenses recorded by the Company for the underwriting period beginning December 1, 1995 and continuing to the Closing Date, and (C) an accrual equal to the Market Value of Parent Shares (as defined herein) represented by the options issued under this Agreement at the Closing Date less the exercise price of those options, and (D) an accrual equal to (1) the product of (a) the number of Shares subject to Company Options outstanding at the Closing Date other than Roll-Over Options (as defined herein) multiplied by (b) the Market Value of the Parent Shares issued pursuant to Section 2.07(a) per Share less (2) the aggregate exercise price of such Company Options, and
  (E) any decrease in excess of $10 million between November 30, 1995 and the Closing Date in the estimate of ultimate unpaid loss reserves at November 30, 1995 (it being understood that any decrease up to an amount of $10 million shall be for the benefit of the Former Holders (as defined herein)), and (F) any payment made or amount payable with respect to the stop loss reinsurance agreement with General Re referred to in Section 6.03(l)(iv) hereof to the extent such amount has not reduced the Company's shareholders' equity prior to the Closing Date.

    (o) "NYSE" means the New York Stock Exchange, Inc.

    (p) "Permitted Liens" means (i) Liens for Taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company; and
  (iv) Liens granted by the Company to lenders pursuant to credit agreements in existence on the date hereof.

    (q) "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

    (r) "SEC" means the United States Securities and Exchange Commission.

    (s) "Securities Act" means the United States Securities Act of 1933, as amended.

    (t) "Subsidiary" shall mean, with respect to a specified Person, each corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions or rights to 50 percent or more of any distributions.

    (u) "Tax" or "Taxes" shall mean any Bermuda, Cayman Islands, United States federal, state, local, foreign or other income, capital stock, employees' income withholding, foreign Person withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer or other tax, including any interest, penalties or other additions to tax in respect to the foregoing, whether disputed or not.

    (v) "Third Party Acquisition" means (i) the acquisition by any Person of more than ten percent (10%) of the total assets of the Company, (ii) the acquisition by any Person of ten percent (10%) or more of (a) the Shares or
  (b) the Total Voting Power, or (iii) any merger, amalgamation or other combination of the Company with any Person.

    (w) "Total Voting Power" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of shareholders of the Company held on such date assuming all Voting Shares were present and voted at such meeting.

    (x) "Voting Shares" means Shares and all other securities of the Company, if any, entitled to vote generally in the election of directors.

                                  ARTICLE TWO

                               THE AMALGAMATION

  Section 2.01 The Amalgamation. At the Effective Time (as defined below), and upon the terms and subject to the conditions hereof, Acquisition shall be amalgamated with and into the Company in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the "Companies Act"). At and after the Effective Time, the Company shall continue in the form of the amalgamated company and shall operate under the name "Tempest Reinsurance Company Limited" ("Tempest Re").

  Section 2.02 Effective Time of the Amalgamation; Closing. As soon as practicable after satisfaction or waiver of the conditions set forth in Article SIX, Parent and Acquisition will cause an application for the registration of an amalgamated company and such other documents as are required by the Companies Act in connection with the Amalgamation to be duly filed with the Registrar of Companies of Bermuda (the "Registrar"). The Amalgamation shall become effective upon the issuance of the certificate of amalgamation by the Registrar (the time of such issuance being the "Effective Time"). Prior to such filing, a closing shall be held, at the offices of Appleby, Spurling & Kempe, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda at 9:00 a.m. or such other place and/or time as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article SIX (the "Closing"). The date upon which the Closing shall occur is referred to herein as the "Closing Date."

  Section 2.03 Effect of the Amalgamation. The Amalgamation shall have the effects set forth in Section 109 of the Companies Act. As of the Effective Time, Tempest Re shall be a wholly-owned Subsidiary of Parent.

  Section 2.04 Memorandum of Association of Tempest Re; Registration Number. The memorandum of association of the Company shall become the memorandum of association of Tempest Re and thereafter may be amended or repealed as provided therein and by law. The memorandum of association of Tempest Re shall be in the form attached hereto as Exhibit A. The registration number of Tempest Re in Bermuda after the Effective Time shall be the same registration number as that of the Company immediately prior to the Effective Time.

  Section 2.05 Bye-laws of Tempest Re. The bye-laws of the Company in effect immediately prior to the Effective Time (except for Section 53 thereof which shall read in its entirety as follows: "At any meeting of Members (or in connection with any written resolution in lieu of such a meeting), each Member holding Common Shares, in the case of a meeting, present in person or by proxy, shall be entitled to one vote, on a non-cumulative basis, for each Common Share registered in such Member's name in the Register of Members.") shall be the bye-laws of Tempest Re and thereafter may be amended or repealed in accordance with its terms, the memorandum of association of Tempest Re and as provided by law.

  Section 2.06 Board of Directors and Officers of Tempest Re. At the Effective Time, the current directors of Acquisition and any additional individuals designated by Parent, all of whose names and addresses are set forth on Exhibit B-1 hereto, shall be the initial directors of Tempest Re, each of such directors to hold office in accordance with the applicable provisions of the memorandum of association and bye-laws of Tempest Re and until their successors shall be elected or appointed and shall duly qualify. Except as set forth on Exhibit B-1, immediately prior to the Effective Time, the current directors of the Company shall cease to be directors of the Company and shall not be directors of Tempest Re. After giving effect to the Amalgamation, the officers of Tempest Re shall be the individuals whose names are set forth on Exhibit B-2 hereto, each to hold office in accordance with the applicable provisions of the memorandum of association and bye-laws of Tempest Re and until their respective successors are duly elected or appointed and qualified.

  Section 2.07 Conversion of Shares. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Acquisition, the Company or the holder of any of the following securities thereof:

    (a) Each common share, $10 par value per share, of the Company (a "Share") which is issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.07(d) hereof) shall be, by virtue of the Amalgamation and without any action on the part of the holder thereof, cancelled and extinguished and shall be converted into that number of ordinary shares, par value $0.125 per share, of Parent (the "Parent Shares"), obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Shares issued and outstanding (excluding Shares to be cancelled pursuant to Section 2.07(d) hereof) immediately prior to the Effective Time (the ratio of a Share to such number of Parent Shares, rounded to the nearest 1/10,000th of a Parent Share, being defined herein as the "Exchange Ratio").

  The "Premium Amount" shall be an amount equal to one-hundred twenty percent (120%) of the Net Assets of the Company; provided, however, that if the Net Assets of the Company should exceed $500 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million and (ii) the dollar amount by which the Net Assets exceed $500 million.

  The Parent Shares to be received as consideration pursuant to the Amalgamation and the procedures set forth in Section 2.08 by each holder of Shares is referred to herein as the "Amalgamation Consideration." Parent shall take such action as shall be necessary to issue the Parent Shares to be received as Amalgamation Consideration and register them on its share register.

  The "Average Closing Price" shall be an amount equal to the average per share closing price of Parent Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days prior to the date upon which Parent's shareholders' meeting occurs as provided in Section 5.08; provided, however, that if the Average Closing Price is greater than $45.00, the Exchange Ratio will become fixed as if the Average Closing Price were $45.00 and if the Average Closing Price is less than $33.00, the Exchange Ratio will become fixed as if the Average Closing Price were $33.00 (the prices at which the Exchange Ratio will be fixed are collectively referred to herein as the "Average Closing Price Caps").

    (b) Each share of common stock, par value $10.00 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $10.00 per share, of Tempest Re.

    (c) Each Company Option (as defined in Section 3.03) outstanding as of the Effective Time shall be treated in accordance with the provisions of
  Section 5.11.

    (d) Each Share which is issued and outstanding immediately prior to the Effective Time and held by Parent or Acquisition or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and no consideration shall be issued in exchange therefor.

  Section 2.08 Surrender and Payment.

    (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for certificates representing Parent Shares in accordance with the Exchange Ratio pursuant to Section 2.07(a). At the Effective Time, Parent will deposit with the Exchange Agent certificates representing the aggregate Amalgamation Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

    (b) Each holder of Shares that have been converted into a right to receive the Amalgamation Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Amalgamation Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Amalgamation Consideration.

    (c) If any portion of the Amalgamation Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares; provided, that, this Section shall not prohibit transfers of shares of Tempest Re by any holder thereof. If, after the Effective Time, certificates representing Shares are presented to Tempest Re or, subject to the provisions of Section 2.08(e), the Exchange Agent, they shall be cancelled and exchanged for the Amalgamation Consideration in accordance with the procedures set forth in this Article TWO. If, after the Effective Time and after the date set forth in the restrictive legend endorsed on any Parent Share in accordance with Section 5.09(b) of this Agreement, such Parent Share is presented to Tempest Re or, subject to the provisions of Section 2.08(e), the Exchange Agent, such Parent Share shall be cancelled and exchanged for an equivalent Parent Share without such a restrictive legend.

    (e) Any portion of the Amalgamation Consideration deposited with the Exchange Agent pursuant to Section 2.08(a), and any cash payment for a fractional Parent Share pursuant to Section 2.10, that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent or an Affiliate designated by Parent, upon demand, and any such holder who has not exchanged his Shares for the Amalgamation Consideration in accordance with this Article TWO prior to that time shall thereafter look only to Parent for his claim for Parent Shares, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

    (f) No dividends or other distributions with respect to the Parent Shares constituting part of the Amalgamation Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 2.08. Upon such surrender, there shall be paid (to the extent due and not yet paid), without interest, to the Person in whose name the certificates representing the Parent Shares into which such Shares were converted are registered, (i) any dividends and other distributions in respect of Parent Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (ii) any dividends (including any Contingent Dividend, as defined in Section 5.14 hereof) or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs on or before, the Effective Time.

  Section 2.09 Adjustments. Except as specifically contemplated by this Agreement, if prior to the Effective Time, Parent shall subdivide, split up, reclassify or combine the Parent Shares or declare a dividend, or make a distribution, on the Parent Shares in any security convertible into Parent Shares, appropriate adjustment or adjustments, if any, will be made to the Exchange Ratio, the Average Closing Price Caps and the Termination Prices (as defined in Section 7.05 hereof). If at the Effective Time, the Company shall have outstanding or subject to option more Shares than are contemplated to be outstanding or subject to option as set forth in the representations and warranties in Section 3.03, then, at Parent's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Exchange Ratio shall be adjusted downward to a ratio that would result in an aggregate Amalgamation Consideration equal to the aggregate Amalgamation Consideration that would have resulted if such representation and warranty had been strictly complied with at the Effective Time.

  Section 2.10 Fractional Shares. No certificates or scrip representing fractional Parent Shares will be issued in the Amalgamation, but in lieu thereof each holder of Shares otherwise entitled to a fractional Parent Share will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.10, a cash payment in lieu of such fractional Parent Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the Average Closing Price (as defined in Section 2.07(a)). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Parent Share, the Exchange Agent shall promptly pay without interest to all holders of Shares entitled thereto all such amounts.

  Section 2.11 Voting. In determining shareholders of Parent entitled to notice of and to vote at meetings of shareholders of Parent, former shareholders of record of the Company shall not be deemed shareholders of record until such holders have delivered their certificates representing Shares to the Exchange Agent pursuant to Section 2.08(a), or otherwise pursuant to Section 2.08(e).

  Section 2.12 No Further Rights. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to receive the Amalgamation Consideration upon surrender of its certificate or certificates.

                                 ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Acquisition that:

  Section 3.01 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Bermuda and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not required to be authorized, qualified, licensed or domesticated as a foreign corporation under any United States federal, state or local law. The Company has furnished to Parent and Acquisition complete and correct copies of its memorandum of association and bye-laws as in effect on the date hereof. Such memorandum of association and bye-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company has no Subsidiaries.

  Section 3.02 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval by its shareholders of the provisions of this Agreement which are the terms and means of effecting the Amalgamation as required by the bye-laws of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the approval of this Agreement and the transactions contemplated hereby by the necessary vote of all members of its Board of Directors, which approval includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company), subject only to the approval of the provisions of this Agreement which are the terms and means of effecting the Amalgamation by the affirmative vote of shareholders holding and/or Persons representing not less than sixty percent (60%) of the issued and outstanding Shares. No other corporate proceedings on the part of the Company are necessary for the execution, delivery and performance of this Agreement by the Company and, subject to the approval by its shareholders of the provisions of this Agreement which are the terms and means of effecting the Amalgamation as provided by the bye-laws of the Company and the filing of the application for registration of the Amalgamation pursuant to Section 2.02 of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by Parent and Acquisition) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

  Section 3.03 Capital Structure.

    (a) As of the date hereof, the authorized share capital of the Company consists of $100,000,000 divided into 10,000,000 Shares of par value $10.00 each. As of November 30, 1995, 5,237,160 Shares were issued and outstanding. Section 3.03(a) of the Disclosure Letter sets forth each plan, arrangement or agreement pursuant to which options or stock appreciation rights with respect to Shares may be granted or under which such options or stock appreciation rights have been granted and are outstanding and in the aggregate by plan, arrangement or agreement the number of options and stock appreciation rights outstanding, their grant price, the date such options or rights were granted and the number of Shares reserved for issuance pursuant to the plan, arrangement or agreement, together with the name of each holder of an option or stock appreciation right outstanding under any such plan, arrangement or agreement (such options and rights being herein collectively referred to as the "Company Options"), a description of the exercise or purchase prices, vesting schedules, expiration dates, and numbers of Shares subject to each such Company Option, together with a listing of all Company Options which by their terms shall vest at the Effective Time as a result of the Amalgamation. Except as set forth in
  Section 3.03(a) of the Disclosure Letter, (i) no Shares have been issued since November 30, 1995, except for subsequent issuances, if any, pursuant to stock option agreements or other Employee Benefit Plans existing on the date hereof, and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any Person the right to purchase or otherwise acquire any Shares or any other security of the Company. Except as set forth in this Agreement or Section 3.03(a) of the Disclosure Letter, the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities.

    (b) Except as described in Section 3.03(b) of the Disclosure Letter, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") of the Company are issued or outstanding. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Bermuda, United States federal, state and other foreign laws regulating the offer, sale or issuance of such securities (assuming compliance with all such laws by the Persons to whom such securities were issued or sold and by any transferee of such Persons).

    (c) Except as described in Sections 3.03(a), (b) or (c) of the Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement, at the Effective Time, there will be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company.

    (d) Except as described in Section 3.03(d) of the Disclosure Letter or as specifically described in this Agreement, since November 30, 1995, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Option; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company; or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

  Section 3.04 Financial Statements.

    (a) The Company has delivered to Parent and Acquisition copies of its audited annual financial statements as of November 30, 1995, 1994, and 1993 (the "Financial Statements"), consisting of balance sheets as of such dates and the related statements of income, cash flows and shareholders' equity for the periods then ended, copies of which are included in Section 3.04(a) of the Disclosure Letter.

    (b) Except as set forth in Section 3.04(b) of the Disclosure Letter, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended.

    (c) Except as set forth in Section 3.04(c) of the Disclosure Letter, or in the Company's balance sheet dated as of November 30, 1995 (the "Latest Balance Sheet"), the Company has no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP and there is no existing condition or set of circumstances which would reasonably be expected to result in such a liability (for purposes of this Section, "Liabilities") except (i) Liabilities incurred in the ordinary and usual course of business and consistent with past practice since the date of the Latest Balance Sheet,
  (ii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, and (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.05 Absence of Certain Changes. Except as set forth in Section 3.05 of the Disclosure Letter, since the date of the Latest Balance Sheet, (i) none of the actions, events or circumstances listed in Section 5.01 has been taken or occurred or exists; (ii) there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect on the Company; and (iii) there has been no breach or default or event that with notice or lapse of time or both would result in a breach or default under any material contract of the Company, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.06 Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith or therewith. The Company has provided to Parent copies of the Company's engagement letter with Merrill Lynch in connection with this Agreement and the transactions contemplated hereby.

  Section 3.07 No Defaults. The Company is not in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or bye-laws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (for purposes of this Section, the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or bye-laws of the Company or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect on the Company, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or a material increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien other than Permitted Liens upon any of the material properties or assets of the Company.

  Section 3.08 Governmental Consents. Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister of Finance of Bermuda (the "Minister") to the Amalgamation, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company in connection with the transactions contemplated by this Agreement, except those required under applicable Bermuda law in connection with the reduction of Net Assets of the Company as provided in Section 5.14 of this Agreement, those required by United States federal and state securities or "Blue Sky" laws, and where failure to obtain such Consent would not have a Material Adverse Effect on the Company.

  Section 3.09 Compliance with Applicable Law. The Company has and is in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company. Subject to obtaining the Consents referred to in Section 3.08, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to the Company, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate.

  Section 3.10 Information Supplied. None of the written information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 (the "S-4") to be filed by Parent relating to the Parent Shares comprising the Amalgamation Consideration will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, except in respect of any statements or omissions based on written information supplied by Parent for inclusion therein, as to which the Company makes no representation or warranty, and (ii) the letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of the Company and Parent, respectively, in connection with the Amalgamation and the transactions contemplated thereby, except in respect of any statements or omissions based on written information supplied by Parent for inclusion therein, as to which the Company makes no representation or warranty, will, as of the date the Joint Proxy Statement (as defined below) is first mailed to such shareholders and on the date of the meetings of the Company's shareholders or Parent's shareholders, as the case may be, and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents referred to in (ii) above are herein referred to as the "Joint Proxy Statement." All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty to Parent and Acquisition by the Company in this Agreement, as of the date hereof, contains any untrue statement of material fact, or omits a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  Section 3.11 Material Contracts. Except as set forth in Section 3.11 of the Disclosure Letter, the Company is not, nor has it received any written or oral notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and there has not occurred any event that with the lapse of time or the giving of notice would constitute such a default.

  Section 3.12 Taxes.

    (a) The Company does not have, nor has it had, any income which is, or has been, subject to the United States federal income tax as income which is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code. The Company has filed or caused to be filed with the appropriate Bermuda, United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof which, if not filed, would have a Material Adverse Effect on the Company, and has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations) shown to be due on such Tax returns. All material written assessments of Taxes due and payable by or on behalf of the Company have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

    (b) There are no material Tax claims pending against the Company and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. The Company does not have any liability for any material Bermuda, United States federal, state, local, foreign or other Taxes of any corporation or entity other than the Company.

    (c) Disclosed in Section 3.12(c) of the Disclosure Letter is, with respect to the year ended November 30, 1995 and for the period commencing December 1, 1995 and ending on the date of the Disclosure Letter, (i) each reinsurance transaction by the Company directly with shareholders of the Company and (ii) to the actual knowledge of either co-chairman of the Company, each reinsurance transaction by the Company directly or indirectly with Persons related to shareholders of the Company and not disclosed in clause (i) above, which would cause the Company to have any "related person insurance income," within the meaning of Section 953(c)(2) of the Code.

    (d) The Company did not have for the year ended November 30, 1995, and does not expect to have for the period ending at the Effective Time (treating such period as if it were a taxable year) "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

  Section 3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Letter, there are no actions, suits, claims, proceedings or investigations (or, to the knowledge of the Company, any basis for any Person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its properties before any Governmental Authority or otherwise which (i) individually or in the aggregate would be expected to have a Material Adverse Effect on the Company;
(ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither the Company nor any of its respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in
Section 3.13 of the Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, employees and agents of the Company.

  Section 3.14 Title to Properties; Leases. Except as set forth in Section 3.14(a) of the Disclosure Letter, the Company has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights used in its businesses and all tangible and intangible assets, properties and rights reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens other than Permitted Liens and material defects. The Company does not own any real property. Section 3.14(b) of the Disclosure Letter sets forth all material real property and personal property leases of the Company. All such leases are valid, binding and enforceable against the Company (and, to the best knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to the best knowledge of the Company, by any other party thereto.

  Section 3.15 Certain Agreements. Except as set forth in Section 3.15 of the Disclosure Letter or pursuant to the terms of this Agreement, the Company is not a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Amalgamation, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  Section 3.16 U.S. Assets. The Company does not hold assets located in the United States of America having an aggregate book value of $15 million or more, other than investment assets, voting securities and nonvoting securities of another Person. For the purpose of this representation, investment assets means cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations.

  Section 3.17 Employees. Section 3.17 of the Disclosure Letter lists all employment contracts and similar arrangements between the Company and its executive officers, and all plans and arrangements pursuant to which the Company is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company. Except as described in Section 3.17 of the Disclosure Letter, the Company is not aware that any officer, director, executive or key employee of the Company or any group of employees of the Company has any plans to terminate his, her or its employment with the Company (other than as previously described to Parent in writing). Except as described in Section
3.17 of the Disclosure Letter, (i) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) no labor dispute with employees of the Company exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by the Company with respect to any Employee Benefit Plan except regular periodic contributions to such plans and full payment has been made of all amounts that the Company is required to have paid as contributions to each Employee Benefit Plan, (iv) to the Company's knowledge, the current value of accrued benefits of each Employee Benefit Plan does not exceed the current value of such plan's assets, (v) the Company has provided Parent with a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof, (vi) all Employee Benefit Plans intended to satisfy applicable tax qualification requirements, or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and (vii) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company.

  Section 3.18 Intellectual Property. Except as set forth in Section 3.18 of the Disclosure Letter, the Company owns or possesses, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted and proposed to be conducted except to the extent that the failure of the Company to own or have such rights and licenses in such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice of, or is aware of any fact or circumstance that would give any Person a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the use of such Intellectual Property to conduct the business and operations of the Company as conducted or proposed to be conducted does not infringe on the rights of any Person in any case where such infringement would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company. Except as set forth in Section 3.18 of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in the rights and licenses of the Company to use or enjoy the benefit of any Intellectual Property employed by the Company in connection with its business as conducted or proposed to be conducted where such loss or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.19 Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Bermuda law applicable to the Company is applicable to the Amalgamation or the other transactions contemplated hereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable provisions of the Company's memorandum of association or bye-laws.

  Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Amalgamation by the shareholders of the Company participating in the Amalgamation at the Effective Time is fair to such shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

  Section 3.21 Agreements with General Re. Except as set forth in Section 3.21 of the Disclosure Letter, the Company is not a party to or bound by any contract, agreement or arrangement with General Re or an affiliate thereof.

                                 ARTICLE FOUR

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company that:

  Section 4.01 Corporate Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Neither Parent nor Acquisition is required to be authorized, qualified, licensed or domesticated as a foreign corporation under any United States federal, state or local corporate law. Parent has furnished to the Company complete and correct copies of its memorandum of association and articles of association and Acquisition's memorandum of association and bye-laws as in effect on the date hereof. Such documents are in full force and effect.

  Section 4.02 Authority. Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval and adoption of this Agreement by its respective shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition, the performance by Parent and Acquisition of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition (including without limitation the approval of this Agreement and the transactions contemplated hereby by Parent, as sole shareholder of Acquisition, and by the necessary vote of all members of their respective Boards of Directors, which approval, in the case of Parent, includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of Parent), subject only to the adoption of this Agreement by the affirmative vote of Parent's shareholders as required by the NYSE. No other corporate proceedings on the part of Parent or Acquisition are necessary for the execution, delivery and performance of this Agreement by Parent and Acquisition and, subject to the approval and adoption of this Agreement by the shareholders as provided above and the filing of the application for registration of the Amalgamation pursuant to Section 2.02 of this Agreement, the performance by Parent and Acquisition of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a legal, valid and binding obligation of Parent and Acquisition, enforceable against Parent and Acquisition in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

  Section 4.03 No Prior Activities. Acquisition has not incurred, directly or indirectly, any liabilities or obligations, and has acquired no assets of any kind, except those incurred or acquired in connection with its incorporation or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. Acquisition has been formed solely to facilitate the transactions contemplated in this Agreement and has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person or entity, or is subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

  Section 4.04 SEC Documents; Financial Statements.

    (a) Parent has delivered or made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC in respect of its fiscal years ending September 30, 1994 and 1995 under the Securities Act and the Exchange Act and will deliver to the Company promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Parent SEC Documents"), which are or will be all the documents that Parent was or will be required to file with the SEC. As of their respective dates, the Parent SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

    (b) As of their respective dates, the financial statements of Parent included or to be included in the Parent SEC Documents (the "Parent Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are or will be in accordance with the books and records of Parent and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and present or will present fairly the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

  Section 4.05 Liabilities. Except as disclosed in filings by Parent with the SEC (it being understood that any Liabilities will be deemed to have been disclosed therein if the facts or circumstances to which such Liabilities relate and the possibility that there may be Liabilities in connection therewith has been disclosed therein), Parent and its Subsidiaries have no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, whether or not of a kind required by GAAP to be set forth in a financial statement (for purposes of this Section, "Liabilities"), other than (i) Liabilities incurred since September 30, 1995 in the ordinary and usual course of business and consistent with past practice, (ii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, (iii) Liabilities incurred in connection with or as a result of the acquisition of Methuen Group Limited, including obligations to provide funds with respect to underwriting of Methuen syndicates, and (iv) Liabilities that would not reasonably be expected to have a Material Adverse Effect on Parent.

  Section 4.06 Absence of Certain Changes. Except as set forth in or arising out of facts or circumstances disclosed in filings by Parent with the SEC, since September 30, 1995 there has been no event or circumstances that would reasonably be expected to have a Material Adverse Effect on Parent.

  Section 4.07 No Defaults. Neither Parent nor Acquisition is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or bye-laws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license or other instrument or obligation to or by which it or any of its properties is subject or bound (for purposes of this Section, the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate. Neither Parent nor Acquisition have knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or articles of association of Parent or the memorandum of association or bye-laws of Acquisition, (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect on Parent, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of Parent or Acquisition or a material increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien other than Permitted Liens upon any of the material properties or assets of Parent or Acquisition.

  Section 4.08 Governmental Consents. Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, no Consent is required on the part of Parent or Acquisition in connection with the transactions contemplated by this Agreement, except those Consents required by United States federal and state securities or "Blue Sky" laws and such Consents the failure to obtain which would not have a Material Adverse Effect on Parent.

  Section 4.09 Compliance with Applicable Law. Parent and Acquisition have and are in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor Acquisition is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent. Subject to obtaining the Consents referred to in Section 4.08, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by Parent and Acquisition prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate.

  Section 4.10 Information Supplied. None of the written information supplied or to be supplied by either Parent or Acquisition for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date of mailing to the Company's shareholders and Parent's shareholders and at the time of the respective shareholders' meetings held to approve this Agreement and the Amalgamation and the related transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except in respect of any statements or omissions based on written information supplied by the Company for inclusion therein, as to which Parent makes no representation or warranty. All documents that either Parent or Acquisition is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law, including applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty to the Company by either Parent or Acquisition as of the date hereof contains any untrue statement of material fact, or omits a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  Section 4.11 Litigation. There are no actions, suits, claims, proceedings or investigations (or, to the knowledge of Parent, any basis for any Person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its properties or properties of its Affiliates before any Governmental Authority or otherwise which (i) are required to be described in any Parent SEC Documents and which are not so described; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither Parent or any of its Affiliates, nor any of their respective properties, are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on Parent or which would prevent or delay the consummation of the transactions contemplated hereby. There are no pending or, to the knowledge of Parent, threatened claims for indemnification in favor of directors, officers, employees or agents of Parent or any of its Affiliates.

  Section 4.12 Taxes. Neither Parent nor any of its Subsidiaries had for the year ended September 30, 1995, and neither Parent nor any of its Subsidiaries expects to have for the year ended September 30, 1996, "related person insurance income" within the meaning of Section 953(c)(2) of the Code, in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

  Section 4.13 Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than Donaldson, Lufkin & Jenrette Securities Corporation has acted on behalf of Parent or Acquisition in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith or therewith.

  Section 4.14 Opinion of Financial Advisor. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date hereof, to the effect that, as of such date, the consideration to be paid by Parent in the Amalgamation is fair to Parent and its shareholders from a financial point of view. A copy of such opinion has been delivered to the Company.

                                 ARTICLE FIVE

                                   COVENANTS

  Section 5.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or consented to in writing by Parent (in its sole discretion), or as limited by this Section 5.01, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in, and the Company shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain advantageous relationships with customers, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with the Company. Without limiting the generality of the foregoing, prior to the Effective Time, the Company will not, without the prior written consent of Parent (such consent in Parent's sole discretion):

    (a) except as expressly contemplated by this Agreement, including Sections 3.03 and 5.14, split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or other securities, which purchase or redemption would otherwise result in an adjustment to the Amalgamation Consideration to be paid to the shareholders of the Company under Section 2.09 of this Agreement;

    (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of any class of the Company, except as required by agreements as in effect as of the date hereof or as disclosed in Section 5.01(b) of the Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

    (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business and in amounts not material to the Company, (iii) make any loans or advances to any Person other than loans or advances of out-of-pocket expenses incurred in connection with Company business, or make any capital contributions to, or investments in, any other Person, (iv) pledge or otherwise encumber shares of capital stock of the Company, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

    (d) except as may be required by law or as contemplated by this Agreement, including Section 5.11, or as set forth in Section 5.01(d) of the Disclosure Letter, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director, officer, employee or agent of the Company except for increases in the ordinary course of business and consistent with past practice; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

    (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

    (f) except as expressly required herein, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the Latest Balance Sheet or incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business and consistent with past practice;

    (g) amend the memorandum of association or bye-laws of the Company;

    (h) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company;

    (i) enter into any new lines of business (whether or not part of the insurance or reinsurance business)(except for the lines of business disclosed in Section 5.01(i) of the Disclosure Letter), change any policy forms, change the pricing formula for insurance policies, change its investment policies or guidelines or otherwise make material changes to the operation of its business, change its loss reserve methodology other than as expressly provided in this Agreement;

    (j) invest any investment securities of the Company in investments which are not rated in one of the four highest categories by a "nationally recognized statistical rating agency" as defined in the rules or regulations of the SEC (it being understood that the Company is entitled to hold the investments set forth in Section 5.01(j) of the Disclosure Letter);

    (k) sell (whether by amalgamation, consolidation or otherwise), lease, encumber, transfer or dispose of any assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practices or any assets which are material to the Company, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

    (l) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $150,000 in the aggregate) or pursuant to agreements or commitments entered into by the Company prior to the date hereof;

    (m) make any Tax elections or settle or compromise any material Bermuda, United States federal, state, local or other foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

    (n) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims;

    (o) except as expressly contemplated by this Agreement or pursuant to agreements or commitments entered into by the Company prior to the date hereof and disclosed in Section 5.01(o) of the Disclosure Letter, take any action likely to materially decrease or diminish the assets or net worth of the Company;

    (p) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

    (q) enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of the Company; or

    (r) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article THREE hereof materially untrue or incorrect.

  Section 5.02 Exclusivity. Neither the Company nor any of its directors, officers or employees shall, and the Company shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than Parent and Acquisition (or other Affiliates of Parent) or such Person's directors, officers, employees, representatives and agents) that constitute, or would lead to, a Third Party Acquisition. The Company will promptly advise Parent of (i) any request for non-public information from any Person expressing an interest in a Third Party Acquisition or (ii) a proposal in respect of a Third Party Acquisition received by the Company, including the identity of the Person requesting non-public information or making such a proposal (as the case may be); in the case of a proposal in respect of a Third Party Acquisition, the Company will furnish to Parent the terms and conditions of such proposal. The Company may provide non-public information to a Person only if (i) such Person has expressed a written interest in (which need not constitute a proposal for) a Third Party Acquisition, (ii) the Company reasonably believes such Person has the financial ability to consummate such a Third Party Acquisition, (iii) such Person executes a confidentiality letter no less favorable to the Company than the Confidentiality Letter, (iv) a committee of the Board of Directors of the Company determines in good faith that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to provide such requested information and (v) the Company provides notice to Parent of the identity of the Person to whom the non-public information is being given at or before the time such information is given and the Company delivers to Parent a copy of all such information concurrently with its delivery to the requesting party. If the Board of Directors of the Company determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of the Company, with a copy of such written confirmation to be delivered to Parent) that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to review a proposal in respect of a Third Party Acquisition, the Board of Directors of the Company may undertake such review and participate in negotiations respecting any such proposal. If the Board of Directors of the Company determines in good faith that any proposal relating to a Third Party Acquisition constitutes a Superior Proposal, the Board of Directors shall promptly give written notice, specifying the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal"), to Parent. The Board of Directors of the Company may (subject to the following sentences of this subsection and compliance with Section 7.02), to the extent the Board of Directors of the Company determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of the Company, with a copy of such confirmation to be delivered to Parent) that it is necessary, in order to comply with its fiduciary duties under applicable law, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following delivery to Parent of the Notice of Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Third Party Acquisition that the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of recognized reputation in the U.S.) to be made by a Person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company and/or the Company's shareholders than the transactions contemplated by this Agreement (or otherwise proposed by Parent as contemplated above).

  Section 5.03 Access to Information.

    (a) Between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives (including without limitation attorneys, auditors, financial advisors and actuaries) access during normal business hours to all personnel, offices and other facilities and to all books and records of the Company and will permit Parent and its authorized representatives to make such inspections as they may reasonably require and will cause its officers and employees to furnish Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company as Parent and its authorized representatives may from time to time reasonably request. The representations and warranties of the Company contained herein or in any certificate or other documents delivered to Parent shall not be deemed waived or otherwise affected by any such investigation made by Parent or any of its representatives.

    (b) Between the date of this Agreement and the Effective Time, Parent will give the Company and its authorized representatives (including without limitation attorneys, auditors, financial advisors and actuaries) access during normal business hours to officers and employees of Parent and to such other information as may be reasonably necessary to allow the Company to confirm that no events or conditions have occurred since the date hereof and are continuing which could reasonably be expected to (i) cause the representations and warranties of Parent contained in Article FOUR hereof to be materially inaccurate as of the Closing or (ii) have a Material Adverse Effect on Parent. In addition, upon execution of a confidentiality letter from the Company acceptable to the Methuen Group Limited covering the matters described in this sentence, Parent will disclose to the Company and its authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) all information and documentation reasonably requested by the Company or such authorized representatives pertaining to the acquisition of Methuen Group Limited, including obligations to provide funds with respect to the underwriting of Methuen syndicates.

    (c) Each Party hereto will hold and will instruct its representatives (and its Affiliates) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its respective counsel, by other requirements of law, all documents and information furnished to such party (or its representatives or Affiliates) in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party or (ii) later lawfully acquired by such party or its Affiliates from sources other than from any shareholder, officer, director, employee or representative of such party or its Affiliates who shall have been an officer, director, employee or representative of any other party hereto) and will not release or disclose such information to any other Person, except in connection with this Agreement to its attorneys, auditors, financial advisors, actuaries, other consultants and advisors, all of whom shall be required to maintain the confidentiality hereunder. If the transactions contemplated by this Agreement are not consummated, such confidence, unless compelled to be disclosed by judicial or administrative process, or, in the opinion of such party's counsel, by other requirements of law, shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of such party (or its Affiliates) or (ii) later lawfully acquired by such party (or its Affiliates) from other sources, other than from any shareholder, officer, director, employee or representative of such party or its Affiliates who shall have been an officer, director, employee or representative of any other party hereto, and, if requested by such other party, such party or its Affiliates will destroy or return to such other party all copies of written information furnished by any other party hereto to such party or its Affiliates, agents, representatives or advisors.

  Section 5.04 Best Efforts. Upon the terms and subject to the conditions hereof and subject to the fiduciary duties of the Company's directors, each of the parties hereto will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

  Section 5.05 S-4; Regulatory Matters. Parent and Company shall promptly prepare the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC, pursuant to Rule 14a-6(a) under the Exchange Act, the Joint Proxy Statement, in which the substance of the S-4 shall be included. Parent shall file the S-4 promptly after conclusion of the SEC's review of the Joint Proxy Statement. Each of Parent and Company shall provide reasonable opportunity for the other to review and comment upon the contents of the Joint Proxy Statement and the S-4 and shall not include therein or omit therefrom any information or supplement to which counsel to the other shall reasonably object or specifically request (as the case may be). After the date of the mailing of the Joint Proxy Statement, each of Parent and Company agrees promptly to notify the other of and to correct or supplement any information which either of them shall have furnished for inclusion in the Joint Proxy Statement that shall have become false or misleading in any material respect. Parent shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities and "Blue Sky" laws in connection with the issuance of Parent Shares in the Amalgamation and upon the exercise of the Parent Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  Section 5.06 Public Announcements. Parent and the Company shall not issue any press release or otherwise make any public statements with respect to the Amalgamation or this Agreement without the approval of the other party as to the wording, timing and media for such press release or statement, except as may be required by law or any securities exchange, which shall be notified to the other party.

  Section 5.07 Supplemental Information. Prior to the Effective Time, each party will promptly disclose in writing to the other parties any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to such other parties. Each party shall promptly advise the other party of such party's knowledge of any Material Adverse Effect. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Authority (including the SEC or NYSE) in connection with this Agreement, or the transactions contemplated hereby. No information provided to a party pursuant to this Section 5.07 shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless the party receiving such information specifically agrees thereto in writing.

  Section 5.08 Shareholders' Meetings. Each of Parent and the Company shall cause meetings of its respective shareholders to be duly called and will give notice of, convene and hold such meetings as soon as practicable for the purpose of approving this Agreement and all actions contemplated hereby. In connection with such meetings, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Subject to the provisions of Section 5.02, the respective Boards of Directors of each of Parent and the Company shall submit for approval and adoption by its respective shareholders the matters to be voted upon at such meetings, and shall include in the Joint Proxy Statement the recommendation of its respective Boards of Directors that the shareholders vote in favor of, in the case of the Company's shareholders, the approval of the provisions of this Agreement which are the terms and means of effecting the Amalgamation and, in the case of Parent's shareholders, approval and adoption of this Agreement and each such party shall use its best efforts to secure such approval and adoption. Parent shall approve, or shall cause the sole shareholder of Acquisition to approve, this Agreement and all actions contemplated hereby.

  Section 5.09 Waivers of Appraisal Rights; Lockup.

    (a) The Company will use its best efforts to obtain waivers of appraisal rights, in form and substance reasonably satisfactory to Parent, from the Company's shareholders in connection with the circulation of the Joint Proxy Statement. Subject to the provisions of Section 5.02, the Board of Directors of the Company shall recommend in the Joint Proxy Statement that shareholders execute and deliver such waivers. The Company shall use its best efforts to obtain signed waivers from all shareholders of the Company that have not executed and delivered such waivers; provided that, upon Parent's written request, the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to shareholders of the Company that have not executed and delivered such waivers.

    (b) The Company will use its best efforts to obtain consents, in form and substance reasonably satisfactory to Parent, from the Company's shareholders to the Lock-up (as defined below) in connection with the circulation of the Joint Proxy Statement. The shareholders of the Company may not, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of, Parent Shares issued pursuant to
  Section 2.07(a) of this Agreement or any security convertible or exchangeable into or exercisable for such Parent Shares (the "Lock-up") as follows (i) ten percent (10%) of the Parent Shares to be received by each shareholder of the Company will not be subject to the Lock-up; (ii) fifteen percent (15%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 90 days following the Effective Time; (iii) twenty-five (25%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 150 days following the Effective Time; (iv) twenty-five percent (25%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 210 days following the Effective Time; and (v) the balance of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 270 days following the Effective Time. Subject to the provisions of Section 5.02, the Board of Directors of the Company shall recommend in the Joint Proxy Statement that shareholders consent to the Lock-up. The Company shall use its reasonable best efforts to obtain such consent; provided, however, that, notwithstanding the failure of any shareholder of the Company to consent to the Lock-up, Parent, pursuant to Article 7(a) of its articles of association, may decline to transfer any Parent Shares issued pursuant to Section 2.07(a) of this Agreement which are subject to the Lock-up described in this Section
  5.09. All Parent Shares shall be endorsed with a restrictive legend which shall read substantially as follows: "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF AMALGAMATION AND, PURSUANT TO SUCH AGREEMENT, MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF ACE
  LIMITED UNTIL                  . PURSUANT TO ARTICLE 7(a) OF ACE LIMITED'S
  ARTICLES OF ASSOCIATION, ACE LIMITED HAS THE RIGHT TO DECLINE TO TRANSFER ANY SHARES REPRESENTED BY THIS CERTIFICATE TRANSFERRED IN VIOLATION OF THE AGREEMENT AND PLAN OF AMALGAMATION."

  Section 5.10 Closing Date Balance Sheet Audit. The Company shall engage Price Waterhouse to audit, for the purpose of expressing thereon an unqualified opinion, the Company's balance sheet as of the Closing Date with the assistance and cooperation of Coopers & Lybrand LLP (the "Closing Date Balance Sheet").

  Section 5.11 Company Options.

    (a) At the Effective Time, each outstanding Company Option identified on Exhibit C hereto (the "Roll-Over Options") shall be replaced by an option (a "Parent Option") to acquire Parent Shares under Parent's existing 1995 Long-Term Incentive Plan or a new stock option plan to be established by Parent for such purposes before the Closing Date (except that the Roll-Over Options held by Donald Kramer shall be replaced by Parent Options to acquire Parent Shares under Parent's existing 1995 Long-Term Incentive
  Plan), all as provided in Section 5.11(b).

    (b) The cancellation of the Roll-Over Options and replacement with Parent Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each Parent Option shall provide the option holder with vesting and termination rights that are no less favorable to him than were provided under the Roll-Over Option for which it was replaced as of the Effective Time. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder (i) the number of Parent Shares subject to such Parent Option will be determined by applying the Exchange Ratio to the number of Shares subject to the Roll-Over Options, and (ii) the exercise price under such Parent Option will be determined by dividing the exercise price per share under the Roll-Over Option in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent).

    (c) As promptly as practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Option a document evidencing the foregoing cancellation and the issuance by Parent of a Parent Option having the terms provided for in Section 5.11(b), and effective as of the Effective Time.

    (d) If the Parent Options issued pursuant to Section 5.11(a) above are not already covered by an effective registration statement, Parent will file a registration statement as promptly as practicable after the Effective Time, which registration statement will cover the Parent Shares issuable upon exercise of the Parent Options granted in substitution of the Roll-Over Options, and Parent will use its reasonable best efforts to cause such registration statement to become effective under the Securities Act and to maintain such registration statement in effect until the exercise or termination of all such Parent Options.

  Section 5.12 Certain Change in Control Matters.

    (a) From and after the date hereof, except as generally or specifically designated in writing by Parent or as contemplated by this Agreement, the Company shall take all action necessary, to the extent permitted under any Employee Benefit Plan or employment agreement so that the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employees under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefits; provided that to the extent the Company has entered into agreements with respect to stock option awards or stock appreciation rights which provide for acceleration of vesting upon a change in control, such agreements may remain in effect notwithstanding this section of the Agreement.

    (b) The Company shall use all best efforts to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover or change of control law, and otherwise act to eliminate or minimize the effects of any applicable takeover or change of control law.

    (c) The Company will not revoke, or attempt to revoke, the approvals, exemptions, and agreements described in Section 3.19.

  Section 5.13 Affiliates. At least forty days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval of and adoption by the shareholders of the Company, "Affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person named in the letter delivered by it to deliver to Parent prior to the Closing Date a written "Affiliate" agreement, in customary form, providing that such Person (i) shall dispose of the Parent Shares to be received by such Person in the Amalgamation only in accordance with applicable law, and (ii) shall make such representations and enter into such agreements as Parent may reasonably require.

  Section 5.14 Net Assets. Notwithstanding anything to the contrary in this Agreement, the Company and its directors shall take (or shall have taken), prior to the Effective Time, all necessary action to:

    (i) repurchase or otherwise acquire or cancel Shares and options to acquire Shares of the Persons set forth in Section 5.14 of the Disclosure Letter, which schedule shall set forth the number of Shares and/or options to acquire Shares held by each such Person to be repurchased or otherwise acquired or cancelled as provided in this Section 5.14, provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company shall not obligate or commit Tempest Re or any of its Affiliates in any way other than as set forth in Section 5.14 of the Disclosure Letter;

    (ii) declare a dividend or otherwise distribute to its shareholders an amount reasonably estimated to reduce the Net Assets of the Company, measured immediately prior to the Effective Time and taking into account the transactions contemplated pursuant to (i) above, to $500 million; and

    (iii) declare a dividend (a "Contingent Dividend") in an amount equal to such portion of the Net Assets of the Company, measured immediately prior to the Effective Time, as exceeds $500 million (such Contingent Dividend shall be paid to shareholders of record of the Company as of the Effective Time and shall be held and distributed by Parent to such shareholders, without interest, pursuant to Section 2.08(f) hereof);

  provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company and the declaration or distribution of dividends or the Contingent Dividend shall not obligate or commit Tempest Re or any of its Affiliates (except for the payment of dividends or distributions referred to in clause (ii) or (iii) above) in any way whatsoever.

  Section 5.15 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Amalgamation and the Parent Shares to be reserved for issuance upon exercise of Company Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

  Section 5.16 Trading of Parent Shares. Prior to the Effective Time and subject to the provisions of Section 5.02, neither the Company nor any of its directors, officers, employees or Affiliates shall, directly or indirectly, purchase, otherwise acquire, sell, or otherwise dispose of any shares of Parent's capital stock or any other security convertible or exchangeable into or exercisable for capital stock of Parent or take any other action, except as expressly set forth in this Agreement, which could reasonably be expected to have any influence on the price of Parent Shares. The Company shall promptly notify Parent of, to the extent that the Company has actual knowledge thereof, any action on the part of any third party to influence the price of Parent Shares or the intention of any third party to influence the price of Parent Shares.

  Section 5.17 Certain Employee Arrangements. The Company will use its reasonable best efforts to assist Parent in entering into employment arrangements (i), mutually acceptable to the parties thereto, pursuant to which Donald Kramer will serve as (x) chairman and chief executive officer of Tempest Re on terms and conditions substantially similar to the terms and conditions (including compensation and benefits) currently applicable to his employment with the Company and (y) vice-chairman of Parent, and (ii) satisfactory to Parent, with such employees of the Company and General Re Underwriting Services Limited ("GRUS") as Parent shall determine in its sole discretion.

  Section 5.18 Post-Closing Matters.

    (a) Following the Effective Time, and prior to the end of Tempest Re's taxable year for United States federal income tax purposes that includes the Effective Time, Parent shall (subject to the receipt of any applicable governmental approvals or consents, which Parent shall use its best efforts to obtain and shall cause Tempest Re to use its best efforts to obtain,) cause Tempest Re to make distributions to Parent that, in the aggregate, shall cause Tempest Re's current and accumulated earnings and profits as of the end of such taxable year to be not greater than zero, as computed for United States federal income tax purposes, but without any reduction as a result of distributions or other payments made pursuant to Section 5.14(i) hereof. Such distributions shall be paid by either the actual transfer of funds from Tempest Re bank account to a Parent bank account or by transfer of record and beneficial ownership of marketable securities with a readily ascertainable fair market value from Tempest Re to Parent. Neither Parent nor any of its subsidiaries shall make any capital contributions to Tempest Re for a period of at least 30 days preceding and 30 days following the payment of any such distributions by Tempest Re to Parent, and, for a period of twelve months following the Effective Time, neither Parent nor any of its subsidiaries shall make any capital contribution of cash or cash equivalents to Tempest Re. The determination of the amount of the distributions required to be paid pursuant to this Section 5.18(a) shall be made by Parent and Tempest Re in good faith and on the same basis used in preparing the statements, forms, reports and other information required pursuant to Section 5.18(c) below. Neither Parent nor any Parent Subsidiary shall have any liability for the determination of the amount of the distributions required to be paid pursuant to this Section 5.18(a) absent wilful misconduct on Parent's part or on the part of a Parent Subsidiary.

    (b) Prior to January 31, 1997, Parent shall cause Tempest Re to prepare, and provide to each Person (including General Reinsurance Corporation ("General Re") that was a holder of Shares prior to the Effective Time (each a "Former Holder"), (i) a statement providing the information regarding Tempest Re required under United States Treasury Regulation 1.1248-7 or any successor thereto or official interpretation thereof, (ii) a Form 5471, for any Former Holder that would be required to file such Form with its United States income tax return, and (iii) such other United States income tax forms or reports relating to Tempest Re or the transactions contemplated under this Agreement as Tempest Re is required by law to provide to any Former Holder; provided, however, that neither Parent nor Acquisition shall be liable for any loss, liability, claim, damage or expense relating to the information provided to holder of Shares to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to Parent or Acquisition by Tempest Re for purposes of (i), (ii) and (iii) above. Thereafter, Parent shall cause Tempest Re to prepare and retain records satisfying the requirements of Treas. Reg. (S) 1.1248-7(d)(1)(i) and to provide, at any Former Holder's request, such other information as may be reasonably requested by such Former Holder in connection with the preparation of its United States income tax returns or any inquiry, review or audit by the United States Internal Revenue Service or other taxing authority or such Former Holder's tax returns, including without limitation information relating to such Former Holder's portion of earnings and profits of the Company.

    (c) Parent and its Affiliates shall (and, following the Effective Time, Parent shall cause Tempest Re to) take no action with respect to the capital stock, assets or liabilities of Tempest Re, including without limitation the filing of tax returns or reports, that would be inconsistent with the qualification of the Amalgamation as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code; provided, however, that Parent and its Affiliates may file with the appropriate Governmental Authorities and execute all documents necessary to consummate the Amalgamation and other transactions contemplated by this Agreement.

  Section 5.19 Indemnification.

    (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the officers, directors (including any directors resigning after the date hereof) and employees of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Parent agrees that all rights to indemnification existing in favor of the directors, officers and employees, of the Company as provided in the Company's memorandum of association and bye-laws, and all rights to indemnification existing pursuant to indemnification agreements entered into by the Company (including an indemnification agreement between the Company and General Re pursuant to which the Company has agreed to indemnify, defend and hold harmless General Re and its affiliates, including the General Re designated directors of the Company, for liability, other than for liability arising from the gross negligence of General Re and its affiliates, arising from certain aspects of the Amalgamation), as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six years from the Effective Time, and Parent shall guaranty the obligations of the Company in respect thereof.

    (b) Parent will cause to be maintained for a period of not less than four years from the Effective Time the New Hampshire Insurance Company Directors & Officers Liability Insurance Policy (policy no. 1700423) (the "D&O Insurance"). If the existing D&O Insurance expires, is terminated or cancelled during such four-year period, Parent will cause to be obtained, to the extent commercially available, replacement D&O Insurance on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 5.19(b), Parent shall not be obligated to pay premiums in excess of 110% of the premium paid or to be paid by the Company in the fiscal year ended November 30, 1995, which amounts have been disclosed to Parent, but provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 110% of the premium to be paid by the Company for such insurance in the fiscal year ended November 30, 1995.

    (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective best reasonable efforts to vigorously defend against them and respond thereto.

                                  ARTICLE SIX

                        CONDITIONS TO THE AMALGAMATION

  Section 6.01 Conditions to Each Party's Obligation to Effect the Amalgamation. The respective obligations of each party to this Agreement to consummate the Amalgamation shall be subject to the following conditions:

    (a) This Agreement, the Amalgamation and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote or consent of (i) the Company's directors and shareholders as required by the Companies Act and the Company's bye-laws, (ii) Parent's directors and shareholders as required by the NYSE or Parent's articles of association and (iii) Acquisition's directors and sole shareholder as required by the Companies Act and Acquisition's bye-laws.

    (b) The Amalgamation shall have been approved by the Minister.

    (c) No order, statute, rule, regulation, executive order, stay, decree, judgment, injunction or regulatory action shall have been enacted, entered, issued, promulgated, threatened or enforced by any Governmental Authority, and no litigation shall have been initiated by any Person, which has resulted in a prohibition against the consummation of the Amalgamation.

    (d) The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or threatened stop order. Parent and Acquisition shall have received all other authorizations necessary to consummate the transactions contemplated hereby.

    (e) The Parent Shares which shall be issued to holders of Shares upon consummation of the Amalgamation and the Parent Shares to be reserved for issuance upon exercise of the Parent Options shall have been authorized for trading on the NYSE, subject to official notice of issuance.

    (f) The Securityholder's Agreement dated as of September 15, 1993 among the Company and each of the Company's shareholders shall have been amended to provide for its termination as of the Effective Time.

  Section 6.02 Additional Conditions to the Company's Obligation to Effect the Amalgamation. The obligation of the Company to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.03:

    (a) Each of Parent and Acquisition shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time.

    (b) The representations and warranties of Parent and Acquisition contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Parent and Acquisition contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except as otherwise contemplated by this Agreement.

    (c) The unaudited financial statements of Parent as of, and for the three month period ended, December 31, 1995 and the unaudited financial statements of Parent as of, and for the latest quarterly period ended prior to the Closing for which unaudited financial statements of Parent have been made publicly available, shall reflect no material adverse change from Parent's September 30, 1995 audited annual financial statements, except pursuant to the terms of this Agreement.

    (d) No Material Adverse Effect on Parent shall have occurred since September 30, 1995 and be continuing.

    (e) The Company shall have received legal opinions from United States, Cayman Islands and Bermuda counsel to Parent and Acquisition in form and substance reasonably satisfactory to the Company.

    (f) The opinion addressed to the Company's Board of Directors by Merrill Lynch, delivered as contemplated by Section 3.20 of this Agreement, shall not have been withdrawn, amended or modified.

    (g) The Company shall receive customary closing documents in form and substance reasonably satisfactory to it, including, without limitation, secretary's certificates of Acquisition and Parent, respectively, certifying the resolutions of the Board of Directors and sole shareholder of Acquisition, and of the Board of Directors of Parent, approving this Agreement and certifying the memorandum of association and bye-laws of Acquisition and the memorandum of association and articles of association of Parent; a Certificate of an executive officer of each of Parent and Acquisition certifying compliance with all covenants and obligations of Parent and Acquisition, respectively, to be performed at or prior to the Effective Time, and certifying as to the accuracy of the representations and warranties of Parent and Acquisition, respectively, as of the Effective Time; an incumbency and signature certificate for officers of Parent and Acquisition; and good standing certificates for Parent from the Cayman Islands and Bermuda and for Acquisition from Bermuda.

    (h) The Company shall have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Parent of the Company and its business have been obtained and all required filings have been made.

  Section 6.03 Additional Conditions to Parent's and Acquisition's Obligation to Effect the Amalgamation. The obligation of Parent and Acquisition to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.03:

    (a) The Company shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time.

    (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except as otherwise contemplated by this Agreement.

    (c) The unaudited financial statements of the Company as of, and for the three month period ended, February 29, 1996 and the unaudited financial statements of the Company as of, and for the latest monthly period ended prior to the Closing for which unaudited financial statements of the Company are available, shall reflect no material change from the Company's November 30, 1995 audited annual financial statements previously delivered to Parent's Board of Directors, except pursuant to the terms of this Agreement.

    (d) No Material Adverse Effect on the Company shall have occurred since November 30, 1995 and be continuing.

    (e) There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Bermuda (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States or Bermuda, (iv) any limitation (whether or not mandatory) imposed by any Governmental Authority on, or any other event having a reasonable likelihood of affecting, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States or Bermuda; (v) any material adverse change in United States or international securities markets or financial markets; or (vi) in the case of any of the foregoing, a material acceleration or worsening thereof.

    (f) The holders of at least seventy-five percent (75%) of the outstanding Shares (not including Shares held by General Re) shall have waived their appraisal rights and consented to the Lock-up as provided in Section 5.09 hereof.

    (g) Parent and Acquisition shall have received legal opinions from United States and Bermuda counsel to the Company in form and substance reasonably satisfactory to Parent and Acquisition.

    (h) The opinion addressed to Parent's Board of Directors by Donaldson, Lufkin & Jenrette Securities Corporation, delivered as contemplated by
  Section 4.14 of this Agreement, shall not have been withdrawn, amended or modified.

    (i) Parent shall receive customary closing documents in form and substance reasonably satisfactory to it, including, without limitation, a secretary's certificate certifying the resolutions of the Board of Directors and shareholders of the Company approving this Agreement and certifying the memorandum of association and bye-laws of the Company; a Certificate of the Chairman of the Company certifying compliance with all covenants and obligations of the Company to be performed at or prior to the Effective Time and certifying as to the accuracy of the representations and warranties of the Company as of the Effective Time; an incumbency and signature certificate for officers of the Company; and a good standing certificate for the Company from Bermuda.

    (j) Parent shall have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Parent of the Company and its business have been obtained and all required filings have been made.

    (k) Parent shall have received the report of Price Waterhouse, or a qualified actuary reasonably acceptable to Parent, in form and substance reasonably satisfactory to the effect that (i) at the Closing Date, the Company's reserve for loss and loss expenses provisions makes a reasonable provision, in the aggregate, for all unpaid loss and loss expenses obligations of the Company under the terms of its policies and agreements, and (ii) the decrease, if any, between November 30, 1995 and the Closing Date in the estimate of ultimate unpaid loss reserves at November 30, 1995 as calculated by the Company is reasonable.

    (l) (i) All shares owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and the Company shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof;

      (ii) All options to acquire Shares or other securities of the Company owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and the Company shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof.

      (iii) The Underwriting Services Agreement, dated as of September 15, 1993, between GRUS and the Company, shall have been amended (the material terms of which have been previously provided to Parent) in form and substance reasonably satisfactory to Parent, and the Company shall not be obligated to make any payments, absolute or contingent, to GRUS in respect thereof except as specified therein.

      (iv) General Re and the Company shall have entered into a stop loss reinsurance agreement with the Company, in form and substance reasonably satisfactory to Parent, pursuant to which General Re will indemnify the company in respect of 100% of all net losses and loss adjustment expenses in excess of a Company retention of $60 million, but not exceeding a limit of liability of General Re of $10 million, for which the Company is obligated under all contracts of insurance or reinsurance issued by the Company for loss or damage resulting from occurrences taking place prior to December 1, 1995.

                                 ARTICLE SEVEN

                          TERMINATION AND ABANDONMENT

  Section 7.01 Termination by the Company.

    (a) The Company may terminate this Agreement, to the extent not performed, if there shall not have been a material uncured or waived breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Parent or Acquisition of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Parent's receipt of written notice specifying Parent's or Acquisition's breach and the Company's intention to terminate this Agreement pursuant to this Section 7.01.

    (b) In addition, the Company may terminate any and all of its obligations under this Agreement, to the extent not performed, if the Board of Directors of Parent shall have (A) withdrawn, (B) modified, or (C) changed in a manner adverse to the Company its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer which prevents Parent from consummating the transactions contemplated hereby, or shall have adopted any resolution to effect any of the foregoing. Parent shall immediately pay the Company an amount equal to the Termination Fee if the Company terminates this Agreement pursuant to the immediately preceding sentence.

  Section 7.02 Termination by the Company Upon Payment of Termination Fee. The Company may terminate this Agreement, to the extent not performed, upon payment to Parent of $12 million (the "Termination Fee") by bank cashier's check or wire transfer to an account designated by Parent for this purpose and
(i) five Business Days shall have elapsed following Parent's receipt of a Notice of Superior Proposal and the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five Business Day period following receipt by Parent of the Notice of Superior Proposal, (ii) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, (iii) the approval by the Company's shareholders of the Amalgamation shall not have been obtained and there shall be existing at such time a Superior Proposal, or (iv) a Third Party Acquisition has occurred or any Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition.

  Section 7.03 Termination by Parent and Acquisition.

    (a) Parent and Acquisition may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by Parent or Acquisition of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten days of the Company's receipt of written notice specifying the Company's breach and Parent's intention to terminate this Agreement pursuant to this Section 7.03.

    (b) In addition, Parent and Acquisition may terminate any and all of their obligations under this Agreement, to the extent not performed, if (i) the Board of Directors of the Company shall have (A) withdrawn, (B) modified, or (C) changed in a manner adverse to Parent its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (ii) a Third Party Acquisition has occurred or any Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition. The Company shall immediately pay Parent an amount equal to the Termination Fee if Parent terminates this Agreement pursuant to the immediately preceding sentence.

  Section 7.04 Termination by Parent and Acquisition Upon Payment of Termination Fee. Parent and Acquisition may terminate this Agreement, to the extent not performed, upon payment to the Company of the Termination Fee by bank cashier's check or wire transfer to an account designated by the Company for this purpose if the Board of Directors of Parent shall have withdrawn, modified or changed in a manner adverse to the Company its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing.

  Section 7.05 Termination by the Company, Parent or Acquisition. This Agreement may be terminated and the Amalgamation contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation by the Board of Directors and shareholders of the
Company:

    (a) by mutual written consent of the Parent and the Company;

    (b) by either Parent or the Company by written notice to the other:

      (i) if the Effective Time shall not have occurred on or before September 30, 1996; provided, however, that the right to terminate this Agreement under this Section 7.05(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (ii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

      (iii) if the Minister shall have failed to approve the Amalgamation by September 30, 1996; and

    (c) by either Parent or the Company by written notice to the other, no later than 5:00 p.m., Bermuda Time, on the second calendar day following the Determination Date if the Average Closing Price shall be greater than $49.00 or less than $31.00 (the prices at which either party may terminate and abandon this Agreement are collectively referred to herein as the "Termination Prices").

  Section 7.06 Procedure and Effect of Termination. In the event of the termination of this Agreement, none of Parent, Acquisition or the Company shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 5.03(c) (Confidentiality), 5.06 (Public Announcements), 8.05 (Expenses), 8.08 (Notices) and 8.09 (Governing Law) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve Parent or the Company from liability for any breach of this Agreement.

                                 ARTICLE EIGHT

                           MISCELLANEOUS PROVISIONS

  Section 8.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement shall survive the Closing, except for those representations, warranties, covenants and agreements contained in Sections 2.08, 4.12, 5.03(c), 5.11, 5.18 and 5.19 and Article 8 of this Agreement.

  Section 8.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed on behalf of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein except that after the meetings of the shareholders of the Company as contemplated by
Section 5.08 hereof, the Amalgamation Consideration to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Amalgamation shall in no event be altered without the approval of such holders.

  Section 8.03 Waiver of Compliance; Consents. Any failure of Parent or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

  Section 8.04 Severability and Validity. The provisions set forth in this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  Section 8.05 Expenses and Obligations. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of its covenants herein, and the effectuation of the transactions contemplated hereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants; provided, however, that nothing in this Section 8.05 shall negate any obligation of either Parent or the Company to pay the Termination Fee. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement.

  Section 8.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 2.07 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by such Persons) and Sections 4.12 and 5.18 (which are intended to be for the benefit of Former Holders and may be enforced by such Former Holders).

  Section 8.07 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all necessary action.

  Section 8.08 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Acquisition, or to the Company after the Effective Time, to:

    ACE Limited
    The ACE Building
    30 Woodbourne Ave.
    Hamilton HM08 Bermuda
    Telephone: (441) 295-5200
    Facsimile: (441) 295-5221

    Attention: Brian Duperreault
  with copies to:

    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, IL 60603
    Telephone: (312) 701-7100
    Facsimile: (312) 701-7711

    Attention: Edward S. Best

    (b) if to the Company prior to the Effective Time, to:

    Tempest Reinsurance Company Limited
    14 Par-La-Ville Road
    Hamilton HM08 Bermuda
    Telephone: (441) 292-2603
    Facsimile: (441) 292-2790

    Attention: Donald Kramer

  with a copy to:

    Morgan, Lewis & Bockius LLP
    101 Park Avenue
    New York, NY 10178
    Telephone: (212) 309-6000
    Facsimile: (212) 309-6273

    Attention: Nancy H. Corbett

  Section 8.09 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to the conflicts of laws rules thereof.

  Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  Section 8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

  Section 8.12 Entire Agreement; Assignment. This Agreement, including the Disclosure Letter and exhibits attached hereto and the Confidentiality Letter, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (including the letter agreement, dated February 1, 1996, between Parent and the Company) between the parties with respect to such subject matter. This Agreement shall not be assigned by operation of law or otherwise, except with the prior written consent of each other party hereto. This Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder, except as provided in Section 8.06 of this Agreement.

  In Witness Whereof, each of the parties hereto has caused this Agreement to be signed and sealed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          ACE LIMITED

                                                     Brian Duperreault
                                          By___________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                                          [SEAL]

                                          TRCL Acquisition Limited

                                                     Brian Duperreault
                                          By___________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                  Christopher Z. Marshall
                                          By___________________________________
                                                  Christopher Z. Marshall
                                            Executive Vice President and Chief
                                                     Financial Officer

                                                                          [SEAL]

                                          Tempest Reinsurance Company Limited

                                                       Donald Kramer
                                          By___________________________________
                                                       Donald Kramer
                                                        Co-Chairman

                                                     Charles G. Collis
                                          By___________________________________
                                                     Charles G. Collis
                                               Alternate Director/ Assistant
                                                         Secretary

                                                                          [SEAL]

                                                                        ANNEX B


                 [Letterhead of Donaldson, Lufkin & Jenrette]


                                                                   May 22, 1996

The Board of Directors
ACE Limited
The ACE Building
30 Woodbourne Avenue
Hamilton HM 08, Bermuda

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to ACE Limited ("ACE" or the "Company") and its shareholders of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Amalgamation dated March 14, 1996, among the Company, TRCL Acquisition Limited and Tempest Reinsurance Company Limited ("Tempest") (the "Agreement").

  Pursuant to the Agreement, each Tempest common share ("Tempest Share") will be converted into that number of ACE ordinary shares, par value $0.125 per share ("ACE Ordinary Shares"), obtained by dividing (i) the quotient of (x) 120% of Tempest's Net Assets (as defined in the Agreement) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Tempest Shares outstanding immediately prior to the effective time (the "Exchange Ratio"). The value of the ACE Ordinary Shares, for the purposes of calculating the Exchange Ratio, will be equal to the average closing price of the ACE Ordinary Shares on the New York Stock Exchange ("NYSE") for the ten NYSE trading days immediately preceding the third NYSE trading day prior to the date upon which ACE's shareholders meet to vote on the transaction (the "Average Closing Price"). The Exchange Ratio will be adjusted if the Average Closing Price of the ACE Ordinary Shares is between $33.00 and $45.00, such that the total value received for each Tempest Share remains constant. If the Average Closing Price is greater than $45.00, the Exchange Ratio is fixed such that the number of ACE Ordinary Shares to be received for each Tempest Share would be determined as if the Average Closing Price were $45.00 with the result that the total value received for each Tempest Share would increase. If the Average Closing Price is less than $33.00, the Exchange Ratio is fixed such that the number of ACE Ordinary Shares to be received for each Tempest Share would be determined as if the Average Closing Price were $33.00 with the result that the total value received for each Tempest Share would decrease. Prior to closing, Tempest will declare a dividend, or otherwise distribute, to its shareholders an amount equal to such portion of the Net Assets as exceeds $500 million. Included in this distribution will be cash amounts paid to General Reinsurance Corporation ("General Re") necessary to acquire 100% of its interest in Tempest and to buy out General Re's underwriting services contract with Tempest. Based on $500 million of Net Assets, the Exchange Ratio would result in the issuance of approximately 13.3 million ACE Ordinary Shares, assuming an Average Closing Price of $45.00. The terms of the transaction are more fully set forth in the Agreement.

  The Agreement may be terminated by either ACE or Tempest if the Average Closing Price is greater than $49.00 or less than $31.00 per share. In addition all outstanding unexercised Tempest options will be canceled and options to acquire ordinary shares of ACE will be granted in lieu thereof. The total cost to ACE of issuing these options will depend upon the Average Closing Price.

  In arriving at our opinion we have reviewed the Agreement. We also have reviewed financial and other information that was available or furnished to us by ACE and Tempest including information provided during discussions with their respective managements. Financial projections for Tempest for the fiscal years ended

November 30, 1996 and 1997 were developed by us based upon discussions with and information provided by the management of Tempest and were reviewed and accepted as reasonable by the management of ACE. In addition, certain financial projections of ACE for fiscal years 1996 through 1997 were developed by us based upon public information and were reviewed and accepted as reasonable by the management of ACE. In addition, we have compared certain financial data of ACE and Tempest with various other comparable companies whose securities are traded in the public markets, reviewed the historical stock price and trading volume of ACE Ordinary Shares, reviewed prices and premiums paid in other comparable business combinations and conducted such other studies, analyses and investigations as we deemed appropriate for purposes of this opinion, including utilizing materials prepared by and discussions held with ACE's outside accounting, legal, underwriting and actuarial consultants.

  In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by ACE and Tempest or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections developed by us and reviewed by the management of ACE, we have assumed that the information provided by the management of ACE and the management of Tempest, in connection therewith, reflect the best currently available estimates and judgments of the management of ACE and Tempest as to the future operating and financial performance of ACE and Tempest. We did not make any independent evaluation of ACE's or Tempest's assets or liabilities nor did we verify any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which ACE Ordinary Shares will actually trade at any time.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ also served as financial advisor to ACE on the Company's acquisition of a 51% interest in Methuen Group Limited, a Lloyd's of London managing agency
(the "Methuen Transaction"). The Methuen Transaction closed on April   , 1996.
DLJ received compensation upon the closing of the Methuen Transaction.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the Company and its shareholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                            /s/ Leandro S. Galban
                                          By: _________________________________
                                            Leandro S. Galban
                                            Managing Director

                                                                        ANNEX C

                                                                   May 22, 1996

Board of Directors
Tempest Reinsurance Company, Ltd
14 Par-La-Ville Road
Hamilton, HM08 Bermuda

Gentlemen:

  ACE Limited ("ACE"), TRCL Acquisition Ltd. ("TRCL Ltd."), a limited liability company and wholly-owned direct subsidiary of ACE, and Tempest Reinsurance Company Limited ("Tempest Re") have entered into an Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Amalgamation Agreement"), pursuant to which TRCL Ltd. is to be amalgamated with Tempest Re (the "Amalgamation") and each common share, $10 par value per share, of Tempest Re outstanding immediately prior to the Effective Time (as defined in the Amalgamation Agreement) is to be exchanged for ordinary shares, par value $0.125 per share, of ACE ("ACE Shares") pursuant to an exchange ratio obtained by dividing (i) the quotient of (x) 120% of the consolidated net assets of Tempest Re at the Effective Time divided by (y) ACE's average closing price on the New York Stock Exchange for the ten trading days preceding the three trading days before the ACE special general meeting of shareholders to consider the transaction, by (ii) the number of Tempest Re shares outstanding at the Effective Time. If the ACE average share price is greater than $45, the number of ACE Shares received by Tempest Re shareholders would remain the same as if such average were $45. Likewise, if such average were less than $33, the number of shares received by Tempest Re shareholders would be the same as if such average were $33. The amalgamation agreement may be terminated by either party if the Average Closing Price is greater than $49 or less than $31. Prior to the Effective Time, Tempest Re shares and options to acquire shares held by General Reinsurance Corporation ("General Re") are to be repurchased by Tempest Re for cash and other contractual arrangements between Tempest Re and General Re are to be terminated. Tempest Re is to declare and pay to its remaining shareholders a dividend that will reduce its consolidated net worth to $500 million at the Effective Time.

  You have asked us whether, in our opinion, the proposed consideration to be received in the form of ACE Shares by Tempest Re shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Re shareholders. We have not been requested to opine as to, and our opinion does not in any manner address, Tempest Re's underlying business decision to proceed with or effect the amalgamation with ACE or to enter into the other transactions contemplated by the Amalgamation Agreement; we understand that you have made the decision to adopt a strategy of diversification through the Amalgamation rather than pursuing other strategies such as an initial public offering of Tempest Re shares. In addition, our opinion does not address the values which may be achieved in an initial public offering, which may be higher or lower in value, depending on market conditions, offering size and other considerations at that time.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Amalgamation Agreement;

  (2) Reviewed Tempest Re Annual Reports and related GAAP financial information for the three fiscal years ended November 30, 1995 and the unaudited statements for the quarter ended February 29, 1996;

  (3) Reviewed ACE's Annual Reports and related GAAP financial information for the three fiscal years ended September 30, 1995 and the unaudited statements for the six months ended March 31, 1996;

  (4) Conducted discussions with members of senior management of Tempest Re concerning the business and prospects of Tempest Re;

  (5) Conducted discussions with members of senior management of ACE concerning the business and prospects of ACE;

  (6) Reviewed the historical market prices and trading activity for the ACE Shares;

  (7) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Tempest Re and ACE, furnished to us by Tempest Re and ACE;

  (8) Compared the proposed financial terms of the transaction contemplated by the Amalgamation Agreement with the financial terms of certain mergers and acquisitions which we determined to be relevant;

  (9) Compared the results of operations of Tempest Re with those of certain companies which we deemed to be reasonably similar to Tempest Re;

  (10) Compared the results of operations of ACE with those of companies which are deemed to be reasonably similar to ACE; and

  (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Tempest Re and ACE and we have not independently verified such information or made an independent valuation or appraisal of the assets or liabilities of Tempest Re or ACE. In particular, we have relied upon the representation by ACE's management and actuaries that its reserves for breast implant related claims are adequate and we have not independently verified nor valued the accuracy of such reserves. We have further relied upon the assurances of the management of Tempest Re and ACE that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts furnished by Tempest Re and ACE, we have assumed with your consent that they have been reasonably prepared and reflect the best currently available estimates and judgment of Tempest Re's or ACE's managements as to the expected future financial performance of Tempest Re, ACE or their combined operations, as the case may be. Our opinion is necessarily based upon market, economic and other conditions, as they exist on the date hereof. In connection with the preparation of this opinion, we have not been authorized by Tempest Re to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Tempest Re.

  We have, in the past, provided financial advisory and financing services to Tempest Re and have received fees for rendering such services. In 1993 we served as Lead Placement Agent in the establishment of Tempest Re, raising $535 million in a private placement. We are acting as financial advisor in connection with the Amalgamation and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Amalgamation.

  The opinion is directed to the Board of Directors of Tempest Re and does not constitute a recommendation to any shareholders of Tempest Re as to how such shareholders should vote at any shareholder meeting of Tempest Re.

  On the basis of and subject to the foregoing, we are of the opinion that, as the date hereof, the consideration to be received in the form of ACE Shares by Tempest Re shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Re shareholders.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                            /s/ Steven J. Goulart
                                          By___________________________________
                                            Steven J. Goulart
                                            Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 100 of ACE's Articles of Association, Exhibit 3.2 to this Registration Statement, contains provisions with respect to indemnification of ACE's officers and directors. Such provision provides that ACE shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of ACE), but reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, ACE, against any liability or expense actually and reasonably in any other capacity for or on behalf of, ACE, against any liability or expense of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

  The Companies Law (Revised) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to the company.

  Directors and officers of ACE are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of ACE, or any other matter claimed against them by reason of their being directors or officers of ACE. Certain of ACE's directors are provided, by their employer, with indemnification against certain liabilities incurred as directors of ACE.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

      2.1     Agreement and Plan of Amalgamation, dated as of March 14, 1996, by and among ACE Limited, TRCL Acquisition Limited and Tempest Reinsurance
              Company Limited.
      4.1     Memorandum of Association of ACE (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of ACE (No. 33-57206)).
      4.2     Articles of Association of ACE (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of ACE (No. 33-57206)).
      4.3     Specimen certificate representing ACE Ordinary Shares (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 of ACE
              (No. 33-57206)).
      5.1     Opinion of Maples and Calder as to the legality of the ACE Ordinary
              Shares.
      8.1     Opinion of Conyers, Dill & Pearman as to certain Bermuda tax matters.
      8.2     Opinion of Maples and Calder as to certain Cayman Islands tax matters.
      8.3     Opinion of Mayer Brown & Platt as to certain U.S. tax matters.
     11.2     Statement regarding computation of earnings per Tempest Common Share.
     21.1     Subsidiaries of ACE.
     23.1     Consent of Coopers & Lybrand L.L.P.

     23.2     Consent of Price Waterhouse.
     23.3     Consent of Conyers Dill & Pearman (included in Exhibit 8.1).
     23.4     Consent of Maples and Calder (included in Exhibit 5.1).
     23.5     Consent of Mayer, Brown & Platt (included in Exhibit 8.3).
     24.1     Powers of attorney (included on Page II-7).
     99.1     Appointment of CT Corporation System as U.S. agent for service of process.

  (b) FINANCIAL STATEMENT SCHEDULES*

    Schedule III--Tempest Reinsurance Company Limited--Supplementary
               Insurance Information

    Schedule VI--Tempest Reinsurance Company Limited--Analysis of Losses and Loss Expense Development--Period ended November 30

  *All other schedules are omitted because they are not required, are not applicable or the required information has been included in the financial statements.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMILTON, BERMUDA, ON MAY 21, 1996.

                                          Ace Limited

                                                     Brian Duperreault
                                          By __________________________________
                                               Its: Chairman, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints, Brian Duperreault, Walter A. Scott and Christopher Z. Marshall, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
         Brian Duperreault           Chairman, President and          May 21, 1996
____________________________________   Chief Executive Officer;
         Brian Duperreault             Director

      Christopher Z. Marshall        Executive Vice President and     May 21, 1996
____________________________________   Chief Financial Officer
      Christopher Z. Marshall          (Principal Financial and
                                       Accounting Officer)

          Michael G. Atieh           Director                         May 21, 1996
____________________________________
          Michael G. Atieh

         Bruce L. Crockett           Director                         May 21, 1996
____________________________________
         Bruce L. Crockett

                                     Director
____________________________________
        Jeffrey W. Greenberg

        Robert M. Hernandez          Director                         May 21, 1996
____________________________________
        Robert M. Hernandez

          Andrew J. Markey           Director                         May 21, 1996
____________________________________
          Andrew J. Markey


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                                     Director
____________________________________
         Meryl D. Hartzband

           Peter Menikoff            Director                         May 21, 1996
____________________________________
           Peter Menikoff

      Robert J. Newhouse, Jr.        Director                         May 21, 1996
____________________________________
      Robert J. Newhouse, Jr.
          Glen M. Renfrew            Director                         May 21, 1996
____________________________________
          Glen M. Renfrew

            Robert Ripp              Director                         May 21, 1996
____________________________________
            Robert Ripp

          Walter A. Scott            Director                         May 21, 1996
____________________________________
          Walter A. Scott

          Robert W. Staley           Director                         May 21, 1996
____________________________________
          Robert W. Staley

           Gary M. Stuart            Director                         May 21, 1996
____________________________________
           Gary M. Stuart

          Sidney F. Wentz            Director                         May 21, 1996
____________________________________
          Sidney F. Wentz


                           AUTHORIZED REPRESENTATIVE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE UNDERSIGNED AS THE DULY AUTHORIZED REPRESENTATIVE OF ACE LIMITED IN THE UNITED STATES.

                                                     Brian Duperreault
                                          -------------------------------------
                                                    Brian Duperreault

May 21, 1996

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
of Tempest Reinsurance Company
 Limited

  Our audits of the financial statements referred to in our report dated December 22, 1995 except as to Note 1 which is as of March 14, 1996 appearing in this Registration Statement also included an audit of the Financial Statement Schedules contained in this Registration Statement. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

Price Waterhouse
Chartered Accountants

Hamilton, Bermuda
December 22, 1995

                                                                    SCHEDULE III

                      TEMPEST REINSURANCE COMPANY LIMITED

                      SUPPLEMENTARY INSURANCE INFORMATION

                   COLUMN A     COLUMN B    COLUMN C  COLUMN D   COLUMN E    COLUMN F    COLUMN G    COLUMN H     COLUMN I
                 ------------- ----------- ---------- -------- ------------ ----------- ----------- ----------- ------------
                                             FUTURE
                                             POLICY
                                           BENEFITS,
                                            LOSSES,            OTHER POLICY                          BENEFITS,   AMORTIZA-
                                DEFERRED   CLAIMS AND           CLAIMS AND                            CLAIMS,     TION OF
                   SEGMENT-      POLICY       LOSS    UNEARNED   BENEFITS                           LOSSES AND    DEFERRED
                   PROPERTY    ACQUISITION  EXPENSES  PREMIUMS   PAYABLE      PREMIUM   NET INVEST- SETTLEMENT     POLICY
                 AND CASUALATY    COST      (CAPTION  (CAPTION   (CAPTION     REVENUE   MENT INCOME  EXPENSES   ACQUISITIONS
                   INSURANCE   (CAPTION 7)  13-a-1)*  13-a-2)*   13-a-3)    (CAPTION 1) (CAPTION 2) (CAPTION 4)    COSTS
                 ------------- ----------- ---------- -------- ------------ ----------- ----------- ----------- ------------
1995............                 $7,534     $54,130   $60,434       $0       $157,497     $37,777     $49,774     $25,838
1994............                  5,581      15,235    40,821        0         99,510      29,165      18,242      15,492
1993............                     59          52       501        0            104       4,698          52          12
                 COLUMN J  COLUMN K
                 --------- --------
                   OTHER
                 OPERATING PREMIUMS
                 EXPENSES  WRITTEN
                 --------- --------
1995............  $11,401  $177,580
1994............    3,583   139,830
1993............    1,466       605

                                                                    SCHEDULE VI

                      TEMPEST REINSURANCE COMPANY LIMITED
                ANALYSIS OF LOSSES AND LOSS EXPENSE DEVELOPMENT
                           PERIOD ENDED NOVEMBER 30

                                                            1993  1994    1995
                                                            ---- ------- -------
                                                               (IN THOUSANDS)
Unpaid..................................................... $52  $15,235 $54,130
Paid (Cumulative) As Of:
  1 year later............................................. --     7,110     --
  2 years later............................................ --       --      --
Liability Reestimated As Of:
  End of year..............................................  52   15,235  54,130
  1 year later............................................. --    15,218     --
  2 years later............................................ --       --      --
Cumulative redundancy (deficiency)......................... $52  $    17     --

  The analysis of losses and loss expense development shown above presents the subsequent development of the estimated year-end liability for unpaid losses and loss expense since Tempest's inception at the end of each of the fiscal periods in the period from September 1, 1993 (date of incorporation) through November 30, 1995. The top line of the table shows the estimated liability for unpaid losses and loss expenses recorded at the balance sheet date for each of the indicated periods. The liability represents the estimated amount of losses and loss expenses for claims arising from all prior years' policies that were unpaid at the balance sheet date. The upper (paid) portion of the table presents the amounts paid as of subsequent period on those claims for which reserves were carried as of each specified period. The lower portion of the table shows the reestimated amount of the previously recorded liability at the end of each succeeding year.

  Management believes that the losses and loss expenses which have been recorded through November 30, 1995 are adequate to cover the ultimate cost of losses and loss expenses incurred through November 30, 1995 under the terms of Tempest's policies. As such provisions are necessarily based on estimates, the ultimate losses and loss expenses may be significantly greater or less than such amounts.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  2.1    Agreement and Plan of Amalgamation, dated as of March 14, 1996, by and among ACE Limited, TRCL Acquisition Limited and Tempest
         Reinsurance Company Limited.
  5.1    Opinion of Maples and Calder as to the legality of the ACE
         Ordinary Shares.
  8.1    Opinion of Conyers, Dill & Pearman as to certain Bermuda tax matters.
  8.2    Opinion of Maples and Calder as to certain Cayman Islands tax matters.
  8.3    Opinion of Mayer Brown & Platt as to certain U.S. tax matters.
 11.2    Statement regarding computation of earnings per Tempest Common
         Share.
 21.1    Subsidiaries of ACE.
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of Price Waterhouse.
 99.1    Appointment of CT Corporation System as U.S. agent for service of process.